   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                 LINC.NET, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        7385                    36-4318863
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

            6161 BLUE LAGOON DRIVE, SUITE 300, MIAMI, FLORIDA 33126
                                 (305) 266-7670

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ISMAEL PERERA
             PRESIDENT AND CHIEF EXECUTIVE OFFICER, LINC.NET, INC.
            6161 BLUE LAGOON DRIVE, SUITE 300, MIAMI, FLORIDA 33126
                                 (305) 266-7670

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

        CARTER W. EMERSON, P.C.                            JOEL S. KLAPERMAN
              TED H. ZOOK                                 Shearman & Sterling
            Kirkland & Ellis                              599 Lexington Avenue
        200 East Randolph Drive                         New York, New York 10022
        Chicago, Illinois 60601                              (212) 848-4000
             (312) 861-2000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

    TITLE OF EACH CLASS OF SECURITIES          PROPOSED MAXIMUM AGGREGATE                  AMOUNT OF
            TO BE REGISTERED                      OFFERING PRICE(1)(2)                  REGISTRATION FEE
Common Stock, par value $.01 per share...             $75,000,000                           $19,800

(1) Includes shares of Common Stock that the Underwriters have the option to purchase from Linc.net to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED SEPTEMBER 12, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

LINC.NET, INC. IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE
ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $       AND
$       PER SHARE.

                              -------------------

WE INTEND TO FILE AN APPLICATION FOR OUR COMMON STOCK TO BE LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "LN."

                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                              -------------------

                                PRICE $  A SHARE

                              -------------------

                                                                  UNDERWRITING
                                                 PRICE TO         DISCOUNTS AND         PROCEEDS TO
                                                  PUBLIC           COMMISSIONS           LINC.NET
                                                 --------         -------------         -----------
PER SHARE...............................         $                $                     $
TOTAL...................................         $                $                     $

LINC.NET, INC. HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN
ADDITIONAL       SHARES TO COVER OVER-ALLOTMENTS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES OF COMMON STOCK
TO PURCHASERS ON              , 2000.

                              -------------------

MORGAN STANLEY DEAN WITTER                        BANC OF AMERICA SECURITIES LLC

                          FIRST UNION SECURITIES, INC.

             , 2000

                           [description of graphics]

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      4
Risk Factors..........................     10
Cautionary Note Regarding Forward-
  Looking Statements..................     21
Use of Proceeds.......................     22
Dividend Policy.......................     22
Capitalization........................     23
Dilution..............................     24
Selected Historical Financial Data....     25
Unaudited Pro Forma Condensed
  Consolidated Financial Statements...     27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     44
Business..............................     53

                                          PAGE
                                        --------
Management............................     62
Principal Stockholders................     72
Certain Relationships and Related
  Transactions........................     75
Description of Certain Indebtedness...     77
Description of Capital Stock..........     79
Shares Eligible for Future Sale.......     82
Material U.S. Federal Tax Consequences
  to Non-U.S. Holders.................     84
Underwriters..........................     88
Legal Matters.........................     92
Experts...............................     92
Where You Can Find More Information...     93
Index to Financial Statements.........    F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "Linc.net," "we," "us" and "our" refer to Linc.net, Inc. and its subsidiaries, unless the context otherwise requires.
                            ------------------------

    On August 31, 2000, we agreed to acquire all of the outstanding capital stock of InterCon Construction, Inc., or Intercon, for $41.7 million, which amount includes transaction costs incurred by us. We expect to complete the acquisition of Intercon prior to the completion of this offering. Some of the information contained in this prospectus assumes that the acquisition of Intercon will be completed on the terms set forth in the Intercon purchase agreement dated August 31, 2000, as amended on September 11, 2000, by and among Intercon, certain sellers named therein and us, which is attached as an exhibit to the registration statement of which this prospectus is a part. If the acquisition of Intercon is not completed, the shares of common stock offered hereby would represent an ownership interest in Linc.net as it exists on the date of this prospectus and not of Linc.net as combined with Intercon. Therefore, if the acquisition of Intercon is not completed, the information contained in this prospectus assuming the completion of such acquisition would not be relevant. For more information, see "Risk Factors--Risks Relating to Our Company--In the event we are unable to complete the Intercon acquisition, some of the information and financial data contained in this prospectus will not be relevant to you" and "Unaudited Pro Forma Condensed Consolidated Financial Statements."
                            ------------------------

    Immediately prior to this offering, we intend to reclassify all of our outstanding shares of Series A mandatorily redeemable preferred stock and Series B redeemable preferred stock into a single class of common stock. We refer to this process as the "reclassification." The reclassification is described further in the section titled "Description of Capital Stock--The Reclassification." Except as otherwise indicated, the number of shares of our outstanding common stock in this prospectus assumes:

    - no exercise of the underwriters' over-allotment option; and

    - the completion of the reclassification.
                            ------------------------

    UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND RELATED NOTES AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                 LINC.NET, INC.

    Linc.net is a full-service provider of high-quality network infrastructure services, with leading positions in the central office installation, network infrastructure engineering and last mile deployment markets. We engineer, install and maintain electronic, digital subscriber line (DSL) and optical telecommunications equipment in the central offices of major network providers. We also perform engineering, program management and installation of fiber optic and other cabling and related equipment for wireless and wireline telecommunications providers. We offer our full range of services, either bundled or separately, under the Linc.net national brand. We have completed ten acquisitions in order to build a national presence and develop a full range of service offerings, which allows us to market our capabilities and cross-sell our service offerings to national customers. On August 31, 2000, we agreed to acquire all of the oustanding capital stock of Intercon, a network infrastructure service provider operating primarily in the midwestern United States. We will selectively pursue additional acquisitions to bolster our national presence and to augment our service offerings.

    Our diverse customer base includes incumbent local exchange carriers (ILECs), competitive local exchange carriers (CLECs), rural exchange carriers, telecommunications equipment manufacturers, Internet providers, cable television operators, long distance carriers, wireless phone companies, co-location facilities providers and public and private energy companies. Assuming the completion of the Intercon acquisition, at September 6, 2000, Linc.net had approximately 3,700 employees, including over 400 network engineers and over 700 network technicians.

                             OUR MARKET OPPORTUNITY

    We believe the following factors will lead to a continuing increase in demand for our services:

    - DEMAND FOR BANDWIDTH. We believe that, to meet the demands of their customers and to remain competitive, telecommunications, Internet and cable television providers will continue to expand and, in many cases, replace their network infrastructures to deliver greater bandwidth.

    - RAPIDLY CHANGING TECHNOLOGIES. Central offices are made up of equipment using complex networking technology that, like other technologies, continues to evolve rapidly, offering improvements in speed, capacity and other capabilities. Given the current state of network equipment technology and the magnitude of the demand for network traffic and performance, we believe that networking equipment will continue to evolve rapidly and that the life cycle for this equipment will continue to shorten.

    - LARGE INVESTMENTS NECESSARY TO OVERCOME THE LAST MILE BOTTLENECK. As the volume and breadth of information generated by Internet applications and other broadband services continue to increase, network providers need to supply additional bandwidth to end-users in the local access network, or last mile. Given the rising demand for bandwidth and the relatively early stage of upgrades in the last mile, we believe that network providers will continue to make heavy investments in upgrading the capabilities of the local access network.

    - INCREASED DEMAND FOR OUTSOURCED INFRASTRUCTURE SERVICES. Because of an overall skill shortage and the rapidly changing technology and industry landscape, companies have increasingly found it more cost-effective to use outside providers for high-quality engineering, installation and management services, allowing them to focus their internal resources on core business competencies.

                                  OUR SOLUTION

    We provide our customers with high-quality network engineering, installation and maintenance services that, in turn, allow them to deliver their services reliably and cost-effectively. The following are the key elements of the Linc.net solution:

    - END-TO-END OFFERINGS. We provide a full range of network infrastructure service offerings, including engineering, installation and maintenance of central office equipment as well as infrastructure design, deployment and program management. We have the ability to offer customers our services individually or as bundled offerings that we market as Linc.net e-net Solutions(SM).

    - NETWORK INFRASTRUCTURE TECHNOLOGY LEADERSHIP. We offer customers advanced network infrastructure services that use the best available technology and practices to provide proven and reliable solutions. We believe that our technical leadership across different technologies and vendor products allows us to quickly, accurately and cost-effectively address the complex and critical network infrastructure issues that face our customers.

    - NATIONAL PRESENCE. We maintain a national presence through which we offer our full range of services, and we believe that this allows us to more rapidly and efficiently address the needs of our customers as they continue to converge and consolidate.

    - INDUSTRY EXPERTISE. Our chief executive officer, Ismael Perera, has spent his entire professional career in the telecommunications industry and brings to Linc.net over 30 years of industry experience in network design, deployment and maintenance. Each of our business units has a history of successfully delivering high-quality services to their telecommunications, Internet, cable television and energy customers.

                                  OUR STRATEGY

    Our objective is to become the leading national provider of end-to-end network infrastructure services to telecommunications, Internet and cable television providers. Our strategy for achieving this objective is as follows:

    - EXPAND LEADERSHIP POSITION IN KEY MARKETS. We believe that we have a leadership position in three key markets that are particularly important due to the rapidly changing nature of network technology and the need for increased bandwidth delivered to the end user: network infrastructure engineering, central office installation and last mile deployment. We will continue to focus resources on these key markets.

    - ESTABLISH LINC.NET BRAND. We intend to develop a strong national brand under which we will offer end-to-end network infrastructure solutions through our system of regional and national specialty hubs.

    - ATTRACT, RETAIN AND TRAIN HIGHLY SPECIALIZED WORK FORCE. We will continue to devote significant resources and attention to the recruitment and retention of highly skilled employees.

    - LEVERAGE RESOURCES AND KNOWLEDGE ACROSS BUSINESS UNITS. We intend to leverage the substantial experience and resources of our various business units across our organization to ensure cost-effective, efficient and high-quality delivery of services to our customers.

    - SELECTIVELY PURSUE STRATEGIC ACQUISITIONS. We will selectively pursue strategic acquisitions to round out our geographic coverage and to complement our existing service offerings.
                            ------------------------

    Linc.net is a Delaware corporation organized in October 1999. Our principal executive offices are located at 6161 Blue Lagoon Drive, Suite 300, Miami, Florida 33126, and our telephone number is (305) 266-7670.

                                  THE OFFERING

Common stock offered.........................  shares

Common stock to be outstanding after this      shares
  offering...................................

Over-allotment option........................  shares

Use of proceeds..............................  We will receive net proceeds from this offering of approximately $  million. We intend to use 50% of the
                                               net proceeds to repay outstanding indebtedness under
                                               our senior credit facility and the remainder for
                                               general corporate purposes.

Dividend policy..............................  We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the
                                               operation of our business and to fund future growth.

Proposed New York Stock Exchange symbol......  LN

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 6, 2000. Shares of our common stock outstanding after this offering do not include:

    - shares issuable upon the exercise of outstanding options granted under our existing stock option and long-term equity incentive plans, of which were then exercisable;

    - additional shares reserved for future grants, awards or sales under our long-term equity incentive plan; and

    - additional shares reserved for sale under our employee stock purchase plan.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

    Below is a summary of our consolidated financial data for the periods and as of the dates indicated.

    HISTORICAL FINANCIAL DATA. We were formed in October 1999. We acquired M&P Utilities, Inc. and its affiliate Muller & Pribyl Utilities, Inc., which we collectively refer to as M&P, on December 21, 1999. M&P is our corporate predecessor for accounting purposes and, therefore, its historical financial statements are deemed to be our historical financial statements. The following summary historical financial data for our predecessor, M&P, for the period from January 1, 1999 to December 21, 1999 have been derived from M&P's audited financial statements and notes thereto, which are included elsewhere in this prospectus.

    We acquired our first company on October 19, 1999. The historical financial statements for the period from October 19, 1999 to December 31, 1999 relate to Linc.net and the companies it acquired from its inception through December 31, 1999 and have been derived from our audited financial statements and notes thereto, which are included elsewhere in this prospectus.

    Data for the six months ended June 30, 1999 are derived from M&P's accounting records and are unaudited. Data as of and for the six months ended June 30, 2000 were derived from our unaudited consolidated financial statements. The summary historical financial data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been prepared, in the opinion of management, on the same basis as the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for such periods. Results for the six months ended June 30, 2000 are not necessarily indicative of results that may be expected for the entire year.

    PRO FORMA FINANCIAL DATA. We prepared the summary condensed consolidated pro forma financial data to illustrate the estimated effects of the acquisitions, including the proposed Intercon acquisition described under "Unaudited Pro Forma Condensed Consolidated Financial Statements."

    We prepared the summary pro forma, as adjusted balance sheet data to illustrate the estimated effects of the acquisitions and:

    - the reclassification of all of our outstanding stock into a single class of common stock and

    - this offering and our use of the proceeds to repay debt and for general corporate purposes.

    The pro forma statement of operations data for the year ended December 31, 1999 are presented as if these transactions had occurred on January 1, 1999. The pro forma statement of operations data for the six months ended June 30, 1999 are presented as if these transactions had occurred on January 1, 1999 and the pro forma statement of operations data for the six months ended June 30, 2000 are presented as if these transactions had occurred on January 1, 2000. The pro forma balance sheet data is presented as if these transactions, to the extent not included in Linc.net's historical consolidated balance sheet at June 30, 2000, had occurred on June 30, 2000. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions, however, the pro forma or pro forma, as adjusted data do not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such dates or to project results for any future period.

    The following summary consolidated historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements," our financial statements and related notes and other financial information appearing elsewhere in this prospectus.

                                                      HISTORICAL                                         PRO FORMA
                                -------------------------------------------------------   ---------------------------------------
                                 PERIOD FROM     PERIOD FROM
                                 JANUARY 1,      OCTOBER 19,       SIX MONTHS ENDED                          SIX MONTHS ENDED
                                   1999 TO         1999 TO             JUNE 30,            YEAR ENDED            JUNE 30,
                                DECEMBER 21,    DECEMBER 31,    -----------------------   DECEMBER 31,    -----------------------
                                    1999            1999           1999         2000          1999           1999         2000
                                -------------   -------------   -----------   ---------   -------------   ----------   ----------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue...................     $43,916        $  1,760        $16,800     $  67,717    $  421,305     $  188,615   $  272,927
Costs of sales................      32,701           1,581         12,862        55,647       348,986        157,457      223,319
                                   -------        --------        -------     ---------    ----------     ----------   ----------
Gross profit..................      11,215             179          3,938        12,070        72,319         31,158       49,608
Costs and expenses:
General and administrative
  expenses....................       1,781             868            786         6,395        32,499         16,078       16,111
Amortization of goodwill......          --             107             --         2,124        13,464          6,732        6,732
Management fees...............          --             250             --           500           250             --          500
Noncash stock compensation....          --              --             --            --           560            560           --
                                   -------        --------        -------     ---------    ----------     ----------   ----------
Income (loss) from
  operations..................       9,434          (1,046)         3,152         3,051        25,546          7,788       26,265
Other (income) expenses:
Interest (income) expense,
  net.........................         (63)            360            (54)        5,093        24,550         12,275       12,275
Transaction-related
  expenses....................       4,485              --             --            --            --             --           --
Other (income) expense, net...          31             (47)           (10)          (64)         (430)          (133)        (202)
                                   -------        --------        -------     ---------    ----------     ----------   ----------
Income (loss) before income
  taxes and equity in income
  of investee.................       4,981          (1,359)         3,216        (1,978)        1,426         (4,354)      14,192
Equity in income of
  investee....................          --              --             --         1,754            --             --           --
                                   -------        --------        -------     ---------    ----------     ----------   ----------
Income (loss) before income
  taxes.......................       4,981          (1,359)         3,216          (224)        1,426         (4,328)      14,192
Income taxes..................          71            (529)             2          (791)          556         (1,698)       5,534
                                   -------        --------        -------     ---------    ----------     ----------   ----------
Net income (loss).............       4,910            (830)         3,214           567           870         (2,656)       8,658
Preferred stock dividends.....          --            (252)            --        (2,798)      (12,787)        (6,394)      (6,394)
                                   -------        --------        -------     ---------    ----------     ----------   ----------
Net income (loss) to common
  stockholders................     $ 4,910        $ (1,082)       $ 3,214     $  (2,231)   $  (11,917)    $   (9,050)  $    2,264
                                   =======        ========        =======     =========    ==========     ==========   ==========
Net income (loss) per share:
  Basic.......................                    $  (7.51)                   $   (4.02)   $    (8.39)    $    (6.37)  $     1.59
  Diluted.....................                    $  (7.51)            --         (4.02)        (8.39)         (6.37)        1.59
Weighted average common shares
  outstanding:
  Basic.......................                     143,954                      555,663     1,419,619      1,419,619    1,419,619
  Diluted.....................                     143,954                      555,663     1,419,619      1,419,619    1,419,619

OTHER FINANCIAL DATA:
EBITDA........................     $ 6,458        $   (845)       $ 3,699     $   9,093    $   48,139     $   18,825   $   39,355
Depreciation..................       1,540              47            537         2,100         8,699          4,172        6,156
Amortization..................          --             107             --         2,124        13,464          6,732        6,732
Cash provided by (used in):
  Operating activities........       7,251             (42)         2,215       (23,391)
  Investing activities........      (1,251)        (97,103)          (436)     (103,264)
  Financing activities........      (7,305)        100,694         (3,230)      126,341

                                                                       AS OF JUNE 30, 2000
                                                              -------------------------------------
                                                                                      PRO FORMA, AS
                                                               ACTUAL    PRO FORMA      ADJUSTED
                                                              --------   ----------   -------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $ 42,628    $ 61,845
Total assets................................................   256,613     474,274
Long-term debt and capital lease obligations................   131,500     223,557
Stockholders' equity........................................     8,963      14,787

    EBITDA is defined in this prospectus as income (loss) before provision for income taxes, plus depreciation, amortization of goodwill and interest expense, net. EBITDA is presented because we believe it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. Additionally, EBITDA may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

RISKS RELATING TO OUR INDUSTRY AND THE INDUSTRIES WE SERVE

OUR REVENUES DEPEND ON THE FINANCIAL RESOURCES OF OUR CUSTOMERS AND THEIR ABILITY TO OBTAIN THE CAPITAL REQUIRED TO INSTALL, UPGRADE OR REPLACE NETWORK INFRASTRUCTURES.

    A number of factors, including financing conditions for telecommunications, Internet, cable television and energy providers, could adversely affect our current and potential customers and their ability or willingness to fund operations and deploy networks in the future. If customers fail to receive sufficient appropriations or rate increase approvals from regulatory authorities or fail to receive adequate financing from other sources, such customers could reduce the volume of work that they award to us, cancel any work we may have started or delay payments to us, each of which could have a material adverse effect on our operations.

THE TELECOMMUNICATIONS, INTERNET, CABLE TELEVISION AND ENERGY INDUSTRIES ARE SUBJECT TO RAPID TECHNOLOGICAL AND REGULATORY CHANGES THAT COULD REDUCE THE DEMAND FOR OUR SERVICES.

    We derive a substantial portion of our revenue from customers in the telecommunications, Internet and cable television industries. New or developing technologies, including the proliferation of broadband wireless services, could displace the wireline systems used as a transmission medium for voice, video and data. Improvements in existing technology could also allow these providers to significantly improve their networks without using a network infrastructure service provider. In addition, the telecommunications, Internet and cable television industries have been characterized by a significant number of mergers and other consolidations that may result in the loss of, or reduced purchases by, one or more of our customers, which may cause our revenue or income to decline. We also derive a substantial portion of our revenue from customers in the energy industry. The energy industry is also entering into a phase of deregulation and consolidation similar to the telecommunications, Internet and cable television industries, which could lead to the same uncertainties. For more information on the effects of industry deregulation and consolidation, see "--Risks Relating to Our Company--Our largest customers have historically accounted for a significant portion of our revenue. Accordingly, our business may be adversely affected by the loss of, or reduced purchases by, one or more of our large customers."

IF THE GROWTH IN THE USE OF THE INTERNET DECLINES, THE DEMAND FOR A PORTION OF OUR SERVICES AND OUR GROWTH MAY ALSO DECLINE.

    Increased demand for bandwidth helps drive growth in our business. Providing households with broadband Internet connections and revamping technology to handle the added traffic generate significant revenue for our company. If growth in Internet usage does not continue, or grows more slowly than expected, our growth may decline and our business may be harmed. Customers and businesses may reject the Internet as a viable business tool going forward for a number of reasons, including:

    - delays in the development of Internet enabling technologies and performance improvements,

    - delays in the development of security and authentication technology necessary to effect secure transmission of confidential information,

    - changes in, or insufficient availability of, telecommunications services to support the Internet,

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    - increasing interruptions in Internet service as result of outages, cyber-vandalism and other delays occurring throughout the Internet network infrastructure,

    - failure of companies to meet their customers' expectations in delivering goods and services over the Internet and

    - increasing governmental regulation.

IF THE TREND TOWARD OUTSOURCING TELECOMMUNICATIONS NETWORK INFRASTRUCTURE SERVICES DOES NOT CONTINUE, OUR REVENUES MAY BE NEGATIVELY IMPACTED.

    Our growth strategy largely depends on the continued trend by our customers to outsource their network infrastructure needs. If these companies elect to perform more network deployment services themselves, our revenues may decline.

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND POTENTIAL COMPETITORS FACE FEW BARRIERS TO ENTRY. OUR INABILITY TO COMPETE SUCCESSFULLY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    The industry in which we operate is highly competitive, and we compete with other companies in all of the markets in which we operate. We also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services that we provide. In addition, relatively few significant barriers to entry exist in the markets in which we operate, and as a result, any organization that has adequate financial resources and access to technical expertise could also become one of our competitors. Some of these existing and potential competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition and experience than us.

    We believe that the principal competitive factors in our markets include pricing, quality and responsiveness of service, technical expertise, industry experience, geographic diversity, reputation and the ability to deliver results on time. From time to time, some of our smaller competitors are able to win bids on smaller jobs based on price alone due to their low overhead costs. In addition, expertise in new and evolving technologies has become increasingly important.

    We also believe our ability to compete depends on a number of factors beyond our control, including:

    - the prices at which others offer competitive services and

    - the ability of our customers to perform the services themselves.

    We may not be able to compete on these or other bases, and, as a result, our revenues or income may decline. For more information, see
"Business--Competition."

OUR INDUSTRY IS LABOR INTENSIVE, AND IF WE CANNOT ATTRACT AND RETAIN QUALIFIED EMPLOYEES WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY.

    Our industry is labor intensive. Some of our operations have experienced a high rate of employee turnover and could continue to experience high turnover in the future. Labor shortages, the inability to hire or retain qualified employees, or increased labor costs could have a material adverse effect on our ability to implement our growth strategy and efficiently conduct our operations. The low unemployment rate in the United States has made it more difficult for us to find qualified personnel at a low cost in some areas where we operate. As we offer new services and pursue new customers and new markets we will also need to increase our executive and support personnel. We cannot assure you that we will be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support our growth strategy, that we will continue to experience favorable labor relations or that our labor expenses will not increase as a result of a continuing shortage in the supply of skilled personnel.

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OUR OPERATIONS CAN BE HAZARDOUS AT TIMES. AN ACCIDENT, WHETHER CAUSED BY US OR
NOT, COULD DIVERT MANAGEMENT ATTENTION OR SUBJECT US TO LIABILITY FOR DAMAGES.

    Performance of certain aspects of our network infrastructure services requires the use of equipment and exposure to conditions that can be dangerous. An accident could divert management attention, which may adversely affect our results of operations. In addition, we may be subject to claims by employees, third-parties and customers for property damage and personal injuries resulting from the performance of our services. The primary claims we face in our operations are workers' compensation, automobile liability and various general liabilities. For more information about this issue, see "Business--Safety and Insurance."

SOME CUSTOMERS MAY REQUIRE US TO POST A PERFORMANCE BOND. THE INABILITY TO POST SUCH A BOND COULD RESULT IN LOST BUSINESS.

    Contracts in the telecommunications, Internet, cable television and energy industries may require performance bonds or other means of financial assurance to secure contractual performance. If we are unable to obtain performance bonds or letters of credit in sufficient amounts or at acceptable rates, we might be precluded from entering into additional contracts with some of our current customers or bidding on contracts from new customers, which could adversely affect our revenues and net income.

STRIKES, WORK STOPPAGES AND SLOWDOWNS COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

    Some of our subsidiaries currently participate in union contracts established through dates ranging from April 30, 2001 to May 31, 2003 covering approximately 21% of our approximately 3,700 employees after giving effect to the proposed Intercon acquisition. These contracts are typically negotiated on a multi-employer basis. Consequently, we may have little or no control over the terms and conditions of these agreements. We cannot assure you that our relations with the unionized portion of our workforce will remain positive or that it will not initiate a strike, work stoppage or slowdown in the future. In the event of such an action, our business could be negatively affected and we cannot assure you that we would be able to adequately meet the needs of our customers utilizing our non-unionized workforce.

OUR INABILITY TO SECURE ADEQUATE SUPPLIES OF MATERIALS, INCLUDING FIBER OPTIC CABLE, COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our customers furnish us with most of the materials, including fiber optic cable, for our network infrastructure services. We must obtain the rest from third-party vendors. To maintain competitive operations, we must obtain, in a timely manner, sufficient quantities of acceptable materials. From time to time, we or our customers may experience extended lead times or limited supply of required materials because of vendor capacity constraints, particularly with respect to fiber optic cable. This could result in, among other things, delays in completing projects. Our business, financial condition and results of operations could be materially and adversely affected if our ability to obtain sufficient quantities of materials and other supplies in a timely manner were substantially diminished. See also "--We may encounter potential costs or claims resulting from project performance, which could negatively affect our results of operations."

MANY OF OUR CONTRACTS MAY BE CANCELED ON SHORT NOTICE, AND WE MAY BE UNSUCCESSFUL IN REPLACING OUR CONTRACTS AS THEY ARE COMPLETED OR EXPIRE.

    We could experience a material adverse effect on our revenue, net income and liquidity if:

    - our customers cancel a significant number of contracts,

    - we fail to renew a significant number of our existing contracts upon their expiration or

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
    - we complete the required work under a significant number of our non-recurring projects and cannot replace them with similar projects.

    Many of our customers may cancel our long-term contracts with them on short notice, typically 90 to 180 days, even if we are not in default under the contract. As a result, these contracts do not give us the assurances of future revenue that long-term contracts typically provide. Many of our contracts, including our master service agreements, are subject to bid at the expiration of their terms and price is often an important factor in the award of these agreements. We cannot assure you that we will be able to renew our existing contracts upon their expiration. Moreover, our customers have no obligations under our master service agreements to undertake any infrastructure projects or other work with us. If we increase our personnel in anticipation of a project and such project is delayed or does not occur, our operating expenses and results of operations could be adversely affected. In addition, any significant decline in the work our customers assign us under these master service agreements could materially and adversely affect our revenue and net income. We also provide a significant portion of our services on a non-recurring, project-by-project basis, which, if not replaced by other such projects or arrangements, may produce little or no revenue on a consistent basis.

WE MAY ENCOUNTER POTENTIAL COSTS OR CLAIMS RESULTING FROM PROJECT PERFORMANCE, WHICH COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

    Many of our engagements involve projects that are significant to the operations of our customers' businesses. Our failure to meet a customer's expectation in the planning or implementation of a project or the failure of unrelated third-party vendors to meet project completion deadlines could damage our reputation and adversely affect our ability to attract new business or retain existing customers. We periodically undertake projects in which we guarantee performance based upon defined operating specifications or guaranteed delivery dates. Unsatisfactory performance or unanticipated difficulties or delays in completing such projects may result in a direct reduction in payments to us, or payment of damages by us, which could negatively affect our results of operations.

SOME OF OUR REVENUES ARE ACCOUNTED FOR ON A PERCENTAGE OF COMPLETION BASIS, WHICH COULD CAUSE OUR QUARTERLY RESULTS OF OPERATIONS TO FLUCTUATE.

    Some of our revenue is earned from fixed price contracts, which are accounted for on a percentage of completion basis. Under the percentage of completion method, we recognize expenses as they are incurred and we recognize revenue based on a comparison of the costs incurred for each project to our currently estimated total costs to be incurred for the project. Accordingly, the revenue we recognize in a given period depends on the costs we have incurred for individual projects and our current estimate of the total remaining costs to complete the individual projects. Purchase order price and cost estimates are reviewed periodically as the work progresses, and adjustments proportionate to the percentage of completion are reflected in the period in which such estimates are revised. To the extent that these adjustments result in an increase in our estimate of the total costs necessary to complete a project, we may recognize very little or no additional revenue with respect to that project. As a result, our gross margin in such period and future periods may be significantly reduced and in some cases we may recognize a loss on individual projects prior to completion.

OUR INDUSTRY IS SEASONAL AND SUBJECT TO SEVERE WEATHER CONDITIONS, EXPOSING US TO REDUCED REVENUE, PARTICULARLY IN THE FIRST QUARTER OF EACH YEAR. AS A RESULT, OUR QUARTERLY RESULTS MAY FLUCTUATE UNPREDICTABLY.

    We often experience reduced revenue in the first quarter of each year relative to other quarters, in part, because of year-end budgetary spending patterns of some of our customers and adverse weather conditions, as the onset of winter affects our ability to render external network services in many regions. Prolonged extreme climate or weather conditions may cause unpredictable fluctuations in our operating

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results, and as a result we may report results of operations that are different than those expected by the investment community, which could cause our stock price to fluctuate significantly.

WE ARE SUBJECT TO CYCLICAL VARIATIONS IN THE STATE OF THE ECONOMY.

    Our business depends to a large extent on the overall level of investment activities in the U.S. economy, particularly in the telecommunications, Internet and cable television industries. The level of investment in these industries, in turn, is dependent to a large extent on the overall state of the U.S. economy. Cyclical variations in the U.S. economy can have a disproportionate impact on our business, financial condition and results of operations.

OUR RESULTS OF OPERATIONS ARE SUBJECT TO SHORT TERM UNCERTAINTIES. AS A RESULT, OUR QUARTERLY RESULTS MAY FLUCTUATE UNPREDICTABLY.

    Our quarterly results may be materially affected by many factors, including:

    - changes in customer purchasing patterns,

    - variations in the margins of projects performed during any particular quarter,

    - regional economic conditions,

    - aberrant weather conditions and

    - the timing of acquisitions and magnitude of acquisition assimilation costs.

    Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year. We are not always able to predict the effects of these factors, and as a result may report results of operations that are different than those expected by the investment community, which could cause our stock price to fluctuate significantly.

VARIOUS ASPECTS OF OUR WORK ARE SUBJECT TO GOVERNMENT REGULATION. IF WE ARE UNABLE TO MANAGE THE IMPACT OF THAT REGULATION, OUR FINANCIAL PERFORMANCE COULD SUFFER.

    Our operations are subject to various federal, state and local laws and regulations, including:

    - licensing requirements,

    - building and electrical codes,

    - permitting and inspection requirements applicable to construction projects and

    - regulations relating to labor relations, worker safety and environmental protection.

    Any failure by us to comply with applicable rules and regulations could result in substantial fines or revocation of the licenses or permits under which we operate, which could, among other things, limit our ability to operate in certain federal, state or local jurisdictions where we are not in compliance with these rules and regulations.

    In addition, many of our facilities and operations are subject to various laws and regulations governing the handling and discharge of materials into the environment or otherwise relating to environmental protection or occupational health and safety. We cannot assure you that we have been or will be at all times in complete compliance with such requirements. Any failure by us to comply with these regulations could result in substantial civil and criminal penalties. In addition, as a result of past and future operations at our facilities and off-site waste disposal by our operations, we may incur environmental remediation costs and other cleanup expenses. We cannot be certain that indemnification will be available for all potential environmental liabilities relating to any acquired business. For more information about this issue, see "Business--Regulation and Environmental Matters."

RISKS RELATING TO OUR COMPANY

OUR BUSINESS MAY BE ADVERSELY IMPACTED BY OUR SIGNIFICANT LEVERAGE, WHICH REQUIRES THE USE OF A SUBSTANTIAL PORTION OF OUR EXCESS CASH FLOW AND MAY LIMIT OUR ACCESS TO ADDITIONAL CAPITAL.

    After this offering, we will continue to have a significant amount of debt, and we are permitted to incur additional debt, subject to the conditions of our outstanding indebtedness. Our substantial debt could have important consequences to you. For example, it could:

    - increase our vulnerability to adverse economic and industry conditions by limiting our flexibility in reacting to changes in our business and industry,

    - reduce our cash flow to fund working capital, capital expenditures and other general corporate purposes,

    - place us at a competitive disadvantage compared to our competitors that have less leverage and

    - limit our ability to borrow additional funds and increase the cost of funds that we can borrow.

OUR SENIOR CREDIT FACILITY COULD BE ACCELERATED IF WE DEFAULT AND COULD ALSO PREVENT US FROM ENGAGING IN OTHERWISE BENEFICIAL TRANSACTIONS.

    We have a senior credit facility with a syndicate of financial institutions. This agreement contains customary events of default and restrictive covenants, including those with respect to the maintenance of certain financial ratios. If we breach any of these covenants, we will be in default under our senior credit facility. A default could accelerate the repayment of this indebtedness.

    In addition, these covenants may significantly restrict our ability to respond to changing business and economic conditions or to secure additional financing, if needed, and may prevent us from engaging in transactions that might otherwise be considered beneficial to us. These restrictive covenants limit our ability to, among other things:

    - make investments,

    - incur additional indebtedness,

    - pay dividends,

    - make capital expenditures,

    - engage in mergers or other business combinations and

    - engage in transactions which would result in a "change of control" of our company.

    Covenants in our senior credit facility also require us to use 50% of the proceeds we receive in specified debt or equity issuances to repay outstanding principal.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOST MEMBERS OF OUR MANAGEMENT TEAM.

    Our success depends to a significant degree upon the continued contributions of our executive officers and key employees, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. The loss of the services of any of our executive officers or key employees, particularly our president and chief executive officer, Ismael Perera, could prevent us from executing our business strategy. We are the named beneficiary under a key-man life insurance policy for Mr. Perera in the amount of $3.0 million. See "Management--Directors, Executive Officers and Key Employees."

OUR LARGEST CUSTOMERS HAVE HISTORICALLY ACCOUNTED FOR A SIGNIFICANT PORTION OF OUR REVENUES. ACCORDINGLY, OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE LOSS OF, OR REDUCED PURCHASES BY, ONE OR MORE OF OUR LARGE CUSTOMERS.

    During the pro forma six months ended June 30, 2000, sales to Level 3 Communications, Consolidated Edison and Williams Communications accounted for approximately 11%, 8% and 7% of our net revenue, and sales to our top ten customers in the aggregate accounted for approximately 56% of our net revenue. If, for any reason, one of our key customers were to purchase significantly less of our services in the future, and we are not able to sell our services to new customers at comparable or greater levels, it could have a material adverse effect on our business, financial condition and results of operations. As the telecommunications, Internet and cable television industries converge and consolidate because of deregulation and other factors and current and potential customers seek to establish closer relationships with their infrastructure service providers, we expect that our customer concentration will continue at current levels or increase. In addition, the amount and type of work we perform at any given time and the general mix of customers for which we perform work can vary significantly from quarter to quarter, affecting our quarterly results. For more information, see "Business--Customers."

IF WE ARE UNABLE TO EXPAND OUR INFRASTRUCTURE, WE MAY NOT BE SUCCESSFUL IN MANAGING OUR RAPID GROWTH.

    To manage our growth effectively, we may need to continuously enhance our information systems and our operational and financial systems and controls. Our anticipated growth could significantly strain our operational infrastructure and financial resources. Our growth plan may be adversely affected if we are unable to expand and continuously improve our operational infrastructure.

OUR DECENTRALIZED OPERATING STRATEGY COULD RESULT IN INCONSISTENT OPERATING PRACTICES THROUGHOUT OUR ORGANIZATION, WHICH COULD ADVERSELY AFFECT OUR OVERALL PROFITABILITY.

    We intend to operate our business on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth. If we do not implement proper overall business practices and controls, this decentralized operating strategy could result in inconsistent operating and financial practices throughout our organization, and our overall profitability could be adversely affected.

IN THE EVENT WE ARE UNABLE TO COMPLETE THE INTERCON ACQUISITION, SOME OF THE INFORMATION AND FINANCIAL DATA CONTAINED IN THIS PROSPECTUS WILL NOT BE RELEVANT TO YOU.

    On August 31, 2000, we agreed to acquire all of the outstanding capital stock of Intercon. We expect to complete the acquisition of Intercon prior to the completion of this offering. Some of the information contained in this prospectus assumes that the acquisition of Intercon will be completed on the terms set forth in the Intercon purchase agreement. If the acquisition of Intercon is not completed, the shares of common stock offered hereby would represent an ownership interest in Linc.net as it exists on the date of this prospectus and not of Linc.net as combined with Intercon. Therefore, if the acquisition of Intercon is not completed, the information contained in this prospectus that gives effect to such acquisition would not be relevant.

WE MAY HAVE DIFFICULTY IDENTIFYING, FINANCING AND MANAGING ACQUISITIONS, WHICH COULD INHIBIT OUR GROWTH.

    We have grown rapidly by acquiring other companies, and our growth strategy provides for additional selected acquisitions. Increased competition for acquisition candidates may raise prices for these targets and lengthen the time period required to recoup our investment. Our acquisition strategy incorporates the risks inherent in assessing the value, strengths and weaknesses of growth opportunities and evaluating the costs and uncertain returns of expanding our operations.

    We may be unable to continue to identify and acquire appropriate businesses on favorable terms or at all, or obtain financing for acquisitions, including the proposed Intercon acquisition, on favorable terms if at all. In addition, the companies we acquire may not perform as we expect.

    Our acquisitions would also result in one or more of the following:

    - the issuance of additional shares of our capital stock, which could dilute our existing stockholders,

    - an increase in our indebtedness, which could require us to agree to restrictive covenants that might limit our operational and financial flexibility,

    - using our cash, which would reduce the funds we have available for other corporate purposes or

    - increased amortization expense from goodwill and other intangibles, which would decrease our net income.

    Any difficulties we encounter in managing the businesses we acquire or liabilities associated with one of our acquired businesses that we may not have discovered could have a material adverse effect on our operating results or financial condition. The management of acquired businesses involves a number of risks, including:

    - diversion of management's attention,

    - difficulty absorbing acquired businesses, their employees, corporate culture, managerial systems and processes and services,

    - failure to retain key personnel and employee turnover and

    - other unanticipated events or circumstances.

RISKS RELATED TO THIS OFFERING

WE ARE CONTROLLED BY TWO STOCKHOLDERS WHO CAN EFFECTIVELY DICTATE OUR MANAGEMENT AND POLICIES AND WHO COULD PREVENT AN OTHERWISE BENEFICIAL TAKEOVER ATTEMPT.

    Upon the completion of this offering, and assuming the underwriters do not exercise their over-allotment option, affiliates of Banc One Equity Capital,
formerly known as First Chicago Equity Capital, will own approximately   % of
our common stock, and affiliates of Saunders Karp & Megrue, L.P., or SKM, will
own approximately   % of our common stock and be parties to a stockholders
agreement pursuant to which they will coordinate their vote with respect to the election of directors. Accordingly, they will remain in a position to effectively:

    - control the vote of most matters submitted to our stockholders, including any merger, consolidation or sale of all or substantially all of our assets,

    - elect all of the members of our board of directors,

    - prevent or cause a change in our control and

    - decide whether we will issue additional common stock or other securities or declare dividends.

    These stockholders may therefore prevent transactions that might otherwise allow other stockholders to receive a premium for their shares over their current prices. For additional information regarding our stock ownership, see "Principal Stockholders."

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PROVISIONS OF OUR CHARTER DOCUMENTS, DELAWARE LAW AND OUR SENIOR CREDIT FACILITY
COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL.

    Various provisions of our certificate of incorporation and by-laws may inhibit changes in control of Linc.net not approved by our board of directors, which may limit the circumstances in which a premium may be paid for the common stock in proposed transactions or a proxy contest for control of the board may be initiated. These provisions may have a negative impact on the price of our common stock. These provisions include:

    - a classified board of directors,

    - a prohibition on stockholder action through written consents,

    - a requirement that special meetings of stockholders be called only by the board of directors,

    - advance notice requirements for stockholder proposals and nominations,

    - limitations on the ability of stockholders to amend, alter or repeal the by-laws,

    - the authority of the board to issue, without stockholder approval, preferred stock with such terms as the board may determine and

    - the authority of the compensation and organization committee of our board of directors to declare options to purchase our common stock fully vested and exercisable upon a change of control of Linc.net.

    We will also be subject to certain provisions of Delaware law which could have similar effects, including Section 203 of the Delaware General Corporation Law, which could prohibit us from engaging in a business combination with an interested stockholder unless specific conditions are met. For additional information regarding this issue, see "Description of Capital Stock." In addition, our senior credit facility contains customary events of default which include a change of control of Linc.net. These provisions could also discourage potential acquisition proposals and could delay, deter or prevent a change of control that our stockholders may find beneficial.

TRADING IN OUR SHARES COULD BE SUBJECT TO EXTREME PRICE FLUCTUATIONS.

    The market for our shares may be subject to extreme price and volume fluctuations. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. These factors include, but are not limited to:

    - announcements of developments related to our business or our competitors' or customers' businesses,

    - fluctuations in our financial results,

    - general conditions or developments in the telecommunications, Internet, cable television and energy industries,

    - potential sales of our common stock into the marketplace by Linc.net or our stockholders,

    - announcements of technological innovations or new or enhanced services by us or our competitors or customers,

    - a shortfall in revenue, gross margin, earnings or other financial results or changes in research analysts' expectations and

    - the limited number of shares of our common stock traded on a daily basis.

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
    We cannot be certain that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are material, adverse and unrelated to our operating performance.

THE ABSENCE OF A PUBLIC MARKET FOR OUR COMMON STOCK CREATES UNCERTAINTY IN THE MARKET PRICE.

    Prior to this offering, you could not buy or sell our common stock publicly. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors, including:

    - prevailing market conditions,

    - our historical performance,

    - estimates of our business potential and earnings prospects,

    - an assessment of our management and

    - consideration of the above factors in relation to the market value of companies in related businesses.

    The negotiated initial public offering price may not accurately reflect the true market value of Linc.net and the trading price of our common stock may decline below the initial public offering price.

YOU MAY NOT BE ABLE TO RESELL YOUR COMMON STOCK OR MAY HAVE TO SELL IT AT A DISCOUNT, IF AN ACTIVE TRADING MARKET IS NOT DEVELOPED AND MAINTAINED.

    No public market currently exists for our common stock. Although we expect our common stock to be approved for listing on the New York Stock Exchange, a liquid market for the common stock may not develop or be maintained. As a result, you may not be able to sell your shares of common stock or may have to sell them at a discount.

BECAUSE YOU WILL PAY MORE FOR YOUR SHARES THAN OUR EXISTING STOCKHOLDERS, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK WILL BE DILUTED.

    If you purchase our common stock in this offering, you will pay more for your shares than the amount paid by our existing stockholders. As a result, the value of your investment based on the value of our net tangible assets will be less than the amount you pay for your shares of our common stock in this offering. In addition, the total amount of our capital will be less than what it would have been had you and all of the existing stockholders paid the same amount per share of our common stock as you will pay in this offering. The
dilution you will immediately suffer will be $     per share in the net tangible
book value of the common stock from the initial public offering price. You may experience further dilution to the extent that additional shares of our common stock are sold by the underwriters following exercise of their over-allotment option, or if additional shares are issued upon the exercise of stock options. For more information, see "Dilution."

FUTURE SALES BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    Future sales of the shares of common stock held by existing stockholders could have a material adverse effect on the price of the common stock. Upon completion of this offering, we expect that:

    - the       shares of common stock (      shares if the underwriters'
      over-allotment option is exercised in full) sold in this offering will be freely tradeable without restriction under the Securities Act, except any such shares which may be acquired by an "affiliate" of Linc.net and

    - shares of common stock held by our existing stockholders will be eligible for sale in the public market, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act, beginning 180 days or more after the date of this prospectus.

    Beginning 180 days after the completion of this offering, the holders of an
aggregate of approximately       shares of common stock will have certain rights
to require us to register their shares of common stock under the Securities Act at our expense.

    After this offering we also intend to register up to approximately additional shares of our common stock issued or issuable upon the exercise of stock options granted or subject to grant under our stock option and long-term equity incentive plans. See "Shares Eligible for Future Sale."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    We make statements in this prospectus that are forward-looking, including statements regarding our future growth and profitability, our competitive strengths and business strategy and the trends we anticipate in the industries and economies in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to:

    - our ability to complete the proposed Intercon acquisition,

    - our business, financial condition and results of operations,

    - the financial resources of our customers and their ability to obtain capital for network infrastructure outlays,

    - our ability to expand our infrastructure and manage our growth,

    - rapid technological and regulatory changes affecting demand for our services,

    - sustained growth in the use of the Internet,

    - the trend toward outsourcing network infrastructure services,

    - our numerous competitors and the few barriers to entry in the markets in which we operate,

    - our ability to attract and retain qualified employees,

    - strikes, work stoppages and slowdowns by our employees,

    - our ability to obtain adequate quantities of materials,

    - government regulations in connection with our operations,

    - our substantial leverage and restrictions imposed by our senior credit facility,

    - our ability to issue stock-based compensation to our employees without incurring an accounting charge consistent with existing accounting rules,

    - the short-term nature of many of our contracts and

    - our ability to identify, finance and manage acquired businesses.

    If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. These and other risks are detailed in the section entitled "Risk Factors" and elsewhere in this prospectus. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.

                                USE OF PROCEEDS

    We estimate that the net proceeds from our sale of shares of common stock in
this offering will be approximately $     million, assuming an initial public
offering price of $    per share, the midpoint of the range set forth on the
cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds
from this offering will be approximately $    million.

    We are required to use 50% of the proceeds we receive in this offering to pay down our indebtedness under our senior credit facility. The remainder of the proceeds will be used for general corporate purposes, including for working capital and strategic acquisitions. Amounts used to repay indebtedness will be applied ratably to the following term loans outstanding under such facility:

    - Term Loan A, which matures in quarterly installments from March 2001 through 2005, with a current interest rate of 10.12% and approximately $96.3 million outstanding as of September 6, 2000; and

    - Term Loan B, which matures in quarterly installments from June 2000 through March 2007, with a current interest rate of 10.62% and approximately $99.8 million outstanding as of September 6, 2000.

    Covenants in our senior credit facility require us to use 50% of the proceeds we receive in specified debt or equity issuances to repay outstanding principal. For more information about our senior credit facility, see "Description of Certain Indebtedness."

                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not intend to pay cash dividends in the foreseeable future. We are also currently restricted in our ability to declare and pay dividends by the terms of our senior credit facility. We cannot assure you that we will not become subject to further restrictions by the terms of any credit facility or other financial instrument that we elect to enter into from time to time in the future.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents, short-term debt and total capitalization as of June 30, 2000:

    - on an actual basis,

    - on a pro forma basis to reflect the acquisitions, including the proposed Intercon acquisition, described under "Unaudited Pro Forma Condensed Consolidated Financial Statements" and

    - on a pro forma, as adjusted basis to reflect the acquisitions, including the proposed Intercon acquisition, described under "Unaudited Pro Forma Condensed Consolidated Financial Statements," the reclassification of all of our capital stock into a single class of common stock and the sale by
      us of       shares of common stock in this offering, assuming an offering
      price of $    per share, the midpoint of the range set forth on the cover page of this prospectus, and the application of the net proceeds as described under "Use of Proceeds."

    This table should be read in conjunction with "Selected Historical Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements," our financial statements and related notes and other financial information appearing elsewhere in this prospectus.

                                                                     AS OF JUNE 30, 2000
                                                              ----------------------------------
                                                                                     PRO FORMA,
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  3,233   $  5,265     $  5,265
                                                              ========   ========     ========
Short-term debt and capital lease obligations...............    12,764     12,881
                                                              ========   ========     ========
Long-term debt and capital lease obligations................   131,500    223,557
Preferred Stock:
  Preferred Stock, $0.01 par value,       shares authorized;
    no shares issued or outstanding on an actual and as
    adjusted basis..........................................        --         --           --
  Series A Mandatorily Redeemable Preferred Stock, $0.01 par
    value, 125,000 shares authorized; 75,915 shares issued
    and outstanding on an actual basis; 121,434 shares
    issued and outstanding on a pro forma basis; and no
    shares authorized, issued and outstanding on a pro
    forma, as adjusted basis................................    78,807    130,616           --
Stockholders' equity:
  Common Stock, $0.01 par value, 1,500,000 shares authorized
    on an actual and pro forma basis;       shares
    authorized on a pro forma, as adjusted basis;
    907,505 shares issued and outstanding on an actual
    basis; 1,421,162 shares issued and outstanding on a pro
    forma basis; and       shares issued and outstanding on
    a pro forma, as adjusted basis..........................         9         15
  Series B Redeemable Preferred Stock, $0.01 par value,
    25,000 shares authorized; 5,760 shares issued and
    outstanding on an actual and pro forma basis; and no
    shares authorized, issued and outstanding on a pro
    forma, as adjusted basis................................     5,919      5,919           --
  Additional paid-in capital................................     9,066     14,884
  Accumulated deficit.......................................    (3,313)    (3,313)      (3,313)
  Stockholders' loans.......................................      (228)      (228)        (228)
  Excess of purchase price over predecessor basis...........    (2,490)    (2,490)      (2,490)
                                                              --------   --------     --------
      Total stockholders' equity............................     8,963     14,787
                                                              --------   --------     --------
        Total capitalization................................  $219,270   $368,960     $
                                                              ========   ========     ========

    Shares of our common stock outstanding on a pro forma, as adjusted basis after this offering do not include:

    - shares issuable upon the exercise of outstanding options granted under our existing stock option and long-term equity incentive plans, of which were then exercisable,

    - additional shares reserved for future grants, awards or sales under our long-term equity incentive plan, and

    - additional shares reserved for sale under our employee stock purchase plan.

                                    DILUTION

    Our pro forma net tangible book deficit as of June 30, 2000 was
$      million, or $    per share of common stock. "Pro forma net tangible book
deficit" per share is determined by dividing the tangible net capital deficiency of Linc.net, or total assets less intangible assets and total liabilities, by the aggregate number of shares of common stock outstanding, on a pro forma basis to reflect the acquisitions, including the proposed Intercon acquisition, described under "Unaudited Pro Forma Condensed Consolidated Financial Statements" and assuming the reclassification of our capital stock had taken place on June 30, 2000. After giving effect to the sale of the shares of common
stock offered hereby, at an assumed offering price of $    per share, the
midpoint of the range set forth on the cover page of this prospectus, and the receipt and application of the net proceeds, and after deducting estimated underwriting discounts and expenses, pro forma net tangible book value as of
June 30, 2000 would have been approximately $    million, or $    per share.
This represents an immediate increase in pro forma net tangible book value of
$    per share to the existing stockholders and an immediate dilution in pro
forma net tangible book value of $    per share to purchasers of common stock in
this offering at the initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............               $
  Pro forma net tangible book deficit per share at June 30,
    2000....................................................  $
                                                                           ----------
  Increase in pro forma net tangible book value per share
    attributable to new investors...........................
Pro forma net tangible book deficit per share after this
  offering..................................................
                                                              ----------
Dilution per share to new investors.........................               $
                                                                           ==========

    Dilution per share to new investors is determined by subtracting pro forma net tangible book deficit per share after this offering from the initial public offering price per share. If any shares are issued in connection with outstanding options or the underwriters' over-allotment option, you will experience further dilution.

    The following table summarizes, on a pro forma basis, as of June 30, 2000, the number of shares purchased, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by the existing stockholders and the purchasers of common stock in this offering, at an assumed offering
price of $    per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting the estimated offering expenses and underwriting discounts and commissions:

                                                           SHARES                    TOTAL
                                                          PURCHASED              CONSIDERATION          AVERAGE
                                                     -------------------      -------------------        PRICE
                                                      NUMBER    PERCENT        AMOUNT    PERCENT       PER SHARE
                                                     --------   --------      --------   --------      ---------
Existing stockholders..............................                   %        $               %        $
New investors......................................                                                     $
                                                     ------      -----         ------     -----
  Total............................................              100.0%        $          100.0%
                                                     ======      =====         ======     =====

    The number of shares outstanding above excludes an aggregate of       shares
of common stock issuable upon the exercise of outstanding options granted under
our existing stock option plan as of June 30, 2000, of which       were then
exercisable, at an exercise price of $  per share,       additional shares
reserved for future grants, awards or sales under our long-term equity incentive
plan and       additional shares reserved for sale under our employee stock purchase plan.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table shows selected consolidated financial data for the periods and as of the dates indicated.

    We were formed in October 1999. We acquired M&P on December 21, 1999. M&P is our corporate predecessor for accounting purposes and, therefore, its historical financial statements are deemed to be our historical financial statements. The following selected historical financial data for our predecessor, M&P, for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 to December 21, 1999 and as of December 31, 1998 and 1999 have been derived from M&P's audited financial statements and notes thereto, which are included elsewhere in this prospectus. The selected historical financial data for M&P for the years ended December 31, 1995 and 1996 and as of December 31, 1995, 1996 and 1997 are derived from M&P's accounting records and are unaudited. Data for M&P as of and for the six months ended June 30, 1999 are derived from M&P's accounting records and are unaudited.

    We acquired our first company on October 19, 1999. The historical financial statements for the period from October 19, 1999 to December 31, 1999 relate to Linc.net and the companies it acquired from its inception through December 31, 1999 and have been derived from our audited financial statements and notes thereto, which are included elsewhere in this prospectus.

    The selected historical financial data as of and for the six months ended June 30, 2000 were derived from our unaudited condensed consolidated financial statements which, in the opinion of management, have been prepared on the same basis as our audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for such periods. The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes and other financial information appearing elsewhere in this prospectus.

                                                                            PERIOD FROM     PERIOD FROM
                                                                             JANUARY 1,     OCTOBER 19,       SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,              1999 TO         1999 TO             JUNE 30,
                                -----------------------------------------   DECEMBER 21,   DECEMBER 31,    ----------------------
                                  1995       1996       1997       1998         1999           1999           1999         2000
                                --------   --------   --------   --------   ------------   -------------   -----------   --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue...................  $14,420    $17,401    $22,652    $28,900      $43,916        $  1,760        $16,800     $ 67,717
Costs of sales................   12,325     13,860     16,408     22,672       32,701           1,581         12,862       55,647
                                -------    -------    -------    -------      -------        --------        -------     --------
Gross profit..................    2,095      3,541      6,244      6,228       11,215             179          3,938       12,070
Costs and expenses:
General and administrative
  expenses....................    1,136        817      1,343      1,446        1,781             868            786        6,395
Amortization of goodwill......       --         --         --         --           --             107             --        2,124
Management fees...............       --         --         --         --           --             250             --          500
                                -------    -------    -------    -------      -------        --------        -------     --------
Income (loss) from
  operations..................      959      2,724      4,901      4,782        9,434          (1,046)         3,152        3,051
Other (income) expenses:
Interest (income) expense,
  net.........................       33         68         81        (39)         (63)            360            (54)       5,093
Transaction-related
  expenses....................       --         --         --         --        4,485              --             --           --
Other (income) expense, net...        1        (71)      (153)        (1)          31             (47)           (10)         (64)
                                -------    -------    -------    -------      -------        --------        -------     --------
Income (loss) before income
  taxes and equity in income
  of investee.................      925      2,727      4,973      4,822        4,981          (1,359)         3,216       (1,978)
Equity in income of
  investee....................       --         --         --         --           --              --             --        1,754
                                -------    -------    -------    -------      -------        --------        -------     --------
Income (loss) before income
  taxes.......................      925      2,727      4,973      4,822        4,981          (1,359)         3,216         (224)
Income taxes..................        9          7          5         51           71            (529)             2         (791)
                                -------    -------    -------    -------      -------        --------        -------     --------
Net income (loss).............      916      2,720      4,968      4,771        4,910            (830)         3,214          567
Preferred stock dividends.....       --         --         --         --           --            (252)            --       (2,798)
                                -------    -------    -------    -------      -------        --------        -------     --------
Net income (loss) to common
  stockholders................  $   916    $ 2,720    $ 4,968    $ 4,771      $ 4,910        $ (1,082)       $ 3,214     $ (2,231)
                                =======    =======    =======    =======      =======        ========        =======     ========
Net (loss) per share:
  Basic.......................                                                               $  (7.51)                   $  (4.02)
  Diluted.....................                                                                  (7.51)                      (4.02)
Weighted average common shares
  outstanding:
  Basic.......................                                                                143,954                     555,663
  Diluted.....................                                                                143,954                     555,663

BALANCE SHEET DATA (AT PERIOD
  END):
Working capital...............  $ 3,418    $ 3,650    $ 5,239    $ 6,693      $ 4,410        $ 10,192        $ 6,019     $ 42,628
Total assets..................    7,796     10,406     13,062     15,041       21,829         110,476         11,345      256,613
Long-term debt and capital
  lease obligations...........      289         --         --         --          463          53,213             --      131,500
Stockholders' equity..........    7,018      8,357     11,011     13,021       10,663             569         10,007        3,044

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    We prepared the following Unaudited Pro Forma Condensed Consolidated Financial Statements as of and for the year ended December 31, 1999 and as of and for the six months ended June 30, 2000 and 1999 to illustrate:

    - the acquisitions, including the proposed Intercon acquisition, described in Note 1 to the "Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations,"

    - the reclassification of all of our outstanding capital stock into a single class of common stock and

    - the sale of common stock by us in this offering and our use of the proceeds to repay debt.

    The Unaudited Pro Forma Condensed Consolidated Statements of Operations is presented as if these transactions had occurred at the beginning of each period presented, to the extent not included in Linc.net's historical consolidated balance sheet. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if these transactions had occurred on the date presented. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to this offering and the other transactions described above. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to represent what our results of operations or financial position would actually have been if these transactions had in fact occurred on such dates or to project our results of operations or financial position for any future period or date. These statements should be read in connection with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

    The acquisitions, including the proposed Intercon acquisition, described in
Note 1 to the "Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations" will be accounted for using the purchase method of accounting. The total cost of such acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the time each such acquisition was consummated. The excess of purchase cost over the historical basis of the net assets acquired (goodwill) has been allocated in the accompanying "Unaudited Pro Forma Condensed Consolidated Financial Statements" based upon preliminary estimates. These estimates are based upon available information and upon certain assumptions that management believes are reasonable.

    Linc.net intends to finance the proposed Intercon acquisition through a combination of borrowings, and the issuance of Series A mandatorily redeemable preferred stock and common stock. However, there can be no assurance that Linc.net will be able to obtain financing for the acquisition on favorable terms if at all or that the acquisition of Intercon will be completed on the terms set forth in the Intercon purchase agreement.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                                     COMBINED        PRO FORMA                       OFFERING     PRO FORMA,
                                 HISTORICAL(1)(2)   ADJUSTMENTS         PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                 ----------------   -----------         ---------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue....................      $461,039         $(39,734)(3)      $421,305
Costs of sales.................       390,955          (41,969)(3)(4)    348,986
                                     --------         --------          --------
Gross profit...................        70,084            2,235            72,319
Costs and expenses:
General and administrative
  expenses.....................        33,989           (1,490)(4)        32,499
Amortization of goodwill.......           136           13,328 (5)        13,464
Management fees................           250               --               250
Noncash stock compensation.....           560               --               560
                                     --------         --------          --------
Income from operations.........        35,149           (9,603)           25,546
Other (income) expenses:
Interest expense, net..........         3,976           20,574 (6)        24,550
Transaction-related expenses...         7,700           (7,700)(4)            --
Other (income) expense, net....          (430)              --              (430)
                                     --------         --------          --------
Income before income taxes.....        23,903          (22,477)            1,426
Income taxes...................         1,522             (966)(7)           556
                                     --------         --------          --------
Net income.....................        22,381          (21,511)              870
Preferred stock dividends......          (252)         (12,535)(8)       (12,787)
                                     --------         --------          --------
Net income (loss) to common
  stockholders.................      $ 22,129         $(34,046)         $(11,917)
                                     ========         ========          ========
Net (loss) per share:
  Basic........................                                         $  (8.39)
  Diluted......................                                            (8.39)
Weighted average common shares
  outstanding:
  Basic........................                                         1,419,619
  Diluted......................                                         1,419,619

OTHER FINANCIAL DATA:
EBITDA.........................      $ 36,714         $ 11,425          $ 48,139
Depreciation...................         8,699               --             8,699
Amortization...................           136           13,328            13,464

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1999

                                     COMBINED        PRO FORMA                       OFFERING     PRO FORMA,
                                 HISTORICAL(1)(2)   ADJUSTMENTS         PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                 ----------------   -----------         ---------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue....................      $213,722         $(25,107)(3)      $188,615
Costs of sales.................       183,938          (26,481)(3)(4)    157,457
                                     --------         --------          --------
Gross profit...................        29,784            1,374            31,158
Costs and expenses:
General and administrative
  expenses.....................        16,994             (916)(4)        16,078
Amortization of goodwill.......            --            6,732 (5)         6,732
Noncash stock compensation.....           560               --               560
                                     --------         --------          --------
Income from operations.........        12,230           (4,442)            7,788
Other (income) expenses:
Interest expense, net..........         1,295           10,980 (6)        12,275
Other (income) expense, net....          (133)              --              (133)
                                     --------         --------          --------
Income (loss) before income
  taxes........................        11,068          (15,422)           (4,354)
Income taxes...................         1,586           (3,284)(7)        (1,698)
                                     --------         --------          --------
Net income (loss)..............         9,482          (12,138)           (2,656)
Preferred stock dividends......            --           (6,394)(8)        (6,394)
                                     --------         --------          --------
Net income (loss) to common
  stockholders.................      $  9,482         $(18,532)         $ (9,050)
                                     ========         ========          ========

Net (loss) per share:
  Basic........................                                         $  (6.37)
  Diluted......................                                            (6.37)
Weighted average common shares
  outstanding:
  Basic........................                                         1,419,619
  Diluted......................                                         1,419,619

OTHER FINANCIAL DATA:
EBITDA.........................      $ 16,535         $  2,290          $ 18,825
Depreciation...................         4,172               --             4,172
Amortization...................            --            6,732             6,732

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000

                                     COMBINED        PRO FORMA                       OFFERING     PRO FORMA,
                                 HISTORICAL(1)(2)   ADJUSTMENTS         PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                 ----------------   -----------         ---------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenue....................      $350,280         $(77,353)(3)      $272,927

Costs of sales.................       301,174          (77,855)(3)(4)    223,319
                                     --------         --------          --------
Gross profit...................        49,106              502            49,608
Costs and expenses:
General and administrative
  expenses.....................        16,446             (335)(4)        16,111
Amortization of goodwill.......         2,124            4,608 (5)         6,732
Management fees................           500               --               500
                                     --------         --------          --------
Income from operations.........        30,036           (3,771)           26,265
Other (income) expenses:
Interest expense, net..........         6,846            5,429 (6)        12,275
Other (income) expense, net....          (202)              --              (202)
                                     --------         --------          --------
Income before income taxes and
  equity in income of
  investee.....................        23,392           (9,200)           14,192
Equity in income of investee...         1,754           (1,754)(3)            --
                                     --------         --------          --------
Income before income taxes.....        25,146          (10,954)           14,192
Income taxes...................         1,913            3,621 (7)         5,534
                                     --------         --------          --------
Net income.....................        23,233          (14,575)            8,658
Preferred stock dividends......        (2,798)          (3,596)(8)        (6,394)
                                     --------         --------          --------
Net income to common
  stockholders.................      $ 20,435         $(18,171)         $  2,264
                                     ========         ========          ========

Net income per share:
  Basic........................                                         $   1.59
  Diluted......................                                             1.59
Weighted average common shares
  outstanding:
  Basic........................                                         1,419,619
  Diluted......................                                         1,419,619

OTHER FINANCIAL DATA:
EBITDA.........................      $ 40,272         $   (917)         $ 39,355
Depreciation...................         6,156               --             6,156
Amortization...................         2,124            4,608             6,732

                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000

                                 (IN THOUSANDS)

(1) The combined historical data gives pro forma effect to the acquisition of:
    Capital Land Services, Inc. ("CLS"); M&P Utilities, Inc. and its affiliate Muller & Pribyl Utilities, Inc. (collectively, "M&P"); C&B Associates
    II, Ltd. and its affiliate C&B Associates, Ltd. (collectively, "C&B"); North Shore Cable Contractors, Inc. ("NSC"); Telpro Technologies, Inc. ("Telpro"); George M. Construction, Inc. ("George M."); Utility Consultants, Inc. ("UCI"); Communicor Corporation USA, Communications Construction Corporation and Communicor Equipment Company (collectively, "Communicor"); Craig Enterprises, Inc. ("Craig"); Felix Equities, Inc. and its affiliates (collectively, "Felix"); and Intercon Construction, Inc. ("Intercon") and was derived from the related corresponding historical statements of operations. The audited historical statement of operations for each of Linc.net, CLS, M&P, C&B, NSC, Telpro, UCI, Craig, Felix and Intercon are included elsewhere in this prospectus.

    The periods presented in note 2(a) for the year ended December 31, 1999 for each of the companies are as follows:

Linc.net.............................   October 19, 1999 to December 31, 1999
CLS..................................     January 1, 1999 to October 19, 1999
M&P..................................    January 1, 1999 to December 21, 1999
C&B..................................    January 1, 1999 to December 21, 1999
NSC..................................    January 1, 1999 to December 31, 1999
Telpro...............................    January 1, 1999 to December 31, 1999
George M.............................    January 1, 1999 to December 31, 1999
UCI..................................   October 1, 1998 to September 30, 1999
Communicor...........................    November 1, 1998 to October 31, 1999
Craig................................    January 1, 1999 to December 31, 1999
Felix................................   October 1, 1998 to September 30, 1999
Intercon.............................      January 3, 1999 to January 1, 2000

    The periods presented in note 2(b) for the six months ended June 30, 1999 include the results of operations of each of the acquired companies from January 1, 1999 to June 30, 1999. Linc.net was formed on October 19, 1999, and accordingly, no results of operations are presented in the table in note 2(b).

    The results of operations for companies acquired in 1999, including CLS, M&P and C&B, are included in Linc.net's consolidated results of operations for the period from January 1, 2000 to June 30, 2000. The results of operations for each of the companies acquired during the six months ended June 30, 2000 are presented separately for the period from January 1, 2000 to the respective date of acquisition and included in Linc.net's results of operations for the period from such date of acquisition to June 30, 2000. The results of operations for Felix and Telpro, which were not acquired in full by June 30, 2000, are presented separately. On August 31, 2000 we agreed to acquire all of the outstanding capital stock of Intercon. We expect to complete the acquisition of Intercon prior to the completion of this offering. The results of operations of Intercon are also presented separately.

    The periods presented in note 2(c) for the six months ended June 30, 2000 for each of the companies acquired during the six months ended June 30, 2000 are as follows:

           NSC was acquired on January 21, 2000. Accordingly, NSC's results of operations from January 22, 2000 to June 30, 2000 are included in Linc.net's results of operations. The results

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000

                                 (IN THOUSANDS)

           of NSC's operations from January 1, 2000 to January 21, 2000 are presented separately in the table in note 2(c).

           Linc.net acquired a 60.0% economic interest (49% voting control) of Telpro on March 13, 2000 and May 19, 2000. The remaining outstanding stock of Telpro will be acquired by Linc.net subsequent to June 30, 2000, and accordingly; only Linc.net's equity interest in Telpro's earnings have been included in Linc.net's results of operations from March 14, 2000 to June 30, 2000. The results of Telpro's operations for the six months ending June 30, 2000 have been presented separately in the table in note 2(c).

           George M. was acquired on May 2, 2000. Accordingly, George M.'s results from May 3, 2000 to June 30, 2000 are included in Linc.net's results of operations. The results of George M.'s operations from January 1, 2000 to May 2, 2000 are presented separately in the table in note 2(c).

           UCI was acquired on May 8, 2000. Accordingly, UCI's results from May 9, 2000 to June 30, 2000 are included in Linc.net's results of operations. The results of UCI's operations from January 1, 2000 to May 8, 2000 are presented separately in the table in note 2(c).

           Communicor was acquired on May 10, 2000. Accordingly, Communicor's results from May 11, 2000 to June 30, 2000 are included in Linc.net's results of operations. The results of Communicor's operations from January 1, 2000 to May 10, 2000 are presented separately in the table in note 2(c).

           Craig was acquired on June 16, 2000. Accordingly, Craig's results from June 17, 2000 to June 30, 2000 are included in Linc.net's results of operations. The results of Craig's operations from January 1, 2000 to June 16, 2000 are presented separately in the table in note 2(c).

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000
                                 (IN THOUSANDS)

(2)(a) The following table summarizes the historical results for the Year Ended December 31, 1999:

                                   LINC.NET     M&P        CLS        C&B        NSC       TELPRO    GEORGE M.      UCI
                                   --------   --------   --------   --------   --------   --------   ----------   --------
STATEMENT OF OPERATIONS DATA:
  Net revenue....................  $ 1,760    $43,916    $ 7,137    $31,964     $9,835    $73,532     $30,986     $27,955
  Costs of sales.................    1,581     32,701      5,390     23,409      7,571     65,120      26,618      22,701
                                   -------    -------    -------    -------     ------    -------     -------     -------
  Gross profit...................      179     11,215      1,747      8,555      2,264      8,412       4,368       5,254

  Costs and expenses:
  General and administrative
    expenses.....................      868      1,781        954      3,180        599      4,360       2,729       5,067
  Amortization of goodwill.......      107         --         --         --         --         29          --          --
  Management fees................      250         --         --         --         --         --          --          --
  Noncash stock compensation.....       --         --         --         --         --        560          --          --
                                   -------    -------    -------    -------     ------    -------     -------     -------
  Income (loss) from
    operations...................   (1,046)     9,434        793      5,375      1,665      3,463       1,639         187

  Other (income) expenses:
  Interest expense (income),
    net..........................      360        (63)        --        156        137        187          86         224
  Transaction-related expenses...       --      4,485      2,259        956         --         --          --          --
  Other (income) expense, net....      (47)        31        (17)      (110)       (12)      (191)        (79)         --
                                   -------    -------    -------    -------     ------    -------     -------     -------
  Income (loss) before income
    taxes........................   (1,359)     4,981     (1,449)     4,373      1,540      3,467       1,632         (37)
  Income taxes...................     (529)        71         16        145        609      1,365        (515)         --
                                   -------    -------    -------    -------     ------    -------     -------     -------
  Net income (loss)..............     (830)     4,910     (1,465)     4,228        931      2,102       2,147         (37)
  Preferred stock dividends......     (252)        --         --         --         --         --          --          --
                                   -------    -------    -------    -------     ------    -------     -------     -------
  Net income (loss)..............  $(1,082)   $ 4,910    $(1,465)   $ 4,228     $  931    $ 2,102     $ 2,147     $   (37)
                                   =======    =======    =======    =======     ======    =======     =======     =======

                                                                                    COMBINED
                                    COMMUNICOR     CRAIG      FELIX     INTERCON   HISTORICAL
                                   ------------   --------   --------   --------   ----------
STATEMENT OF OPERATIONS DATA:
  Net revenue....................    $35,599      $16,225    $142,973   $39,157     $461,039
  Costs of sales.................     28,765       11,424     133,222    32,453      390,955
                                     -------      -------    --------   -------     --------
  Gross profit...................      6,834        4,801       9,751     6,704       70,084
  Costs and expenses:
  General and administrative
    expenses.....................      3,428          745       7,429     2,849       33,989
  Amortization of goodwill.......         --           --          --        --          136
  Management fees................         --           --          --        --          250
  Noncash stock compensation.....         --           --          --        --          560
                                     -------      -------    --------   -------     --------
  Income (loss) from
    operations...................      3,406        4,056       2,322     3,855       35,149
  Other (income) expenses:
  Interest expense (income),
    net..........................      2,026          253         241       369        3,976
  Transaction-related expenses...         --           --          --        --        7,700
  Other (income) expense, net....         72          (30)         33       (80)        (430)
                                     -------      -------    --------   -------     --------
  Income (loss) before income
    taxes........................      1,308        3,833       2,048     3,566       23,903
  Income taxes...................        458           --         (98)       --        1,522
                                     -------      -------    --------   -------     --------
  Net income (loss)..............        850        3,833       2,146     3,566       22,381
  Preferred stock dividends......         --           --          --        --         (252)
                                     -------      -------    --------   -------     --------
  Net income (loss)..............    $   850      $ 3,833    $  2,146   $ 3,566     $ 22,129
                                     =======      =======    ========   =======     ========

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000
                                 (IN THOUSANDS)

(2)(b) The following table summarizes the historical results for the Six Months Ended June 30, 1999:

                                      M&P        CLS        C&B        NSC       TELPRO    GEORGE M.      UCI       COMMUNICOR
                                    --------   --------   --------   --------   --------   ----------   --------   ------------
STATEMENT OF OPERATIONS DATA:
  Net revenue.....................  $16,800     $4,887    $14,636     $4,866    $39,633     $13,383     $12,426      $18,169
  Costs of sales..................   12,862      3,291      9,514      3,460     35,261      12,466      10,866       14,574
                                    -------     ------    -------     ------    -------     -------     -------      -------
  Gross profit....................    3,938      1,596      5,122      1,406      4,372         917       1,560        3,595

  Costs and expenses:
  General and administrative
    expenses......................      786        587      1,740        274      1,424       1,876       1,965        1,774
  Noncash stock compensation......       --         --         --         --        560          --          --           --
                                    -------     ------    -------     ------    -------     -------     -------      -------
  Income (loss) from operations...    3,152      1,009      3,382      1,132      2,388        (959)       (405)       1,821

  Other (income) expenses:
  Interest (income) expense,
    net...........................      (54)        --        112         51         57          --         106          575
  Other (income) expense, net.....      (10)       (12)        45         --         --         (13)         --           (2)
                                    -------     ------    -------     ------    -------     -------     -------      -------
  Income (loss) before taxes......    3,216      1,021      3,225      1,081      2,331        (946)       (511)       1,248
  Income taxes....................        2         --         --        427      1,012        (245)         --           --
                                    -------     ------    -------     ------    -------     -------     -------      -------
  Net income (loss)...............  $ 3,214     $1,021    $ 3,225     $  654    $ 1,319     $  (701)    $  (511)     $ 1,248
                                    =======     ======    =======     ======    =======     =======     =======      =======

                                                                      COMBINED
                                     CRAIG      FELIX     INTERCON   HISTORICAL
                                    --------   --------   --------   ----------
STATEMENT OF OPERATIONS DATA:
  Net revenue.....................   $7,635    $67,876    $13,411     $213,722
  Costs of sales..................    6,267     63,856     11,521      183,938
                                     ------    -------    -------     --------
  Gross profit....................    1,368      4,020      1,890       29,784
  Costs and expenses:
  General and administrative
    expenses......................      439      4,630      1,499       16,994
  Noncash stock compensation......       --         --         --          560
                                     ------    -------    -------     --------
  Income (loss) from operations...      929       (610)       391       12,230
  Other (income) expenses:
  Interest (income) expense,
    net...........................       67        206        175        1,295
  Other (income) expense, net.....       --        (70)       (71)        (133)
                                     ------    -------    -------     --------
  Income (loss) before taxes......      862       (746)       287       11,068
  Income taxes....................       --        390         --        1,586
                                     ------    -------    -------     --------
  Net income (loss)...............   $  862    $(1,136)   $   287     $  9,482
                                     ======    =======    =======     ========

                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000
                                 (IN THOUSANDS)

(2)(c) The following table summarizes the historical results for the Six Months Ended June 30, 2000:

                                     LINC.NET     NSC       TELPRO    GEORGE M.      UCI      COMMUNICOR     CRAIG      FELIX
                                     --------   --------   --------   ----------   --------   -----------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenue........................  $67,717     $ 209     $103,713    $12,334     $10,237      $14,745      $8,812    $111,823
Costs of sales.....................   55,647        (7)      94,820     10,972       8,458       12,202       7,065      94,943
                                     -------     -----     --------    -------     -------      -------      ------    --------
Gross profit.......................   12,070       216        8,893      1,362       1,779        2,543       1,747      16,880
Costs and expenses:
General and administrative
  expenses.........................    6,395        51        2,116        425         864        1,411         218       3,270
Amortization of goodwill...........    2,124        --           --         --          --           --          --          --
Management fees....................      500        --           --         --          --           --          --          --
                                     -------     -----     --------    -------     -------      -------      ------    --------
Income from operations.............    3,051       165        6,777        937         915        1,132       1,529      13,610
Other (income) expenses:
Interest expense, net..............    5,093         3           90         --          91          960          15         368
Other (income) expense, net........      (64)       --           78        (84)         --           (4)         19         (39)
                                     -------     -----     --------    -------     -------      -------      ------    --------
Income (loss) before income taxes
  and equity in income of
  investee.........................   (1,978)      162        6,609      1,021         824          176       1,495      13,281
Equity in income of investee.......    1,754        --           --         --          --           --          --          --
                                     -------     -----     --------    -------     -------      -------      ------    --------
Income (loss) before income
  taxes............................     (224)      162        6,609      1,021         824          176       1,495      13,281
Income taxes.......................     (791)      (33)         296         --         120           --       1,948         373
                                     -------     -----     --------    -------     -------      -------      ------    --------
Net income (loss)..................      567       195        6,313      1,021         704          176        (453)     12,908
Preferred stock dividends..........   (2,798)       --           --         --          --           --          --          --
                                     -------     -----     --------    -------     -------      -------      ------    --------
Net income (loss) to common
  stockholders.....................  $(2,231)    $ 195     $  6,313    $ 1,021     $   704      $   176      $ (453)   $ 12,908
                                     =======     =====     ========    =======     =======      =======      ======    ========

                                                 COMBINED
                                     INTERCON   HISTORICAL
                                     --------   ----------
STATEMENT OF OPERATIONS DATA:
Net revenue........................  $20,690     $350,280
Costs of sales.....................   17,074      301,174
                                     -------     --------
Gross profit.......................    3,616       49,106
Costs and expenses:
General and administrative
  expenses.........................    1,696       16,446
Amortization of goodwill...........       --        2,124
Management fees....................       --          500
                                     -------     --------
Income from operations.............    1,920       30,036
Other (income) expenses:
Interest expense, net..............      226        6,846
Other (income) expense, net........     (108)        (202)
                                     -------     --------
Income (loss) before income taxes
  and equity in income of
  investee.........................    1,802       23,392
Equity in income of investee.......       --        1,754
                                     -------     --------
Income (loss) before income
  taxes............................    1,802       25,146
Income taxes.......................       --        1,913
                                     -------     --------
Net income (loss)..................    1,802       23,233
Preferred stock dividends..........       --       (2,798)
                                     -------     --------
Net income (loss) to common
  stockholders.....................  $ 1,802     $ 20,435
                                     =======     ========

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000

                                 (IN THOUSANDS)

(3) On or prior to Linc.net's acquisition of the remaining outstanding shares of Telpro, Telpro will divest a product line of its business into a newly formed subsidiary of which Telpro will own a 49.0% interest. Accordingly, the revenue and related costs of goods sold pertaining to this product line have been eliminated from the historical financial data. The amount of revenue and costs of goods sold eliminated for the year ended December 31, 1999 is $41,076 and $39,734, respectively. The amount of revenue and costs of goods sold eliminated in the six months ended June 30, 1999 and 2000 is $26,101 and $25,107, and $80,784 and $77,353, respectively. In addition, adjustments of $1,342 for the year ended December 31, 1999 and $994 and $3,431 for the six months ended June 30, 1999 and 2000, respectively, reflect the estimated revenue to be earned by Linc.net earned under a service agreement between the companies.

(4) Represents costs incurred by the acquired companies in connection with our acquisition of such companies. Adjustments reflect the following:

                                       FOR THE YEAR       FOR THE SIX     FOR THE SIX
                                           ENDED         MONTHS ENDED    MONTHS ENDED
                                     DECEMBER 31, 1999   JUNE 30, 1999   JUNE 30, 2000
                                     -----------------   -------------   -------------
Elimination of a portion of
  management salaries under
  employment agreements (a)........      $ (3,725)          $(2,290)         $(837)
Elimination of certain costs
  directly attributed to the
  transaction (b)..................        (7,700)               --             --
                                         --------           -------          -----
    Total..........................      $(11,425)          $(2,290)         $(837)
                                         ========           =======          =====
        Related to cost of sales...      $ (2,235)          $(1,374)         $(502)
        Related to selling, general
          and administrative.......        (1,490)             (916)          (335)
        Related to other
          expenses.................        (7,700)               --             --
                                         --------           -------          -----
                                         $(11,425)          $(2,290)         $(837)
                                         ========           =======          =====

    ----------------------------

    (a) Adjustment to reflect the elimination of a portion of compensation, benefits and other expenses of owners and managers of the related acquired companies to reflect the compensation expense

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000

                                 (IN THOUSANDS)

       under new employment agreements signed contemporaneously with each such acquisition. Such amounts are summarized as follows:

                                  FOR THE YEAR    FOR THE SIX     FOR THE SIX
                                     ENDED          MONTHS          MONTHS
                                  DECEMBER 31,       ENDED           ENDED
                                      1999       JUNE 30, 1999   JUNE 30, 2000
                                  ------------   -------------   -------------
CLS.............................     $   171        $    53          $  --
M&P.............................         (50)            18             --
C&B.............................        (106)           (53)            --
NSC.............................         127             65             10
Telpro..........................      (1,501)          (170)          (538)
George M........................        (711)          (808)            45
UCI.............................        (296)          (148)          (263)
Communicor......................         133             67             68
Craig...........................        (102)          (159)            50
Felix...........................      (1,149)        (1,034)           (88)
Intercon........................        (241)          (121)          (121)
                                     -------        -------          -----
                                     $(3,725)       $(2,290)         $(837)
                                     =======        =======          =====

    (b) Adjustment to eliminate certain closing costs and bonuses paid contingent upon the related acquisition for CLS, M&P and C&B for the year ended December 31, 1999, which was $(2,259), $(4,485) and
       $(956), respectively.

(5) Adjustment reflects the additional goodwill amortization associated with the acquisitions as if such acquisitions had occurred at the beginning of the period presented. For pro forma purposes, goodwill is being amortized over a period of 20 years.

                                          FOR THE YEAR    FOR THE SIX     FOR THE SIX
                                             ENDED          MONTHS          MONTHS
                                          DECEMBER 31,       ENDED           ENDED
                                              1999       JUNE 30, 1999   JUNE 30, 2000
                                          ------------   -------------   -------------
CLS.....................................     $   602         $  301          $  301
M&P.....................................       1,435            718             718
C&B.....................................       1,126            563             563
NSC.....................................         273            136             136
Telpro..................................       2,415          1,208           1,208
George M................................         601            300             300
UCI.....................................         478            239             239
Communicor..............................         675            337             337
Craig...................................         894            447             447
Felix...................................       3,350          1,675           1,675
Intercon................................       1,615            808             808
                                             -------         ------          ------
Total pro forma goodwill amortization...      13,464          6,732           6,732
Recorded goodwill amortization..........         136             --           2,124
                                             -------         ------          ------
Pro forma adjustment....................     $13,328         $6,732          $4,608
                                             =======         ======          ======

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000

                                 (IN THOUSANDS)

(6) Increase in interest expense to reflect the interest associated with borrowings at Linc.net's current rate of 10 3/8% under Linc.net's credit facilities to finance the acquisitions plus the related amortization of deferred financing fees, as if the credit facilities had been consummated as of the beginning of the period presented, summarized as follows:

                                          FOR THE YEAR    FOR THE SIX     FOR THE SIX
                                             ENDED          MONTHS          MONTHS
                                          DECEMBER 31,       ENDED           ENDED
                                              1999       JUNE 30, 1999   JUNE 30, 2000
                                          ------------   -------------   -------------
Linc.net................................     $ 1,098        $   549         $   549
CLS.....................................         880            440             440
M&P.....................................       2,909          1,454           1,454
C&B.....................................       2,528          1,264           1,264
NSC.....................................         415            207             207
Telpro..................................       2,522          1,261           1,261
George M................................       1,556            778             778
UCI.....................................         757            379             379
Communicor..............................       1,214            607             607
Craig...................................       1,691            846             846
Felix...................................       6,505          3,253           3,253
Intercon................................       2,475          1,237           1,237
                                             -------        -------         -------
Total pro forma interest expense........      24,550         12,275          12,275
Recorded interest expense...............       3,976          1,295           6,846
                                             -------        -------         -------
Pro forma adjustment....................     $20,574        $10,980         $ 5,429
                                             =======        =======         =======

(7) Adjusted to reflect the income tax effect of the pro forma and offering adjustments and the income tax effect of the acquired companies becoming C corporations, as applicable, assuming an estimated effective federal and state tax rate of 39.0%.

(8) Increase in preferred stock dividends to reflect the issuance of $127,195 of Series A mandatorily redeemable preferred stock and Series B redeemable preferred stock, that accumulates dividends at a

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND
                                      2000

                                 (IN THOUSANDS)

    rate of 10% per annum of the liquidation value of $1 per share, issued to finance the acquisitions as of the beginning of the period presented summarized as follows:

                                          FOR THE YEAR    FOR THE SIX     FOR THE SIX
                                             ENDED          MONTHS          MONTHS
                                          DECEMBER 31,       ENDED           ENDED
                                              1999       JUNE 30, 1999   JUNE 30, 2000
                                          ------------   -------------   -------------
CLS.....................................        (871)          (436)           (436)
M&P and C&B.............................      (2,855)        (1,428)         (1,428)
NSC.....................................        (231)          (115)           (115)
Telpro..................................      (1,799)          (899)           (899)
George M................................        (641)          (321)           (321)
UCI.....................................        (905)          (453)           (453)
Communicor..............................        (130)           (65)            (65)
Craig...................................        (735)          (367)           (367)
Felix...................................      (3,012)        (1,506)         (1,506)
Intercon................................      (1,608)          (804)           (804)
                                            --------        -------         -------
Pro forma preferred stock dividends.....     (12,787)        (6,394)         (6,394)
Recorded preferred stock dividends......        (252)            --          (2,798)
                                            --------        -------         -------
Pro forma preferred stock dividend
  adjustment............................    $(12,535)       $(6,394)        $(3,596)
                                            ========        =======         =======

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2000

                                                                 FELIX           INTERCON          TELPRO
                                              COMBINED        ACQUISITION      ACQUISITION      ACQUISITION
                                          HISTORICAL(1)(2)   ADJUSTMENTS(3)   ADJUSTMENTS(4)   ADJUSTMENTS(5)   PRO FORMA
                                          ----------------   --------------   --------------   --------------   ---------
                                                                          (IN THOUSANDS)
ASSETS:
Current assets:
Cash and cash equivalents...............      $  5,265               $--              $--              $--        $5,265
Accounts receivable.....................       118,854                --               --               --       118,854
Costs and estimated earnings in excess
  of billings on uncompleted
  contracts.............................        35,574                --               --               --        35,574
Inventory...............................         2,642                --               --               --         2,642
Prepaids and other assets...............         4,824                --               --               --         4,824
Due from affiliate......................        16,641                --               --          (16,641)           --
                                              --------         ---------        ---------        ---------      --------
Total current assets....................       183,800                --               --          (16,641)      167,159

Fixed assets, net.......................        52,921                --               --               --        52,921
Goodwill, net...........................       119,871            64,104           23,392           38,951       246,318
Investment in affiliate.................        21,195                --               --          (21,195)           --
Deferred financing costs, net...........         5,726                --               --               --         5,726
Income tax receivable...................         1,251                --               --               --         1,251
Other noncurrent assets.................           899                --               --               --           899
                                              --------         ---------        ---------        ---------      --------
    Total assets........................      $385,663           $64,104          $23,392           $1,115      $474,274
                                              ========         =========        =========        =========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Current portion of long-term debt.......      $ 10,625           $(7,225)           $(554)             $--        $2,846
Revolving credit facility...............         9,750                --               --               --         9,750
Accounts payable and accrued expenses...        86,767                --               --               --        86,767
Billings in excess of costs and
  estimated earnings on uncompleted
  contracts.............................         5,666                --               --               --         5,666
Due to affiliate........................        16,641                --               --          (16,641)           --
Current portion of capital lease
  obligations...........................           285                --               --               --           285
                                              --------         ---------        ---------        ---------      --------
Total current liabilities...............       129,734            (7,225)            (554)         (16,641)      105,314

Long-term debt, less current............       143,792            (2,744)(6)       (9,880)(6)        4,919 (6)   222,642
                                                                  62,700 (6)       23,855 (6)
Capital lease obligations, less current
  portion...............................           915                --               --               --           915
Series A mandatorily redeemable
  preferred stock.......................        78,807            30,119 (7)       16,075 (7)        5,615 (7)   130,616
Stockholders' equity:
Common stock............................         9,738              (251)            (412)             702 (7)    14,899
                                                                   3,347 (7)        1,775 (7)
Series B redeemable preferred stock.....         5,919                --               --               --         5,919
Retained earnings.......................        19,476           (21,842)          (7,467)           6,520        (3,313)
Stockholders' loans.....................          (228)               --               --               --          (228)
Excess of purchase price over
  predecessor basis.....................        (2,490)               --               --               --        (2,490)
                                              --------         ---------        ---------        ---------      --------
Total stockholders' equity..............        32,415           (18,746)          (6,104)           7,222        14,787
                                              --------         ---------        ---------        ---------      --------
Total liabilities and stockholders'
  equity................................      $385,663           $64,104          $23,392           $1,115      $474,274
                                              ========         =========        =========        =========      ========


                                           OFFERING     PRO FORMA,
                                          ADJUSTMENTS   AS ADJUSTED
                                          -----------   -----------
                                               (IN THOUSANDS)
ASSETS:
Current assets:
Cash and cash equivalents...............
Accounts receivable.....................
Costs and estimated earnings in excess
  of billings on uncompleted
  contracts.............................
Inventory...............................
Prepaids and other assets...............
Due from affiliate......................
                                            --------     --------
Total current assets....................
Fixed assets, net.......................
Goodwill, net...........................
Investment in affiliate.................
Deferred financing costs, net...........
Income tax receivable...................
Other noncurrent assets.................
                                            --------     --------
    Total assets........................
                                            ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Current portion of long-term debt.......
Revolving credit facility...............
Accounts payable and accrued expenses...
Billings in excess of costs and
  estimated earnings on uncompleted
  contracts.............................
Due to affiliate........................
Current portion of capital lease
  obligations...........................
                                            --------     --------
Total current liabilities...............
Long-term debt, less current............

Capital lease obligations, less current
  portion...............................
Series A mandatorily redeemable
  preferred stock.......................
Stockholders' equity:
Common stock............................

Series B redeemable preferred stock.....
Retained earnings.......................
Stockholders' loans.....................
Excess of purchase price over
  predecessor basis.....................
                                            --------     --------
Total stockholders' equity..............
                                            --------     --------
Total liabilities and stockholders'
  equity................................
                                            ========     ========

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2000

                                 (IN THOUSANDS)

(1) The combined historical data gives pro forma effect to the acquisitions of Felix, Intercon and Telpro as if the transactions were consummated on June 30, 2000. The data was derived from the related corresponding company's historical balance sheet at June 30, 2000. On August 31, 2000, we agreed to acquire all of the outstanding capital stock of Intercon. We expect to complete the acquisition of Intercon prior to the completion of this offering. The financial position of Intercon is presented separately.

(2) The following table summarizes the historical balance sheet at June 30, 2000:

                                                                            COMBINED
                               LINC.NET    FELIX     INTERCON    TELPRO    HISTORICAL
                               --------   --------   --------   --------   ----------
ASSETS
Current assets:
  Cash and cash
    equivalents..............  $  3,233   $ 1,973    $    27    $    32     $  5,265
  Accounts receivable........    38,247    39,625      9,577     31,405      118,854
  Costs and estimated
    earnings in excess of
    billings on uncompleted
    contracts................    18,314    14,285         --      2,975       35,574
  Inventory..................       231        --        582      1,829        2,642
  Prepaids and other
    assets...................     3,305     1,047         71        401        4,824
  Due from affiliate.........    16,641        --         --         --       16,641
                               --------   -------    -------    -------     --------
Total current assets.........    79,971    56,930     10,257     36,642      183,800

Fixed assets, net............    29,758    11,199     10,902      1,062       52,921
Goodwill, net................   119,442        --         --        429      119,871
Investment in affiliate......    21,195        --         --         --       21,195
Deferred financing costs,
  net........................     5,726        --         --         --        5,726
Income tax receivable........        --        --         --      1,251        1,251
Other noncurrent assets......       521       208         95         75          899
                               --------   -------    -------    -------     --------
Total assets.................  $256,613   $68,337    $21,254    $39,459     $385,663
                               ========   =======    =======    =======     ========

                                 JUNE 30, 2000

                                 (IN THOUSANDS)

                                                                            COMBINED
                               LINC.NET    FELIX     INTERCON    TELPRO    HISTORICAL
                               --------   --------   --------   --------   ----------
LIABILITIES AND COMMON
  STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of
    long-term debt...........  $  2,846   $ 7,225    $   554    $    --     $ 10,625
  Revolving credit
    facility.................     9,750        --         --         --        9,750
  Accounts payable and
    accrued expenses.........    23,637    31,153      2,941     29,036       86,767
  Billings in excess of costs
    and estimated earnings on
    uncompleted contracts....       942     4,430         --        294        5,666
  Due to affiliate...........        --        --         --     16,641       16,641
  Current portion of capital
    lease obligations........       168       117         --         --          285
                               --------   -------    -------    -------     --------
Total current liabilities....    37,343    42,925      3,495     45,971      129,734

Long-term debt, less current
  portion....................   131,160     2,744      9,880          8      143,792
Capital lease obligations,
  less current portion.......       340       575         --         --          915
Series A mandatorily
  redeemable preferred
  stock......................    78,807        --         --         --       78,807
Stockholders' equity:
Common stock.................     9,075       251        412         --        9,738
Series B redeemable preferred
  stock......................     5,919        --         --         --        5,919
Retained earnings
  (deficit)..................    (3,313)   21,842      7,467     (6,520)      19,476
Stockholders' loans..........      (228)       --         --         --         (228)
Excess of purchase price over
  predecessor basis..........    (2,490)       --         --         --       (2,490)
                               --------   -------    -------    -------     --------
Total stockholders' equity...     8,963    22,093      7,879     (6,520)      32,415
                               --------   -------    -------    -------     --------
Total liabilities and
  stockholders' equity.......  $256,613   $68,337    $21,254    $39,459     $385,663
                               ========   =======    =======    =======     ========

(3) Reflects the acquisition of Felix which was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated to tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair values, with the excess of purchase price, including direct acquisition costs, over fair value allocated to goodwill. We have not yet determined a final allocation of the purchase price of Felix as current information regarding the fair values of assets acquired is not available and accordingly, the allocation may differ from the amounts ultimately determined. The purchase price of $96.2 million, including direct acquisition costs of $1.9 million, was allocated to working capital of $21.2 million, non-current liabilities, net of $.3 million, fixed assets of $11.2 million and goodwill of $64.1 million. The adjustment also includes the retirement of debt and the elimination of Felix's historical equity.

                                 JUNE 30, 2000

                                 (IN THOUSANDS)

(4) Reflects the proposed acquisition of Intercon which will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price will be allocated to tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair values, with the excess of purchase price, including direct acquisition costs, over fair value allocated to goodwill. We have not yet determined a final allocation of the purchase price of Intercon as current information regarding the fair values of assets acquired is not available and accordingly, the allocation may differ from the amounts ultimately determined. The estimated purchase price of $41.7 million, including estimated direct acquisition costs of $3.0 million, was allocated to working capital of $7.3 million, non-current assets of $.1 million, fixed assets of $10.9 and goodwill of $23.4 million. The adjustment also includes the elimination of retired debt and Intercon's historical equity.

(5) Reflects the acquisition of the remaining outstanding shares of Telpro which was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The purchase price is being allocated to tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair values, with the excess of purchase price, including direct acquisition costs, over fair value allocated to goodwill. We have not yet determined a final allocation of the purchase price of Telpro as current information regarding the fair values of assets acquired is not available and accordingly, the allocation may differ from the amounts ultimately determined. The purchase price of $51.0 million, including estimated direct acquisition costs of $2.6 million was allocated to working capital of approximately $9.2 million, fixed assets of $1.1 million, other assets of $1.3 million and goodwill of $39.4 million. The adjustment also includes the elimination of Telpro's historical equity.

(6) Adjustment reflects the increase in long-term debt associated with borrowings under the senior credit facility.

(7) Adjustment reflects the increase in equity associated with the issuance of 10% cumulative mandatorily redeemable preferred stock and common stock as follows:

                                            FELIX     INTERCON    TELPRO     TOTAL
                                           --------   --------   --------   --------
Preferred stock--Series A................  $30,119    $16,075     $5,615    $51,809
Common stock--par........................        3          2          1          6
Common stock--additional paid in
  capital................................    3,344      1,773        701      5,818
                                           -------    -------     ------    -------
Proceeds from issuance of stock..........  $33,466    $17,850     $6,317    $57,633
                                           =======    =======     ======    =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN FORWARD-LOOKING STATEMENTS. SEE "CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS."

    WE HAVE INCLUDED INFORMATION IN THIS SECTION INCORPORATING THE OPERATIONS OF INTERCON AS A RESULT OF OUR BELIEF THAT THE INTERCON ACQUISITION WILL BE COMPLETED IN ACCORDANCE WITH THE TERMS SET FORTH IN THIS PROSPECTUS. IF THE INTERCON ACQUISITION IS NOT COMPLETED, THE INFORMATION IN THIS PROSPECTUS GIVING EFFECT TO SUCH ACQUISITION WOULD NOT BE RELEVANT TO YOU.

GENERAL

    We are a full-service provider of high-quality network infrastructure services, with leading positions in the central office installation, network infrastructure engineering and last mile deployment markets. We provide our services to telecommunications, Internet and cable television providers, and to a lesser extent, energy companies. We engineer, install and maintain electronic, digital subscriber line (DSL) and optical telecommunications equipment in the central offices of major network providers. We also perform engineering, program management and installation of fiber optic and other cabling and related equipment for wireless and wireline telecommunications providers.

    Our primary types of contracts with our customers include:

    - design and/or installation contracts for specific projects,

    - master service agreements for all design and/or installation and maintenance services within a defined geographic territory and

    - end-to-end agreements for comprehensive design, engineering, installation, procurement and maintenance services.

    The majority of our contracts, whether master service agreements or contracts for specific projects, provide that we will furnish a specified unit of service for a specified unit of price. For example, we contract to install cable for a specified rate per foot. We recognize revenue as the related work is performed. A portion of our work is performed under percentage-of-completion contracts. Under this method, revenue is recognized on a cost-to-cost method based on the percentage of total cost incurred to date in proportion to total estimated cost to complete the contract. Customers are billed with varying frequency--weekly, monthly or upon achievement of certain milestones.

    We perform a significant portion of our services under master service agreements, which typically are exclusive service agreements to provide all of the customer's network requirements up to a specified dollar amount per job within defined geographic areas. These contracts are generally for two to three years in duration but are typically subject to termination at any time upon 90 to 180 days prior notice. These agreements generally contemplate hundreds of individual projects valued at less than $100,000 each. These master service agreements are typically awarded on a competitive bid basis, although customers are sometimes willing to negotiate contract extensions beyond their original terms without opening them up to bid. Master service agreements are invoiced on a unit basis where invoices are submitted as work is completed. We currently have 36 master service agreements across all segments in which we operate.

    Our direct costs include:

    - operations payroll and benefits,

    - equipment and related expenses,

    - subcontractor costs,

    - materials not provided by our customers,

    - insurance and

    - other (e.g., rent, utilities and tools)

    Our customers generally supply materials such as electronic equipment and fiber optic and other cable, although on some end-to-end projects we supply these materials. General and administrative costs include all costs of our management personnel, rent and utilities for our administrative facilities, travel and business development efforts and back office administration such as financial services, insurance administration, professional costs and clerical and administrative overhead.

    Some of our contracts require performance and payment bonds. Some contracts generally include payment provisions under which 5% to 10% is withheld until the contract work has been completed. We typically agree to indemnify our customers against adverse claims and warrant the quality of our services for specified time periods, usually one year.

RESULTS OF OPERATIONS

    PRO FORMA RESULTS OF OPERATIONS

    The following table sets forth financial data on a pro forma basis and such data as a percentage of revenues for the periods indicated. Financial data in this section for the six months ended June 30, 1999 and 2000 and for the year ended December 31, 1999 give pro forma effect to the companies we have acquired since October 1999, as described under the heading "Unaudited Pro Forma Condensed Consolidated Financial Statements," as if these transactions had occurred at the beginning of each period presented. See "Pro Forma Condensed Consolidated Financial Statements."

                                                                         SIX MONTHS ENDED
                                                   YEAR ENDED                JUNE 30,
                                                  DECEMBER 31,    -------------------------------
                                                      1999             1999             2000
                                                 --------------   --------------   --------------
                                                              (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenue..................................  $421.3   100.0%  $188.6   100.0%  $272.9   100.0%
  Costs of sales...............................   349.0    82.8    157.5    83.5    223.3    81.8
                                                 ------   -----   ------   -----   ------   -----
  Gross profit.................................    72.3    17.2     31.1    16.5     49.6    18.2
  General and administrative expenses..........    32.5     7.7     16.1     8.5     16.1     5.9
  Amortization of goodwill.....................    13.5     3.2      6.7     3.6      6.7     2.5
  Management fees..............................      .3      .1       --      --       .5      .2
  Noncash stock compensation...................      .6      .1       .6      .3       --      --
  Interest expense, net........................    24.6     5.8     12.3     6.5     12.3     4.5
  Net income (loss)............................      .9      .2     (2.7)   (1.4)     8.7     3.2

OTHER DATA:
  EBITDA.......................................  $ 48.1    11.4%  $ 18.8    10.0%  $ 39.4    14.4%
  Depreciation.................................     8.7     2.1      4.2     2.2      6.2     2.3
  Amortization.................................    13.5     3.2      6.7     3.6      6.7     2.5

    PRO FORMA SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO PRO FORMA SIX MONTHS ENDED JUNE 30, 1999

    PRO FORMA NET REVENUE. Pro forma net revenue increased $84.3 million or 44.7% from $188.6 million for the six months ended June 30, 1999 to $272.9 million for the six months ended June 30, 2000. The increase in pro forma net revenue was due to an increase in all service offerings with network infrastructure deployment and central office equipment engineering, furnishing and installation, or EF&I, having a higher growth rate than network infrastructure engineering and wireless installation. Network infrastructure deployment services increased
$67.2 million or 42.9% from $156.6 million for the six months ended June 30, 1999 to $223.8 million for the six months ended June 30, 2000. The growth in infrastructure deployment services revenue was primarily due to increased demand for fiber and cable installation. Revenue for our other service offerings increased $17.1 million or 53.4% from $32.0 million for the six months ended June 30, 1999 to $49.1 million for the six months ended June 30, 2000. The growth in these service offerings is primarily the result of increased demand for engineering and central office EF&I.

    PRO FORMA COSTS OF SALES.  Pro forma costs of sales increased
$65.8 million, or 41.8%, from $157.5 million for the six months ended June 30, 1999 to $223.3 million for the six months ended June 30, 2000. The increase in pro forma costs of sales is consistent with the increase in pro forma net revenues and is comprised principally of labor, subcontracted labor and services, equipment and other direct costs of network deployment and central office EF&I. Costs of sales related to infrastructure deployment services increased $54.5 million or 40.9% from $133.1 million for the six months ended June 30, 1999 to $187.6 million for the six months ended June 30, 2000. The growth rate in the costs of sales related to the infrastructure deployment services was primarily due to the increase in sales volume resulting in increases in related costs. Costs of sales for our other service offerings increased $11.3 million or 46.3% from $24.4 million for the six months ended June 30, 1999 to $35.7 million for the six months ended June 30, 2000. The increase in the cost of these service offerings is primarily the result of increased sales volume resulting in increases in labor and related costs.

    PRO FORMA GROSS PROFIT. Pro forma gross profit increased $18.5 million or 59.5% from $31.1 million for the six months ended June 30, 1999 to $49.6 million for the six months ended June 30, 2000. Pro forma gross profit percentage increased from 16.5% for the six months ended June 30, 1999 to 18.2% for the six months ended June 30, 2000. Pro forma gross profit on infrastructure deployment services increased $12.7 million or 54.0% from $23.5 million for the six months ended June 30, 1999 to $36.2 million for the six months ended
June 30, 2000. Gross profit percentage related to infrastructure deployment services on a pro forma basis increased from 15.0% for the six months ended
June 30, 1999 to 16.2% for the six months ended June 30, 2000. The increase in the gross profit percentage was primarily due to sales volume increases. Pro forma gross profit on other service offerings increased $5.8 million or 76.3% from $7.6 million for the six months ended June 30, 1999 to $13.4 million for the six months ended June 30, 2000. Pro forma gross profit percentage for these services increased from 23.8% for the six months ended June 30, 1999 as compared to 27.3% for the six months ended June 30, 2000. The increase in the gross profit percentage is the result of increased central office EF&I revenue.

    PRO FORMA GENERAL AND ADMINISTRATIVE EXPENSES. Pro forma general and administrative expenses were $16.1 million for the six months ended June 30, 1999 and 2000.

    PRO FORMA AMORTIZATION OF GOODWILL. On a pro forma basis, amortization of goodwill was $6.7 million for both the six months ended June 30, 1999 and the six months ended June 30, 2000. Goodwill recognized in connection with our acquisitions is being amortized over a period of 20 years.

    PRO FORMA MANAGEMENT FEES.  Pro forma management fees increased to
$.5 million. In connection with our formation, management service agreements were entered into with our principal stockholders. Under the agreements, we pay annual management fees totaling $1.0 million. For the six months ended June 30, 1999 no management fees were incurred as we had not yet been formed. For the six months ended June 30, 2000, we incurred $.5 million in fees under the agreements, which represented six months of services. As a result of this offering, we have negotiated to terminate these arrangements in exchange for
      shares of common stock and      shares of Series A mandatorily redeemable
preferred stock.

    PRO FORMA NON-CASH STOCK COMPENSATION EXPENSE. Pro forma non-cash stock compensation expense decreased $.6 million in the six months ended June 30, 2000 compared to the same period in 1999. One of our subsidiaries recognized
$.6 million of expense in the six months ended June 30, 1999, which represented the difference between the fair market value of stock issued to employees and the price paid for the stock. No non-cash stock compensation charges were recognized during the six months ended June 30, 2000. In the future, we intend to issue all stock-based compensation to employees at fair market value.

    PRO FORMA INCOME FROM OPERATIONS. Pro forma income from operations increased $18.5 million or 237.2% from $7.8 million for the six months ended June 30, 1999 to $26.3 for the six months ended June 30, 2000. The increase was attributable to the factors stated above.

    PRO FORMA INTEREST EXPENSE, NET. Pro forma interest expense, net was $12.3 million for the six months ended June 30, 1999 and the six months ended June 30, 2000 representing pro forma interest expense on outstanding indebtedness using a pro forma interest rate of 10 3/8%, representing the average interest rate on our outstanding indebtedness as of September 6, 2000.

    PRO FORMA INCOME TAXES. Pro forma income taxes increased $7.2 million, from a $1.7 million benefit for the six months ended June 30, 1999 to a $5.5 million expense for the six months ended June 30, 2000. Pro forma income taxes have been presented at 39.0% of income before income taxes, representing our estimated federal and state effective income tax rate for the six months ended June 30, 1999 and the six months ended June 30, 2000. The increase in income taxes is due to the overall increase in income before income taxes.

    PRO FORMA NET INCOME (LOSS).  Pro forma net income (loss) increased
$11.4 million from $(2.7) million for the six months ended June 30, 1999 to $8.7 million for the six months ended June 30, 2000. The increase in pro forma net income is attributable to the factors stated above.

    PRO FORMA YEAR ENDED DECEMBER 31, 1999

    PRO FORMA NET REVENUE. Pro forma net revenue for the year ended December 31, 1999 were $421.3 million reflecting revenue for the acquired companies as if they had been acquired on January 1, 1999.

    PRO FORMA COSTS OF SALES. Pro forma costs of sales was $349.0 million or 82.8% of pro forma revenue.

    PRO FORMA GROSS PROFIT. The pro forma gross profit for the year ended December 31, 1999 was $72.3 million, or 17.2%, of pro forma revenue.

    PRO FORMA GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses on a pro forma basis were $32.5 million, or 7.7% of pro forma revenue for the year ended December 31, 1999. The pro forma general and administrative expenses include a pro forma adjustment to give effect to a reduction in executive compensation of $1.5 million for the year ended December 31, 1999 as a result of the renegotiation of executive compensation arrangements in connection with the acquisitions.

    PRO FORMA AMORTIZATION OF GOODWILL. Pro forma expenses reflect the amortization of goodwill in the amount of $13.5 million associated with the acquisitions. Goodwill is being amortized over twenty years.

    PRO FORMA MANAGEMENT FEES. Pro forma management fees for the year ended December 31, 1999 were $.3 million. The management fees are in connection with management service agreements entered into with our principal stockholders upon the formation of Linc.net.

    PRO FORMA INTEREST EXPENSE, NET.  Pro forma interest expense, net was
$24.6 million, or 5.8% of net revenue for the year ended December 31, 1999. This amount represents the pro forma interest expense on outstanding indebtedness using a pro forma interest rate of 10 3/8%, representing the average interest rate on our outstanding indebtedness as of September 6, 2000.

    PRO FORMA NON-CASH STOCK COMPENSATION EXPENSE. Pro forma non-cash stock compensation expense was $.6 million for the year ended December 31, 1999. Prior to its acquisition, one of our subsidiaries recognized $.6 million of expense which represented the difference between fair market value of stock

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issued to employees and the price paid for the stock. In the future, we intend on issuing all stock-based compensation at fair market value.

    PRO FORMA INCOME FROM OPERATIONS. Pro forma income from operations for the year ended December 31, 1999 was $25.6 million.

    PRO FORMA INCOME TAXES. Pro forma income tax expense were $.6 million for the year ended December 31, 1999.

    PRO FORMA NET INCOME. Pro forma net income for the year ended December 31, 1999 was $.9 million.

    HISTORICAL RESULTS OF OPERATIONS

    M&P is our corporate predecessor for accounting purposes. As such, our historical results of operations are those of M&P up to December 21, 1999, the date of our acquisition of M&P, and our results of operations subsequent to that date. The discussions related to the period ended December 21, 1999, the years ended December 31, 1998 and 1997 and the six months ended June 30, 1999 are the results of operations of M&P. The six months ended June 30, 2000 reflect our operations which include the results of the acquired companies subsequent to the date of their acquisiton. The companies included in the June 30, 2000 results are Linc.net, M&P, CLS, C&B, George M., NSC, Communicor, Craig, UCI and our equity interest in Telpro.

    Financial information for the period ended December 21, 1999 and for the years ended December 31, 1998 and 1997 was derived from the audited financial statements of M&P. Financial information for the six months ended June 30, 2000 was derived from our unaudited financial statements and the financial information for the six months ended June 30, 1999 was derived from the unaudited financial statements of M&P.

    SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

    As described above, the results of the six months ended June 30, 2000 include the results of each of the companies acquired as of June 30, 2000 and the results of operations for the six months ended June 30, 1999 only include the results of our accounting predecessor, M&P. As such, unless otherwise noted, any variances are due to the additional companies included in the results from the six months ended June 30, 2000.

    NET REVENUE. Net revenue increased $50.9 million from $16.8 million for the six months ended June 30, 1999 to $67.7 million for the six months ended
June 30, 2000.

    COSTS OF SALES. Costs of sales increased $42.7 million from $12.9 million for the six months ended June 30, 1999 to $55.6 million for the six months ended June 30, 2000.

    GROSS PROFIT. Gross profit increased $8.2 million from $3.9 million for the six months ended June 30, 1999 to $12.1 million for the six months ended
June 30, 2000. Gross profit percentage decreased from 23.4% for the six months ended June 30, 1999 to 17.8% for the six months ended June 30, 2000. The decrease is due to higher gross profit percentage that M&P was able to generate due to mild weather conditions allowing for higher sales volume coupled with reduced costs of subcontracted labor from the prior year.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $5.6 million from $.8 million for the six months ended June 30, 1999 to $6.4 million for the six months ended June 30, 2000.

    INTEREST EXPENSE. Interest expense increased $5.1 million. There was no interest expense for the six months ended June 30, 1999 as compared to $5.1 million for the six months ended June 30, 2000. The interest expense was due to indebtedness incurred in connection with the acquisitions.

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    EQUITY IN INCOME OF INVESTEES.  Equity in income of investees increased by
$1.8 million. Equity in income of investees represents our interest in the income of Telpro, our 49% owned subsidiary. Our equity interest in the subsidiary was not purchased until subsequent to June 30, 1999 and as such, no equity in income was recognized for the six months ended June 30, 1999. Upon the acquisition of the remaining equity interest, Telpro will be consolidated into our operating results and, as such, we will no longer recognize our equity interest in its income.

    NET INCOME. Net income decreased $2.6 million from $3.2 million for the six months ended June 30, 1999 to $.6 million for the six months ended June 30, 2000. The decrease was due to the higher gross profit percentages M&P was experiencing in the prior year as discussed above.

    PERIOD ENDED DECEMBER 21, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET REVENUE. Net revenue increased $15.0 million or 51.9% from $28.9 million for the year ended December 31, 1998 to $43.9 for the period ended December 21, 1999. The increase was due primarily to the addition of a significant new customer in the broadband industry, as well as an overall increase in demand for broadband infrastructure services.

    COSTS OF SALES. Costs of sales increased $10.0 million or 44.1% from $22.7 for the year ended December 31, 1998 to $32.7 million for the period ended December 21, 1999. The increase in costs of sales was due to the overall increase in net revenues resulting in increases in related costs. Costs of sales did not increase at the rate of the increase in net revenue due to fixed costs and favorable costs on subcontracted labor.

    GROSS PROFIT. Gross profit increased $5.0 million or 80.6% from $6.2 million for the year ended December 31, 1998 to $11.2 million for the period ended December 21, 1999. Gross profit percentage increased from 21.5% for the year ended December 31, 1998 to 25.5% for the period ended December 21, 1999. The increase is primarily attributed to strong gross profit percentage on the broadband infrastructure revenue increases and higher margins on subcontracted labor.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $.4 million or 28.6% from $1.4 million for the year ended
December 31, 1998 to $1.8 million for the period ended December 21, 1999. The increase in general and administrative expenses was primarily due to the increase in net revenue resulting in increases in related costs.

    TRANSACTION-RELATED COSTS. In connection with the sale of M&P to us on December 21, 1999, M&P incurred $4.5 million in sale related costs during the period ended December 21, 1999. No costs were incurred during the year ended December 31, 1998.

    INCOME TAXES. Income tax expense as a percentage of income before taxes increased from 1.1% for the year ended December 31, 1998 as compared to 1.4% for the period ended December 21, 1999. M&P was a Subchapter S Corporation and as such, its income was "passed through" to its owners rather than being taxed at the corporate level. Income taxes represent state replacement income taxes.

    NET INCOME. Net income increased $.1 million or 2.1% from $4.8 million for the year ended December 31, 1998 to $4.9 million for the period ended
December 21, 1999. The increase in net income is due to the overall increase in gross margins as described above as offset by the one-time expenses incurred for the sale of M&P.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    NET REVENUE. Net revenue increased $6.3 million or 27.9% from $22.6 million for the year ended December 31, 1997 to $28.9 million for the year ended December 31, 1998. The increase was due to increased demand for long haul fiber optic installations.

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    COSTS OF SALES.  Costs of sales increase $6.3 million or 38.4% from
$16.4 million for the year ended December 31, 1997 to $22.7 for the year ended December 31, 1998. The increase in costs of sales was consistent with the increase in net revenue.

    GROSS PROFIT.  Gross profit was $6.2 million for the year ended
December 31, 1997 and $6.2 million for the year ended December 31, 1998. Gross profit percentage decreased from 27.6% for the year ended December 31, 1997 to 21.5% for the year ended December 31, 1998. The decrease was due to a significant fiber optic project completed in 1997 that had unusually high gross margins.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses remained constant, increasing $.1 million from $1.3 million for the year ended December 31, 1997 to $1.4 million for the year ended December 31, 1998. M&P was able to service the additional revenue without adding any corporate infrastructure.

    INCOME TAXES. Income tax expense as a percentage of income before taxes increased from .1% for the year ended December 31, 1997 to 1.1% for the period ended December 31, 1998. M&P was a Subchapter S Corporation and as such, its income was "passed through" to its owners rather than being taxed at the corporate level. Income taxes represent state replacement income taxes.

    NET INCOME. Net income decreased $.2 million from $5.0 million for the year ended December 31, 1997 to $4.8 million for the year ended December 31, 1998 primarily due to the completion a higher margin project in 1997.

SEASONALITY

    We often experience reduced revenue in the first quarter of each year relative to other quarters, in part, because of year-end budgetary spending patterns of some of our customers and adverse weather conditions as the onset of winter affects our ability to render external network services in many regions. Prolonged extreme climate or weather conditions may cause unpredictable fluctuations in our operating results.

BACKLOG

    At June 30, 2000, we had an estimated backlog, including backlog related to Intercon, of approximately $375.0 million. Our backlog consists of the uncompleted portion of services we are to perform under job-specific project contracts over the next twelve months and the estimated amount of work for the next twelve months we expect to provide under our master service agreements. Due to the nature of our contractual commitments under our master service agreements, our customers are not committed to specific volumes of services to be purchased under a contract, but rather we are committed to perform these services if requested by the customer. However, the customer is obligated to obtain these services from us if they are not performed by the customer internally. Many of the master service agreements are multi-year agreements, and we include in our backlog the full amount of services projected to be performed over the next twelve months (unless the contract is terminated earlier) under these contracts based on our historical relationships with our customers and experience in procurements of this nature. Historically, we have not experienced a material variance between the amount of services we expect to perform under our contracts and the amount actually performed for a specified period. There can be no assurance, however, as to any customer's requirements during a particular period or that such estimates at any point in time are accurate.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal liquidity requirements are for working capital, consisting primarily of accounts receivable, costs in excess of billing, accounts payable, capital expenditures, acquisitions and investments and debt service. Since our inception, we have funded our operating activities principally from funds generated from

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operations, and we have funded our investing activities principally from funds provided by equity investments or bank debt.

    References to data for the six months ended June 30, 2000 and for the period from October 19, 1999, which is the date of our inception, to December 31, 1999 relate to our liquidity and capital resources. References for the data for the period from January 1, 1999 to December 21, 1999 relate to the liquidity and capital resources of our accounting predecessor, M&P.

    Cash flows provided by operations were $7.2 million for 1999. Of these cash flows provided by (used in) operations, $7.3 million was for the period from January 1, 1999 to December 21, 1999 and ($.1) million was for the period from October 19, 1999 to December 31, 1999. Cash flows provided by operating activities were primarily due to net income and non cash charges for depreciation and amortization. Cash flows used in operations of $23.4 million for the six months ended June 30, 2000 were primarily attributable to fundings to an affiliate of $16.7 million and increases in costs and estimated earnings in excess of billings on contracts in progress of $13.8 million. The cash flows used in operations were partially offset by $4.4 million in non-cash depreciation and amortization and a $3.6 million increase in accrued expenses.

    Cash flows used in investing activities were $98.4 million for 1999. Of these cash flows used in investing activities, $1.3 million related to the period from January 1, 1999 to December 21, 1999 and $97.1 million related to the period from October 19, 1999 to December 31, 1999. Cash flows used in investing activities were primarily due to $97.1 million for the purchase of our subsidiaries, net of cash acquired, as well as capital expenditures. Cash flows used in investing activities for the six months ended June 30, 2000 were $103.3 million due primarily to the acquisition of subsidiaries, net of cash acquired, and investments in affiliated companies during the six months ended June 30, 2000.

    Cash flows provided by financing activities were $93.4 million for 1999. Cash flows provided by (used in) financing activities were $(7.3) million for the period from January 1, 1999 to December 21, 1999 and $100.7 million for the period from October 19, 1999 to December 31, 1999. The cash flows from financing activities were primarily due to proceeds from the issuance of debt of $58.7 million, as well as proceeds from the issuance of stock of $41.4 million. Cash flows provided by financing activities for the six months ended June 30, 2000 were $126.3 million comprised primarily of proceeds from the issuance of debt of $77.0 million and proceeds from the issuance of stock of $49.1 million.

    We are party to a senior credit facility, which matures on June 16, 2005, with various lending institutions, and PNC Bank, National Association, as Agent, which provides for revolving credit borrowings in a maximum principal amount of $30.0 million, Term Loan A borrowings in a maximum principal amount of $100.0 million and Term Loan B borrowings in a maximum principal amount of $100.0 million. Borrowings under the senior credit facility bear interest, at our option, at PNC's prime rate as announced from time to time, plus a margin, or LIBOR plus a margin. The applicable margin depends on the type of borrowing, revolving or term, and our then-current leverage ratio. Our borrowings under the senior credit facility are secured by substantially all of our assets, including the stock of our subsidiaries.

    The senior credit facility requires us to meet certain financial tests and contains covenants customary for this type of financing. In addition, covenants in our senior credit facility require us to use 50% of the proceeds we receive in specified debt or equity issuances to repay outstanding principal. At September 6, 2000, there was approximately $213.3 million outstanding and approximately $16.7 million of unused borrowing capacity under the senior credit facility. For more information, see "Description of Certain Indebtedness--Senior Credit Facility."

    Our principal sources of funds following the offering are anticipated to be cash on hand (approximately $5.4 million on a pro forma basis as of June 30, 2000), cash flows from operating activities and borrowings under the senior credit facility. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, as well as to provide funds for our working capital, capital expenditures and other needs for at least the next

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twelve months. No assurance can be given, however, that this will be the case.
We may require additional equity or debt financing to meet our working capital requirements or to fund our acquisition activities. There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to us. Linc.net intends to finance the proposed Intercon acquisition through a combination of borrowings, and the issuance of Series A mandatorily redeemable preferred stock and common stock. However, there can be no assurance that Linc.net will be able to obtain financing for the acquisition on favorable terms if at all or that the acquisition of Intercon will be completed on the terms set forth in the Intercon purchase agreement.

MARKET RISK

    Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates. We are exposed to changes in interest rates. All of our debt, including our senior credit facility, is variable rate debt. Interest rate changes therefore generally do not affect the fair market value of such debt but do impact future earnings and cash flows, assuming other factors are held constant. Conversely, for fixed rate debt, interest changes do not impact future cash flow and earnings, but do impact the fair market value of such debt, assuming other factors are held constant. Pro forma as of June 30, 2000, we had variable rate debt of approximately $235.1 million. Holding other variables constant, including levels of indebtedness, a one percentage point increase in interest rates would have had an estimated impact on pre-tax earnings and cash flows for the next year of approximately $2.3 million.

    We currently have a program in place which covers approximately
$29.8 million of our outstanding indebtedness as of June 30, 2000, for purposes of reducing our exposure to interest rate fluctuations. On February 28, 2000, we entered into an interest rate swap agreement with PNC Bank, National Association. The initial notional principal amount of the agreement was $31.0 million, with such amount decreasing on a quarterly basis to approximately $21.9 million on March 1, 2003, when the agreement terminates. This agreement establishes a fixed rate of 10.55% for such debt. Our policy is not to engage in derivative transactions in order to profit on interest rate fluctuations. Instruments and transactions we enter into as a hedge must be effective at reducing the risks of the exposure being hedged.

INFLATION

    The impact of inflation on our business has not been material for the years ended December 31, 1997, 1998 and 1999 or for the six months ended June 30, 1999 and 2000.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," (FAS 133) which will require all derivatives to be recorded on the balance sheet at fair value and changes in the fair value of the derivatives to be recorded in net income or comprehensive income. In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" (FAS 137) that, among other items, defers the date FAS 133 must be adopted to years beginning after June 15, 2000. Early adoption is permitted. We are currently evaluating the impact of adopting FAS 133, as amended. However, we do not expect the adoption of FAS 133 to materially affect our consolidated financial position, liquidity or results of operations.

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                                    BUSINESS

OVERVIEW

    We are a full-service provider of high-quality network infrastructure services, with leading positions in the central office installation, network infrastructure engineering and last mile deployment markets. We provide our services to telecommunications, Internet and cable television providers, and to a lesser extent, energy companies. We engineer, install and maintain electronic, digital subscriber line (DSL) and optical telecommunications equipment in the central offices of major network providers. We also perform engineering, program management and installation of fiber optic and other cabling and related equipment for wireless and wireline telecommunications providers.

    Our objective is to become the leading national provider of end-to-end network infrastructure services to telecommunications, Internet and cable television providers by offering our full range of services, either bundled or separately, under the Linc.net national brand. We have completed ten acquisitions, building a national presence and a full range of service offerings. This allows us to market our capabilities and cross-sell our service offerings to national customers. On August 31, 2000, we agreed to acquire all of the outstanding capital stock of Intercon, a network infrastructure service provider operating primarily in the midwestern United States. We will selectively pursue additional acquisitions to bolster our national presence and to augment our service offerings.

    Our diverse customer base includes incumbent local exchange carriers (ILECs), competitive local exchange carriers (CLECs), rural exchange carriers, telecommunications equipment manufacturers, Internet providers, cable television operators, long distance carriers, wireless communications companies, co-location facilities providers and public and private energy companies. Assuming the completion of the Intercon acquisition, at September 6, 2000, Linc.net had approximately 3,700 employees, including over 400 network engineers and over 700 network technicians.

INDUSTRY BACKGROUND

    We believe the following factors will generate increasing demand for our services:

    DEMAND FOR BANDWIDTH. The continued increase in telecommunications voice and data traffic and the emergence of the Internet as a global medium for communications and commerce have strained existing network capacity and created a significant demand for additional transmission capacity, or bandwidth. Both the number of Internet users and Internet use are expected to continue to rise significantly, as businesses continue to adopt electronic business models. International Data Corporation estimates that the number of worldwide Internet users will reach approximately 327 million by year-end 2000 and surpass
600 million by 2003. In addition, Forrester Research estimates that business-to-business e-commerce in the United States will reach $2.7 trillion per year by 2004, while consumers in the United States will use the Internet to purchase approximately $184 billion of goods and services online annually by 2004. At the same time, as new technologies and applications develop to support the richer, more robust information exchanges that businesses and their consumers seek, they will challenge existing network capabilities, further stressing much of the existing infrastructure. Pioneer Consulting, LLC estimates that Internet bandwidth demand alone in North America will grow at a 122% compound annual growth rate between 1999 and 2004. We believe that, to meet the demands of their customers and to remain competitive, telecommunications, Internet and cable television providers will continue to expand, upgrade and, in many cases, replace their network infrastructures to deliver additional bandwidth.

    RAPIDLY CHANGING TECHNOLOGIES. To meet the demand for increased bandwidth and functionality, telecommunications providers continue to replace or upgrade their network equipment, particularly in the network hubs, or central offices, located throughout their service areas. Central offices are made up of equipment using complex networking technology, and, like other technologies, the speed, capacity and other capabilities of this equipment continue to evolve rapidly. Because technology advances allow

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network providers to deliver more bandwidth and enhanced services in a more reliable and cost-effective manner, they frequently replace existing equipment with newer, more sophisticated technologies as they become available, increasing demand for equipment engineering and installation services. Given the current state of network equipment technology and the magnitude of the demand for network traffic and performance, we believe that networking equipment will continue to evolve rapidly and that the life cycle for this equipment will continue to shorten.

    LARGE INVESTMENTS NECESSARY TO OVERCOME THE LAST MILE BOTTLENECK. While the volume and breadth of information generated by Internet applications and other broadband services continue to increase, network providers need to supply additional bandwidth to end-users in the local access network, or last mile. It is believed that the current copper-based infrastructure of the last mile, designed to carry voice traffic, will not accommodate the growing bandwidth requirements. As a result, many end-users, especially residential and small business customers, have only a limited ability to take advantage of advanced broadband offerings. In order to maintain and better serve a large customer base, some network providers are undertaking investment projects designed to enhance the capabilities of their existing infrastructure, while others are replacing their networks with a more modern infrastructure. In 1998 alone, local exchange carriers reported to the FCC that they invested over $11.1 billion in fiber optic infrastructure. The FCC estimates, however, that, as of December 31, 1998, approximately 91% of the total miles of infrastructure owned by local exchange carriers were still copper-based. Given the rising demand for bandwidth and the relatively early stage of upgrades in the last mile, we believe that network providers will continue to make heavy investments in upgrading the capabilities of the local access network.

    INCREASED DEMAND FOR OUTSOURCED INFRASTRUCTURE SERVICES. Technological advances accompanied by deregulation are driving a technological convergence and consolidation of the telecommunications, Internet and cable television industries. At the same time, deregulation and competitive demand in these industries has led to significant additional investment by new and existing network providers. Because of an overall skill shortage and the rapidly changing technology and industry landscape, network providers have increasingly found it more cost-effective to use outside providers for high-quality engineering, installation and management services, allowing them to focus their internal resources on core business competencies. We believe that, in selecting network infrastructure service providers, these companies will increasingly turn to the few qualified service providers who have the size, financial capability, geographical scope and broad technical expertise to engineer, manage the installation of and deploy high-quality network solutions in a timely and cost-efficient manner.

THE LINC.NET SOLUTION

    We provide our customers with high-quality network engineering, installation and maintenance services that, in turn, allow them to deliver their services reliably and cost-effectively. The following are the key elements of the Linc.net solution:

    END-TO-END OFFERINGS. We provide our customers with a full range of network infrastructure service offerings, including engineering, installation and maintenance of central office equipment as well as infrastructure design, deployment and program management. We provide these services either individually or as a fully integrated, end-to-end bundled offering that we market as Linc.net e-net Solutions(SM). This end-to-end approach allows our customers to engage a single party who is responsible for all facets of a network installation project and reduces inefficiencies associated with coordinating multiple vendors. Our Linc.net e-net Solutions(SM) are designed to be highly replicable, but can also be customized to meet the needs of a particular customer. We provide comprehensive program management services and follow industry best practices in the management and delivery of all of our services to ensure a consistent level of quality and reliability across service offerings and geographic areas. Our central office installation business unit is in the process of obtaining ISO 9002 and TL9000 quality certifications, and we intend to pursue additional certifications for our other business units as appropriate. We believe our full range of

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independent and integrated network service offerings, program management practices and adherence to quality and industry best practices allow us to successfully deliver complex, end-to-end network infrastructure solutions in a timely and cost effective manner.

    NETWORK INFRASTRUCTURE TECHNOLOGY LEADERSHIP. We offer our customers advanced network infrastructure services using the best available technology and practices, providing proven and reliable solutions to address complex network infrastructure issues. As a national service provider, we work with multiple products and technologies and remain independent of any particular vendor and technology, allowing us to recommend and deploy those components that best address a customer's particular network infrastructure needs. Our business units have an established history of providing services to customers that use complex multi-vendor network technologies. We have maintained our technology leadership primarily by recording and disseminating the important practical experiences that come from successfully servicing a technologically sophisticated customer base and by focusing on training and developing our engineers and technicians. In addition, we are able to leverage our strong customer relationships to gain early access to new products and technologies and an understanding of their applicability to actual network problems and issues. We believe that our technology leadership allows us to quickly, accurately and cost-effectively address the complex and critical network infrastructure issues that face our customers.

    NATIONAL PRESENCE. Convergence and consolidation among telecommunications, Internet and cable television providers have generated demand for infrastructure service providers that can quickly respond to their needs on a national basis. We provide our services through regional and national specialty hubs, giving us a strong geographic presence in many key markets and the ability to promptly, economically and consistently respond to our customers needs for network infrastructure engineering, deployment and management services virtually anywhere in the United States. In addition, our national presence offers customers a single source for high-quality engineering, design, implementation and management of network technology and infrastructure solutions across geographies. We believe that our ability to provide a full range of services on a national basis allows us to more rapidly and efficiently address the needs of our customers as they continue to converge and consolidate.

    INDUSTRY EXPERTISE. Our chief executive officer, Ismael Perera, has spent his entire professional career in the telecommunications industry and brings to Linc.net over 30 years of industry experience in network design, deployment and maintenance. In addition, our business units have a history of successfully delivering high-quality services to telecommunications, Internet, cable television and energy companies. The leaders of our various business units have an average of approximately 25 years of industry experience. As a result of these factors, we believe that we have a keen insight into industry dynamics, which gives us a competitive advantage and allows us to offer our customers high quality and cost-effective services.

OUR BUSINESS STRATEGY

    Our objective is to become the leading national provider of end-to-end network infrastructure services to telecommunications, Internet and cable television providers. Our strategy for achieving this objective is as follows:

    EXPAND LEADERSHIP POSITION IN KEY MARKETS. We believe that we have a leadership position in three key markets: network infrastructure engineering, central office installation and last mile deployment. We believe these are particularly important growth segments of our market due to the rapidly changing nature of network technology and the need for increased bandwidth delivered to the end user. We plan to focus our resources on these key markets to expand our leadership positions.

    ESTABLISH LINC.NET BRAND. We intend to create a strong national brand under which we will offer end-to-end network infrastructure solutions through our system of regional and national specialty hubs. We also intend to leverage our existing single service customer relationships by aggressively and systematically cross-selling other services we do not currently provide to them, including our Linc.net e-net

Solutions(SM) bundled package of service offerings. To that end, we have established a corporate-level marketing department supported by dedicated regional marketing specialists to market our services to as broad a customer base as possible.

    ATTRACT, RETAIN AND TRAIN HIGHLY SPECIALIZED WORK FORCE. We devote significant resources and attention to the recruitment and retention of highly skilled employees. We plan to centralize the administration and policies surrounding our benefits and human resource functions, enabling us to provide consistent and competitive benefits and relocation opportunities. We also plan to provide for formal training and development of our engineers, technicians and other employees to continuously improve their technical and industry expertise, further their career objectives and provide them with compelling opportunities and challenges.

    LEVERAGE RESOURCES AND KNOWLEDGE ACROSS BUSINESS UNITS. We intend to leverage the substantial experience and resources of our various business units across our organization to ensure cost-effective, efficient and high-quality delivery of services to our customers. For example, we have established an Executive Management Council, or EMC, composed of our chief executive officer, chief financial officer and each of our business unit leaders. The EMC actively formulates, disseminates and enforces processes, procedures and practices to ensure the use of best practices throughout our organization, allowing the entire organization to benefit from shared knowledge.

    SELECTIVELY PURSUE STRATEGIC ACQUISITIONS. We will selectively pursue strategic acquisitions to round out our geographic coverage and to complement our existing service offerings. We will seek out acquisition candidates with strong financial performance and experienced management teams that will be compatible with our corporate culture and operating philosophy.

SERVICE OFFERINGS

    We provide a broad array of services to our customers, from system design of both wireline and wireless telecommunications networks, to long-term system maintenance and upgrade. As a result, our customers can look to Linc.net and our Linc.net e-net Solutions(SM) for total program management and system deployment responsibility. The services we offer our customers include:

    PROGRAM MANAGEMENT. Complex wireless and wireline communications projects require a significant degree of coordination and execution in order to ensure a quality network solution is provided in a timely manner. Our project managers lead a team in defining, planning, laying out and coordinating every phase of the network project. We use advanced software that creates plans, schedules jobs, tracks progress and generates status reports to keep our customers apprised of our progress.

    ENGINEERING. Our engineers design leading-edge communications systems for telecommunications, Internet, cable television and energy providers. Our staff of over 400 engineers performs feasibility and economic studies, field surveys, strand mapping, permitting and right-of-way acquisition, feeder and distribution design, self-healing fiber ring and local- and wide-area networks and wireless communications network design. We also design layouts for central office facilities, including equipment configuration and cable routing.

    CENTRAL OFFICE EQUIPMENT INSTALLATION. Our staff of over 700 technicians installs central office network equipment, including multiplexers, digital cross-connect terminals and digital subscriber line (DSL) and other equipment for incumbent and competitive local exchange carriers, long-haul carriers, Internet and wireless service providers. Our independence from particular technologies and equipment vendors has allowed us to gain experience in all major network technologies and equipment used in the central office.

    NETWORK INFRASTRUCTURE INSTALLATION. We provide network infrastructure installation for our customers in a variety of contexts, including fiber optic long-haul and local access network, Internet and cable television, wireless and electric distribution. We use a variety of advanced techniques, including directional drilling, which allows us to bore underneath city streets, rivers and other obstacles, and highly specialized equipment to cut through rock. We also install conduit and manholes in congested downtown areas and aerial and/or buried cable infrastructure in residential and commercial areas.

OUR ORGANIZATION

    We have built the company around four functional platforms or national specialties. One of these functional platforms is our network infrastructure engineering group. UCI serves as the foundation for this group. The second is our central office equipment engineering, furnishing and installation group. Telpro serves as the foundation for this group. The third is our wireless communications infrastructure services group. CLS serves as the foundation for this group.

    Our last group focuses on infrastructure deployment, or installation, services. We have organized this group into four regional hubs, with satellite operations located in strategic areas. These hubs currently consist of the:

    - Central Region Installation Group. M&P serves as the foundation for this group. In addition, NSC, with expertise in the installation of broadband communications networks, also operates in this group. Finally, Communicor's Minneapolis operation provides last mile installation expertise in this group.

    - Southwest Region Installation Group. C&B serves as the foundation for the Southwest Region Installation Group. In addition, this group is comprised of George M., which complements this group with expertise in last mile installation services in the Houston and Austin areas, Craig, which provides expertise in rock sawing, and Communicor's Phoenix operation, which provides last mile installation expertise in Arizona.

    - Eastern Region Installation Group. Felix and its affiliates serve as the foundation for this group.

    - Great Lakes Region Installation Group. We expect that Intercon will serve as the foundation for this group.

    We will selectively pursue additional strategic acquisitions to round out our geographic coverage and to complement all of our existing functional platforms. From time to time, we enter into letters of intent with potential acquisition targets. There can be no guarantee that any such potential acquisitions will be consummated.

SALES AND MARKETING

    We serve many customers in the telecommunications, Internet, cable television and energy industries. We have developed a marketing plan to establish the "Linc.net" brand name nationally, emphasizing our role as a leading national provider of end-to-end network infrastructure services. We market our end-to-end offerings as Linc.net e-net Solutions(SM).

    Our business units have nurtured longstanding relationships with their respective customers. Under our new marketing plan, we intend to continue to benefit from the current state of each relationship, but we also plan to expand our opportunities within each. To that end, we have established a corporate marketing department which is responsible for developing and executing the overall marketing strategy, including the development of marketing materials and interaction with key national accounts. This corporate-level team is supported by regional marketing specialists that are responsible for interacting with and cross-selling to customers in their assigned regions or specialties.

CUSTOMERS

    Our customers include:

- incumbent local exchange carriers         - competitive local exchange carriers
- cable television operators                - rural exchange carriers
- wireless communications providers         - long distance carriers
- co-location facilities providers          - telecommunications equipment vendors
- Internet providers                        - public and private energy companies

    Representative customers based on revenue for the pro forma year ended December 31, 1999 and for the pro forma six months ended June 30, 2000 are:

Consolidated Edison                    Williams Communications
Pacific Bell                           Media One
U. S. West                             KMC Telecom
Level 3 Communications                 PF.Net
Port St. Lucie                         Gilbert Network Services
Reliant Energy                         Time Warner
Southwestern Bell                      BellSouth

    Consolidated Edison, Pacific Bell and US West accounted for approximately 10%, 6% and 6% of our revenue for the pro forma year ended December 31, 1999. Level 3 Communications, Consolidated Edison and Williams Communications accounted for approximately 11%, 8% and 7% of our revenue for the pro forma six months ended June 30, 2000. Our top 10 customers combined accounted for approximately 41% of our revenue for the pro forma year ended December 31, 1999 and 56% of our revenue for the pro forma six months ended June 30, 2000. We believe that a substantial portion of our contract revenue and operating income will continue to be derived from a concentrated group of customers.

    A significant amount of our business is performed under master service agreements. These agreements with telecommunications providers are generally exclusive requirement contracts, with certain exceptions, including the customer's option to perform the services with its own regularly employed personnel. The agreements are typically two to three years in duration, although the terms typically permit the customer to terminate the agreement upon 90 to 180 days prior notice. These contracts generally contemplate hundreds of individual construction and maintenance projects valued at less than $100,000 each.

    We bid on other jobs on a nonrecurring basis. As a result, the amount and type of work we perform at any given time and the general mix of customers for which we perform work may vary significantly from quarter to quarter.

SUPPLIERS

    Our customers supply the majority of the materials and supplies we require to complete our contracted work, although we are increasingly finding ourselves in the position of supplying various materials on end-to-end projects. We obtain these materials for our own account from independent third-party providers and do not manufacture any materials or supplies for resale. We are not dependent on any one supplier for any materials or supplies that we obtain for our own account.

    In addition, we use independent contractors to augment our workforce when needed. These independent contractors typically are sole proprietorships or small business entities. Independent contractors typically provide their own employees, vehicles, tools and insurance coverage. We are not dependent on any single independent contractor.

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
COMPETITION

    The markets in which we operate are highly competitive. Our competitors include small, independent firms servicing local markets, larger firms servicing regional markets and large national and international engineering firms and telecommunications equipment vendors on end-to-end projects who subcontract work to contractors other than Linc.net. Despite the current industry trend toward outsourcing various network infrastructure services, we may also face significant competition from existing or prospective customers who employ their own personnel to perform many of the same types of services as we provide. There are relatively few significant barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Although we believe we are one of the largest providers of end-to-end network infrastructure services for telecommunications and other companies in the United States, neither we nor any of our competitors can be considered a dominant player in the industry.

    We believe that the principal competitive factors in our market include pricing, quality and responsiveness of service, technical expertise, industry experience, geographic diversity, reputation and the ability to deliver results on time. Of these, pricing has historically been an important competitive factor. In addition, expertise in new and evolving technologies has become increasingly important. We believe that we can compete favorably on each of these factors.

REGULATION AND ENVIRONMENTAL MATTERS

    Our operations are subject to various federal, state and local laws and regulations including:

    - licensing requirements,

    - building and electrical codes,

    - permitting and inspection requirements applicable to construction projects and

    - regulations relating to labor relations, worker safety and environmental protection.

    We believe that we have all material licenses and permits required to conduct our operations and that we are in substantial compliance with all applicable regulatory requirements. Any failure by us to comply with applicable rules and regulations could result in substantial fines or revocation of the licenses or permits under which we operate. Many state and local regulations governing electrical construction require permits and licenses to be held by individuals who have passed an examination or met other requirements.

    In addition, many of our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements, including those related to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the clean-up of properties affected by pollutants. Any failure by us to comply with these requirements could result in substantial civil and criminal penalties. Our executives and safety department share responsibility for overseeing our compliance with environmental regulations.

    We could also incur liability under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the "Superfund" law. CERCLA imposes liability, without regard to fault or the legality of the original conduct, on classes of persons who are considered to have contributed to the release of hazardous substances into the environment. Persons who are responsible under CERCLA may be subject to joint and several liability for environmental cleanup costs and for damages to natural resources. In the future, contamination may be found to exist at our facilities or off-site locations where we have sent wastes. We could be held liable under CERCLA or other similar laws for environmental cleanup costs associated with such contamination.

    We currently operate a fill material transfer station in The Bronx, New York under a temporary permit from the New York City Department of Sanitation (the "Department"). We use the transfer station for the temporary storage of material excavated during our installation and other construction operations in the New York City area. The Department has requested that we obtain a final permit for the Bronx transfer station. As a condition to obtaining a final permit, the Department has requested an environmental impact assessment of the transfer station operations. There is no guarantee that the Department will ultimately grant the final transfer station permit. If the Department does not issue a final permit, the Department may require that we close the transfer station. We do not expect that the closure of the Bronx transfer station, if required, will have a material adverse effect on our business, financial condition or results of operations. Furthermore, we will be indemnified by the sellers of Felix and its affiliates for all costs, if any, to close the Bronx transfer station and address any environmental contamination at that location.

    We believe we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse effect on our business, financial condition and results of operations. We do not anticipate material capital expenditures for environmental controls in this or the succeeding fiscal year. Furthermore, we are not aware of any pending or threatened environmental lawsuits, fines or enforcement actions that could have a material adverse effect on us. Public interest in protecting the environment, however, has increased dramatically in recent years. Therefore, if laws are enacted or other governmental actions are taken that impose additional environmental protection requirements, our business prospects could be adversely affected to the extent that our environmental compliance costs increase.

SAFETY AND INSURANCE

    Performance of certain aspects of our work requires the use of equipment and exposure to conditions that can be dangerous. For example, excavation projects and work conducted in close proximity to power lines pose particular dangers to both our equipment and employees. We are committed to ensuring that our employees perform their work safely and strive to instill safe work habits in all of our employees. In this regard we evaluate our employees not only on the basis of the efficiency and quality of their work but also on their safety records and the safety records of the employees they supervise. We also hold regular training sessions and seminars with our employees devoted to safe work practices. Although we are committed to a policy of operating in a safe manner, we may be subject to claims by employees, third-parties and customers for property damage and personal injuries resulting from the performance of our services.

    The primary claims we face in our operations are workers' compensation, automobile liability and various general liabilities. We maintain automobile and general liability insurance for third-party bodily injury and property damage and workers' compensation coverage which we consider sufficient to insure us against these risks. We have consolidated many of the insurance programs of our operating companies, which has resulted in savings from amounts historically paid by these units before their acquisition by us.

EQUIPMENT AND FACILITIES

    We operate a fleet of owned and leased trucks and trailers, support vehicles and specialty installation equipment, such as backhoes, trenchers, generators, directional drilling machines, aerial lifts and air compressors. The total size of the equipment fleet is approximately 2,300 units. We believe that these units generally are well-maintained and adequate for our present operations. We believe that in the future, we will be able to lease or purchase this equipment at favorable prices due to our larger size and the volume of our leasing and purchasing activity.

    Our corporate headquarters is located in leased space in Miami, Florida. We also have regional and specialty headquarters in leased space in San Ramon, California, Atlanta, Georgia, Edmond, Oklahoma, Lincolndale, New York, Hamel, Minnesota and Mineral Wells, Texas. As of August 1, 2000, the total leased area for our corporate headquarters and regional and specialty headquarters is approximately 53,820 square feet and the total annual base rent for these facilities is approximately $603,432. The leases for these facilities have terms ranging from month-to-month to five years. None of the individual leases is material to our operations. We also lease various district field offices, equipment yards, shop facilities and temporary storage locations and other smaller properties as necessary to enable us to efficiently perform our obligations under master service agreements and other contracts. We believe that our facilities are generally adequate for our needs. We do not anticipate difficulty in replacing such facilities or securing additional facilities, if needed. All of our owned properties and equipment and our leases are pledged to secure repayment of our senior credit facility.

EMPLOYEES

    Assuming the completion of the Intercon acquisition, as of September 6, 2000, Linc.net had approximately 3,700 employees, including over 400 network engineers and over 700 network technicians. Approximately 780 of those employees are represented by labor unions, principally the International Brotherhood of Electrical Workers or the Laborers International Union of North America, under multi-employer agreements with wage rates established through dates ranging from April 30, 2001 to May 31, 2003. We believe that our employee relations are good.

LEGAL PROCEEDINGS

    We are from time to time party to litigation, administrative proceedings and union grievances that arise in the ordinary course of our business. We do not have pending any litigation that, separately or in the aggregate, would in the opinion of management have a material adverse effect on our results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth our executive officers, directors and key employees, their ages and the positions they hold:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Ismael Perera.............................     51      President and Chief Executive Officer,
                                                       Director

Daniel F. Harrington......................     44      Senior Vice President, Chief Financial
                                                       Officer, Secretary

Emilio Alfonso............................     38      Vice President and Controller, Assistant
                                                         Secretary

Patrick L. Adams..........................     44      President--Wireless Infrastructure Group

Deborah Clark.............................     48      President--Southwest Region Installation
                                                         Group, Director

Irvin L. Gunter...........................     55      President--Network Engineering Group

Larry Jordan..............................     54      President--Central Office Equipment
                                                         Installation Group

Felix M. Petrillo.........................     60      President--Eastern Region Installation
                                                       Group

Lawrence L. Pribyl........................     53      President--Central Region Installation
                                                       Group

Kenneth Keiffer...........................     36      Vice President--Corporate Development

H. Andrew Pyron...........................     45      Vice President--Marketing

H. Douglas White, Jr......................     54      Vice President--Human Resources

Burton E. McGillivray.....................     43      Chairman of the Board

William S. Antle..........................     55      Director

Timothy B. Armstrong......................     29      Director

Richard W. Detweiler......................     58      Director

John F. Megrue, Jr........................     42      Director

Paul L. Whiting, Jr.......................     31      Director

    In connection with our application to list our common stock on the NYSE, we expect to undertake to appoint at least one additional director not otherwise affiliated with us or any of our stockholders within 90 days following the offering. Linc.net, LLC, an affiliate of Banc One Equity Capital, and SKM Linc.net, LLC, an affiliate of SKM, have entered into a stock purchase agreement pursuant to which they will coordinate their vote with respect to the election of our directors.

    ISMAEL PERERA is our President and Chief Executive Officer and a director, and has held these positions since our inception in 1999. Prior to joining our company, Mr. Perera spent six years with MasTec, Inc., a network infrastructure services provider, and its predecessors, as Senior Vice President--Operations. Prior to joining MasTec, Mr. Perera spent over 23 years with BellSouth with responsibilities for network design, deployment and maintenance.

    DANIEL F. HARRINGTON is our Senior Vice President, Chief Financial Officer and Secretary and has held these positions since May 2000. Mr. Harrington has over 21 years of experience in finance and accounting. Most recently, from 1999 to 2000, he was the Vice President of Finance of Lasertron, Inc., a subsidiary of Oak Industries. Prior to his position with Lasertron he was Vice President, CFO and Treasurer of Diatide, Inc., a bio-pharmaceutical company from 1996 to 1999. Prior to his position at Diatide,

Mr. Harrington served as Chief Financial Officer of GenRad, Inc., an electronic systems and software company during 1996 and as Vice President of Financial Planning and Analysis during 1995. From 1987 to 1995, Mr. Harrington was Director of Operations, Finance & Logistics at Waters Corporation, an analytical instrument, medical device and software company.

    EMILIO ALFONSO is our Vice President and Controller and has held this position since May 2000. Prior to that time, Mr. Alfonso was Director of Finance for Lennar Corporation from March 1998 to May 2000. Mr. Alfonso held various positions with Ryder System, Inc. from 1994 to 1998, the last of which was Director of Financial Reporting. Prior to joining Ryder System, Inc.,
Mr. Alfonso was a Senior Manager with Ernst & Young LLP.

    PATRICK L. ADAMS is our President-Wireless Infrastructure Group and has held this position since our acquisition of CLS in October 1999. Mr. Adams has been with CLS since 1976, and became part owner in 1985. He became President of CLS in 1994.

    DEBORAH CLARK is our President-Southwest Region Installation Group and a director and has held these positions since our acquisition of C&B Associates and its affiliates in December 1999. Ms. Clark has been with C&B since 1987. She became President of C&B Associates II, Ltd in 1997. Prior to that time,
Ms. Clark held the position of Vice President.

    IRVIN L. GUNTER is our President-Network Engineering Group and has held this position since our acquisition of Utility Consultants, Inc. in May 2000.
Mr. Gunter has over 31 years of experience in the engineering of telecommunications networks. He was the President of UCI from 1984 to 2000.

    LARRY JORDAN is our President-Central Office Installation Group and has held this position since our acquisition of Telpro Technologies, Inc. in March 2000. Mr. Jordan was one of the co-founders of Telpro in 1990, and served as its Executive Vice President and Chief Operating Officer until 1998, when he became President. Prior to that time, Mr. Jordan spent 20 years at Pacific Bell in positions of increasing responsibility for all facets of installation and maintenance of central office equipment.

    FELIX M. PETRILLO is our President-Eastern Region Installation Group and has held this position since our acquisition of Felix Industries and its affiliates in August 2000. Mr. Petrillo founded Felix Industries in 1979 and has served as its President since its inception.

    LAWRENCE L. PRIBYL is our President-Central Region Installation Group and has held this position since our acquisition of M&P Utilities, Inc. and its affiliates in December 1999. Mr. Pribyl was a co-founder of M&P in 1973 and served as its Vice President of Operations from 1973 to 2000.

    KENNETH KEIFFER is our Vice President of Corporate Development and has held this position since June 2000. Prior to that time, Mr. Keiffer served as Vice-President of Operations for Sampco Inc., a designer and manufacturer of building material samples, from October 1998 to June 2000. Prior to joining Sampco Inc., Mr. Keiffer was Director of Venture Capital Investments for Holualoa Companies, a commercial real estate investment group, from January 1998 to October 1998. Prior to that time, Mr. Keiffer was Corporate Controller and Director of Finance for Satcon Technology Corporation, an electro-magnetic component research and development company, from January 1993 to January 1998.

    H. ANDREW PYRON is our Vice President of Marketing and has held this position since December 1999. Prior to that time, Mr. Pyron was National Accounts Manager for Ritchie Brothers Auctioneers, an international construction equipment management and disposal company, from October 1998 to December 1999. Before joining Ritchie Brothers Auctioneers, Mr. Pyron was Division Vice-President for Ditch Witch of Georgia, an equipment sales and maintenance provider, from January 1997 to October 1998. Prior to that time, Mr. Pyron was Vice-President of Equipment Services for MasTec Inc., a network infrastructure services provider, from 1994 to 1997.

    H. DOUGLAS WHITE, JR. is our Vice President of Human Resources and has held this position since August 2000. Prior to that time, Mr. White was Director of Employee Services at Comcast Corporation, a national provider of cable television services, from 1995 to August 2000. Prior to that time, Mr. White was Director of Benefit and Insurance for Comcast from 1992 to 1995.

    BURTON E. MCGILLIVRAY has been a member of our board of directors since our inception in 1999. Mr. McGillivray has been a senior executive with First Chicago Equity Capital, the predecessor of Banc One Equity Capital, from January 1994 to the present. Mr. McGillivray is also a member of Cross Creek
Partners IX, L.L.C. ("Cross Creek IX"), Cross Creek Partners X, L.L.C. ("Cross Creek X") and Cross Creek Partners X-A, L.L.C. ("Cross Creek X-A"), which are co-investors with Banc One Equity Capital and whose members are current and former executives of Banc One Equity Capital. From January 1993 until December 1993, Mr. McGillivray was a Chicago-based private investor. From September 1984 to December 1992, Mr. McGillivray was employed by Continental Illinois Venture Corporation ("CIVC") and Continental Equity Capital Corporation ("CECC"). He served as Managing Director of both CIVC and CECC from 1989 to 1992. The primary business of CIVC, CECC and Banc One Equity Capital is making equity investments in high-growth businesses. Mr. McGillivray is also a director of Alpha Technologies, Aviation Systems International and Taylor Precision Products.

    WILLIAM S. ANTLE has been a director since June 2000. Mr. Antle is former Chairman of the Board and Chief Executive Officer of Oak Industries Inc., a manufacturer of coaxial broadband connector products, fiber optic components and other products, from 1996 until January 2000 when the company was acquired by Corning, Inc. Prior to that time, he was President and Chief Executive Officer of Oak Industries from 1989 to 1996 and served with Bain and Company, Inc., an international strategy consulting firm, from 1980 to 1989. Mr. Antle is also a director of INVESST, GenRad, Inc., Osco Technologies and John H. Harland Co.

    TIMOTHY B. ARMSTRONG has been a member of our board of directors since our inception in 1999. Mr. Armstrong joined Saunders Karp & Megrue, L.P. as an associate in 1996 and became a Principal at the end of 1999. Prior to joining Saunders Karp & Megrue, Mr. Armstrong worked in the Financial Entrepreneurs Group at Smith Barney Inc., from July 1994 to June 1996.

    RICHARD W. DETWEILER has been a member of our board of directors since our inception in October 1999. Mr. Detweiler has been a managing director and part owner of Carlisle Enterprises, LLC, a private investment firm, since 1996. Prior to that time, Mr. Detweiler was Chairman and Chief Executive Officer of Precision Aerotech, Inc., a diversified manufacturing company, from 1990 to 1996. Mr. Detweiler has also held executive management positions with Caterpillar, Sundstrand Corporation and International Harvester.

    JOHN F. MEGRUE, JR. has been a member of our board of directors since our inception in 1999. Since 1992, Mr. Megrue has been a Partner of SKM, a private equity investment firm, and a member of: Saunders Karp & Megrue Partners, L.L.C., the general partner of SKM Partners, L.P., the general partner of SKM Equity Fund II, L.P. ("SKM Equity II") and SKM Investment Fund II ("SKM Investment II"); and SKM Partners, L.L.C., the general partner of SKM Equity Fund III, L.P. ("SKM Equity III") and SKM Investment Fund ("SKM Investment"). From 1989 to 1992, Mr. Megrue served as a Vice President and Principal at Patricof & Co., a private equity investment firm. Mr. Megrue also serves as Vice Chairman and director of Dollar Tree Stores, Inc and director of The Children's Place Retail Stores, Inc. and Chairman and director of Hibbett Sporting
Goods, Inc.

    PAUL L. WHITING, JR. has been a member of our board of directors since our inception in 1999. Mr. Whiting is an executive with Banc One Equity Capital, formerly First Chicago Equity Capital. He has been with Banc One Equity Capital since 1997. Mr. Whiting is also a member of Cross Creek IX, Cross Creek X and Cross Creek X-A, which are co-investors with Banc One Equity Capital. In 1996, Mr. Whiting was an associate with The Parthenon Group, a strategic advisory and principal investment firm. From 1992 to 1995, Mr. Whiting was an analyst and an associate with CIVC. Mr. Whiting is also a director of Alpha Technologies and Aviation Systems International.

    In addition, we anticipate that, after completion of the Intercon acquisition, Jack Gabrielse will serve as the President of the newly formed Great Lakes Region Installation Group. Mr. Gabrielse, a founder of Intercon in 1984, has served as its President since 1993.

    There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors pursuant to employment contracts entered into with us.

    Prior to the completion of this offering and except as described in the paragraph below, our board of directors will be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders.
Mr. Antle will be in the class of directors whose term expires at the 2001 annual meeting of our stockholders. The additional director anticipated to be appointed by our board will also be in the class of directors whose term expires at the 2001 annual meeting of our stockholders. Messrs. Armstrong, Detweiler and Whiting will be in the class of directors whose term expires at the 2002 annual meeting of our stockholders. Messrs. McGillivray, Megrue and Perera will be in the class of directors whose term expires at the 2003 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their respective successors are elected and qualified.

    In addition, we have established an Executive Management Council, or EMC, which is composed of our chief executive officer, chief financial officer and each of our business unit leaders. The EMC formulates, disseminates and enforces processes, procedures and practices throughout our organization. One member of our board of directors shall be elected and designated as the EMC director. The EMC director will rotate on an annual basis, allowing individuals who are members of the EMC and not already on our board to serve as directors. The EMC director will be elected at each annual meeting of our stockholders. Deborah Clark is the current EMC director.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation for the year ended December 31, 1999 for our chief executive officer. There were no other executive officers who we paid more than $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                       ANNUAL                       COMPENSATION
                                                    COMPENSATION                       AWARDS
                                   ----------------------------------------------   ------------
                                                                     OTHER ANNUAL    SECURITIES     ALL OTHER
                                    FISCAL                           COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR      SALARY    BONUS ($)      ($)(1)        OPTIONS          ($)
---------------------------        --------   --------   ---------   ------------   ------------   ------------
Ismael Perera ...................    1999     $52,083          --            --             --             --
  President and Chief Executive
  Officer

------------------------

(1) None of the perquisites and other benefits paid to Mr. Perera exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by him.

    We have entered into employment agreements with Messrs. Perera, Harrington and Alfonso, which provide for annual salaries of $275,000, $225,000 and $140,000. For more information about these employment agreements, see "--Employment Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation arrangements for each of our executive officers was established pursuant to the terms of the respective employment agreements between us and each executive officer. The terms of the employment agreements were established pursuant to arms-length negotiations between representatives of our stockholders or senior executives and each executive officer. On a going forward basis, any changes in the compensation arrangements of our executive officers will be determined by the compensation and organization committee of our board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    THE AUDIT COMMITTEE. The audit committee reports to the board of directors regarding the appointment of our independent public auditors, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The members of the audit committee are Messrs. Detweiler and Antle, who were appointed in August 2000. The additional director anticipated to be appointed by our board will also serve on the audit committee.

    THE COMPENSATION AND ORGANIZATION COMMITTEE. The compensation and organization committee reviews and makes recommendations to the board of directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation and organization committee reviews bonus and stock compensation arrangements for all of our other employees. The members of the compensation and organization committee are Messrs. McGillivray and Megrue, who were appointed in February 2000.

    THE EXECUTIVE COMMITTEE. The executive committee is authorized to act with the full power and authority of the board of directors. The purpose of the executive committee is to allow for decisions to be made on our behalf between regular meetings of the board of directors. The members of the executive committee are Messrs. Perera, McGillivray and Megrue, who were appointed in February 2000.

EMPLOYMENT AGREEMENTS

    We have entered into an employment agreement dated October 19, 1999 with Ismael Perera. Mr. Perera's employment agreement provides that he serves as our president and chief executive officer for a period that will end on the second anniversary of the agreement, subject to automatic two-year extension periods unless either party provides written notice 30 days prior to the end of the then-current term; provided, however, that his employment will automatically terminate upon his resignation, death or disability or upon termination by us, with or without cause. Under his employment agreement, Mr. Perera receives:

    - an annual base salary of $275,000 or such higher salary as the board of directors designates from time to time;

    - an annual bonus based upon the achievement of specified goals, to be determined by the board of directors on an annual basis; and

    - customary fringe benefits.

    If Mr. Perera's employment is terminated by us without cause, he is entitled to receive his base salary for a period of the greater of twelve months from the date of termination or the remaining scheduled term of his employment. If his employment is terminated by us for cause or if he resigns, dies or becomes disabled, or if his agreement expires and is not extended, he is entitled to receive his base salary through the date of termination or expiration.
Mr. Perera is subject to a confidentiality restrictive covenant of unlimited duration and non-competition and non-solicitation covenants during his employment term and for a certain period of time thereafter. Such period is generally 18 months, and we may extend the period for up to two additional twelve-month periods, subject to certain requirements and restrictions.

    We also entered into substantially similar employment agreements, dated
May 8, 2000 and May 22, 2000, with Messrs. Harrington and Alfonso, respectively. Mr. Harrington serves as our chief financial officer and Mr. Alfonso serves as our controller. Each of the employment agreements provide that the executive will serve with Linc.net in his current position until the second anniversary of the agreement, subject to automatic two-year extension periods unless either party provides written notice 30 days prior to the end of the then-current term; provided, however, that the executive's employment period will automatically terminate upon such executive's resignation, death or disability, or upon termination by us, with or without cause. Under these employment agreements, Messrs. Harrington and Alfonso will receive:

    - an annual base salary of:

NAME                                                         ANNUAL BASE SALARY
----                                                         ------------------
Daniel F. Harrington.......................................       $225,000
Emilio Alfonso.............................................        140,000

    - an annual bonus based upon the achievement of specified goals, each to be determined by the board of directors on an annual basis; and

    - certain fringe benefits. For example, Mr. Harrington will be reimbursed by us for relocation expenses for up to $110,000.

    If any of the executives' employment is terminated by us without cause, he will be entitled to receive his base salary for a period of the greater of twelve months from the date of termination or the remaining scheduled term of his employment. If his employment is terminated by us for cause or if he resigns, dies or becomes disabled, or if his agreement expires and is not extended, he will be entitled to receive his base salary through the date of termination or expiration. Generally, each of Messrs. Harrington and Alfonso is subject to a confidentiality restrictive covenant of unlimited duration and two-year post-termination non-competition covenants and non-solicitation covenants.

COMPENSATION OF DIRECTORS

    Directors are currently not entitled to receive any compensation for serving on the board of directors. Directors are reimbursed for their out-of-pocket expenses incurred in connection with such services. Following this offering, directors who are not employees of Linc.net or are not otherwise affiliated with our principal stockholders will each receive a one-time award of 15,000 options to purchase shares of our common stock, and will receive annual compensation of $12,000 in cash and options to purchase 7,500 shares of our common stock. These directors may elect to receive all or a part of their cash compensation in the form of stock options.

EXECUTIVE STOCK PURCHASE AGREEMENTS

    Messrs. Perera, Harrington and Alfonso have each purchased shares of Linc.net capital stock under a series of Executive Stock Purchase Agreements. The Executive Stock Purchase Agreements provided for the sale to each executive of shares of Series A mandatorily redeemable preferred stock and common stock, which we collectively refer to as the Shares. Some executives paid for all or a portion of their Shares by delivery of a promissory note in the amounts described below, secured by a pledge of such shares. Our recourse against each executive personally is sometimes limited to 50% of the original principal amount of the note and 100% of the accrued and unpaid interest on the note. Certain Shares held by Messrs. Perera, Harrington and Alfonso are subject to vesting schedules. In those cases, the Shares will become fully vested upon a sale of us or an initial public offering, as long as the executive remains employed with us until the time of such event.

    The following table describes the purchases under each executive's Executive Stock Purchase Agreement(s).

                                                     SERIES A
                                                    MANDATORILY     TOTAL PRINCIPAL
                                                    REDEEMABLE      AMOUNT DUE UNDER
EXECUTIVE                          COMMON STOCK   PREFERRED STOCK   PROMISSORY NOTES
---------                          ------------   ---------------   ----------------
Ismael Perera....................     32,500            675             $249,750
Daniel F. Harrington.............     10,500            270             $174,925
Emilio Alfonso...................      4,000            135             $152,475

    In addition, on March 13, 2000, Mr. Perera purchased 30,500 shares of common stock of Telpro Technologies, Inc. Mr. Perera paid for his Telpro shares by delivery of a promissory note in the amount of $435,490. For more information, see "Certain Relationships and Related Transactions."

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

    In October 1999, our board of directors approved the 1999 Stock Option Plan, which we refer to as the 1999 stock option plan and which authorizes the granting of non-qualified stock options and the sale of our common stock to employees of Linc.net or its subsidiaries. The Amended and Restated 1999 Stock Option Plan was adopted by our board of directors on May 23, 2000. The 1999 stock option plan authorizes the granting of stock options up to an aggregate of 40,000 shares of common stock, subject to adjustment based on the occurrence of specified events and to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events.

    Options to purchase an aggregate of       shares of our common stock were
outstanding as of September 6, 2000 under the 1999 stock option plan. Such options generally vest and become exercisable in five equal installments beginning on the first anniversary of the grant date and continuing thereafter on an annual basis. Unvested options will terminate in the event that the optionee ceases to be employed by Linc.net or its subsidiaries and vested but unexercised options will terminate immediately if the optionee is terminated for cause, if the optionee ceases to be employed by us or our subsidiaries for any reason other than cause, after six months in the case of death or disability or after 90 days in the case of retirement. All of the options granted have an exercise price equal to the fair market value of the common stock on the grant date. Subsequent to the adoption of the long-term equity incentive plan described below, no future grants will be made under the 1999 stock option plan.

LINC.NET, INC. 2000 LONG-TERM EQUITY INCENTIVE PLAN

    The Linc.net 2000 Long-Term Equity Incentive Plan, which we refer to as the long-term equity incentive plan was adopted by our board of directors and stockholders in August 2000 and will become effective at the time of this offering. The long-term equity incentive plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock and performance awards. Certain directors, officers and other employees of Linc.net and its subsidiaries and persons who engage in services for us are eligible for grants under the plan. The purpose of the long-term equity incentive plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

    A total of       shares of our common stock will be available for issuance
under the long-term equity incentive plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of Linc.net. The compensation and organization committee has the authority to declare options or other awards fully vested and exercisable upon a change in control of Linc.net. Additionally, in the event of a change in control, the compensation and organization committee may cancel outstanding options for consideration and cancel options that are not exercisable or provide substitute options or securities in the successor company following such change in control.

    The compensation and organization committee of our board of directors will administer the long-term equity incentive plan. Our board also has the authority to administer the plan and to take all actions that the compensation and organization committee is otherwise authorized to take under the plan. The compensation and organization committee has granted options to purchase shares of our common stock under the equity incentive plan. We anticipate that in connection with the offering, we will grant options to purchase an aggregate
of approximately       additional shares of our common stock to approximately
employees. All of these options will have an exercise price equal to the initial public offering price of the common stock in this offering and will be subject to vesting over a five-year period.

    Directors, officers and employees of Linc.net and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive grants under the long-term equity incentive plan. However, only employees may receive grants of incentive stock options. In each case, the compensation and organization committee will select the actual grantees.

    Under the long-term equity incentive plan, the compensation and organization committee or the board may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, restricted stock grants and other performance awards. The compensation and organization committee may not, however, award to any one person in any calendar year options to purchase
common stock equal to more than   % of the total number of shares authorized
under the plan, and it may not award incentive options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

    The compensation and organization committee will determine the exercise price of any option in its discretion. However, the exercise price of an incentive option may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of such fair market value on such date.

    Unless the compensation and organization committee determines otherwise, the exercise price of any option may be paid only in cash.

    The compensation and organization committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of our voting power, five years from the date of grant. In addition, all options under the long-term equity incentive plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or otherwise ceases to perform services for, Linc.net or its subsidiaries. Options generally expire 30 days after the date of cessation of service, but not later than the expiration date of such options, so long as the grantee does not compete with us during the 30-day period. In the case of a grantee's death or disability, all options will vest immediately and remain exercisable for up to 180 days after the date of death or disability but not later than the expiration date of such options. In the event of retirement, a grantee's vested options will remain exercisable for up to 90 days after the date of retirement, but not later than the expiration date of such options, so long as the grantee does not compete with us during such period, while his or her unvested options may become fully vested and exercisable in the discretion of the compensation and organization committee. Upon termination for cause, all options will terminate immediately whether or not then exercisable.

    The compensation and organization committee may also grant stock appreciation rights, restricted stock awards and other performance awards. Upon exercise of a stock appreciation right, the grantee will receive an amount in cash and/or shares of common stock or other of our securities equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the right. Restricted stock awards will consist of shares of stock granted to the recipient subject to vesting restrictions imposed in connection with the award. A grantee will be required to pay us at least the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless the shares are treasury shares. The compensation and organization committee may grant performance awards contingent upon achievement by the grantee or the company of set goals and objectives regarding specified performance criteria, such as return on equity, over a specified performance cycle, as designated by the compensation committee. A performance award may be paid out in cash and/or shares of common stock or other of our securities.

    The board may amend or terminate the long-term equity incentive plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with the performance-based compensation exception of Section 162(m) of the tax code or any stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the long-term equity incentive plan without the affected participant's consent. If not previously terminated by the board, the long-term equity incentive plan will terminate on the tenth anniversary of its adoption.

ONE MILLION DOLLAR COMPENSATION LIMIT

    The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held company may take for compensation paid to its chief executive officer or any of its four other highest compensated officers in excess of $1,000,000 per year, excluding for this purpose compensation that is "performance-based" within the meaning of Section 162(m) of the tax code. We intend that compensation realized upon the exercise of an option or other award granted under the long-term equity incentive plan be regarded as "performance-based" under Section 162(m) and that such compensation be deductible without regard to the limits imposed by Section 162(m) on compensation that is not "performance-based."

    Compensation paid under the long-term equity incentive plan will not qualify as performance-based except to the extent paid pursuant to grants made under the plan following the approval of the plan by our stockholders in accordance with
Section 162(m)(4)(c) of the tax code and the related Treasury Regulations, and except to the extent that other requirements are satisfied. However, based on a special rule contained in regulations issued under Section 162(m), the $1 million deduction limitation described above should not apply to any options or other awards under the long-term equity incentive plan prior to our annual meeting of shareholders in the calendar year following the close of the third calendar year after our initial public offering.

EMPLOYEE STOCK PURCHASE PLAN

    The 2000 Employee Stock Purchase Plan, which we refer to as the employee stock purchase plan, was adopted by our board of directors and stockholders in August 2000 and will become effective at the time of this offering. The employee stock purchase plan was established to give employees desiring to do so a convenient means of purchasing shares of our common stock through payroll deductions. The employee stock purchase plan provides an incentive to participants by permitting purchases at a discounted price. We believe that ownership of stock by employees will foster greater employee interest in the success, growth and development of Linc.net.

    Subject to restrictions, each of our employees will be eligible to participate in the employee stock purchase plan if he or she has been employed by us for more than six months. Participation is discretionary with each
eligible employee. We have reserved       shares of common stock for issuance in
connection with the employee stock purchase plan. Each eligible employee is entitled to purchase a maximum of $25,000 worth of our common stock per year. Elections to participate and purchases of stock will be made on a quarterly basis. Each participating employee contributes to the employee stock purchase plan by choosing a payroll deduction in an amount not exceeding 15% of the compensation such employee receives on each paydate during the offering period. A participating employee may increase or decrease the amount of such employee's payroll deduction (but not above 15%) including a change to a zero deduction as of the beginning of any calendar quarter. Elected contributions will be credited to participants' accounts at the end of each calendar quarter. In addition, employees may make lump sum contributions at the end of the year to enable them to purchase the maximum number of shares available for purchase during the plan year.

    Set forth below is a summary of how the employee stock purchase plan will operate:

    - Each participating employee's contributions will be used to purchase shares for the employee's share account within 15 days after the last day of each calendar quarter.

    - The cost per share is 85% of the lower of the closing price of our common stock on the New York Stock Exchange on the first or the last day of the calendar quarter.

    - The number of shares purchased on each employee's behalf and deposited in his/her share account is based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any calendar quarter.

    - Shares purchased under the stock purchase plan carry full rights to receive dividends, if declared.

    - Any dividends attributable to shares in the employee's share account are automatically used to purchase additional shares for such employee's share account.

    - Share distributions and share splits will be credited to the participating employee's share account as of the record date and effective date.

    - A participating employee has full ownership of all shares in his/her share account and may withdraw them for sale or otherwise by written request to the compensation and organization committee of the board of directors following the close of each calendar quarter.

    Subject to applicable federal securities and tax laws, the board of directors has the right to amend or to terminate the employee stock purchase plan. Amendments to the employee stock purchase plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the employee stock purchase plan is terminated, the compensation committee is required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding our beneficial ownership as of September 6, 2000, on an actual basis, and as adjusted to reflect completion of the offering and the reclassification, by:

    - each person or entity known to us to beneficially own more than 5% of any class of outstanding voting securities,

    - each of our named executive officers,

    - each of our directors and

    - all of our directors and executive officers as a group.

    To our knowledge each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. You should keep the following points in mind as you read the information in the table.

    - The amounts and percentage of our capital stock beneficially owned by a holder are reported on the basis of the regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a "beneficial owner" of a security if that person or group has or shares "voting power," which includes the power to dispose of or to direct the disposition of the security. A person or group of persons is also deemed to be a beneficial owner of any securities with respect to which that person or group has a right to acquire beneficial ownership within 60 days of September 6, 2000. Under these rules, more than one person may be deemed a beneficial owner of the same security and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

    - The percentage of each class of our capital stock outstanding is based on the number of shares of each class of our capital stock outstanding as of September 6, 2000, including any such shares deemed outstanding pursuant to the definition of beneficial ownership in the preceding paragraph. Shares deemed outstanding pursuant to the definition of beneficial ownership are deemed to be outstanding when computing the percentage of ownership of each person or group of persons named above, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

                                                       PRIOR TO THE OFFERING                                 AFTER THE OFFERING
                            ----------------------------------------------------------------------------   ----------------------
                                   SERIES A
                                  MANDATORILY                SERIES B
                                  REDEEMABLE                REDEEMABLE
                                PREFERRED STOCK           PREFERRED STOCK             COMMON STOCK              COMMON STOCK
                            -----------------------   -----------------------   ------------------------   ----------------------
                            NUMBER OF    PERCENTAGE   NUMBER OF    PERCENTAGE    NUMBER OF    PERCENTAGE    NUMBER     PERCENTAGE
NAME AND ADDRESS              SHARES      OF CLASS      SHARES      OF CLASS      SHARES       OF CLASS    OF SHARES    OF CLASS
----------------            ----------   ----------   ----------   ----------   -----------   ----------   ---------   ----------
PRINCIPAL STOCKHOLDERS:
Banc One Equity
  Capital(1)..............   39,168.0       36.8%           --          --        435,200.4      33.2%
SKM(2)....................   39,168.0       36.8%           --          --        435,200.4      33.2%
DIRECTORS AND EXECUTIVE
  OFFICERS:
Ismael Perera(3)..........      675.0          *            --          --         32,500.0       2.5%
Daniel F. Harrington(4)...      270.0          *            --          --         10,500.0         *
Emilio Alfonso(5).........      135.0          *            --          --          4,000.0         *
Burton E.
  McGillivray(6)..........   39,168.0       36.8%           --          --        435,200.4      33.2%
William S. Antle(7).......      450.0          *            --          --          6,000.0         *
Timothy B. Armstrong(8)...   39,168.0       36.8%           --          --        435,200.4      33.2%
Deborah Clark(9)..........    1,530.0        1.4%           --          --         17,000.0       1.3%
Richard W.
  Detweiler(10)...........         --         --            --          --               --        --
John F. Megrue, Jr.(11)...   39,168.0       36.8%           --          --        435,200.4      33.2%
Paul L. Whiting,
  Jr.(12).................   39,168.0       36.8%           --          --        435,200.4      33.2%
All directors and
  executive officers as a
  group (10
  persons)(13)............   91,808.9       86.2%      1,714.2        29.8%     1,076,396.7      82.0%

------------------------------

*   Less than one percent.

(1) Represents shares held by Linc.net, LLC, an affiliate of Banc One Equity Capital, which may be attributed to Banc One Equity Capital and certain of its co-investors, including Cross Creek IX, Cross Creek X and Cross Creek X-A. In addition, Carlisle Linc.net Investors, L.P. ("Carlisle Linc.net") is a member of Linc.net, LLC, but does not possess the power to vote or dispose of or to direct the voting or disposition of Linc.net common or preferred stock. The address of Banc One Equity Capital is 55 W. Monroe Street, 16th Floor, Chicago, Illinois 60670-0610.

(2) Represents shares held by SKM Linc.net, LLC, an affiliate of SKM, which may be attributed to SKM and certain of its affiliates, including SKM Equity II, SKM Investment II, SKM Equity III and SKM Investment. In addition, Carlisle Linc.net is a member of SKM Linc.net, LLC, but does not possess the power to vote or dispose of or to direct the voting or disposition of Linc.net common or preferred stock. The address of the SKM Entities is c/o Saunders Karp & Megrue, L.P., 262 Harbor Drive, 4th Floor, Stamford, CT 06902.

(3) The 32,500 shares of common stock in the table include 25,000 shares of common stock which are subject to vesting. The address for Mr. Perera is c/o Linc.net, Inc., 6161 Blue Lagoon Drive, Suite 300, Miami, Florida 33126.

(4) The 10,500 shares of common stock in the table include 7,500 shares of common stock which are subject to vesting. The address for Mr. Harrington is c/o Linc.net, Inc., 6161 Blue Lagoon Drive, Suite 300, Miami, Florida 33126.

(5) The 4,000 shares of common stock in the table include 2,500 shares of common stock which are subject to vesting. The address for Mr. Alfonso is c/o Linc.net, Inc., 6161 Blue Lagoon Drive, Suite 300, Miami, Florida 33126.

(6) Mr. McGillivray is a Managing Director of Banc One Equity Capital and a member of Cross Creek IX, Cross Creek X and Cross Creek X-A. As a result, the shares of common stock and preferred stock held by Linc.net LLC may be deemed to be beneficially owned by Mr. McGillivray, who disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Mr. McGillivray does not directly own any shares of our capital stock. The address of Mr. McGillivray is c/o Banc One Equity Capital, 55 W. Monroe Street, 16th Floor, Chicago, Illinois 60670-0610.

(7) The 6,000 shares of common stock in the table include 1,000 shares of common stock which are subject to vesting. The address for Mr. Antle is c/o Linc.net, Inc., 6161 Blue Lagoon Drive, Suite 300, Miami, Florida 33126.

(8) Mr. Armstrong is a Principal of SKM and a member of: Saunders Karp & Megrue Partners, L.L.C., the general partner of SKM Partners, L.P., the general partner of SKM Equity II and SKM Investment II; and SKM Partners, L.L.C., the general partner of SKM Equity III and SKM Investment. As a result, the shares of common stock and preferred stock owned by SKM Linc.net, LLC may be deemed to be beneficially owned by Mr. Armstrong, who disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Mr. Armstrong does not directly own any shares of our capital stock. The address of Mr. Armstrong is c/o Saunders Karp & Megrue, L.P., 262 Harbor Drive, 4th Floor, Stamford, Connecticut 06902.

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(9) The address for Ms. Clark is c/o Linc.net, Inc., Southwest Region
    Installation Group, P.O. Box 310, Mineral Wells, Texas 76068.

(10) Mr. Detweiler is a Managing Director of Carlisle Enterprises, LLC ("Carlisle"), the general partner of Carlisle Linc.net. Carlisle Linc.net is a member of each of Linc.net, LLC and SKM Linc.net, LLC, but does not possess the power to vote or dispose of or to direct the voting or disposition of Linc.net common or preferred stock. Mr. Detweiler disclaims beneficial ownership of any shares of common stock or preferred stock in which he does not have a pecuniary interest. Mr. Detweiler does not directly own any shares of our capital stock. The address of Mr. Detweiler is c/o Carlisle Enterprises, LLC, 7777 Fay Avenue, Suite 200, La Jolla, California 92037.

(11) Mr. Megrue is a Partner of SKM and a member of: Saunders Karp & Megrue Partners, L.L.C., the general partner of SKM Partners, L.P., the general partner of SKM Equity II and SKM Investment II; and SKM Partners, L.L.C., the general partner of SKM Equity III and SKM Investment. As a result, the shares of common stock and preferred stock owned by SKM Linc.net, LLC may be deemed to be beneficially owned by Mr. Megrue, who disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Mr. Megrue does not directly own any shares of our capital stock. The address of Mr. Megrue is c/o Saunders Karp & Megrue, L.P., 262 Harbor Drive, 4th Floor, Stamford, Connecticut 06902.

(12) Mr. Whiting is a Principal of Banc One Equity Capital and a member of Cross Creek IX, Cross Creek X and Cross Creek X-A. As a result, the shares of common stock and preferred stock held by Linc.net, LLC may be deemed to be beneficially owned by Mr. Whiting, who disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Mr. Whiting does not directly own any shares of our capital stock. The address of Mr. Whiting is c/o Banc One Equity Capital, 55 W. Monroe Street, 16th Floor, Chicago, Illinois 60670-0610.

(13) The shares of Series B redeemable preferred stock included in the table are owned by Larry Jordan our President--Central Office Installation Group. We issued an aggregate of 5,760 shares of Series B redeemable preferred stock in connection with our acquisitions of Telpro and Communicor.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASE AGREEMENTS

    From time to time, affiliates of Banc One Equity Capital and SKM have entered into stock purchase agreements with us for the purchase of shares of our Series A mandatorily redeemable preferred stock and common stock in order to provide equity financing to us in connection with our acquisitions. These agreements provide Banc One Equity Capital and SKM with customary rights as investors, many of which terminate at the time of this offering, including information and inspection rights. As of September 6, 2000, without giving effect to the Intercon acquisition, affiliates of Banc One Equity Capital and SKM have purchased, through these stock purchase agreements, shares of our Series A mandatorily redeemable preferred stock and common stock for an aggregate purchase price of approximately $87.0 million. In addition, in connection with the Intercon acquisition, we anticipate that affiliates of Banc One Equity Capital and SKM will purchase shares of Series A mandatorily redeemable preferred stock and common stock. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

STOCKHOLDERS AGREEMENT

    Linc.net, LLC, an affiliate of Banc One Equity Capital, and SKM Linc.net, LLC, an affiliate of SKM, have entered into a stockholders agreement pursuant to which they will coordinate their vote with respect to the election of our directors. In addition, the stockholders agreement generally provides each party with co-sale rights in the event the other party elects to transfer its shares, except for transfers to affiliates or in a public sale.

MANAGEMENT SERVICES ARRANGEMENTS

    We were parties to Management Services Agreements with each of Banc One Equity Capital, SKM and Carlisle under which those entities provided us with advice and consultation on general business and financial matters for a fee. We paid $250,000 and $500,000 in 1999 and 2000, respectively, under these arrangements. On September 1, 2000, we terminated these agreements in exchange
for       shares of our common stock and      shares of Series A mandatorily
redeemable preferred stock.

    In addition, Banc One Equity Capital, SKM and Carlisle will have received, assuming the completion of the Intercon acquisition, an aggregate of approximately $5.1 million in transaction fees in connection with the completion of each of our acquisitions.

THE TELPRO ACQUISITION AND RELATED TRANSACTIONS

    On March 13, 2000, we acquired 49% of the outstanding voting stock of Telpro Technologies, Inc., or Telpro Technologies. We also acquired an option to purchase the remainder of the outstanding voting stock of Telpro Technologies. In connection with this acquisition, Mr. Perera purchased 2% of the outstanding voting stock of Telpro Technologies for an aggregate purchase price of $435,490. Mr. Perera paid for his Telpro Technologies shares by delivery of a promissory note. In addition, Larry Jordan, the founder of Telpro Technologies and its largest stockholder, retained 49% of its outstanding voting stock.

    We currently intend to exercise our option to purchase Mr. Jordan's voting stock for an aggregate purchase price to be determined in accordance with the terms of the option. In addition, we intend to repurchase Mr. Perera's Telpro Technologies stock. In connection with the foregoing, Telpro Technologies divested a product line of its business into a newly formed subsidiary, Telpro Products, Inc., of which Telpro Technologies owns a 49% interest. In addition, Messrs. Perera and Jordan collectively purchased 51% of the outstanding voting common stock of Telpro Products, Inc. The Telpro Products shares owned by Messrs. Perera and Jordan are subject to repurchase by Telpro Products at the lower of then-current fair market value or cost if such executive's employment with us is terminated with cause, or such executive resigns prior to the tenth anniversary of the purchase. In the event of death, disability or such executive's

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employment is terminated without cause, Telpro Products has the right to repurchase such shares at their then-current fair market value. Messrs. Perera and Jordan paid for their Telpro Products shares by delivery of a promissory note in an amount based on the value of Telpro Products' net assets at the time of closing, secured by a pledge of such Telpro Products shares. Our recourse against Messrs. Perera and Jordan personally is limited in each case to 50% of the original principal amount of the note plus 100% of any accrued and unpaid interest.

OTHER AGREEMENTS

    We have entered into an agreement with Gateway Partners, Inc., a stockholder of our company, under which Gateway will assist us in the identification, analysis and negotiation of proposed acquisitions in exchange for fees determined as a percentage of the acquisition cost. The agreement with Gateway is non-exclusive and can be terminated with 30 days written notice. As of September 6, 2000, we have paid approximately $5.1 million in fees under this agreement, assuming the completion of the Intercon acquisition.

INTERESTS OF CERTAIN EXPERTS

    Randolph Street Partners and Randolph Street Partners 1998 DIF, LLC, which we collectively refer to as Randolph Street Partners, have purchased shares of common stock on the same terms and conditions as other Linc.net investors. In connection with that purchase, Randolph Street Partners entered into the registration agreement described under "Shares Eligible for Future Sale." Some partners of Kirkland & Ellis are partners in Randolph Street Partners. Kirkland & Ellis has provided legal services to Banc One Equity Capital and Linc.net from time to time and expects to continue to do so for the foreseeable future.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

    On June 16, 2000, we entered into an amended and restated senior credit facility with PNC Bank, National Association, as Agent, General Electric Capital Corporation, as Syndication Agent, PNC Capital Markets, Inc., as Lead Arranger, and various other lenders that provides for:

    - a revolving credit facility of up to $30.0 million in revolving credit loans and letters of credit,

    - a Term Loan A facility of $100.0 million in term loans and

    - a Term Loan B facility of $100.0 million in term loans.

We may borrow amounts under the senior credit facility to provide a portion of the proceeds required for our current operating companies and other permitted acquisitions, to pay related fees and expenses and to fund working capital and general corporate needs. All revolving loans incurred under the senior credit facility will mature on June 16, 2005. At September 6, 2000, there was approximately $213.3 million outstanding and approximately $16.7 million of unused borrowing capacity under the senior credit facility. The following is a summary of the material terms of the senior credit facility:

    The senior credit facility is secured by:

    - a first priority security interest in all of our receivables, contracts, contract rights, equipment, intellectual property, inventory and all other tangible and intangible assets and each of our domestic subsidiaries, subject to certain customary exceptions and

    - a pledge of all capital stock of any direct and indirect domestic subsidiaries.

    Our borrowings under the senior credit facility bear interest at a floating rate and may be maintained by us as base rate loans or, at our option, as Euro-rate loans. Base rate loans bear interest at the base rate plus an applicable margin for the revolving credit facility and the Term Loan A facility and 250 basis points for the Term Loan B facility. Base rate is defined in the senior credit facility as the higher of (x) the interest rate per annum announced from time to time by PNC Bank and (y) the federal funds effective rate, plus one half percent ( 1/2%) per annum. Euro-rate loans bear interest at the Euro-rate as described in the amended senior credit facility, plus an applicable margin for the revolving credit facility and the Term Loan A facility, and 400 basis points for the Term Loan B facility.

    Under the senior credit facility we must also pay commitment fees, which are calculated at a rate per annum based on certain financial covenants in the case of the revolving credit loans, and based on a percentage of the difference between committed amounts and amounts actually borrowed in the case of the Term Loan A facility.

    Prior to the maturity date, funds borrowed under the revolving credit facility may be borrowed, repaid and reborrowed, without premium or penalty. The term loans mature, and as a result must be repaid, in quarterly installments on March 31, June 30, September 30 and December 31 of each year, beginning on
June 30, 2000. Term Loan A will mature in quarterly installments from March 2001 through 2005. Term Loan B will mature in quarterly installments from June 2000 through March 2007.

    Voluntary prepayments of amounts outstanding under the amended senior credit facility are permitted at any time, so long as we give notice as required by the facility. However, if a prepayment is made with respect to a Euro-rate loan and the prepayment is made on a date other than an interest payment date, we must pay a fee to compensate the lender for losses and expenses incurred as a result of the prepayment. Covenants in the senior credit facility require us to use 50% of the proceeds we receive in specified debt or equity issuances to repay outstanding principal.

    The senior credit facility requires us to meet certain financial tests, including without limitation, minimum fixed charge coverage ratios, a maximum leverage ratio and a minimum interest coverage ratio.

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In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

    The senior credit facility contains customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of $1.0 million, specified events of bankruptcy and insolvency, judgment defaults in excess of $1.0 million, failure of any guaranty or security document supporting the senior credit facility to be in full force and effect and a change of control of Linc.net.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

    Upon completion of this offering and the amendment to our certificate of incorporation, the total amount of our authorized capital stock will consist of
      shares of common stock and       shares of preferred stock.

    After giving effect to this offering, we will have   shares of common stock,
or   shares if the underwriters' over-allotment option is exercised in full, and no shares of preferred stock outstanding. As of September 6, 2000, we had
stockholders of record with respect to our common stock and       stockholders
of record with respect to our preferred stock.

    The certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Linc.net unless such takeover or change in control is approved by the board of directors.

THE RECLASSIFICATION

    We currently have three classes of capital stock, designated as Series A mandatorily redeemable preferred stock, Series B redeemable preferred stock and common stock. The Series A mandatorily redeemable preferred stock and Series B redeemable preferred stock are generally identical, except in connection with certain scheduled and mandatory redemptions as described in our certificate of incorporation. Immediately prior to the completion of this offering, we will amend our certificate of incorporation in order to reclassify all of the outstanding shares of Series A mandatorily redeemable preferred stock and Series B redeemable preferred stock into a single class of common stock. The number of shares to be issued in this reclassification will be determined by dividing the liquidation value of each such share plus accrued and unpaid dividends thereon by the value of a share of our common stock based on the initial public offering price. We refer to this process as the "reclassification."

    Assuming an initial public offering price of $      per share, the mid-point
of the range set forth on the cover page of this prospectus, and a closing date
of         , 2000 for this offering, an aggregate of       shares of common
stock will be issued in exchange for the outstanding shares of Series A mandatorily redeemable preferred stock and Series B redeemable preferred stock in connection with the reclassification. The actual number of shares of common stock that will be issued as a result of the reclassification is subject to change based on the actual offering price and the closing date of this offering. Fractional shares otherwise issuable as a result of the reclassification will be rounded to the nearest whole number. Unless otherwise stated, the information contained in this prospectus assumes the reclassification of all of our outstanding Series A mandatorily redeemable preferred stock and Series B redeemable preferred stock into common stock that will occur immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

COMMON STOCK

    The issued and outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for such purpose at such time and in such amounts as the board of directors may from time to time determine. See "Dividend Policy." The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of Linc.net, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or our

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certificate of incorporation, the holders of the common stock and the holders of the preferred stock, if any, vote together as a single class on all matters submitted to a vote of stockholders.

    We intend to file an application for our common stock to be listed on the New York Stock Exchange under the symbol "LN."

SERIAL PREFERRED STOCK

    Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Linc.net before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. There are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

MATERIAL PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    The certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The certificate of incorporation and the by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or by our chief executive officer. Stockholders will not be permitted to call a special meeting or to require our board of directors to call a special meeting.

    Our restated certificate of incorporation also provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors will be elected each year. For more information, see "Management." Under the Delaware General Corporation Law and unless the certificate of incorporation provides otherwise, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Linc.net and could increase the likelihood that incumbent directors will retain their positions.

    The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder's intention to bring that business before the meeting. Although the by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Linc.net.

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    The certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

MATERIAL PROVISIONS OF DELAWARE LAW

    Following the consummation of this offering, we will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

    - the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status,

    - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

    - on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

    A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Linc.net and, accordingly, may discourage attempts to acquire Linc.net.

OTHER PROVISIONS THAT COULD DETER OR PREVENT A CHANGE OF CONTROL

    In addition, a change of control of Linc.net would cause an event of default under our senior credit facility. For more information, see "Description of Certain Indebtedness." Further, our compensation and organization committee has the authority to declare options fully vested and exercisable upon a change of control of Linc.net. See "Management--Linc.net 2000 Long-Term Equity Incentive Plan."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the completion of the offering and expect to enter into a similar agreement with any new directors or executive officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is First Union Securities, Inc.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there was no market for our common stock. We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price for our common stock prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

SALE OF RESTRICTED SHARES

    Upon completion of this offering, we will have   shares of common stock
outstanding. In addition,       shares of common stock are issuable upon the
exercise of outstanding stock options. Of the shares outstanding after the
offering,       shares of common stock, or       shares if the underwriters'
over-allotment is exercised in full, are freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of Linc.net, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

    An aggregate of       shares of common stock held by our existing
stockholders upon completion of the offering will be "restricted securities," as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144 under the Securities Act.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from us or the date they were acquired from an affiliate, then the holder of such restricted securities, including an affiliate, is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock, or approximately shares immediately after the offering, or the average weekly reported volume of trading of the common stock on the New York Stock Exchange during the four calendar weeks preceding such sale. The holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Sales under Rule 144 are also subject to requirements regarding providing notice of such sales and the availability of current public information concerning us. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

    Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us or the date they were acquired from an affiliate, as applicable, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above.

    Securities issued in reliance on Rule 701, such as shares of common stock acquired upon exercise of certain options granted under Linc.net stock plans, are also restricted and, beginning 90 days after the effective date of this prospectus, may be sold by stockholders other than affiliates of Linc.net subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.
Options to purchase an aggregate of       shares of common stock are outstanding
under our 1999 stock option plan and long-term equity incentive plan. In addition, we intend to file registration statements on Form S-8 as described below.

REGISTRATION ON FORM S-8

    We intend to file registration statements on Form S-8 under the Securities
Act to register approximately             shares of common stock issuable under
our stock option plans. These registration statements are expected to be filed within six months of the effective date of the registration statement of

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which this prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

LOCK-UP AGREEMENTS

    Notwithstanding the foregoing, Linc.net, our executive officers, directors and substantially all of our existing stockholders and optionholders have agreed not to offer, sell, contract to sell or otherwise dispose of any common stock for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley Dean Witter, except, in the case of Linc.net, for the shares of common stock to be issued in connection with the offering, pursuant to employee benefit plans existing on the date of this prospectus, upon the exercise of options and warrants or the conversion of securities outstanding on the date of this prospectus, or as consideration for the purchase by us of any business or assets to parties that agree to be bound by the foregoing restrictions, and certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the offering.

REGISTRATION AGREEMENT

    Linc.net and some of its stockholders, including Banc One Equity Capital and SKM and certain of their affiliates, have entered into a registration agreement, under which holders of registrable securities have the right at any time after our initial public offering, subject to certain conditions, to require us to register any or all of their shares of common stock under the Securities Act on Form S-1, a "long-form registration," at our expense or on Form S-2 or Form S-3, or a "short-form registration," at our expense. We are not generally required, however, to effect any such long-form registration or short-form registration during any lock-up period imposed by an underwriter in an underwritten public offering and may postpone the filing of such registration for up to 90 days if we believe that such a registration would reasonably be expected to have an adverse effect on any proposal or plan by us or any of our subsidiaries to engage in an acquisition, merger or similar transaction.

    In addition, all holders of registerable securities are entitled to request the inclusion of any shares of common stock subject to the registration agreement in any registration statement at our expense whenever we propose to register any of our securities under the Securities Act, subject to customary exceptions. Holders of registrable securities included in the registration have the right to approve the underwriters for the offering. All such holders have agreed not to exercise their registration rights in connection with this offering.

    In connection with all such registrations, we have agreed to indemnify all holders of registerable securities against certain liabilities, including liabilities under the Securities Act. In addition, all the parties to the Registration Agreement have agreed not to make any public sales of their registrable securities during any lock-up period imposed by an underwriter in an
underwritten public offering. The holders of an aggregate of       shares of
common stock have rights under the registration agreement to require us to register their shares of common stock under the Securities Act at our expense.

           MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

GENERAL

    The following is a general discussion of the principal U.S. federal income and estate tax consequences of the purchase, ownership, and disposition of our common stock by a Non-U.S. Holder. For this purpose, the term "Non-U.S. Holder" is defined as any person or entity that is, for U.S. federal income tax purposes, (i) a foreign corporation or other entity taxable as a corporation,
(ii) a nonresident alien individual, or (iii) a foreign estate or trust. If an entity treated as a partnership for U. S. federal income tax purposes holds our common shares, the tax treatment of each partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisor. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to Non-U.S. Holders who hold shares of common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular Non-U.S. Holders in light of their personal circumstances. Special tax rules that may apply to some Non-U.S. Holders, including banks, insurance companies, dealers in securities and traders in securities who elect to apply a market-to-market method of accounting, or special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction," and, further, does not discuss certain tax provisions which may apply to individuals who relinquish their U.S. citizenship or residence.

    An individual may, subject to certain exceptions, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens and, thus, are not Non-U.S. Holders for purposes of this discussion.

    We have not and will not seek a ruling from the IRS with respect to the U.
S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

    EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION, OR NON-U.S. TAXING JURISDICTION.

DIVIDENDS

    In the event that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower federal income tax rate under an income tax treaty, a Non-U.S. Holder of common stock must properly file with the payor an IRS Form 1001 or a Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under such tax treaty. A Form 1001 is replaced with a Form W-8BEN for payments after December 31, 2000.

    However, any dividends paid on shares of common stock to a Non-U.S. Holder will not be subject to withholding tax, but instead will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates if:

    - dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, or, in the case of an individual, a "fixed base" in the U. S., of the Non-U.S. Holder (collectively referred to as "U.S. trade or business income"); and

    - an IRS Form 4224 or a Form W-8 ECI, or successor form, is filed with the payor.

Any U. S. trade or business income received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

    Unless the payor has knowledge to the contrary, dividends paid prior to January 1, 2001 to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, recently finalized Treasury Regulations pertaining to U.S. federal withholding tax (the "Final Withholding Tax Regulations") provide that a Non-U.S. Holder must comply with certification procedures, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under specified circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid after December 31, 2000. In addition, the Final Withholding Tax Regulations will require a Non-U.S. Holder who provides an IRS Form W-8BEN or successor form, as discussed above, also to provide its U.S. taxpayer identification number.

    A Non-U.S. Holder of common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless:

    (1) the gain is a U. S. trade or business income;

    (2) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

    (3) Linc.net is or has been a "U.S. real property holding corporation," or a "USRPHC", for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the Non-U.S. Holder held the common stock as discussed below.

    An individual Non-U.S. Holder who falls under clause (1) or (3) above will, unless an applicable treaty provides otherwise, be taxed on his or her net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder who falls under clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses.

    A Non-U.S. Holder that is a foreign corporation falling under clause (1) above will be taxed on its gain under regular corporate U.S. federal income tax rates and may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Internal Revenue Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

    A corporation is a USRPHC if the fair market value of the U.S. real property interests held by the corporation is 50% or more of the aggregate fair market value of its U.S. and foreign real property interests and any other assets used or held for use by the corporation in a trade or business. Based on its current and anticipated assets, Linc.net believes that it is not currently, and is likely not to become, a USRPHC. However, since the determination of USRPHC status is based upon the composition of the assets of Linc.net from time to time, and because there are uncertainties in the application of certain relevant rules, there can be no assurance that Linc.net will not become a USRPHC. If Linc.net were to become a USRPHC, then gain on the sale or other disposition of common stock by a Non-U.S. Holder generally would be subject to U.S. federal income tax unless both

    - the common stock was "regularly traded" on an established securities market within the meaning of the Code and applicable Treasury regulations; and

    - the Non-U.S. Holder actually or constructively owned 5% or less of the common stock during the shorter of the five-year period preceding such disposition or the Non-U.S. Holder's holding period.

Non-U.S. Holders should consult their tax advisors concerning any U.S. tax consequences that may arise if Linc.net were to become a USRPHC.

FEDERAL ESTATE TAX

    Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for either United States federal income or estate tax purposes, of the United States at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Linc.net must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or certain other agreements.

    Backup withholding is imposed at the rate of 31% on certain payments to persons that fail to furnish identifying information to the payer. Backup withholding generally will not apply to (a) dividends paid to a Non-U.S. Holder that is subject to withholding at the 30% rate, or lower treaty rate, discussed above, or (b) dividends paid prior to January 1, 2001 to a Non-U.S. Holder at an address outside the United States unless the payer has knowledge that the payee is a U.S. person. In the case of dividends paid after December 31, 2000, the Final Withholding Tax Regulations provide that a Non-U.S. Holder generally will be subject to withholding tax at a 31% rate unless specified certification procedures, or, in the case of payments made outside the United States with respect to an offshore account, documentary evidence procedures, are complied with, directly or under certain circumstances through an intermediary. Backup withholding and information reporting generally will also apply to dividends paid on common stock at addresses inside the United States to Non-U.S. Holders that fail to provide identifying information in the manner required. The Final Withholding Tax Regulations provide presumptions under which a Non-U.S. Holder would be subject to backup withholding and information reporting unless certification from the holder of the Non-U.S. Holder's Non-U.S. status is provided.

    Payment of the proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding at the rate of 31% and information reporting unless the beneficial owner provides the payer with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more if its gross income for certain periods from the conduct of a trade or business in the United States, or, in addition, for periods after December 31, 2000, a foreign partnership that at any time during its tax year either is engaged in the conduct of a U. S. trade or business or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless (a) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and other specified conditions are met; or (b) the beneficial owner otherwise establishes an exemption.

    The Final Withholding Tax Regulations unify current certification procedures and forms and clarify reliance standards. Except as noted above with respect to foreign brokers that are partnerships, the Final Withholding Tax Regulations do not significantly alter the substantive withholding and information reporting requirements but do alter the procedures for claiming the benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-U. S. Holders should consult their own tax advisors regarding the effect, if any, of the Final Withholding Tax Regulations on their particular situations.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and First Union Securities, Inc. are acting as representatives, have severally agreed to purchase and we have agreed to sell to them severally, the number of shares indicated below:

                                                               NUMBER
                                                                 OF
NAME                                                           SHARES
----                                                          --------
Morgan Stanley & Co. Incorporated...........................
Banc of America Securities LLC..............................
First Union Securities, Inc.................................
                                                               ------
Total.......................................................
                                                               ======

    The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take and pay for the shares covered by the underwriters over-allotment option described below.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $         a share under the public offering price.
Any underwriter may allow, and such dealers may reallow, a concession not in
excess of $         a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of   additional
shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters exercise the over-allotment option in full, the total
price to the public would be $           , the total underwriting discounts and
commissions would be $           and the total proceeds to Linc.net would be
$         .

    The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    Linc.net intends to file an application for the common stock to be listed on the New York Stock Exchange under the symbol "LN."

    Each of Linc.net, our directors and executive officers and certain of our stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

    The restrictions described in the immediately preceding paragraph do not apply to:

    - the sale of shares to the underwriters,

    - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing,

    - the issuance by us of shares of common stock as consideration for the purchase by us of any business or assets to parties that agree to be bound by the restrictions above,

    - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering,

    - certain permitted transfers by our stockholders to related parties that agree to be bound by the restrictions above or

    - issuances of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans in existence on the date of this prospectus.

    In addition, our officers, directors and certain of our stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, none of such persons will, during the period ending 180 days after the date of the prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

    From December 1999 to September 2000, affiliates of Banc of America
Securities LLC indirectly purchased an aggregate of       shares of our
Series A mandatorily redeemable preferred stock, which will be reclassified into shares of our common stock in connection with the reclassification, and shares of our common stock for an aggregate purchase price of
$         (based on amounts contributed to SKM Equity II and SKM Equity III, in which affiliates of Banc of America Securities LLC hold a 1.0% and 2.1% ownership interest, respectively). The shares of our Series A mandatorily redeemable preferred stock and common stock beneficially owned by affiliates of Banc of America Securities LLC purchased within six months of September 11, 2000 may be deemed by the National Association of Securities Dealers, Inc. to be underwriting compensation and would be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this offering, except as otherwise permitted by the National Association of Securities Dealers, Inc. Conduct Rule 2710(c)(7)(A). See "Principal Stockholders."

    From August 2000 to September 2000, affiliates of First Union
Securities, Inc. indirectly purchased an aggregate of          shares of our
Series A mandatorily redeemable preferred stock, which will be reclassified into shares of our common stock in connection with the reclassification, and shares of our common stock for an aggregate purchase price of
$         (based on amounts contributed to SKM Equity III, in which affiliates of First Union Securities hold a 2.8% ownership interest). The shares of our Series A mandatorily redeemable preferred stock and common stock beneficially owned by affiliates of First Union Securities, Inc. purchased within six months of September 11, 2000 may be deemed by the National Association of Securities Dealers, Inc. to be underwriting compensation and would be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this offering, except as otherwise permitted by the National Association of Securities Dealers, Inc. Conduct Rule 2710(c)(7)(A). See "Principal Stockholders."

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    It is anticipated that Morgan Stanley Dean Witter Online, Inc. ("MSDW Online"), an affiliate of Morgan Stanley Dean Witter, may be a member of the syndicate and engage in electronic offers, sales and distribution of the shares being offered.

    MSDW Online uses the following procedures in electronic distribution of securities. MSDW Online delivers the preliminary prospectus and any amendments by posting electronic versions of such documents on its web site. Such documents are delivered only to those customers who have agreed to accept Internet delivery of the prospectus and any amendments thereto as indicated on both the customer's Qualification Questionnaire and the customer's General Expression of Interest Form. In addition to delivery through its web site, MSDW Online delivers a final paper copy of the prospectus to each purchaser by mail.

    The electronic version of the prospectus is identical to the electronic version of the prospectus that the Company files via EDGAR, except that the format matches that of the paper prospectus. There are no links leading from the electronic version of the prospectus posted on the MSDW Online web site to other web sites.

    MSDW Online follows the following procedures for opening all accounts and transacting trades in securities regardless of the type of transaction that a customer is interested in executing:

    - Each potential customer must complete an account application and open the account with at least $2,000 cash or with securities with a fair market value of at least $2,000.

    - Once the account is opened, the customers may transact their trades
      (1) over the Internet, (2) through a touch-tone phone or (3) over the phone through a registered representative.

    - Customers may make their trades only with cash balances in their account or on margin.

    MSDW Online follows specific procedures to allow customers to place an indication of interest in a public offering. It requires its customers to have funds in their account (unless securities are permissible to be purchased on margin) on the trade date for any security transaction. Any customer who expresses an interest in an offering is required to complete a Qualification Questionnaire and a General Indication of Interest on a deal by deal basis. In addition, each qualified MSDW Online customer must reconfirm his or her interest in the offering after final pricing and effectiveness of the registration statement or he or she will not be eligible to receive shares in the offering.

OTHER RELATIONSHIPS

    From time to time, Morgan Stanley & Co., Incorporated, Banc of America Securities LLC and First Union Securities, Inc. have provided, and continue to provide, investment banking services to us for which they have received customary fees and commissions.

    In addition, affiliates of Banc of America Securities LLC indirectly own an
aggregate of       shares of our common stock and affiliates of First Union
Securities, Inc. beneficially own an aggregate of       shares of our common
stock.

    First Union Securities, Inc. is also an affiliate of a lender under our senior credit facility. Such affiliate of First Union Securities, Inc. will also receive its proportionate share of our repayment of amounts outstanding under our senior credit facility from the net proceeds of this offering. See "Use of Proceeds."

    Linc.net and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

DIRECTED SHARE PROGRAM

    At our request, the underwriters have reserved up to   of the shares of
common stock offered by this prospectus for sale at the initial public offering price to some of our directors, officers, employees, business associates and related persons of Linc.net. The number of shares available for sale to the general public will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

    - our future prospects and the future prospects of our industry in general,

    - the experience of our management,

    - our revenue, earnings and other financial and operating information in recent periods and

    - the price-earnings ratios, price-revenue ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

    The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the shares we are offering will be passed upon for us by Kirkland & Ellis, Chicago, Illinois. Certain partners of Kirkland & Ellis are
partners in Randolph Street Partners, which owns      shares of Linc.net common
stock. The validity of the shares we are offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Linc.net, Inc. for the period from October 19, 1999 to December 31, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the combined financial statements of M&P Utilities, Inc. and Muller & Pribyl Utilities, Inc. as of December 31, 1998 and December 21, 1999 and for each of the years in the two-year period ended December 31, 1998 and the period from January 1, 1999 and December 21, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in auditing and accounting.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Capital Land Services, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the combined financial statements of C&B Associates, Ltd. and C&B Associates II, Ltd. as of
December 31, 1999 and for the period from January 1, 1999 to December 21, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Crawford, Carter, Thompson & Barron, L.L.P., independent auditors, have audited the combined financial statements of C&B Associates, Inc. and C&B Associates II, Ltd. as of December 31, 1998 and for each of the years in the two-year period ended December 31, 1998, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Crawford, Carter, Thompson &
Barron, L.L.P.'s report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of North Shore Cable Contractors, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Telpro Technologies, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    BDO Seidman, LLP, independent auditors, have audited the financial statements of Utility Consultants, Inc. as of September 30, 1998 and 1999, and for each of the years in the three-year period ended September 30, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon BDO Seidman, LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Craig Enterprises, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Marden, Harrison & Kreuter, independent auditors, have audited the financial statements of Felix Industries, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Marden, Harrison & Kreuter's report, given on their authority as experts in accounting and auditing.

    Virchow, Krause & Company, LLP, independent auditors, have audited the financial statements of InterCon Construction, Inc. as of January 2, 1999 and January 1, 2000, and for each of the fiscal years then ended, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon Virchow, Krause & Company, LLP's report, given on their authority as experts in accounting and auditing.

    McGladery & Pullen, LLP, independent auditors, have audited the financial statements of InterCon Construction, Inc. as of January 3, 1998 and for the fiscal year then ended, as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon McGladery & Pullen, LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the SEC (telephone number: 1-800-SEC-0330) at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth
Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. You may also review our reports at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
LINC.NET INC.--CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-1-1
Consolidated Balance Sheet as of December 31, 1999..........  F-1-2
Consolidated Statement of Operations for the period from
  October 19, 1999 (date operations commenced) to
  December 31, 1999.........................................  F-1-3
Consolidated Statement of Stockholders' Equity for the
  period from October 19, 1999 (date operations commenced)
  to December 31, 1999......................................  F-1-4
Consolidated Statement of Cash Flows for the period from
  October 19, 1999 (date operations commenced) to
  December 31, 1999.........................................  F-1-5
Notes to Consolidated Financial Statements..................  F-1-6
Condensed Consolidated Balance Sheet as of June 30, 2000
  (unaudited)...............................................  F-1-16
Condensed Consolidated Statement of Operations for the six
  months ended June 30, 2000 (unaudited)....................  F-1-17
Condensed Consolidated Statement of Cash Flows for the six
  months ended June 30, 2000 (unaudited)....................  F-1-18
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-1-19

M&P UTILITIES, INC. AND MULLER & PRIBYL
  UTILITIES, INC.--COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-2-1
Combined Balance Sheets as of December 31, 1998 and
  December 21, 1999.........................................  F-2-2
Combined Statements of Income for the years ended December
  31, 1997 and 1998 and period from January 1, 1999 to
  December 21, 1999.........................................  F-2-3
Combined Statements of Stockholders' Equity for the years
  ended December 31, 1997 and 1998 and period from January
  1, 1999 to December 21, 1999..............................  F-2-4
Combined Statements of Cash Flows for the years ended
  December 31, 1997 and 1998 and period from January 1, 1999 to December 21, 1999......................................  F-2-5
Notes to Combined Financial Statements......................  F-2-6

CAPITAL LAND SERVICES, INC.--FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-3-1
Balance Sheets as of December 31, 1998 and October 19,
  1999......................................................  F-3-2
Statements of Operations and Retained Earnings for the years ended December 31, 1997 and 1998 and the period from
  January 1, 1999 to October 19, 1999.......................  F-3-3
Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and the period from January 1, 1999 to
  October 19, 1999..........................................  F-3-4
Notes to Financial Statements...............................  F-3-5

C&B ASSOCIATES, LTD. (FORMERLY C&B ASSOCIATES, INC.) AND C&B
  ASSOCIATES II, LTD.--COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-4-1
Combined Balance Sheet as of December 21, 1999..............  F-4-2
Combined Statement of Income for the period from January 1,
  1999 to December 21, 1999.................................  F-4-3
Combined Statement of Partnerships' Equity for the period
  from January 1, 1999 to December 21, 1999.................  F-4-4
Combined Statement of Cash Flows for the year ended
  December 21, 1999.........................................  F-4-5
Notes to Combined Financial Statements......................  F-4-6
Report of Independent Auditors..............................  F-4-11

                                                                PAGE
                                                              --------
Combined Balance Sheets as of December 31, 1997 and 1998....  F-4-12
Combined Statements of Income for the years ended December
  31, 1997 and 1998.........................................  F-4-13
Combined Statements of Stockholders' Equity for the years
  ended December 31, 1997 and 1998..........................  F-4-14
Combined Statements of Cash Flows for the years ended
  December 31, 1997 and 1998................................  F-4-15
Notes to Combined Financial Statements......................  F-4-16

NORTH SHORE CABLE CONTRACTORS, INC.--FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-5-1
Balance Sheets as of December 31, 1998 and 1999.............  F-5-2
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999.......................................  F-5-3
Statements of Stockholders' Equity (Deficit) for the years
  ended December 31, 1997, 1998 and 1999....................  F-5-4
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-5-5
Notes to Financial Statements...............................  F-5-6

TELPRO TECHNOLOGIES, INC.--FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-6-1
Balance Sheets as of December 31, 1998 and 1999.............  F-6-2
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999.......................................  F-6-3
Statements of Stockholders' (Deficit) Equity for the years
  ended December 31, 1997, 1998 and 1999....................  F-6-4
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-6-5
Notes to Financial Statements...............................  F-6-6
Condensed Balance Sheets as of June 30, 1999 and 2000
  (unaudited)...............................................  F-6-13
Condensed Statements of Operations for the six months ended
  June 30, 1999 and 2000 (unaudited)........................  F-6-14
Condensed Statements of Cash Flows for the six months ended
  June 30, 1999 and 2000 (unaudited)........................  F-6-15
Notes to Condensed Financial Statements (unaudited).........  F-6-16

UTILITY CONSULTANTS, INC.--FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-7-1
Balance Sheets as of September 30, 1998 and 1999............  F-7-2
Statements of Operations for the years ended September 30,
  1997, 1998 and 1999.......................................  F-7-3
Statements of Stockholders' Equity for the years ended
  September 30, 1997, 1998 and 1999.........................  F-7-4
Statements of Cash Flows for the years ended September 30,
  1997, 1998 and 1999.......................................  F-7-5
Summary of Significant Accounting Policies..................  F-7-6
Notes to Financial Statements...............................  F-7-8
Condensed Balance Sheets as of March 31, 1999 and 2000
  (unaudited)...............................................  F-7-11
Condensed Statements of Operations for the six months ended
  March 31, 1999 and 2000 (unaudited).......................  F-7-12
Condensed Statements of Cash Flows for the six months ended
  March 31, 1999 and 2000 (unaudited).......................  F-7-13
Notes to Condensed Financial Statements (unaudited).........  F-7-14

CRAIG ENTERPRISES, INC.--FINANCIAL STATEMENTS

Report of Independent Auditors..............................  F-8-1
Balance Sheets as of June 30, 1999 and June 16, 2000........  F-8-2

                                                                PAGE
                                                              --------
Statements of Income for the years ended June 30, 1998 and
  1999, and period from July 1, 1999 to June 16, 2000.......  F-8-3
Statements of Stockholders' Equity for the years ended June
  30, 1998 and 1999, and period from July 1, 1999 to June
  16, 2000..................................................  F-8-4
Statements of Cash Flows for the years ended June 30, 1998
  and 1999, and period from July 1, 1999 to June 16, 2000...  F-8-5
Notes to Financial Statements...............................  F-8-6

FELIX EQUITIES, INC. AND AFFILIATES--COMBINED FINANCIAL
  STATEMENTS

Report of Independent Auditors..............................  F-9-1
Combined Balance Sheets as of September 30, 1998 and 1999...  F-9-2
Combined Statements of Income and Retained Earnings for the
  years ended September 30, 1997, 1998 and 1999.............  F-9-4
Combined Statements of Cash Flows for the years ended
  September 30, 1997, 1998 and 1999.........................  F-9-5
Notes to Combined Financial Statements......................  F-9-8
Condensed Combined Balance Sheets as of June 30, 1999 and
  2000 (unaudited)..........................................  F-9-18
Condensed Combined Statements of Operations for the nine
  months ended June 30, 1999 and 2000 (unaudited)...........  F-9-19
Condensed Combined Statements of Cash Flows for the nine
  months ended June 30, 1999 and 2000 (unaudited)...........  F-9-20
Notes to Condensed Combined Financial Statements
  (unaudited)...............................................  F-9-22

INTERCON CONSTRUCTION, INC.--FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-10-1
Balance Sheets as of January 2, 1999 and January 1, 2000....  F-10-2
Statements of Income for the fiscal years ended January 2,
  1999 and January 1, 2000..................................  F-10-3
Statements of Changes in Components of Stockholders' Equity
  for the fiscal years ended January 2, 1999 and January 1,
  2000......................................................  F-10-4
Statements of Cash Flows for the fiscal years ended
  January 2, 1999 and January 1, 2000.......................  F-10-5
Notes to Financial Statements...............................  F-10-7
Independent Auditor's Report................................  F-10-14
Balance Sheet as of January 3, 1998.........................  F-10-15
Statement of Income for the fiscal year ended January 3,
  1998......................................................  F-10-16
Statement of Stockholders' Equity for the fiscal year ended
  January 3, 1998...........................................  F-10-17
Statement of Cash Flows for the fiscal year ended January 3,
  1998......................................................  F-10-18
Notes to Financial Statements...............................  F-10-19
Condensed Consolidated Balance Sheets as of June 30, 1999
  and 2000 (unaudited)......................................  F-10-23
Condensed Consolidated Statements of Income for the six
  months ended June 30, 1999 and 2000 (unaudited)...........  F-10-24
Condensed Consolidated Statements of Cash Flows for the six
  months ended June 30, 1999 and 2000 (unaudited)...........  F-10-25
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-10-26

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Linc.net, Inc.

We have audited the accompanying consolidated balance sheet of Linc.net, Inc. as of December 31, 1999, and the related consolidated statements of operations, common stockholders' equity, and cash flows for the period from October 19, 1999 (date operations commenced) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Linc.net, Inc. at December 31, 1999, and the consolidated results of its operations and its cash flows for the period from October 19, 1999 (date operations commenced) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
April 27, 2000

                                     F-1-1

                                 LINC.NET, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
Current assets:
  Cash......................................................  $  3,549
  Accounts receivable, including retainage of $1,780 (less
    allowance of $115)......................................    22,202
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................     1,962
  Inventory.................................................       379
  Prepaids and other assets.................................       726
  Deferred income taxes.....................................       540
                                                              --------
Total current assets........................................    29,358

Fixed assets, net...........................................    14,973
Goodwill, net...............................................    63,367
Deferred financing costs, net...............................     2,081
Other noncurrent assets.....................................       697
                                                              --------
Total assets................................................  $110,476
                                                              ========

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $  6,049
  Revolving credit facility.................................     2,687
  Accounts payable, including retainage of $761.............     6,699
  Accrued expenses..........................................     3,339
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................       271
  Current portion of capital lease obligations..............       121
                                                              --------
Total current liabilities...................................    19,166

Long-term debt, less current portion........................    52,750
Capital lease obligations, less current portion.............       463
Deferred income taxes.......................................        11

Mandatorily redeemable preferred stock, $.01 par value,
  100,000 shares authorized; 37,265 shares issued and
  outstanding...............................................    37,517

Common stockholders' equity:
  Common stock, $.01 par value, 1,000,000 shares authorized;
    414,084 shares issued and outstanding...................         4
  Additional paid-in capital................................     4,137
  Accumulated deficit.......................................    (1,082)
  Excess of purchase price over predecessor basis...........    (2,490)
                                                              --------
Total common stockholders' equity...........................       569
                                                              --------
Total liabilities and common stockholders' equity...........  $110,476
                                                              ========

          See accompanying notes to consolidated financial statements.

                                     F-1-2

                                 LINC.NET, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

            PERIOD FROM OCTOBER 19, 1999 (DATE OPERATIONS COMMENCED)
                              TO DECEMBER 31, 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Net revenue.................................................  $ 1,760
Costs of sales..............................................    1,581
                                                              -------
Gross profit................................................      179
Costs and expenses:
  General and administrative expenses.......................      868
  Amortization of goodwill..................................      107
  Management fees...........................................      250
                                                              -------
Total operating expenses....................................    1,225
                                                              -------
Loss from operations........................................   (1,046)

Other income (expense):
  Interest income...........................................       --
  Interest expense..........................................     (360)
  Other income, net.........................................       47
                                                              -------
Total other expense, net....................................     (313)
                                                              -------

Loss before income taxes....................................   (1,359)
Income tax benefit..........................................      529
                                                              -------
Net loss....................................................     (830)
Preferred stock dividends...................................     (252)
                                                              -------
Net loss to common stockholders.............................  $(1,082)
                                                              =======

Loss per common share--Basic................................  $ (7.51)
                                                              =======

          See accompanying notes to consolidated financial statements.

                                     F-1-3

                                 LINC.NET, INC.

             CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            EXCESS
                                                                                        PURCHASE PRICE       TOTAL
                                          COMMON STOCK       ADDITIONAL                      OVER           COMMON
                                      --------------------    PAID-IN     ACCUMULATED    PREDECESSOR     STOCKHOLDERS'
                                       SHARES     AMOUNT      CAPITAL       DEFICIT         BASIS           EQUITY
                                      --------   ---------   ----------   -----------   --------------   -------------
Inception...........................       --    $     --      $   --       $    --        $    --          $    --
Issuance of common stock............  414,084           4       4,137            --             --            4,141
Effect of use of carryover basis
  from acquired company.............       --          --          --            --         (2,490)          (2,490)
Net loss............................       --          --          --          (830)            --             (830)
Dividends on preferred stock........       --          --          --          (252)            --             (252)
                                      -------    ---------     ------       -------        -------          -------
Balance at December 31, 1999........  414,084    $      4      $4,137       $(1,082)       $(2,490)         $   569
                                      =======    =========     ======       =======        =======          =======

          See accompanying notes to consolidated financial statements.

                                     F-1-4

                                 LINC.NET, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

            PERIOD FROM OCTOBER 19, 1999 (DATE OPERATIONS COMMENCED)
                              TO DECEMBER 31, 1999

                             (AMOUNTS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $   (830)
Adjustments to reconcile net loss to net cash used by
  operating activities:
  Depreciation..............................................        47
  Amortization..............................................       125
  Provision for doubtful accounts...........................        95
  Deferred income taxes.....................................      (529)
  Changes in operating assets and liabilities (net of
    acquired companies):
    Accounts receivable.....................................       622
    Costs and estimated earnings in excess of billings......    (1,053)
    Prepaid expenses........................................      (149)
    Accounts payable........................................       854
    Accrued expenses........................................       776
                                                              --------
Net cash used by operating activities.......................       (42)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of CLS, net of cash acquired....................   (17,358)
Acquisition of M&P, net of cash acquired....................   (43,035)
Acquisition of C&B, net of cash acquired....................   (36,180)
Transaction costs paid on target acquisitions...............      (498)
Capital expenditures........................................       (32)
                                                              --------
Net cash used by investing activities.......................   (97,103)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt..........................................    58,700
Payment of deferred financing costs.........................    (2,099)
Borrowings from revolving credit facility...................     2,687
Proceeds from issuance of preferred stock...................    37,265
Proceeds from issuance of common stock......................     4,141
                                                              --------
Net cash provided by financing activities...................   100,694
                                                              --------
Increase in cash............................................     3,549
Cash at beginning of period.................................        --
                                                              --------
Cash at end of year.........................................  $  3,549
                                                              ========

          See accompanying notes to consolidated financial statements.

                                     F-1-5

                                 LINC.NET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                               DECEMBER 31, 1999

1. FORMATION OF LINC.NET, INC. AND DESCRIPTION OF BUSINESS

    Linc.net, Inc. (the Company) was incorporated on October 18, 1999, in accordance with the laws of the State of Delaware. The Company operates as a supplier of network infrastructure services to telecommunications, Internet, cable TV providers and to a lesser extent, energy companies.

2. ACQUISITIONS

    On October 19, 1999, the Company acquired Capital Land Services, Inc. (CLS) for $17,358, including $2,206 of assumed liabilities, acquisition costs of $1,775, and net of cash acquired of $80. The purchase price was paid in cash and was financed by: (i) $8,300 in proceeds from the issuance of term loans,
(ii) $9,679 in proceeds from the issuance of stock, and (iii) borrowings of $184 under the Company's revolving credit agreement. A portion of the proceeds from the term loans and capital stock was used to pay $563 of debt financing costs.

    CLS's assets and liabilities assumed have been recorded at their fair values. As a result of the continuing equity interest by a certain shareholder of CLS, the excess of purchase price over the estimated fair value of net assets acquired of $12,053 reflects a reduction of $2,490 for the excess of the purchase price over the predecessor's basis as required by generally accepted accounting principles.

    Total consideration of $17,438 exceeded the fair value of net assets acquired and the predecessor's carryover basis in the net assets acquired by $12,053. The fair values of net assets acquired are summarized as follows:

Trade receivables...........................................  $ 2,977
Fixed assets................................................      123
Other assets................................................      135
Accounts payable and accrued expenses.......................     (339)
                                                              -------
Estimated fair value of net assets acquired.................    2,896
Excess of purchase price over predecessor's basis...........    2,489
Excess of purchase price over estimated fair value of net
  assets acquired and predecessor's carryover basis.........   12,053
                                                              -------
Total consideration.........................................  $17,438
                                                              =======

    On December 21, 1999, the Company acquired Muller & Pribyl Utilities, Inc. and M&P Utilities, Inc. (collectively, M&P) and C&B Associates, Ltd. and C&B Associates II, Ltd. (collectively, C&B) for $79,215, including $7,058 of assumed liabilities, acquisition costs of $4,009, and net of cash acquired of $3,034. The purchase price was paid in cash and was financed by: (i) $50,400 in proceeds from the issuance of term loans, (ii) $31,727 in proceeds from the issuance of stock, and (iii) borrowings of $2,003 under the Company's revolving credit agreement. A portion of the debt and equity proceeds was used to pay $1,536 of debt financing costs.

    M&P's and C&B's assets and liabilities assumed have been recorded at their estimated fair values, and are subject to adjustment when additional information concerning fixed asset valuations and other accruals is finalized.

                                     F-1-6

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

2. ACQUISITIONS (CONTINUED)
    Total consideration for M&P and C&B of $82,250 exceeded the estimated fair value of net assets acquired by $51,421. The fair value of M&P's and C&B's net assets acquired is summarized as follows:

Trade receivables...........................................  $20,159
Fixed assets................................................   14,866
Cash........................................................    3,034
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................      403
Other assets................................................      892
Accounts payable and accrued expenses.......................   (7,842)
Indebtedness................................................     (683)
                                                              -------
Estimated fair value of net assets acquired.................   30,829
Excess of purchase price over estimated fair value of net
  assets acquired...........................................   51,421
                                                              -------
Total consideration.........................................  $82,250
                                                              =======

    The acquisitions described above were accounted for by the purchase method of accounting and, accordingly, the results of operations for these acquisitions have been included in the Company's consolidated financial statements from their respective dates of acquisition.

    The following unaudited pro forma information presents the results of operations of the Company as if the acquisition of M&P and C&B had taken place on October 19,1999, the date operations commenced. The pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on the date indicated, or which may result in the future.

Revenues....................................................  $21,282
Net loss....................................................       83
Net loss to common stockholders.............................      335
Net loss per share to common stockholders...................     2.33

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    The Company recognizes revenue based on the percentage-of-completion units produced accounting method. Accordingly, revenue from services provided to customers is reported as earned as measured by the completion of units produced under the contract. Billings are prepared according to specific terms of individual contracts. Contracts generally provide for periodic payments as the work is completed with final amounts due upon completion and acceptance by the customer. Unbilled revenues represent amounts earned and recognized in the period for which billings are issued in the following period.

    Contract costs include all direct material and labor costs and the indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                                     F-1-7

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Revenues from engineering and project management services are recognized when the service has been provided.

INCOME TAXES

    The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates at which the resulting taxes are expected to be paid.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

INVENTORY

    Inventory is stated at the lower of cost or market, using the first in, first out method.

FIXED ASSETS

    Fixed assets are recorded at cost, less accumulated depreciation. Equipment under capital leases is stated at the present value of minimum lease payments or fair value at the inception of the lease, whichever is lower. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. Equipment held under capital leases approximated $580 and is amortized using the straight-line method over the shorter of the lease term or estimated useful life of the assets, with the related amortization included in depreciation expense.

    The useful lives of fixed assets are as follows:

Equipment...................................................  3 to 7 years
Furniture and fixtures......................................  3 to 5 years
Vehicles....................................................  3 to 5 years
Computers...................................................  1 to 3 years

CONCENTRATION OF CREDIT RISK

    The Company performs ongoing credit evaluations of its customers' financial condition. The Company believes its credit granting and collection procedures are sufficient to eliminate the risk of significant bad debt losses.

                                     F-1-8

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company maintains cash with a financial institution, which at times exceeds the FDIC insured limits. The Company limits the amount of credit exposure with financial institutions and believes that no significant concentration of credit risk exists with respect to cash.

DEFERRED FINANCING COSTS

    Deferred financing costs represent capitalized fees and expenses associated with obtaining financing. The costs are being amortized using the straight-line method, which approximates the interest method, over the shorter of the terms of the related loans or the period such loans are expected to be outstanding. Accumulated amortization of deferred financing costs at December 31, 1999, was $18.

GOODWILL

    The excess of purchase price over the fair value of assets acquired (goodwill) is being amortized on a straight-line basis over its estimated remaining economic life of 20 years. Accumulated amortization of goodwill at December 31, 1999, was $107.

LONG-LIVED ASSETS

    The Company evaluates its long-lived assets, including goodwill, on an ongoing basis. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments include cash, credit facility borrowings, and term loans (see Note 7). The fair values of the Company's financial instruments were not materially different from their carrying values at December 31, 1999. The Company estimates the fair value of its obligations using the discounted cash flow method with interest rates currently available for similar obligations.

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs incurred on uncompleted contracts.....................  $16,032
Estimated earnings..........................................    4,755
                                                              -------
                                                               20,787
Less: Billings to date......................................  (19,331)
                                                              -------
                                                              $ 1,456
                                                              =======

                                     F-1-9

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS (CONTINUED)
    The foregoing balance is included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $1,727
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................    (271)
                                                              ------
                                                              $1,456
                                                              ======

5. FIXED ASSETS

    Fixed assets consist of the following as of December 31, 1999:

Equipment...................................................  $10,274
Vehicles....................................................    4,626
Computers...................................................       70
Furniture and fixtures......................................       50
                                                              -------
                                                               15,020
Less: Accumulated depreciation..............................      (47)
                                                              -------
                                                              $14,973
                                                              =======

6. ACCRUED EXPENSES

    Accrued expenses consist of the following as of December 31, 1999:

Accrued payables............................................  $  951
Payroll and benefits........................................     593
Accrued project costs.......................................     405
Interest....................................................     328
Due to affiliates...........................................     250
Taxes, including taxes other than income....................     369
Other.......................................................     443
                                                              ------
                                                              $3,339
                                                              ======

                                     F-1-10

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

7. DEBT

    The Company's debt consists of the following at December 31, 1999:

Revolving credit facility...................................  $ 2,687
Term loan A.................................................   31,300
Term loan B.................................................   27,400
Note payable................................................       99
                                                              -------
                                                               61,486
Less: Revolving credit facility.............................   (2,687)
                                                              -------
                                                               58,799
Less: Current portion of long-term debt.....................   (6,049)
                                                              -------
Long-term debt..............................................  $52,750
                                                              =======

    In connection with the CLS acquisition on October 19, 1999, the Company entered into a credit agreement, as amended, that provides for a revolving credit facility (the revolver) and two term loan facilities, Term loan A and Term loan B, up to $122 million. The funds available under the credit agreement may be used for acquisitions and general corporate needs. The revolver commits cash borrowings and letters of credit (not to exceed $3 million) totaling the lesser of $20 million or the Company's borrowing base. The Company's borrowing base equals 85% of qualifying accounts receivable and 50% of qualifying inventory. At December 31, 1999, the Company had borrowings outstanding of $2,687 and unused credit available of $17,313 under the revolver. At
December 31, 1999, no letters of credit were outstanding. The revolver expires October 19, 2004.

    Principal payments on the term loan borrowings under the credit agreement, as amended, are due quarterly commencing March 2000 and are based on a percentage of the term loan commitments. The quarterly repayment percentage ranges from 3.5% to 8.67% for Term loan A obligations with the last payment due September 2004 and from .25% to 15.834% for Term loan B obligations with the last payment due September 2006.

    The revolver and term loans provide, at the Company's option, interest at:
(i) the greater of the prime rate or the Federal Funds rate, plus the applicable margin, as defined in the credit agreement (the base rate loans), or (ii) the Euro-Rate, as defined in the credit agreement, plus the applicable margin (the Euro-Rate loans). The applicable margin for the revolver is between 1.0% and 1.75% for the base rate loans and between 2.5% and 3.25% for the Euro-Rate loans. The applicable margin for the term loans is between 1.0% and 2.25% for the base rate loans and between 2.5% and 3.75% for the Euro-Rate loans, in each case based on the Company's consolidated leverage ratio as defined. At
December 31, 1999, borrowings under the revolver, Term loan A, and Term loan B bore interest at 10%, 10%, and 10.5%, respectively.

    Interest on the revolver and term loans is payable quarterly on the base rate loans and for the Euro-Rate loans at the earlier of maturity or 90 days.

    The credit agreement calls for a commitment fee payable quarterly in arrears based on the average daily difference between the revolver commitment and the sum of revolver borrowings and letters of credit

                                     F-1-11

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

7. DEBT (CONTINUED)
outstanding. The rate is .5% per annum through the initial adjustment date as defined in the credit agreement and will range thereafter from .375% to .5% based upon the Company's leverage ratio.

    The credit agreement is secured by a first priority lien on substantially all of the Company's assets. The credit agreement also contains covenants restricting the Company's ability to: (i) incur additional indebtedness,
(ii) dispose of property, (iii) declare or pay dividends, and (iv) transact with affiliates. The credit agreement also requires the Company to enter into an interest rate protection agreement in 2000 for a three-year period covering approximately 50% of the term loans advanced to the Company.

    Aggregate maturities of long-term debt at December 31, 1999, are as follows:

2000........................................................  $ 6,049
2001........................................................    7,550
2002........................................................    8,350
2003........................................................    9,150
2004........................................................    2,050
Thereafter..................................................   25,650
                                                              -------
                                                              $58,799
                                                              =======

8. PREFERRED STOCK

    The Company issued 37,265 shares of cumulative, mandatorily redeemable, nonvoting, Series A preferred stock for proceeds of $37,265. Each share of preferred stock has a par value of $.01 and a liquidation value of $1,000 per share, and it accumulates dividends at a rate of 10.0% per annum of the liquidation value. Upon the liquidation, dissolution, or winding up of the Company, or on the first business day of October 2006, whichever comes sooner, the preferred stock must be redeemed at its liquidation value together with any unpaid dividends which approximates $37,517 in aggregate at December 31, 1999. As of December 31, 1999, $252 of dividends were accumulated and unpaid.

9. INCOME TAXES

    The benefit for income taxes consists of the following for the period from October 19, 1999 to December 31, 1999:

Deferred:
  Federal...................................................  $447
  State.....................................................    82
                                                              ----
Income tax benefit..........................................  $529
                                                              ====

                                     F-1-12

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

9. INCOME TAXES (CONTINUED)
    The income tax benefit differs from the amount of income tax benefit computed by applying the U.S. federal income tax rate to loss before income taxes for the period from October 19, 1999 to December 31, 1999. A reconciliation of the difference is as follows:

Income tax benefit at statutory federal tax rate............  $476
Increase resulting from state and local tax benefits, net of
  federal effect............................................    53
                                                              ----
Benefit for income taxes....................................  $529
                                                              ====

    The tax effect of temporary differences that gave rise to deferred tax assets consists of the following at December 31, 1999:

Excess purchase price over predecessor's basis..............  $ 968
Net operating loss carryforward.............................    503
Other--Principally accruals.................................     26
                                                              -----
Total deferred assets.......................................  1,497
Less: Valuation allowance...................................   (968)
                                                              -----
Net deferred tax assets.....................................  $ 529
                                                              =====

    The Company recorded $968 of deferred tax assets in connection with the CLS acquisition relating to the amount of purchase price deductible for tax and not for books. The Company's net operating losses expire in the year 2020.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, tax planning strategies, and projected future taxable income in making this assessment. Based upon the level of historical taxable income of the acquired companies (see Note 2) and projections for future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1999.

10. RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENTS

    The Company entered into cancelable management service agreements with stockholders that have seven-year terms. The fees associated with the agreements are payable quarterly and will not exceed $1,000 per year in aggregate. For the period from October 19, 1999 to December 31, 1999, the Company recorded $250 in expense associated with these agreements.

                                     F-1-13

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

10. RELATED PARTY TRANSACTIONS (CONTINUED)
RELATED PARTY LEASES

    The Company leases certain operating facilities and offices under operating leases from stockholders that commence in 2000. Future minimum rental payments required under these leases are $48 and $27 for 2000 and 2001, respectively.

11. BENEFIT PLANS AND OTHER COMPENSATION

    The Company maintains defined-contribution 401(k) plans and a profit-sharing retirement plan that covers substantially all of its employees. The plans provide for discretionary employer contributions. The Company's cost recognized as expense associated with these plans for the period from October 19, 1999 to December 31, 1999 was zero.

    In 1999, the Company adopted a stock option plan. Under the plan, the Board of Directors, at its discretion, can issue options for up to 25,000 shares of common stock. The exercise price and vesting periods are determined by the Board of Directors on the issuance date. No options were issued during the period from October 19, 1999 to December 31, 1999.

12. LEASE COMMITMENTS

    The Company leases various assets whose terms and conditions qualify the obligations for treatment as capital leases.

    The Company also leases certain facilities and equipment under various noncancelable operating lease agreements. Future minimum lease payments under capital and noncancelable operating leases, including those with related parties, as of December 31, 1999, are as follows:

                                                             CAPITAL    OPERATING
                                                              LEASES     LEASES
                                                             --------   ---------
2000.......................................................   $ 168       $604
2001.......................................................     168         51
2002.......................................................     162         17
2003.......................................................     125         --
2004.......................................................      33         --
Thereafter.................................................      --         --
                                                              -----       ----
Total minimum lease payments...............................     656       $672
                                                                          ====
Less: Amount representing interest.........................     (72)
                                                              -----
Present value of net minimum capital lease payments........     584
Less: Current portion of obligations under capital
  leases...................................................    (121)
                                                              -----
Obligations under capital leases, excluding current
  installments.............................................   $ 463
                                                              =====

    Rent expense was $108 for the period from October 19, 1999 to December 31, 1999.

                                     F-1-14

                                 LINC.NET, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

13. ADDITIONAL PURCHASE PRICE ARRANGEMENTS

    The terms of the Company's CLS and C&B acquisition agreements provide for additional consideration to be paid if the respective acquired entity's results of operations exceed certain targeted levels. The targeted levels are set above the historical experience of the acquired entity at the time of acquisition. Provided the targets are achieved or exceeded, the additional consideration for CLS and C&B would be paid in 2000 and 2001, respectively, at which time it would be recorded as additional goodwill.

14. SEGMENT INFORMATION

    The Company operates in a single segment: network infrastructure services to the telecommunications, Internet, cable TV providers and to a lesser extent energy companies. All of the Company's revenues are derived in the United States.

15. LOSS PER SHARE

    Basic loss per share is shown on the face of the statement of operations. Basic loss per share is based on the weighted average number of common shares outstanding from October 19, 1999 to December 31, 1999.

    The following table sets forth the computation of basic loss per share:

Net loss....................................................  $  (830)
Preferred stock dividends...................................     (252)
                                                              -------
Net loss of common stockholders.............................   (1,082)

Weighted average number of common shares outstanding........  143,954

Net loss per share--Basic...................................  $  7.51
                                                              =======

16. SUBSEQUENT EVENTS

    On January 21, 2000, the Company acquired the stock of North Shore Cable Contractors, Inc. (NSC) for $5,752. NSC is primarily engaged in the installation of underground utilities consisting of conduit/fiber optic cable. The acquisition was financed through the Company's credit agreement and stock issuances.

    On March 13, 2000, the Company acquired a 55.6% interest (44.1% voting control) in Telpro Technologies, Inc. (Telpro) for $18.3 million. Telpro provides telecommunication equipment, engineering, design and installation services to the central offices of major network providers.

                                     F-1-15

                                 LINC.NET, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2000

                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

ASSETS

Current assets:
  Cash and cash equivalents.................................  $  3,233
  Accounts receivable (less allowances of $115).............    38,247
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................    18,314
  Inventory.................................................       231
  Prepaids and other assets.................................     3,305
  Due from affiliate........................................    16,641
                                                              --------
Total current assets........................................    79,971

Fixed assets, net...........................................    29,758
Goodwill, net...............................................   119,442
Deferred financing costs, net...............................     5,726
Investments in affiliate....................................    21,195
Other noncurrent assets.....................................       521
                                                              --------
Total assets................................................  $256,613
                                                              ========

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.........................  $  2,846
  Revolving credit facility.................................     9,750
  Accounts payable and accrual expenses.....................    23,637
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................       942
  Current portion of capital lease obligations..............       168
                                                              --------
Total current liabilities...................................    37,343

Long-term debt, less current portion........................   131,160
Capital lease obligations, less current portion.............       340
Series A mandatorily redeemable preferred stock, $.01 par
  value, 125,000 shares authorized; 75,915 shares issued and
  outstanding...............................................    78,807
Stockholders' equity:

Common stock, $.01 par value, 1,500,000 shares authorized;
  907,505 shares issued and outstanding.....................         9
Series B redeemable preferred stock, $.01 par value, 25,000
  shares authorized; 5,760 shares issued and outstanding....     5,919
Additional paid-in capital..................................     9,066
Accumulated deficit.........................................    (3,313)
Stockholder loans...........................................      (228)
Excess of purchase price over predecessor basis.............    (2,490)
                                                              --------
Total stockholders' equity..................................     8,963
                                                              --------
Total liabilities and stockholders' equity..................  $256,613
                                                              ========

     See accompanying notes to condensed consolidated financial statements.

                                     F-1-16

                                 LINC.NET, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 2000

                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

Net revenue.................................................  $67,717
Costs of sales..............................................   55,647
                                                              -------
  Gross profit..............................................   12,070
General and administrative expenses.........................    6,395
Amortization of goodwill....................................    2,124
Management fees.............................................      500
                                                              -------
Total operating expenses....................................    9,019
                                                              -------

  Income from operations....................................    3,051
Other income (expense):
  Interest income...........................................       17
  Interest expense..........................................   (5,110)
  Other income, net.........................................       64
                                                              -------
Total other expense, net....................................   (5,029)
                                                              -------
(Loss) before income taxes and equity in income of
  investees.................................................   (1,978)
Equity in income of investees...............................    1,754
                                                              -------
(Loss) before income taxes..................................     (224)
Income tax benefit..........................................      791
                                                              -------
Net income..................................................      567
Preferred stock dividends...................................   (2,798)
                                                              -------
Net loss to common stockholders.............................  $(2,231)
                                                              =======
Loss per common share--basic................................  $ (4.02)
                                                              =======

     See accompanying notes to condensed consolidated financial statements.

                                     F-1-17

                                 LINC.NET, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                         SIX MONTHS ENDED JUNE 30, 2000

                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income..................................................  $     567
Adjustment to reconcile net income to net cash used in
  operating activities:
  Depreciation..............................................      2,100
  Amortization..............................................      2,381
  Equity in income of investee..............................     (1,754)
  Deferred income taxes.....................................       (811)
  Changes in operating assets and liabilities (net of
    acquired companies):
    Accounts receivable.....................................      1,767
    Prepaid expenses and other current assets...............     (1,102)
    Inventory...............................................        148
    Costs and estimated earnings in excess of billings,
      net...................................................    (13,751)
    Other assets............................................        253
    Accounts payable........................................       (120)
    Accrued expenses........................................      3,584
    Due from affiliate......................................    (16,653)
                                                              ---------
Net cash used in operating activities.......................    (23,391)

INVESTING ACTIVITIES
  Acquisitions, net of cash acquired........................    (79,598)
  Capital expenditures......................................     (4,237)
  Investments in Telpro.....................................    (19,429)
                                                              ---------
Net cash used in investing activities.......................   (103,264)

FINANCING ACTIVITIES
  Proceeds from issuance of debt............................     76,950
  Principal payments on debt................................     (2,410)
  Payment of debt issuance costs............................     (3,902)
  Net proceeds from revolving credit facility...............      7,063
  Payments under capital lease obligations..................       (478)
  Proceeds from the issuance of stock.......................     49,118
                                                              ---------
Net cash provided by financing activities...................    126,341
                                                              ---------
Net decrease in cash and cash equivalents...................       (314)
Cash and cash equivalents at beginning of period............      3,547
                                                              ---------
Cash and cash equivalents at end of period..................  $   3,233
                                                              =========

     See accompanying notes to condensed consolidated financial statements.

                                     F-1-18

                                 LINC.NET, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2000

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

1.  ORGANIZATION

    Linc.net, Inc. (the Company) was incorporated on October 18, 1999, in accordance with the laws of the state of Delaware. The Company operates as a supplier of network infrastructure services to telecommunications, Internet, cable TV providers and to a lesser extent, energy companies.

2.  INTERIM FINANCIAL INFORMATION

    The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instruction to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000. These financial statements should be read in conjunction with the financial statements, including the notes thereto, for the period from October 19, 1999 to December 31, 1999.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.  ACQUISITIONS

    On January 21, 2000 the Company acquired all of the outstanding stock of North Shore Cable Cable Contractors, Inc. (NSC) for $6.1 million. The purchase price, including costs incurred directly related to the transaction, was preliminarily allocated to working capital of approximately $.5 million and fixed assets of approximately $1.1 million, non-current liabilities of $.9 million and resulted in an excess purchase price over net identifiable assets of approximately $5.4 million. NSC provides network infrastructure installation services primarily to the telecommunications and cable industries.

    On March 13, 2000 the Company acquired a 55.6% interest (44.1% voting control) in Telpro Technologies, Inc. (Telpro) for $16.2 million. On May 19, 2000 the Company acquired additional shares for $1.1 million which resulted in the Company owning a 59.4% interest (49.0% voting control). The Company has agreed to acquire the remaining outstanding shares of Telpro, contingent upon the occurrence of certain events. The Company has accounted for their investment in Telpro under the equity method of accounting until a controlling interest in Telpro is obtained. Telpro provides telecommunication equipment, engineering, design and installation services to the central offices of major network providers.

    On May 3, 2000 the Company acquired all of the outstanding stock of George
M. Construction, Inc. (George M) for $22.1 million. The purchase price, including costs incurred directly related to the transaction, was preliminarily allocated to working capital of approximately $5.0 million and fixed assets of approximately $5.1 million and resulted in an excess purchase price over net identifiable assets of approximately $12.0 million. George M.'s specializes in the installation of public utility telecommunications infrastructure.

                                     F-1-19

                                 LINC.NET, INC.

                                 JUNE 30, 2000

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

3.  ACQUISITIONS (CONTINUED)
    On May 8, 2000 the Company acquired all of the outstanding stock of Utility Consultants, Inc. (UCI) for $17.3 million. The purchase price, including costs incurred directly related to the transaction, was preliminarily allocated to working capital of approximately $7.3 million, non-current liabilities of $.4 million and fixed assets of approximately $.8 million and resulted in an excess purchase price over net identifiable assets of approximately $9.6 million. UCI provides engineering and design and build services to the telecommunications and electrical industries.

    On May 10, 2000 the Company acquired certain net assets of Communicor Corporation USA (Communicor) for $12.8 million. The purchase price, including costs incurred directly related to the transaction, was preliminarily allocated to working capital (deficit) of approximately $(1.7) million and fixed assets of approximately $1.0 million and resulted in an excess purchase price over net identifiable assets of approximately $13.5 million. Communicor provides network infrastructure services primarily to the telecommunications industry.

    On June 16, 2000 the Company acquired all of the outstanding stock of Craig Enterprises, Inc. (Craig) for $24.3 million. The purchase price, including costs incurred directly related to the transaction, was preliminarily allocated to working capital of approximately $2.3 million, non-current liabilities of $.6 million and fixed assets of approximately $4.7 million and resulted in an excess purchase price over net identifiable assets of approximately
$17.9 million. Craig provides network infrastructure services primarily to the telecommunications industry.

    The NSC, George M., UCI, Communicor and Craig acquisitions described above have been accounted for by the purchase method of accounting and accordingly, the results of operations for these acquisitions have been included in the Company's condensed consolidated financial statements from their respective dates of acquisitions.

    Unaudited pro forma information with respect to the Company as if the 2000 acquisitions had occurred on January 1, 2000 is as follows:

Net revenue.................................................  $217,767
Income before income taxes..................................    10,063
Net income to common stockholders...........................     5,725
Net income per share to common stockholders.................  $  10.30

4.  DEBT

    On June 16, 2000, the Company entered into an amended and restated senior credit facility that increased the previous facility from $122 million to $230 million. Under the new credit facility, the Company may borrow up to $30 million in revolving credit loans and letters of credit and up to $200 million in term loans ($100 million in Term Loan A and $100 million in Term Loan B). All revolving loans, if any, mature on June 16, 2005. The term loans mature in quarterly installments on March 31, June 30, September 30 and December 31 of each year beginning on March 31, 2001 (Term Loan A series)

                                     F-1-20

                                 LINC.NET, INC.

                                 JUNE 30, 2000

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

4.  DEBT (CONTINUED)
and June 30, 2000 (Term Loan B series) and ending in December 2005 (Term Loan A series) and March 2007 (Term Loan B series).

    Borrowings under the credit facility bear interest at a floating rate and may be maintained as base rate loans or, at our option, as Euro-rate loans. Base rate loans bear interest at the base rate plus an applicable margin for the revolving credit facility and the Term Loan A facility and 250 basis points for the Term Loan B facility. Base rate is defined in the senior credit facility as the higher of the interest rate per annum announced from time to time by PNC Bank and the federal funds effective rate, plus one half percent ( 1/2%) per annum. Euro-rate loans bear interest at the Euro-rate as described in the amended senior credit facility, plus an applicable margin for the bank credit facility and the Term Loan A facility, and 400 basis points for the Term Loan B facility.

    Under the senior credit facility the Company must also pay commitment fees, which are calculated at a rate per annum based on certain financial covenants in the case of the revolving credit loans, and based on a percentage of the difference between committed amounts and amounts actually borrowed in the case of the Term Loan A facility.

    Voluntary prepayments of amounts outstanding under the amended senior credit facility are permitted at any time, so long as the Company gives notice as required by the facility. However, if a prepayment is made with respect to a Euro-rate loan and the prepayment is made on a date other than an interest payment date, the Company must pay a fee to compensate the lender for losses and expenses incurred as a result of the prepayment.

    The amended senior credit facility requires the Company to meet certain financial tests, including, without limitation, minimum fixed charge coverage ratios, a maximum leverage ratio and a minimum interest coverage ratio. In addition, the amended senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

    The senior credit facility is secured by a first priority security interest in all of our receivables, contracts, contract rights, equipment, intellectual property, inventory and all other tangible and intangible assets and each of the Company's domestic subsidiaries, subject to certain customary exceptions and a pledge of all capital stock of any direct and indirect domestic subsidiaries.

    The Company has a program in place which covers approximately $29.8 million of outstanding indebtedness as of June 30, 2000, for purposes of reducing the Company's exposure to interest rate fluctuations. On February 28, 2000, the Company entered into an interest rate swap agreement with PNC Bank, National Association. The initial notional principal amount of the agreement was $31.0 million, with such amount decreasing on a quarterly basis to approximately $21.9 million on March 1, 2003, when the agreement terminates. This agreement establishes a fixed rate of 10.55% for such debt.

                                     F-1-21

                                 LINC.NET, INC.

                                 JUNE 30, 2000

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

5.  STOCK ISSUANCES

    Concurrent with each of the acquisitions described above (see note 3) the Company sold stock to finance the related acquisition. In aggregate, the Company issued 84,170 and 5,790 shares of Series A mandatorily redeemable preferred stock and Series B redeemable preferred stock, respectively, and 998,108 shares of common stock for approximately $49.5 million in proceeds.

6.  LOSS PER SHARE

    Basic loss per share is shown on the face of the statement of operations. Basic loss per share is based on the weighted average number of common shares outstanding for the six months ending June 30, 2000. The following table sets forth the computation of basic loss per share:

Net income..................................................  $    567
Preferred stock dividends...................................    (2,798)
                                                              --------
Net loss to common stockholders.............................  $ (2,231)
                                                              --------
Weighted Average number of common shares outstanding........   555,663

Net loss per share--basic...................................  $   4.02

7.  INVENTORIES

    Inventory is stated at the lower of cost or market, using the first in, first out method. Inventory consists principally of parts purchased for resale or for use in construction activities. Accordingly, there is no work in process or finished goods inventory.

8.  INFORMATION ON INVESTEES

    On March 13, 2000 the Company acquired a non-controlling interest in Telpro. The Company is accounting for their ownership of Telpro under the equity method of accounting. The following additional summarized income statement information regarding Telpro's stand-alone results of operations for the period from March 14, 2000 to June 30, 2000 is provided below:

Net revenue.................................................  $17,631
Gross profit................................................   10,885
Income before taxes.........................................    5,153
                                                              -------
Net income..................................................  $ 3,092
                                                              =======

9.  SUBSEQUENT EVENTS

    On August 3, 2000 the Company acquired all of the outstanding stock of Felix Equities, Inc. and Affiliates (Felix) for $96.2 million. The purchase price, including costs incurred directly related to the transaction, was preliminarily allocated to working capital of approximately $2.0 million and fixed assets of approximately $8.7 million and resulted in an excess purchase price over net identifiable assets of approximately $85.5 million.

                                     F-1-22

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
M & P Utilities, Inc., and Muller & Pribyl Utilities, Inc.

    We have audited the accompanying combined balance sheet of M&P
Utilities, Inc. and Muller & Pribyl Utilities, Inc. (collectively, the Company) as of December 31, 1998 and December 21, 1999, and the related combined statements of income, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to December 21, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 1998 and December 21, 1999, and the combined results of its operations and its cash flows for years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to December 21, 1999, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
July 14, 2000

                                     F-2-1

                           M & P UTILITIES, INC. AND
                        MULLER & PRIBYL UTILITIES, INC.

                            COMBINED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31   DECEMBER 21
                                                                 1998          1999
                                                              -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 2,275       $   970
  Accounts receivable, including retainage of $393 and
    $1,781
    (less allowance of $20).................................      6,208        13,369
  Unbilled revenues.........................................         52           516
  Inventory.................................................        123           149
  Prepaid expenses and other current assets.................         55           109
                                                                -------       -------
Total current assets........................................      8,713        15,113
Fixed assets, net...........................................      6,328         6,716
                                                                -------       -------
Total assets................................................    $15,041       $21,829
                                                                =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 1,257       $ 3,091
  Accrued expenses..........................................        339         1,409
  Allowance for losses on contracts.........................         --           135
  Accrued transaction costs.................................         --         2,215
  Additional costs to be incurred in completion of
    contracts...............................................         80           405
  Accrued bonuses...........................................         --         2,270
  Advance billings..........................................        301           958
  Note payable..............................................         43            99
  Current portion of capital lease obligations..............         --           121
                                                                -------       -------
Total current liabilities...................................      2,020        10,703

Capital lease obligations, less current portion.............         --           463

Stockholders' equity
  Common stock..............................................          2             2
  Additional paid-in-capital................................        802           802
  Retained earnings.........................................     12,217         9,859
                                                                -------       -------
Total stockholders' equity..................................     13,021        10,663
                                                                -------       -------
Total liabilities and stockholders' equity..................    $15,041       $21,829
                                                                =======       =======

                            See accompanying notes.

                                     F-2-2

                           M & P UTILITIES, INC. AND
                        MULLER & PRIBYL UTILITIES, INC.

                         COMBINED STATEMENTS OF INCOME

                             (AMOUNTS IN THOUSANDS)

                                                                                      PERIOD
                                                                                       FROM
                                                                  YEARS ENDED        JANUARY 1
                                                                  DECEMBER 31         1999 TO
                                                              -------------------   DECEMBER 21
                                                                1997       1998        1999
                                                              --------   --------   -----------
Net revenue.................................................  $22,652    $28,900     $ 43,916
Costs of sales..............................................   16,408     22,672       32,701
                                                              -------    -------     --------
Gross profit................................................    6,244      6,228       11,215
General and administrative expenses.........................    1,343      1,446        1,781
                                                              -------    -------     --------
Income from operations......................................    4,901      4,782        9,434

Other income (expense):
  Interest income...........................................       85         55           97
  Interest expense..........................................     (166)       (16)         (34)
  Transaction costs related to sale of company..............       --         --       (4,485)
  Other income (expense)....................................      153          1          (31)
                                                              -------    -------     --------
Total other income (expense), net...........................       72         40       (4,453)
                                                              -------    -------     --------
Income before state income taxes............................    4,973      4,822        4,981
Provision for state income taxes............................        5         51           71
                                                              -------    -------     --------
Net income..................................................  $ 4,968    $ 4,771     $  4,910
                                                              =======    =======     ========

                            See accompanying notes.

                                     F-2-3

                           M & P UTILITIES, INC. AND
                        MULLER & PRIBYL UTILITIES, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        M&P UTILITIES, INC.                        MULLER & PRIBYL UTILITIES,INC.
                           ----------------------------------------------   ---------------------------------------------
                                                    ADDITIONAL                                     ADDITIONAL
                                        COMMON       PAID-IN     RETAINED               COMMON       PAID-IN     RETAINED
                            SHARES     STOCK (1)     CAPITAL     EARNINGS    SHARES    STOCK (2)     CAPITAL     EARNINGS    TOTAL
                           --------   -----------   ----------   --------   --------   ---------   -----------   --------   --------
Balance at December 31,
  1996...................    100      $       --       $302      $   891      200        $  2      $       --    $ 7,162    $ 8,357
Net income...............     --              --         --        3,869       --          --              --      1,099      4,968
Distributions to
  stockholders...........     --              --         --          (53)      --          --              --     (2,261)    (2,314)
                             ---      -----------      ----      -------      ---        ----      -----------   -------    -------
Balance at December 31,
  1997...................    100              --        302        4,707      200           2              --      6,000     11,011
Net income...............     --              --         --        3,671       --          --              --      1,100      4,771
Contributed capital......     --              --        500           --       --          --              --         --        500
Distributions to
  stockholders...........     --              --         --       (1,042)      --          --              --     (2,219)    (3,261)
                             ---      -----------      ----      -------      ---        ----      -----------   -------    -------
Balance at December 31,
  1998...................    100              --        802        7,336      200           2              --      4,881     13,021
                             ---      -----------      ----      -------      ---        ----      -----------   -------    -------
Net income...............     --              --         --        3,932       --          --              --        978      4,910
Distributions to
  stockholders...........     --              --         --       (4,730)      --          --              --     (2,538)    (7,268)
                             ---      -----------      ----      -------      ---        ----      -----------   -------    -------
Balance at December 21,
  1999...................    100              --       $802      $ 6,538      200        $  2      $       --    $ 3,321    $10,663
                             ===      ===========      ====      =======      ===        ====      ===========   =======    =======

------------------------

(1) No par value, 2,500 shares authorized; 100 shares issued and outstanding.

(2) $10 par value, 200 shares authorized, issued, and outstanding.

                            See accompanying notes.

                                     F-2-4

                           M & P UTILITIES, INC. AND
                        MULLER & PRIBYL UTILITIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                 YEAR ENDED           PERIOD FROM
                                                                 DECEMBER 31       JANUARY 1 1999 TO
                                                             -------------------      DECEMBER 21
                                                               1997       1998           1999
                                                             --------   --------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $ 4,968    $ 4,771         $ 4,910
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation.............................................    1,137      1,338           1,540
  Gain on disposals of fixed assets........................      (11)        (1)             --
  Provision for doubtful accounts..........................       --         20              --
  Changes in operating assets and liabilities:
    Decrease (increase) in operating assets:
      Accounts receivable and unbilled revenues............      237     (1,568)         (7,625)
      Inventory............................................       (8)      (110)            (26)
      Prepaid expenses and other current assets............      890        403             (54)
    Increase (decrease) in operating liabilities:
      Accounts payable.....................................     (191)        32           1,834
      Accrued expenses.....................................      255        115           6,672
                                                             -------    -------         -------
Net cash provided by operating activities..................    7,277      5,000           7,251
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets, net..............................   (2,208)    (2,031)         (1,251)
                                                             -------    -------         -------
Cash used in investing activities..........................   (2,208)    (2,031)         (1,251)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds of debt...........................................      221         --              99
Principal payments on debt.................................   (1,101)      (177)            (43)
Payment on capital lease obligations.......................       --         --             (93)
Capital contribution from stockholders.....................       --        500              --
Distributions..............................................   (2,314)    (3,261)         (7,268)
                                                             -------    -------         -------
Net cash used in financing activities......................   (3,194)    (2,938)         (7,305)
                                                             -------    -------         -------
Increase (decrease) in cash and cash equivalents...........    1,875         31          (1,305)
Cash and cash equivalents at beginning of year.............      369      2,244           2,275
                                                             -------    -------         -------
Cash and cash equivalents at end of year...................  $ 2,244    $ 2,275         $   970
                                                             =======    =======         =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest...................  $   166    $    16         $    34
  Debt issued for capital leased assets....................       --         --             677

                            See accompanying notes.

                                     F-2-5

                           M & P UTILITIES, INC. AND
                        MULLER & PRIBYL UTILITIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (AMOUNTS IN THOUSANDS)
                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999
               AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying financial statements represent the combined financial statements of M&P Utilities, Inc. and Muller & Pribyl Utilities, Inc. (collectively, the Company). The Company is located in Hamel, Minnesota, and it provides network infrastructure installation services to telecommunications, Internet, cable TV providers and, to a lesser extent, energy companies. These services are provided in various states in the upper midwest. Services are performed primarily under fixed-price per unit produced contracts.

    The financial statements of M&P Utilities, Inc. and Muller & Pribyl, Inc. have been presented on a combined basis due to common stockholder control. All significant intercompany balances and transactions have been eliminated.

2. SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

    Inventories, consisting of raw materials and supplies, are stated at the lower of cost, determined using the first in, first out method, or market.

FIXED ASSETS

    Fixed assets are stated at cost, less accumulated depreciation. Equipment recorded under capital leases is stated at the present value of the minimum lease payments at the inception of the lease. Depreciation is calculated using the straight-line method over the estimated service life of seven years, except for building improvements and equipment under capital leases, which are amortized over the shorter of the lease term or related asset life. Amortization of assets recorded under capital leases is included in depreciation expense.

    Maintenance, repairs, and renewals, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gains or losses on disposition of property equipment are included in income.

REVENUE AND COST RECOGNITION

    The Company recognizes revenue based on the percentage-of-completion units produced accounting method. Accordingly, revenue from services provided to customers is reported as earned as measured by the completion of units produced under the contract. Billings are prepared according to specific terms of individual contracts. Contracts generally provide for periodic payments as work is completed with final amounts due upon completion and acceptance of the project by the customer. Unbilled revenues represent amounts earned and recognized in the period for which billings are issued in the following period.

    Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                                     F-2-6

                           M & P UTILITIES, INC. AND
                        MULLER & PRIBYL UTILITIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SIGNIFICANT CUSTOMERS

    One customer accounted for approximately 12% of the Company's accounts receivable balance at December 31, 1998 and three customers individually accounted for greater than 10% of the Company's accounts receivable, representing 32%, 21% and 12% of accounts receivable at December 21, 1999. For the year ended December 31, 1997, three customers individually accounted for greater than 10% of the Company's revenues, representing 19%, 11% and 10% of the Company's revenues. For the years ended December 31, 1998 and 1997, one customer accounted for approximately 18% and 21% of the Company's revenues, respectively.

INCOME TAXES

    For income tax purposes, the Company has elected to be treated as an S Corporation under the applicable sections of the Internal Revenue Code and various state laws as allowed. Accordingly, there are no provisions for federal and certain state income taxes and as such, income of the Company is included in the taxable income of the stockholders. The provision for income taxes includes state income taxes which are due regardless of the Company's elected tax status.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    The Company maintains cash and cash equivalents with a financial institution. At times, such amounts exceed the FDIC insured limits. The Company limits the amount of credit exposure with one financial institution, and management believes that no significant concentration of credit risk exists with respect to cash investments.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The combined financial statements report revised management estimates to reflect actual information and results.

                                     F-2-7

                           M & P UTILITIES, INC. AND
                        MULLER & PRIBYL UTILITIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. FIXED ASSETS

    Fixed assets at cost consists of:

                                                       DECEMBER 31   DECEMBER 21
                                                          1998          1999
                                                       -----------   -----------
Machinery and equipment..............................    $ 8,813       $10,604
Transportation equipment.............................      3,483         3,548
Office equipment.....................................        166           210
Tools................................................        337           368
Building improvements................................          8             9
                                                         -------       -------
                                                          12,807        14,739
Less: Accumulated depreciation.......................      6,479         8,023
                                                         -------       -------
                                                         $ 6,328       $ 6,716
                                                         =======       =======

4. INDEBTEDNESS

    The Company has two revolving credit agreements which allow for borrowings in aggregate of the lesser of $4,500 or 80% of eligible accounts receivable and inventory. The amount available at December 21, 1999, was limited to approximately $4,500. Borrowings under the credit agreements bear interest at the lender's prime rate, which was 8.5% at December 21, 1999, plus .5%. The credit agreements will expire and any outstanding borrowings will mature on March 31, 2000. No amounts were outstanding at December 21, 1999. Borrowings under the credit agreements are secured by the Company's assets and are also guaranteed by the Company's stockholders. The Company is also subject to certain financial covenants including minimum net worth amounts, cash flow coverage, and debt to worth ratios.

    The note payable in the amount of $98,977 at December 21, 1999, is due July 21, 2000 and is secured by equipment.

5. LEASES AND RELATED PARTY TRANSACTIONS

CAPITAL LEASES

    The Company leases vehicles through capital leases. Vehicles recorded under capital leases included within net fixed assets was $584 at December 21, 1999.

                                     F-2-8

                           M & P UTILITIES, INC. AND
                        MULLER & PRIBYL UTILITIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. LEASES AND RELATED PARTY TRANSACTIONS (CONTINUED)

    Future minimum lease payments under capital leases at December 21, 1999, together with the present value of the minimum lease payments are as follows:

2000........................................................  $ 168
2001........................................................    168
2002........................................................    163
2003........................................................    126
2004........................................................     31
2005 and thereafter.........................................     --
                                                              -----
Total minimum payments......................................    656
Less: Amounts representing interest.........................    (72)
                                                              -----
Present value of minimum payments...........................    584
Less: Current portion                                          (121)
                                                              -----
Total long-term portion                                       $ 463
                                                              =====

OPERATING LEASES

    The Company's office and shop facility is owned by its stockholders who were paid $4 per month for its use during 1997, 1998, and 1999. In addition, the Company pays for real estate taxes, insurance, and costs.

6. LEGAL PROCEEDINGS

    The Company is subject to various claims, including workers' compensation and property damage claims, arising in the ordinary course of business, and is party to various legal proceedings which are routine, and incidental to the Company's business. In the opinion of management, all such matters are either adequately covered by insurance, reserved for, or are not expected to have a material adverse effect on the Company.

7. DEFINED-CONTRIBUTION PLAN

    The Company maintains a defined-contribution 401(k) plan covering substantially all of its nonunion employees. The plan provides for a discretionary employer profit-sharing contribution. The Company contributed $20, $41, and $52 to the plan for the years ending December 31, 1997 and 1998, and December 21, 1999, respectively.

8. SUBSEQUENT EVENT

    On December 21, 1999, the Company was acquired by Linc.net Inc. The Company expensed approximately $4,485 in costs directly associated with the transaction, of which approximately $2,200 related to employee bonuses that were contingent upon closing.

                                     F-2-9

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Capital Land Services, Inc.

    We have audited the accompanying balance sheets of Capital Land Services, Inc. as of December 31, 1998 and October 19, 1999, and the related statements of operations and retained earnings and cash flows for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to October 19, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Land Services, Inc. at December 31, 1998 and October 19, 1999, and the results of its operations and its cash flows for the year ended December 31, 1997 and 1998 and for the period from January 1, 1999 to October 19, 1999, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Chicago, Illinois

August 25, 2000

                                     F-3-1

                          CAPITAL LAND SERVICES, INC.

                                 BALANCE SHEETS

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 31,    OCTOBER 19,
                                                                  1998            1999
                                                              -------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................     $  520          $  151
  Accounts receivable, less allowance of $191 and $241......      1,711           1,625
  Cost and estimated earnings in excess of billings on
    uncompleted contracts...................................        621           1,197
  Prepaid and other current assets..........................         51              48
                                                                 ------          ------
Total current assets........................................      2,903           3,021

Fixed assets, net...........................................        165             114
Other noncurrent assets.....................................          4              12
                                                                 ------          ------
                                                                 $3,072          $3,147
                                                                 ======          ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................     $  142          $   14
  Accrued expenses..........................................        461           2,604
  Deferred income taxes.....................................         13               3
                                                                 ------          ------
Total current liabilities...................................        616           2,621

Stockholder's equity:
  Common stock, $1 par value, 25,000 shares authorized; 500
    shares issued and outstanding...........................         --              --
  Additional paid-in capital................................          4               4
  Retained earnings.........................................      2,452             522
                                                                 ------          ------
Total stockholder's equity..................................      2,456             526
                                                                 ------          ------
                                                                 $3,072          $3,147
                                                                 ======          ======

                See accompanying notes to financial statements.

                                     F-3-2

                          CAPITAL LAND SERVICES, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                             (AMOUNTS IN THOUSANDS)

                                                                                      PERIOD
                                                                                       FROM
                                                                                    JANUARY 1,
                                                                  YEARS ENDED         1999 TO
                                                                 DECEMBER 31,       OCTOBER 19,
                                                              -------------------   -----------
                                                                1997       1998        1999
                                                              --------   --------   -----------
Net revenues................................................  $ 13,637   $ 9,354      $ 7,137
Costs of sales..............................................     9,114     6,557        5,390
                                                              --------   -------      -------
Gross profit................................................     4,523     2,797        1,747

General and administrative..................................     2,366     1,291          954
                                                              --------   -------      -------
Operating income............................................     2,157     1,506          793

Other income (expense):
  Interest income...........................................        34        25           --
  Interest expense..........................................        (5)       (2)          --
  Transaction costs related to sale of company..............        --        --       (2,259)
  Other (expense) income....................................       (15)       --           17
                                                              --------   -------      -------
                                                                    14        23       (2,242)
                                                              --------   -------      -------
Income (loss) before income taxes...........................     2,171     1,529       (1,449)
Income taxes................................................       118        68           16
                                                              --------   -------      -------
Net income (loss)...........................................     2,053     1,461       (1,465)
Retained earnings, beginning of year........................     3,477     2,523        2,452
Distributions to stockholder................................    (3,007)   (1,532)        (465)
                                                              --------   -------      -------
Retained earnings, end of year..............................  $  2,523   $ 2,452      $   522
                                                              ========   =======      =======

                See accompanying notes to financial statements.

                                     F-3-3

                          CAPITAL LAND SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                                      PERIOD
                                                                                       FROM
                                                                  YEARS ENDED       JANUARY 1,
                                                                 DECEMBER 31,         1999 TO
                                                              -------------------   OCTOBER 19,
                                                                1997       1998        1999
                                                              --------   --------   -----------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 2,053    $ 1,461      $(1,466)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization...........................       83         84           73
    Provision for bad debts.................................       74        117           50
    Deferred income taxes...................................       --         (5)          (9)
    Changes in operating assets and liabilities:
      Accounts receivable...................................    1,056       (359)          35
      Costs and estimated earnings in excess of billings on
        uncompleted contracts...............................     (450)       433         (576)
      Prepaids and other assets.............................      177         --           (5)
      Accounts payable......................................     (112)        87         (128)
      Accrued liabilities...................................      (58)       252        2,143
                                                              -------    -------      -------
Net cash providing by operating activities..................    2,823      2,070          117

INVESTING ACTIVITIES
Purchases of equipment......................................     (131)       (22)         (21)
Proceeds received from related party note receivable........                 150           --
                                                              -------    -------      -------
Net cash (used in) provided by investing activities.........     (131)       128          (21)

FINANCING ACTIVITIES
Payment of amounts due to stockholder.......................     (320)      (240)          --
Distributions to stockholder................................   (3,007)    (1,532)        (465)
                                                              -------    -------      -------
Net cash used in financing activities.......................   (3,327)    (1,772)        (465)
                                                              -------    -------      -------
Net (decrease) increase in cash and cash equivalents........     (635)       426         (369)
Cash and cash equivalents, beginning of year................      729         94          520
                                                              -------    -------      -------
Cash and cash equivalents, end of period....................  $    94    $   520      $   151
                                                              =======    =======      =======
SUPPLEMENTAL DISCLOSURES
Cash paid for:
  Interest..................................................  $     5    $     2      $    --
  Income taxes..............................................       16        102           66

                See accompanying notes to financial statements.

                                     F-3-4

                          CAPITAL LAND SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                   YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
                PERIOD FROM JANUARY 1, 1999 TO OCTOBER 19, 1999

                             (AMOUNTS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS

    Capital Land Services, Inc. (the Company) provides project management and related services to the telecommunications industry throughout the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    For time and material based contracts, the Company recognizes revenue when services are performed. For other contracts, the Company recognizes revenue using the percentage-of-completion method, measured by the ratio of costs incurred to date to total estimated cost as applied to estimated total revenue.

    Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated total losses on uncompleted contracts, if any, are made in the period in which such losses become probable. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which such revisions are determined.

FIXED ASSETS

    Fixed assets, consisting primarily of computer and office equipment, are stated at cost and depreciated using the straight-line method based upon estimated useful lives which range from three to seven years.

ADVERTISING

    The Company expenses the cost of advertising as incurred. The Company incurred advertising costs of approximately $9, $28 and $27 for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to October 19, 1999, respectively.

INCOME TAXES

    For income tax purposes, the Company has elected to be treated as an S Corporation under the applicable sections of the Internal Revenue Code and various state laws as allowed. Accordingly, there are no provisions for federal and certain state income taxes and, as such, income of the Company is included in the taxable income of the stockholder. The provision for income taxes includes state income taxes which are due regardless of the Company's elected tax status. Differences between accounting rules and state tax laws cause differences between the basis of certain assets and liabilities for financial reporting and tax purposes. The tax effect of these differences is recorded as deferred income tax assets and liabilities.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                     F-3-5

                          CAPITAL LAND SERVICES, INC.

                   YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
                PERIOD FROM JANUARY 1, 1999 TO OCTOBER 19, 1999

                             (AMOUNTS IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    The Company performs ongoing credit evaluations of its customers' financial condition. The Company believes its credit granting and collection procedures are sufficient to eliminate the risk of significant bad debt losses.

    The Company maintains cash and cash equivalents with a financial institution. Cash equivalents include investments in financial instruments with high credit ratings including securities backed by the United States government. At times, such amounts exceed the FDIC limits. The Company limits the amount of credit exposure with these financial institutions and believes that no significant concentration of credit risk exists with respect to cash investments.

    At December 31, 1997, two customers accounted for 55% and 36% of accounts receivable and for the year ended December 31, 1997, three customers accounted for 63%, 10% and 10% of revenues. At December 31, 1998, two customers accounted for 48% and 43% of accounts receivable and for the year ended December 31, 1998, three customers accounted for 54%, 18% and 15% of revenues. At October 19, 1999, two customers accounted for 53% and 27% of accounts receivable and for the period from January 1, 1999 to October 19, 1999, three customers accounted for 40%, 31% and 16% of revenues.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

3.  FIXED ASSETS

    Fixed assets consist of the following:

                                                       DECEMBER 31,    OCTOBER 19,
                                                           1998            1999
                                                       -------------   ------------
Computers and software...............................      $ 250          $ 263
Office furniture and fixtures........................         58             58
Equipment............................................         84             92
                                                           -----          -----
                                                             392            413
Less: Accumulated depreciation.......................       (227)          (299)
                                                           -----          -----
Fixed assets, net....................................      $ 165          $ 114
                                                           =====          =====

                                     F-3-6

                          CAPITAL LAND SERVICES, INC.

                             (AMOUNTS IN THOUSANDS)

4. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                       DECEMBER 31,    OCTOBER 19,
                                                           1998            1999
                                                       -------------   ------------
Salaries, wages, and employee benefits...............      $379           $2,584
State income taxes and franchise taxes...............        73                7
Other................................................         9               13
                                                           ----           ------
                                                           $461           $2,604
                                                           ====           ======

5. NOTE PAYABLE TO STOCKHOLDER

    In December 1997, the Company borrowed $240 from the sole stockholder and president of the Company. The note bore interest at 7% per annum and was repaid with interest of $2 in 1998.

6. COMMITMENTS

    The Company leases office space and office equipment under noncancelable operating leases which expire in the year 2000. The future aggregate minimum rental payments under these operating leases are as follows:

Remainder of 1999...........................................    $ 27
2000........................................................      77
2001........................................................      16
2002........................................................      14
                                                                ----
                                                                $134
                                                                ====

    Rent expense was $112, $94 and $87 for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to October 19, 1999, respectively.

7. INCOME TAXES

    The provision for income taxes consists of the following:

                                                           DECEMBER 31,
                                                      ----------------------   OCTOBER 19,
                                                        1997          1998        1999
                                                      --------      --------   -----------
Current.............................................    $118          $73          $ 25
Deferred............................................      --           (5)           (9)
                                                        ----          ---          ----
                                                        $118          $68          $ 16
                                                        ====          ===          ====

    The principal items giving rise to deferred income taxes relate to the timing differences in the recognition of income and expenses for income tax and financial reporting purposes resulting from the Company's policy of reporting on the cash basis for income tax purposes and the accrual basis for financial reporting purposes.

                                     F-3-7

                          CAPITAL LAND SERVICES, INC.

                             (AMOUNTS IN THOUSANDS)

8. RELATED PARTY TRANSACTIONS

    The Company leases office space from its sole stockholder and president and recorded rent expense of $21 for this space for both the years ended
December 31, 1997 and 1998 and the period from January 1, 1999 to October 19, 1999.

    At December 31, 1998, the Company had a 25% ownership interest in Elkins Telecommunications (Elkins), which had no carrying value for financial reporting purposes. The Company's ownership interest in Elkins was subsequently sold for nominal consideration in January 1999.

    During 1998, the Company engaged Elkins to provide contract labor and at December 31, 1998, had an amount payable to Elkins of approximately $85, net of approximately $42 due from Elkins for services provided to Elkins. During 1999, the Company was no longer engaged with Elkins for contract labor, and as such, there were no amounts due to or from Elkins at October 19, 1999.

9. DEFINED-CONTRIBUTION PLAN

    The Company maintains a defined-contribution 401(k) plan covering substantially all employees. The Plan provides for a discretionary employer profit-sharing contribution. The Company did not make any contributions for the years ended December 31, 1997 and 1998 or for the period from January 1, 1999 to October 19, 1999.

10. SUBSEQUENT EVENT

    On October 19, 1999, the Company's stockholder and Linc.net Inc. entered into a stock purchase agreement whereby Linc.net Inc. acquired all of the outstanding capital stock of the Company at an aggregate purchase price of approximately $15.7 million. The Company expensed approximately $2.3 million in costs directly associated with the transaction, of which approximately
$2.2 million related to employee bonuses that were contingent upon closing.

                                     F-3-8

                         REPORT OF INDEPENDENT AUDITORS

Partners

  C & B Associates, Ltd. and C & B Associates II, Ltd.

    We have audited the accompanying combined balance sheet of C & B Associates, Ltd. and C & B Associates II, Ltd. (the Company) as of December 21, 1999, and the related combined statement of income, partnerships' equity, and cash flows for the period from January 1, 1999 to December 21, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 21, 1999, and the combined results of its operations and its cash flows for the period from January 1, 1999 to December 21, 1999, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
July 25, 2000

                                     F-4-1

                           C & B ASSOCIATES, LTD. AND
                           C & B ASSOCIATES II, LTD.

                             COMBINED BALANCE SHEET

                               DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,064
  Accounts receivable, including retainage of $1,843........    6,665
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      157
  Inventory.................................................      230
  Prepaid expenses and other current assets.................      496
                                                              -------
Total current assets........................................    9,612

Fixed assets, net...........................................    3,490
                                                              -------
Total assets................................................  $13,102
                                                              =======
LIABILITIES AND PARTNERSHIPS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,602
  Accrued expenses..........................................      217
  Billing in excess of cost and estimated earnings on
    uncompleted contracts...................................      156
  Current portion of notes payable..........................    1,490
                                                              -------
Total current liabilities...................................    4,465
Notes payable, less current portion.........................    1,324

Partnerships' equity:
  Partner contributions.....................................      331
  Retained earnings.........................................    6,987
  Accumulated other comprehensive income....................       (5)
                                                              -------
Total partnerships' equity..................................    7,313
                                                              -------
Total liabilities and partnerships' equity..................  $13,102
                                                              =======

                            See accompanying notes.

                                     F-4-2

                           C & B ASSOCIATES, LTD. AND

                           C & B ASSOCIATES II, LTD.

                          COMBINED STATEMENT OF INCOME

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

Net revenue.................................................  $31,964
Costs of sales..............................................   23,409
                                                              -------
Gross profit................................................    8,555
General and administrative expenses.........................    3,180
                                                              -------
Income from operations......................................    5,375
Other income and (expense):
  Interest income...........................................       85
  Interest expense..........................................     (241)
  Transaction costs related to sale of company..............     (956)
  Other income..............................................      110
                                                              -------
Total other expense, net....................................   (1,002)
                                                              -------
Income before state income taxes............................    4,373
State income taxes..........................................      145
                                                              -------
Net income..................................................  $ 4,228
                                                              =======

                            See accompanying notes.

                                     F-4-3

                           C & B ASSOCIATES, LTD. AND

                           C & B ASSOCIATES II, LTD.

                   COMBINED STATEMENT OF PARTNERSHIPS' EQUITY

                               DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

                                                                               ACCUMULATED
                                                                                  OTHER
                                                        PAID-IN    RETAINED   COMPREHENSIVE
                                                        CAPITAL    EARNINGS      INCOME        TOTAL
                                                        --------   --------   -------------   --------
Balance at December 31, 1998..........................    $331     $ 6,323         $(3)       $ 6,651
Net income............................................      --       4,228          --          4,228
Net unrealized loss on securities.....................      --          --          (2)            (2)
                                                                                              -------
Comprehensive Income..................................                                          4,226
Distributions to partners.............................      --      (3,564)         --         (3,564)
                                                          ----     -------         ---        -------
Balance at December 21, 1999..........................    $331     $ 6,987         $(5)       $ 7,313
                                                          ====     =======         ===        =======

                            See accompanying notes.

                                     F-4-4

                           C & B ASSOCIATES, LTD. AND

                           C & B ASSOCIATES II, LTD.

                        COMBINED STATEMENT OF CASH FLOWS

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $ 4,228
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................    1,170
  Provision for doubtful accounts...........................       69
  Changes in operating assets and liabilities:
    (Increase) decrease in operating assets:
      Accounts receivable...................................      200
      Costs and estimated earnings in excess of billings
       uncompleted contracts................................      119
      Inventory.............................................      673
      Prepaid expenses and other current assets.............     (300)
    Increase (decrease) in operating liabilities:
      Accounts payable......................................       69
      Accrued expenses......................................     (117)
      Billings in excess of cost and estimated earnings on
       uncompleted contracts................................     (932)
                                                              -------
Net cash provided by operating activities...................    5,179

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets....................................   (2,154)
Proceeds from sale of marketable securities.................      504
                                                              -------
Cash used in investing activities...........................   (1,650)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt..................................   (1,917)
Proceeds from issuance debt.................................    1,149
Distributions to partners...................................   (1,976)
                                                              -------
Net cash used in financing activities.......................   (2,744)
                                                              -------
Increase in cash and cash equivalents.......................      785
Cash and cash equivalents at beginning of year..............    1,279
                                                              -------
Cash and cash equivalents at end of year....................  $ 2,064
                                                              =======
NON-CASH ACTIVITY
Distribution to partners....................................  $ 1,588

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest................................................  $   256
    Income taxes............................................       49

                            See accompanying notes.

                                     F-4-5

                           C & B ASSOCIATES, LTD. AND

                           C & B ASSOCIATES II, LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

1.  BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying financial statements represent the combined financial statements of C & B Associates, Ltd. and C & B Associates, II Ltd. (collectively, the Company). C & B Associates, Ltd. was previously called C & B Associates, Inc. The Company is located in Mineral Wells, Texas, and it provides network installation services primarily to the telecommunications industry.

    The financial statements of C&B Associates, Ltd. and C&B Associates, Inc. have been presented on a combined basis due to common stockholder control. All significant intercompany balances and transactions have been eliminated.

2.  SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

    Inventories are stated at the lower of cost, determined using the first in, first out method, or market.

FIXED ASSETS

    Fixed assets are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. The useful lives of fixed assets are as follows: seven years for machinery and equipment, five years for computer equipment, and the shorter of the lease term or related asset life for building improvements.

REVENUE AND COST RECOGNITION

    Revenues from fixed-price construction contracts are recognized using the percentage-of-completion method of accounting with percentage of completion, measured by the percentage of costs incurred to date to estimated total costs, applied to estimated total revenue.

    Contract costs include all direct material and labor costs and the indirect costs related to contract performance, such as indirect labor, supplies, tools, repair, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for total estimated losses on uncompleted contracts are made in the period in which it becomes probable that a loss will be incurred on the contract. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

SIGNIFICANT CUSTOMERS

    Four customers accounted for approximately 52%, 22%, 16%, and 5% of the Company's accounts receivable balance at December 21, 1999. For the period ended December 21, 1999, five customers accounted for approximately 24%, 24%, 20%, 14%, and 11% of the Company's revenues.

                                     F-4-6

                           C & B ASSOCIATES, LTD. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    Concurrent with C&B Associates, Ltd. name change, the Company changed its tax status from an S-corporation to a partnership. Accordingly, there are no provisions for federal and certain state income taxes and as such, income of the Company is included in the taxable income of the partners. The provision for income taxes includes state income taxes which are due regardless of the Company's elected tax status.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    The Company maintains cash and cash equivalents with a financial institution. At times, such amounts exceed the FDIC insured limits. The Company limits the amount of credit exposure with one financial institution, and management believes that no significant concentration of credit risk exists with respect to cash investments.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The combined financial statements report revised management estimates to reflect actual information and results.

3.  FIXED ASSETS

    Fixed assets consist of the following as of December 21, 1999:

Building....................................................  $     7
Machinery and equipment.....................................    9,099
Building improvements.......................................       54
                                                              -------
                                                                9,160
Less: Accumulated depreciation..............................   (5,670)
                                                              -------
                                                              $ 3,490
                                                              =======

                                     F-4-7

                           C & B ASSOCIATES, LTD. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

4.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Cost incurred on uncompleted contracts......................  $13,258
Estimated earnings..........................................    3,725
                                                              -------
                                                               16,983
Less: billings to date......................................   16,982
                                                              -------
                                                              $     1
                                                              =======

    The foregoing balance is included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $ 157
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................   (156)
                                                              -----
                                                              $   1
                                                              =====

5.  DEBT

    The Company's debt consists of the following at December 21, 1999:

Note due June 30, 2000, bearing interest at 8.5%, payable in monthly installments of $20, plus interest. Original note
  was $250 increased at various times for subsequent
  equipment purchases.......................................  $   117
Term note due August 31, 2001, bearing interest at 8.5%,
  payable in monthly installments of $42, plus interest.....      890
Note due October 30, 2002, bearing interest at 8.5%, payable
  in monthly installments of $1, plus interest..............       36
Term note due march 25, 2003, bearing interest at 8.5%,
  payable in monthly installments of $1, plus interest......       43
Term note due June 3, 2004, bearing interest at 8.5%,
  payable in monthly installments of $1, plus interest......       53
Term note due June 30, 2003, bearing interest at 8.5%,
  payable in monthly installments of $29, plus interest. The note has a revolving feature which allows the borrower to
  borrow up to $1,427. The unused credit available at
  December 21, 1999 was $178................................    1,249
Term note due June 30, 2004, bearing interest at 8.5%,
  payable in monthly installments of $31, plus interest. The note has a revolving feature which allows the borrower to
  borrow up to $1,500. The unused credit available at
  December 21, 1999 was $1,074..............................      426
                                                              -------
                                                                2,814
Less: current maturities....................................   (1,490)
                                                              -------
                                                              $ 1,324
                                                              =======

                                     F-4-8

                           C & B ASSOCIATES, LTD. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

5.  DEBT (CONTINUED)
    All of the notes payable are secured by the equipment of the Company and are covered by a loan agreement dated August 29, 1997, as amended. The loans are guaranteed by the principal partners, with the loan agreement providing for maintaining certain levels of working capital, current ratios, tangible net worth, liabilities to tangible net worth ratios, cash flow coverage ratios, cash flow coverage and liquidity levels. In addition, the loan agreement restricts: capital expenditures, dividends and distributions to partners in excess of $250 or an amount sufficient for the partners to pay income taxes on their share of profits and substantial management personnel changes.

    Aggregate maturities of debt at December 21, 1999 are as follows:

Year ended December 31:
2000........................................................   1,490
2001........................................................     733
2002........................................................     392
2003........................................................     193
Thereafter..................................................       6
                                                              ------
                                                              $2,814
                                                              ======

    Interest expense for the period from January 1, 1999 to December 21, 1999 was $241.

6.  OPERATING LEASES

    The Company leases equipment under operating leases that expire through 2001. Future minimum lease payments required under these leases are $473 and $8 for 2000 and 2001, respectively. Rent expense for the period from January 1, 1999 to December 21, 1999 was $751.

7.  LEGAL PROCEEDINGS

    The Company is subject to various claims, including workers' compensation and property damage claims, arising in the ordinary course of business, and is party to various legal proceedings which are routine, and incidental to the Company's business. In the opinion of management, all such matters are either adequately covered by insurance, reserved for, or are not expected to have a material adverse effect on the Company.

8.  DEFINED-CONTRIBUTION PLAN

    The Company maintains a defined-contribution 401(k) plan covering substantially all of its nonunion employees. The plan provides for a discretionary employer profit-sharing contribution. The Company contributed $96 to the plan for the period from January 1, 1999 to December 21, 1999.

                                     F-4-9

                           C & B ASSOCIATES, LTD. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                PERIOD FROM JANUARY 1, 1999 TO DECEMBER 21, 1999

                             (AMOUNTS IN THOUSANDS)

9.  INCOME TAXES

    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income for the period from January 1, 1999 to December 21, 1999, primarily as a result of the Company being taxed as a partnership which results in the flow-through of the Company's pretax profits to the partners' personal tax returns for federal tax purposes.

10.  SUBSEQUENT EVENT

    On December 21, 1999, the Company's partners and Linc.net Inc. entered into a stock purchase agreement whereby Linc.net Inc. acquired all of the outstanding units of the Company at an aggregate purchase price of approximately
$36.2 million, net of cash acquired. The Company expensed approximately $956 in legal, accounting and contingent closing bonuses directly associated with the transaction for the period from January 1, 1999 to December 21, 1999.

                                     F-4-10

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
  C & B Associates, Inc. and C & B Associates II, Ltd.

    We have audited the accompanying combined balance sheets of C & B Associates, Inc. and C & B Associates II, Ltd. (the Company) as of December 31, 1997 and 1998, and the related combined statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 1997 and 1998, and the combined results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                     CRAWFORD, CARTER, THOMPSON & BARRON, L.L.P.

August 10, 2000

                                     F-4-11

                           C & B ASSOCIATES, INC. AND
                           C & B ASSOCIATES II, LTD.

                            COMBINED BALANCE SHEETS

                             (AMOUNT IN THOUSANDS)

                                                                  DECEMBER 31
                                                                1997       1998
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,604    $ 1,279
  Accounts receivable, including retainage of $1,190 and
    $1,689 at December 31, 1997 and 1998, respectively......    5,404      6,934
  Marketable securities.....................................       --        504
  Cost and estimated earnings in excess of billing on
    uncompleted contracts...................................      987        276
  Inventory.................................................       66        903
  Prepaid expenses and other current assets.................      203        196
                                                              -------    -------
Total current assets........................................    9,264     10,092
Fixed assets, net...........................................    3,118      4,121
Other non-current assets....................................       81         81
                                                              -------    -------
Total assets................................................  $12,463    $14,294
                                                              =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   902    $ 2,533
  Accrued expenses..........................................      296        206
  Billing in excess of cost and estimated earnings on
    uncompleted contracts...................................      269      1,088
  Current portion of notes payable..........................    2,194      2,570
  Other payable.............................................       95        126
                                                              -------    -------
Total current liabilities...................................    3,756      6,523
Long-term liabilities:
  Notes payable, less current portion.......................      907      1,120
Stockholders' equity
  Partner contributions.....................................      460        460
  Additional paid-in-capital................................       24         24
  Treasury stock at cost....................................     (153)      (153)
  Retained earnings.........................................    7,469      6,323
  Accumulated other comprehensive income....................       --         (3)
                                                              -------    -------
Total stockholders' equity..................................    7,800      6,651
                                                              -------    -------
Total liabilities and stockholders' equity..................  $12,463    $14,294
                                                              =======    =======

                            See accompanying notes.

                                     F-4-12

                           C & B ASSOCIATES, INC. AND
                           C & B ASSOCIATES II, LTD.

                         COMBINED STATEMENTS OF INCOME

                             (AMOUNT IN THOUSANDS)

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                1997       1998
                                                              --------   --------
Revenue.....................................................  $16,301    $22,292
Cost of sales...............................................   11,700     15,707
                                                              -------    -------
Gross profit................................................    4,601      6,585
General and administrative expenses.........................    2,090      4,238
                                                              -------    -------
Income from operations......................................    2,511      2,347

Other income and (expense):
  Interest income...........................................        9         63
  Interest expense..........................................     (303)      (334)
  Other income..............................................       76        (68)
                                                              -------    -------
Total other income, net.....................................     (218)      (339)
                                                              -------    -------
Income before state income taxes............................    2,293      2,008
Provision for state income taxes............................      181         82
                                                              -------    -------
Net income..................................................  $ 2,112    $ 1,926
                                                              =======    =======

                            See accompanying notes.

                                     F-4-13

                           C & B ASSOCIATES, INC. AND
                           C & B ASSOCIATES II, LTD.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (AMOUNT IN THOUSANDS)

                                  COMMON                                            ACCUMULATED
                                  STOCK/     ADDITIONAL               RETAINED/        OTHER
                                 PARTNER      PAID-IN     TREASURY   ACCUMULATED   COMPREHENSIVE
                                INVESTMENT    CAPITAL      STOCK      EARNINGS        INCOME        TOTAL
                                ----------   ----------   --------   -----------   -------------   --------
Balance at December 31,
  1996........................     $ 10          $24       $(153)      $ 8,236          $ 39       $ 8,156
Net income....................       --           --          --         2,112            --         2,112
Net unrealized loss on
  securities..................       --           --          --            --           (39)          (39)
Contribution from partners....      450           --          --            --            --           450
Distributions to
  stockholders................       --           --          --        (2,879)           --        (2,879)
                                   ----          ---       -----       -------          ----       -------
Balance at December 31,
  1997........................      460           24        (153)        7,469            --         7,800
Net income....................       --           --          --         1,926            --         1,926
Net unrealized loss on
  securities..................       --           --          --            --            (3)           (3)
Distributions to
  stockholders................       --           --          --        (3,072)           --        (3,072)
                                   ----          ---       -----       -------          ----       -------
Balance at December 31,
  1998........................     $460          $24       $(153)      $ 6,323          $ (3)      $ 6,651
                                   ====          ===       =====       =======          ====       =======

                            See accompanying notes.

                                     F-4-14

                           C & B ASSOCIATES, INC. AND

                           C & B ASSOCIATES II, LTD.

                       COMBINED STATEMENTS OF CASH FLOWS

                             (AMOUNT IN THOUSANDS)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                1997       1998
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $ 2,112    $ 1,926
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      884        985
  Changes in operating assets and liabilities:
  Decrease (increase) in operating assets:
      Accounts receivable and unbilled revenues.............     (594)      (819)
      Inventory.............................................      277       (837)
      Prepaid expenses and other current assets.............       (2)         7
  Increase (decrease) in operating liabilities:
      Accounts payable......................................   (2,294)     1,631
      Accrued expenses......................................       58        759
                                                              -------    -------
Net cash provided by operating activities...................      441      3,652
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments.....................................    2,097       (506)
Purchase of fixed assets....................................     (713)    (1,988)
                                                              -------    -------
Cash provided by (used by) investing activities.............    1,384     (2,494)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings....................................      947      1,377
Principal payments on debt..................................     (883)      (788)
Capital contribution from stockholders......................      450
Distributions...............................................   (2,879)    (3,072)
                                                              -------    -------
Net cash used in financing activities.......................   (2,365)    (2,483)
                                                              -------    -------
Increase in cash and cash equivalents.......................     (540)    (1,325)
Cash and cash equivalents at beginning of year..............    3,144      2,604
                                                              -------    -------
Cash and cash equivalents at end of year....................  $ 2,604    $ 1,279
                                                              =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest................................................  $   291    $   349
    Income taxes............................................        8        181

                            See accompanying notes.

                                     F-4-15

                           C & B ASSOCIATES, INC. AND

                           C & B ASSOCIATES II, LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                             (AMOUNTS IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying financial statements represent the combined financial statements of C & B Associates, Inc. and C & B Associates II, Ltd. (collectively, the Company). The Company is located in Mineral Wells, Texas, and it provides network installation services primarily to the telecommunications industry. The Company follows the cost to cost method of percentage of completion accounting. The contracts typically state that payment will be based on units installed or completed.

    All significant intercompany balances and transactions have been eliminated.

2. SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

    Inventories are stated at the lower of cost, determined using the first in, first out method, or market.

FIXED ASSETS

    Fixed assets are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated service life of seven years, except for building improvements, which are amortized over the shorter of the lease term or related asset life.

    Maintenance, repairs, and renewals, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gains or losses on disposition of property equipment are included in income.

REVENUE AND COST RECOGNITION

    The Company recognizes revenue based on the percentage-of-completion units produced accounting method. Accordingly, revenue from services provided to customers is reported as earned as measured by the completion of units produced under the contract. Unbilled revenues represent amounts earned and recognized in the period for which billings are issued in the following period.

    Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

SIGNIFICANT CUSTOMERS

    One customer accounted for approximately 93% of the Company's accounts receivable balance at December 31, 1998. For the year ended December 31, 1998, one customer accounted for approximately 64% of the Company's revenues. Four customers accounted for approximately 90% of Company's accounts receivable balance at December 31, 1997. For the year ended December 31, 1997, two customers accounted for approximately 66% of the Company's revenues.

                                     F-4-16

                           C & B ASSOCIATES, INC. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                             (AMOUNTS IN THOUSANDS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    For income tax purposes, the Company has elected to be treated as an S Corporation under the applicable sections of the Internal Revenue Code and various state laws as allowed. Accordingly, there are no provisions for federal and certain state income taxes and as such, income of the Company is included in the taxable income of the stockholders. The provision for income taxes includes state income taxes which are due regardless of the Company's elected tax status.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    The Company maintains cash and cash equivalents with a financial institution. At times, such amounts exceed the FDIC insured limits. The Company limits the amount of credit exposure with one financial institution, and management believes that no significant concentration of credit risk exists with respect to cash investments.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The combined financial statements report revised management estimates to reflect actual information and results.

3. FIXED ASSETS

    Fixed assets at cost consists of:

                                                                DECEMBER 31
                                                          -----------------------
                                                            1997           1998
                                                          --------       --------
Buildings and land......................................   $  221        $   221
Machinery and equipment.................................    8,082          9,322
Leasehold improvements..................................      181            901
                                                           ------        -------
                                                            8,484         10,444
Less: Accumulated depreciation..........................    5,366          6,323
                                                           ------        -------
                                                           $3,118        $ 4,121
                                                           ======        =======

                                     F-4-17

                           C & B ASSOCIATES, INC. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                             (AMOUNTS IN THOUSANDS)

4. UNCOMPLETED CONTRACTS

    Information regarding uncompleted contracts are as follows:

                                                              DECEMBER 31
                                                          1997           1998
                                                        --------       --------
Total adjusted contract price.........................  $ 18,635       $ 24,206
                                                        ========       ========
Cost incurred.........................................  $ 12,548       $ 11,734
Earnings recognized...................................     3,452          3,302
                                                        --------       --------
Revenue earned........................................    16,000         15,036
Less: Billings to date................................   (15,282)       (15,848)
                                                        --------       --------
Net total.............................................  $    718       $   (812)
                                                        ========       ========

    Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on
  uncompleted contracts...............................  $    987       $    276
Billings in excess of costs and estimated earnings on
  uncompleted contracts...............................      (269)        (1,088)
                                                        --------       --------
Net totals............................................  $    718       $   (812)
                                                        ========       ========

                                     F-4-18

                           C & B ASSOCIATES, INC. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                             (AMOUNTS IN THOUSANDS)

5. INDEBTEDNESS

    Notes payable at December 31 consists of the following:

                                                                1997       1998
                                                              --------   --------
Term notes due June 30, 1999, bearing interest at prime
  (floating)................................................  $   650     $1,815
Note due June 30, 2000, bearing interest at prime
  (floating), payable in monthly installments of $19,545,
  plus interest. Original note was $250,000 increased at
  various times for subsequent equipment purchases..........      587        352
Term note due August 31, 2001, bearing interest at prime
  (floating), payable in monthly installments of $42,361,
  plus interest. Original amount of note was $2,033,333
  which consists of consolidation of various equipment
  notes.....................................................    1,864      1,355
Note due October 30, 2002, bearing interest at prime
  (floating), payable in monthly installments of $1,042 plus interest. Original amount of note was $50,000 for purchase
  of equipment..............................................                  48
Term note to stockholder due June 30, 2000, bearing no
  interest..................................................                 120
                                                              -------     ------
                                                                3,101      3,690
Less: Current maturities included in current liabilities....   (2,194)    (2,570)
                                                              -------     ------
                                                              $   907     $1,120
                                                              =======     ======

    All of the notes are secured by all of the equipment of the Company and are covered by a loan agreement dated August 29, 1997, as amended. The loans are guaranteed by the principal equity holders, with the loan agreement providing for maintaining certain levels of working capital, current ratios, tangible net worth, liabilities to tangible net worth ratios, cash flow coverage ratios, cash flow coverage and liquidity levels. In addition, it restricts: capital expenditures, dividends and distributions to equity holders in excess of $250,000 or an amount sufficient for the stockholders/partners to pay income taxes on their share of profits and substantial management personnel changes.

    The following are maturities of notes payable for each of the next five years.

YEAR ENDED DECEMBER 31:
1999........................................................   $2,570
2000........................................................      758
2001........................................................      351
2002........................................................       11
2003........................................................
                                                               ------
                                                               $3,690
                                                               ======

    Interest expense for 1998 and 1997 was $334 and $303, respectively.

                                     F-4-19

                           C & B ASSOCIATES, INC. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                             (AMOUNTS IN THOUSANDS)

6. RELATED PARTY TRANSACTIONS

    One of the Company's offices and shop facility is owned by its stockholders/partners who were paid $1 per month for its use during 1998 and 1997. In addition, the Company pays for real estate taxes, insurance, and other costs related to operating the facilities.

7. LEGAL PROCEEDINGS

    The Company is subject to various claims, including workers' compensation and property damage claims, arising in the ordinary course of business, and is party to various legal proceedings which are routine, and incidental to the Company's business. In the opinion of management, all such matters are either adequately covered by insurance, reserved for, or are not expected to have a material adverse effect on the Company.

8. DEFINED-CONTRIBUTION PLAN

    The Company maintains a defined-contribution plan covering substantially all of its nonunion employees. The plan provides for a discretionary employer profit-sharing contribution. The Company contributed $103 and $93 to the plan for the year ending December 31, 1998 and 1997, respectively.

9. CONTINGENCIES

    The Company provides a self-funded employee health insurance plan administered by Diversified Group Administrators, Inc. The plan consists of a policy with Continental Insurance Company with a stop loss of $8 per covered individual after a nominal deductible is met. The Company is responsible for medical claims of $8 per covered individual per calendar year. The overall loss limitation at December 31, 1998 and 1997 was $1,140 and $862, respectively.

                                     F-4-20

                           C & B ASSOCIATES, INC. AND

                           C & B ASSOCIATES II, LTD.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                             (AMOUNTS IN THOUSANDS)

10. MARKETABLE AND INVESTMENT SECURITIES

    Carrying amounts and approximate market values of marketable and investment securities are summarized as follows:

                                                                           DECEMBER 31, 1997
                                                             ---------------------------------------------
                                                                          GROSS        GROSS
                                                                        UNREALIZED   UNREALIZED     FAIR
                                                               COST       GAINS        LOSSES      VALUE
                                                             --------   ----------   ----------   --------
Securities to be held to maturity
  Municipal bond fund......................................    $ 80         $--          $(1)       $ 79
                                                               ====         ===          ===        ====

                                                                           DECEMBER 31, 1998
                                                             ---------------------------------------------
                                                                          GROSS        GROSS
                                                                        UNREALIZED   UNREALIZED     FAIR
                                                               COST       GAINS        LOSSES      VALUE
                                                             --------   ----------   ----------   --------
Securities to be held to maturity
  Municipal bond fund......................................    $ 79         $--          ($1)       $ 78
                                                               ====         ===          ===        ====
Securities available for sale
  Mutual funds.............................................    $507         $--          $(3)       $504
                                                               ====         ===          ===        ====

    Investments to be held to maturity are carried as other non-current assets and are Exempt Bond Funds, which contain municipal bonds having maturities ranging from years 2003 through 2018.

11. OPERATING LEASES

    The Company leases equipment under monthly operating leases. The leases have various maturities ranging from June 2000 to February 2001. At the end of the leases, the Company has the option of purchasing the equipment or returning it. Lease expense for 1997 and 1998 was $309 and $823, respectively.

                                     F-4-21

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
North Shore Cable Contractors, Inc.

    We have audited the accompanying balance sheets of North Shore Cable Contractors, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Shore Cable Contractors, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
July 12, 2000

                                     F-5-1

                      NORTH SHORE CABLE CONTRACTORS, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash......................................................   $  328     $  220
  Accounts receivable, including retainage of $395 and $98
    (less allowance of $50 and $144)........................      763      1,579
  Unbilled revenues.........................................      292        591
  Note receivable from affiliate............................      113        123
  Prepaid expenses and other current assets.................       65         33
  Deferred income taxes.....................................      141         19
                                                               ------     ------
Total current assets........................................    1,702      2,565
Fixed assets, net...........................................      768      1,151
Other assets................................................       14          4
                                                               ------     ------
Total assets................................................   $2,484     $3,720
                                                               ======     ======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit............................................   $  426     $  500
  Current portion of notes payable..........................      148        242
  Notes payable to stockholders.............................      659         --
  Accounts payable..........................................      651        935
  Accrued expenses..........................................      251         97
  Income taxes..............................................       --        389
                                                               ------     ------
Total current liabilities...................................    2,135      2,163
Long-term portion of notes payable..........................      368        619
Deferred tax liabilities....................................       51         79
Stockholders' equity (deficit):
  Common stock, no par value, $1.00 stated value; 500 shares
    authorized, issued, and outstanding.....................        1          1
  (Accumulated deficit) retained earnings...................      (71)       858
                                                               ------     ------
Total stockholders' (deficit) equity........................      (70)       859
                                                               ------     ------
Total liabilities and stockholders' equity (deficit)........   $2,484     $3,720
                                                               ======     ======

               See accompanying notes to the financial statement.

                                     F-5-2

                      NORTH SHORE CABLE CONTRACTORS, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net revenue.................................................   $1,861     $5,312     $9,835
Costs of sales..............................................    1,135      4,423      7,571
                                                               ------     ------     ------
Gross profit................................................      726        889      2,264
General and administrative expenses.........................      732      1,079        599
                                                               ------     ------     ------
(Loss) income from operations...............................       (6)      (190)     1,665
Other income (expense):
  Interest expense..........................................      (19)       (47)      (137)
  Other income, net.........................................       39         10         12
                                                               ------     ------     ------
Total other income (expense), net...........................       20        (37)      (125)
                                                               ------     ------     ------
Income (loss) before income taxes...........................       14       (227)     1,540
Income tax (expense) benefit................................       (3)        91       (609)
                                                               ------     ------     ------
Net income (loss)...........................................   $   11     $ (136)    $  931
                                                               ======     ======     ======

                See accompanying notes to financial statements.

                                     F-5-3

                      NORTH SHORE CABLE CONTRACTORS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                               TOTAL
                                                                               RETAINED    STOCKHOLDERS'
                                                                     COMMON    EARNINGS       EQUITY
                                                          SHARES     STOCK     (DEFICIT)     (DEFICIT)
                                                         --------   --------   ---------   -------------
Balance at December 31, 1996...........................    500         $1        $  57         $  58
Net income.............................................     --         --           11            11
Dividends declared.....................................     --         --           (1)           (1)
                                                           ---         --        -----         -----
Balance at December 31, 1997...........................    500          1           67            68
Net loss...............................................     --         --         (136)         (136)
Dividends declared.....................................     --         --           (2)           (2)
                                                           ---         --        -----         -----
Balance at December 31, 1998...........................    500          1          (71)          (70)
Net income.............................................     --         --          931           931
Dividends declared.....................................     --         --           (2)           (2)
                                                           ---         --        -----         -----
Balance at December 31, 1999...........................    500         $1        $ 858         $ 859
                                                           ===         ==        =====         =====

                See accompanying notes to financial statements.

                                     F-5-4

                      NORTH SHORE CABLE CONTRACTORS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
OPERATING ACTIVITIES
Net income (loss)...........................................   $  11      $(136)    $   931
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation............................................      54        117         208
    Deferred income taxes...................................     (17)      (139)        150
    Provision (reversal of provision) for doubtful
      accounts..............................................      --         87         (63)
    Changes in operating assets and liabilities:
      Accounts receivable and unbilled revenues.............    (248)      (802)     (1,052)
      Note receivable from affiliate........................      --        (69)        (11)
      Prepaid expenses and other assets.....................     (23)       (15)         42
      Accounts payable and other............................      75        490         284
      Accrued expenses......................................     202         18         234
                                                               -----      -----     -------
Net cash provided by (used in) operating activities.........      54       (449)        723

INVESTING ACTIVITIES
Purchase of fixed assets, net...............................    (417)      (355)       (589)
                                                               -----      -----     -------
Net cash used in investing activities.......................    (417)      (355)       (589)

FINANCING ACTIVITIES
Net borrowings under line of credit.........................     100        326          74
Proceeds from notes payable.................................     359        280         531
Principal payments on notes payable.........................     (69)      (156)       (186)
Proceeds from notes payable to stockholders.................     184        474          --
Payments on notes payable to stockholders...................      --         --        (659)
Dividends to stockholders...................................      (1)        (2)         (2)
                                                               -----      -----     -------
Net cash provided by (used in) financing activities.........     573        922        (242)
                                                               -----      -----     -------
Increase (decrease) in cash.................................     210        118        (108)
                                                               -----      -----     -------
Cash at beginning of year...................................      --        210         328
                                                               -----      -----     -------
Cash at end of year.........................................   $ 210      $ 328     $   220
                                                               =====      =====     =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:..............................................
  Interest..................................................   $  19      $  48     $   124
  Income taxes..............................................      13         40          59

                See accompanying notes to financial statements.

                                     F-5-5

                      NORTH SHORE CABLE CONTRACTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

1.  BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    North Shore Cable Contractors, Inc. (the Company) is located in Painesville, Ohio, and provides network infrastructure installation services primarily to the telecommunications and cable industries. This service is provided in various states. Services are usually performed under fixed-price per unit produced contracts.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FIXED ASSETS

    Fixed assets are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated service life of five years for vehicles and office equipment, seven years for machinery and equipment, and over the term of the lease on leasehold improvements. Depreciation expense was $54, $117, and $208 for the years ended December 31, 1997, 1998, and 1999, respectively.

LONG-LIVED ASSETS

    The Company evaluates its long-lived assets on an ongoing basis. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value. No indications of impairment have been noted by management.

REVENUE AND COST RECOGNITION

    The Company recognizes revenue based on the percentage-of-completion method with progress measured by the number of units produced. Accordingly, revenue from services provided to customers is reported as earned as measured by the completion of units produced under the contract. Unbilled revenues represent amounts earned and recognized in the period for which billings are issued in the following period.

    Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

SIGNIFICANT CUSTOMERS

    Two customers accounted for approximately 63% and 22% of the Company's accounts receivable balance at December 31, 1999. Five customers accounted for approximately 50%, 21%, 13%, 5% and 5% of the Company's revenues for the year ended December 31, 1999. Two customers accounted for approximately 40% and 36% of the Company's accounts receivable balance at December 31, 1998.

                                     F-5-6

                      NORTH SHORE CABLE CONTRACTORS, INC.

                                 (IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash, accounts receivable, unbilled revenues, note receivable from affiliate, other current assets, accounts payable, and accrued expenses approximate their fair value at December 31, 1998 and 1999, due to the short-term nature of these instruments.

    The Company estimates the fair value of fixed rate long-term debt obligations, including any current portion, using the discounted cash flows method with interest rates currently available for similar obligations. The carrying amounts reported in the Company's balance sheet for these obligations approximate fair value.

INCOME TAXES

    Deferred income taxes have been recognized for the tax consequences of temporary differences between financial reporting and income tax reporting by applying the enacted statutory income tax rates applicable to future years of differences between the financial statement carrying amounts and the tax bases of the existing assets and liabilities.

CONCENTRATION OF CREDIT RISK

    The Company maintains cash deposits with a financial institution that, at times, exceeds the FDIC limits. The Company limits the amount of credit exposure with one financial institution and believes that no significant concentration of credit risk exists with respect to cash.

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required. In addition, the Company maintains an allowance for potential credit losses. The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its allowance for doubtful accounts.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain prior years' amounts have been reclassified to conform to the 1999 presentation.

                                     F-5-7

                      NORTH SHORE CABLE CONTRACTORS, INC.

                                 (IN THOUSANDS)

3.  FIXED ASSETS

    Fixed assets consists of:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Machinery and equipment.....................................   $  735     $1,087
Vehicles....................................................      277        503
Office equipment............................................       23         27
Leasehold improvements......................................       --          5
                                                               ------     ------
                                                                1,035      1,622
Less: Accumulated depreciation..............................      267        471
                                                               ------     ------
                                                               $  768     $1,151
                                                               ======     ======

4.  THIRD-PARTY INDEBTEDNESS

    The Company's third-party indebtedness consists of a $500 revolving line-of-credit facility (the revolver) and various notes payable. The revolver is evidenced by a promissory note due on demand that bears interest at the lender's prime rate (8.5% at December 31, 1999) plus 0.75%. Borrowings under the revolver are secured by substantially all assets of the Company and a junior mortgage on property leased by the Company (see Note 7).

    The Company has various notes payable outstanding which were used to finance fixed asset purchases. These notes mature from September 2002 through October 2004 and bear interest from 7.9% to 13.1% with a weighted-average interest rate of 9.4%. These notes are collateralized by the assets acquired.

    Aggregate maturities of the Company's notes payable for each of the next five years ending December 31 are as follows:

2000........................................................  $242
2001........................................................   216
2002........................................................   193
2003........................................................   148
2004........................................................    62
                                                              ----
                                                              $861
                                                              ====

5.  OPERATING LEASES

    The Company leases machinery and equipment under operating leases from unaffiliated entities on a month-to-month basis. Rent expense for such leases was $59, $144, and $170 for the years ended December 31, 1997, 1998, and 1999.

    As described in Note 7, the Company also leases office and shop space from stockholders of the Company.

                                     F-5-8

                      NORTH SHORE CABLE CONTRACTORS, INC.

                                 (IN THOUSANDS)

6.  INCOME TAXES

    The components of the provision for income tax expense (benefit) are as follows:

                                                                    YEAR ENDED DECEMBER 31
                                                             ------------------------------------
                                                               1997          1998          1999
                                                             --------      --------      --------
Current income taxes:
  Federal..............................................        $15           $ 35          $341
  State................................................          5             13           118
                                                               ---           ----          ----
                                                                20             48           459
Deferred income taxes..................................        (17)          (139)          150
                                                               ---           ----          ----
Income taxes...........................................        $ 3           $(91)         $609
                                                               ===           ====          ====

    Reconciliation of the effective income tax rate computed at the U.S. federal statutory rate to income tax expense (benefit) is as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                          ------------------------------------
                                                            1997          1998          1999
                                                          --------      --------      --------
Income taxes at U.S. federal statutory rate.........       19.00%        (34.00)%      34.00%
State income taxes, net of federal benefit..........        5.58          (5.95)        5.53
                                                           -----         ------        -----
Income tax expense (benefit)........................       24.58%        (39.95)%      39.53%
                                                           =====         ======        =====

    Significant components of the Company's deferred income taxes are as follows:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Deferred tax assets:
  Allowance for doubtful accounts...........................    $55        $ 19
  Net operating loss carryforward...........................     86          --
                                                                ---        ----
                                                                141          19
Deferred tax liabilities:
  Tax depreciation in excess of book depreciation...........    (51)        (79)
                                                                ---        ----
Net deferred income taxes...................................    $90        $(60)
                                                                ===        ====

7.  RELATED PARTY TRANSACTIONS

    The Company leases office and shop space under an operating lease from MK Development, LLC (MK) which is owned by the stockholders of the Company. The lease expires in March 2001. Rent expense under these operating leases was $16, $20, and $20 for the years ended December 31, 1997, 1998, and 1999, respectively.

                                     F-5-9

                      NORTH SHORE CABLE CONTRACTORS, INC.

                                 (IN THOUSANDS)

7.  RELATED PARTY TRANSACTIONS (CONTINUED)
    Future minimum lease payments under these operating leases are as follows at December 31, 1999:

2000........................................................  $23
2001........................................................    3
                                                              ---
                                                              $26
                                                              ===

    The Company also loans cash to MK from time to time which bears interest at the prime lending rate. At December 31, 1998 and 1999, note receivable from affiliate was $104 and $105 and bore interest at approximately 8.5%. Interest owed to the Company totaled $8 and $18 as of December 31, 1998 and 1999. Principal and interest are payable to the Company on demand.

    The Company had notes payable to stockholders totaling $185 and $659 at December 31, 1997 and 1998, respectively. The Company paid off $659 of the outstanding debt in 1999. The notes payable were for working capital requirements and were due on demand with interest at 8.5%. Interest expense to stockholders was $0, $3, and $41 for the years ended December 31, 1997, 1998, and 1999.

8.  LEGAL PROCEEDINGS

    The Company is subject to various claims, including workers' compensation and property damage claims, arising in the ordinary course of business and is party to various legal proceedings which are routine and incidental to the Company's business. In the opinion of management, all such matters are either adequately covered by insurance or are not expected to have a material adverse effect on the Company.

9.  DEFINED-CONTRIBUTION PLAN

    The Company maintains a defined-contribution 401(k) plan covering substantially all of its employees. The plan provides for a discretionary employer profit-sharing contribution to employees who have worked more that 1,000 hours during the year. For the year ended December 31, 1998, the Company's discretionary matching contribution totaled $69,204. The Company did not make a contribution for either of the years ended December 31, 1997 and 1999.

10.  SUBSEQUENT EVENT

    On January 21, 2000, the Company's stockholders and Linc.net Inc. entered into a stock purchase agreement whereby Linc.net Inc. acquired all of the outstanding capital stock of the Company at an aggregate purchase price of approximately $6,100 (including transaction costs).

                                     F-5-10

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Telpro Technologies, Inc.

    We have audited the accompanying balance sheets of Telpro
Technologies, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telpro Technologies, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
August 18, 2000

                                     F-6-1

                           TELPRO TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash......................................................   $  379    $    18
  Accounts receivable, less allowance of $74 in 1998 and
    $259 in 1999                                                2,224     11,426
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      862      1,182
  Inventory.................................................      455      2,751
  Prepaid expenses..........................................        8        229
  Income tax receivable.....................................       --        448
  Deferred income taxes.....................................       --        181
  Note receivable from stockholder..........................       --         37
                                                               ------    -------
Total current assets........................................    3,928     16,272
Fixed assets, net...........................................      241        673
Other assets................................................       49        306
                                                               ------    -------
Total assets................................................   $4,218    $17,251
                                                               ======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to stockholders.............................   $  220    $    --
  Current maturities of long-term obligations...............      629        110
  Line of credit............................................      270      1,680
  Accounts payable..........................................      668      8,123
  Accrued expenses..........................................    1,262      3,321
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................       77        577
  Provision for losses on contracts.........................      145         28
  Deferred income taxes.....................................      176         --
                                                               ------    -------
Total current liabilities...................................    3,447     13,839

Long-term obligations, less current maturities..............      125         11

Stockholders' equity:
  Common stock, Class A, no par value; 10,000,000 shares
    authorized--1,789,300 and 2,450,000 shares issued and
    outstanding.............................................       69        607
  Common stock, Class B, no par value, nonvoting, 2,000,000
    shares authorized, 550,117 and 687,617 shares issued and
    outstanding.............................................       21        136
  Retained earnings.........................................      556      2,658
                                                               ------    -------
Total stockholders' equity..................................      646      3,401
                                                               ------    -------
Total liabilities and stockholders' equity..................   $4,218    $17,251
                                                               ======    =======

                See accompanying notes to financial statements.

                                     F-6-2

                           TELPRO TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                             (AMOUNTS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                                1997       1998       1999
                                                              --------   --------   --------
Net revenue.................................................  $12,427    $19,652    $73,532
Costs of sales..............................................   11,793     14,422     65,120
                                                              -------    -------    -------
Gross profit................................................      634      5,230      8,412

General and administrative expenses.........................    2,280      1,690      4,389
Noncash stock compensation expense..........................       --         --        560
Severance and settlement costs..............................       --        679         --
                                                              -------    -------    -------
Total operating expenses....................................    2,280      2,369      4,949
                                                              -------    -------    -------
(Loss) income from operations...............................   (1,646)     2,861      3,463

Other (expense) income, net:
  Interest expense..........................................      (25)      (219)      (187)
  Other (expense) income, net...............................      (62)       (13)       191
                                                              -------    -------    -------
Total other (expense) income, net...........................      (87)      (232)         4
                                                              -------    -------    -------
(Loss) income before income taxes...........................   (1,733)     2,629      3,467
Income taxes................................................      680     (1,040)    (1,365)
                                                              -------    -------    -------
Net (loss) income...........................................  $(1,053)   $ 1,589    $ 2,102
                                                              =======    =======    =======

                See accompanying notes to financial statements.

                                     F-6-3

                           TELPRO TECHNOLOGIES, INC.

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                        CLASS A AND CLASS B
                                                           COMMON STOCK
                                                       ---------------------   RETAINED
                                                       NUMBER OF               EARNINGS
                                                         SHARES      AMOUNT    (DEFICIT)    TOTAL
                                                       ----------   --------   ---------   --------
Balance at January 1, 1997...........................   2,794,269     $ 93      $   113    $   206
Issuance of Class A common stock.....................      11,526       49           --         49
Net loss.............................................          --       --       (1,053)    (1,053)
                                                       ----------     ----      -------    -------
Balance at December 31, 1997.........................   2,805,795      142         (940)      (798)
Redemption of common stock...........................  (1,260,918)     (52)         (93)      (145)
Cancellation of common stock.........................  (1,544,877)     (90)          --        (90)
Reissuance of common stock...........................     500,000       90           --         90
Redemption of common stock...........................    (500,000)     (90)          --        (90)
Issuance of Class A common stock.....................   1,789,300       69           --         69
Issuance of Class B common stock.....................     550,117       21           --         21
Net income...........................................          --       --        1,589      1,589
                                                       ----------     ----      -------    -------
Balance at December 31, 1998.........................   2,339,417       90          556        646
Redemption of common stock--Class A..................      (1,800)     (40)          --        (40)
Cancellation of common stock--Class A................     (50,000)      --           --         --
Issuance of Class A common stock.....................     712,500      578           --        578
Issuance of Class B common stock.....................     137,500      115           --        115
Net income...........................................          --       --        2,102      2,102
                                                       ----------     ----      -------    -------
Balance at December 31, 1999.........................   3,137,617     $743      $ 2,658    $ 3,401
                                                       ==========     ====      =======    =======

                See accompanying notes to financial statements.

                                     F-6-4

                           TELPRO TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income...........................................  $(1,053)   $ 1,589    $ 2,102
Adjustments to reconcile net (loss) income to net cash (used
  in) provided by operating activities:
  Depreciation..............................................       94        106        194
  Amortization..............................................        6          2         29
  Loss on disposal of fixed assets..........................       --         24         --
  Issuance of common stock as compensation..................       --         --        560
  Provision for doubtful accounts...........................       72          2        184
  Deferred income taxes.....................................     (514)       704       (357)
  Provision (reversal of provision) for losses on
    contracts...............................................      548       (489)      (117)
  Changes in operating assets and liabilities:
    Accounts receivable.....................................      642       (990)    (9,387)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................       88       (477)      (320)
    Inventory...............................................       --       (455)    (2,296)
    Prepaid expenses........................................        8         (3)      (221)
    Note receivable.........................................       --         --        (37)
    Other assets............................................      (24)        --       (154)
    Accounts payable........................................     (189)        81      7,455
    Accrued expenses........................................     (211)       944      1,611
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................       77       (339)       500
                                                              -------    -------    -------
Net cash (used in) provided by operating activities.........     (456)       699       (254)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets....................................     (178)      (152)      (624)
                                                              -------    -------    -------
Cash used in investing activities...........................     (178)      (152)      (624)
CASH FLOWS FROM FINANCING ACTIVITIES
(Payments on) proceeds from term loan.......................     (416)       200       (633)
Proceeds from (payment on) stockholder notes................       --        220       (220)
Net proceeds from (payments on) line of credit..............    1,239     (1,044)     1,410
Redemption of common stock..................................       --        (30)       (40)
Issuance of common stock....................................       49         --         --
Principal payment on capital leases.........................       --         (2)        --
                                                              -------    -------    -------
Net cash provided by (used in) financing activities.........      872       (656)       517
                                                              -------    -------    -------
Increase (decrease) in cash.................................      238       (109)      (361)
Cash at beginning of year...................................      250        488        379
                                                              -------    -------    -------
Cash at end of year.........................................  $   488    $   379    $    18
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest..................................................  $    79    $   209    $   192
  Taxes.....................................................      188         --      2,546

                See accompanying notes to financial statements.

                                     F-6-5

                           TELPRO TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                 YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

1. DESCRIPTION OF BUSINESS

    Telpro Technologies, Inc. (the Company) is a California corporation formed in 1990. The Company conducts several business enterprises within the telecommunications industry. The Company provides telecommunication equipment, engineering, design and installation services to the central offices of major network providers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenues from fixed-price and modified fixed-price construction contracts are recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs applied to estimated total revenue.

    Contract costs include all direct material and labor costs and the indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for total estimated losses on uncompleted contracts are made in the period in which it becomes probable a loss will be incurred on the contract. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

    Revenues from engineering and project management services are recognized when the service has been provided. Sales revenues from network system components are recognized when the products have been shipped.

INCOME TAXES

    The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes, and are measured using the enacted tax rates at which the resulting taxes are expected to be paid.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORY

    Inventory is stated at the lower of cost or market, using the first in, first out method.

FIXED ASSETS

    Fixed assets are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method of depreciation over the estimated useful life of the assets which is three years.

                                     F-6-6

                           TELPRO TECHNOLOGIES, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING

    The Company expenses the cost of advertising as incurred. The Company incurred advertising costs of approximately $147, $61, and $329 for the years ended December 31, 1997, 1998, and 1999, respectively.

CONCENTRATION OF CREDIT RISK

    The Company performs ongoing credit evaluations of its customers' financial condition. The Company believes its credit granting and collection procedures are sufficient to eliminate the risk of significant bad debt losses.

    The Company maintains cash with a financial institution which, at times, exceeds the FDIC insured limits. The Company limits the amount of credit exposure with financial institutions and believes that no significant concentration of credit risk exists with respect to cash investments.

    One customer accounted for approximately 51%, 83%, and 44% of the Company's accounts receivable balance at December 31, 1997, 1998, and 1999, respectively. For the year ended December 31, 1997, 1998, and 1999, one customer accounted for approximately 75%, 89%, and 60% of the Company's revenues, respectively.

3. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Costs incurred on uncompleted contracts.....................   $1,547     $2,956
Estimated earnings..........................................      445      2,990
                                                               ------     ------
                                                                1,992      5,946
Less: Billings to date......................................    1,207      5,341
                                                               ------     ------
                                                               $  785     $  605
                                                               ======     ======
The foregoing balance is included in the accompanying
  balance sheet under the following captions:
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................   $  862     $1,182
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................      (77)      (577)
                                                               ------     ------
                                                               $  785     $  605
                                                               ======     ======

                                     F-6-7

                           TELPRO TECHNOLOGIES, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

4. FIXED ASSETS

    Fixed assets consist of the following:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Machinery and equipment.....................................   $ 418      $ 862
Furniture and fixtures......................................      37        113
Vehicles....................................................      43        116
Leasehold improvements......................................      --         25
                                                               -----      -----
                                                                 498      1,116
Less: Accumulated depreciation..............................    (257)      (443)
                                                               -----      -----
Fixed assets, net...........................................   $ 241      $ 673
                                                               =====      =====

5. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Salaries, wages, and employee benefits......................   $  830     $2,858
Federal and state income taxes..............................      336         --
Other.......................................................       96        463
                                                               ------     ------
                                                               $1,262     $3,321
                                                               ======     ======

6. LINE OF CREDIT

    The Company has a line of credit agreement which provides for a maximum borrowing of the lesser of 80% of defined-eligible accounts receivable or $2,500 ($1,500 in 1998). Borrowings bear interest at 9.5%, 13.75% and 11% at December 31, 1997, 1998 and 1999, respectively. Minimum interest is payable at $4 per month. The outstanding balance and unused borrowing capacity under the agreement at December 31, 1999 were $1,680 and $820, respectively. All borrowings are secured by the assets of the Company and are personally guaranteed by Company stockholders.

                                     F-6-8

                           TELPRO TECHNOLOGIES, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

7. INCOME TAXES

    The tax effect of major temporary differences that give rise to deferred income tax assets and liabilities are as follows:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Deferred tax assets:
  Accruals..................................................   $  --      $ 230
  Revenue recognition on contracts in progress..............      --         --
  Allowance for doubtful accounts...........................      --        103
  Severance pay.............................................      41         41
  Provision for losses on contracts.........................      58         11
  AMT/NOL credit carryforwards..............................      31         --
  Other.....................................................       6         37
                                                               -----      -----
Total deferred tax assets...................................     136        422

Deferred tax liabilities:
  Revenue recognition on contracts in progress..............    (312)      (241)
                                                               -----      -----
Net deferred tax asset (liability)..........................   $(176)     $ 181
                                                               =====      =====

    Significant components of income tax (benefit) expense at consist of:

                                                                DECEMBER 31
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
Deferred:
Federal..............................................   $(440)     $  616     $ (305)
State................................................     (74)         88        (52)
                                                        -----      ------     ------
                                                         (514)        704       (357)

Current:
Federal..............................................    (167)        246      1,461
State................................................       1          90        261
                                                        -----      ------     ------
                                                         (166)        336      1,722
                                                        -----      ------     ------
                                                        $(680)     $1,040     $1,365
                                                        =====      ======     ======

                                     F-6-9

                           TELPRO TECHNOLOGIES, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

7. INCOME TAXES (CONTINUED)
    A reconciliation of the income tax (benefit) provision computed at the U.S. federal statutory tax rate to the reported income tax (benefit) provision at is as follows:

                                                                DECEMBER 31
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
Tax (benefit) provision at statutory rates...........   $(589)     $  894     $1,169
State income taxes (benefit), net of federal tax
  effect.............................................    (102)        120        136
Permanent items (consisting of meals and
  entertainment, and other nondeductible expenses)...      13          34         89
Other................................................      (2)         (8)       (29)
                                                        -----      ------     ------
                                                        $(680)     $1,040     $1,365
                                                        =====      ======     ======

8. LEASE COMMITMENTS

    The Company leases office and warehouse space under operating leases. Rent expense for the office and warehouse space were $86, $233 and $400 during the years ended December 31, 1997, 1998 and 1999, respectively. Future minimum rental payments required under the leases are as follows:

                                                                1999
                                                              --------
2000........................................................   $  738
2001........................................................      623
2002........................................................      456
2003........................................................      321
2004........................................................      105
                                                               ------
                                                               $2,243
                                                               ======

9. LONG-TERM OBLIGATIONS

    At December 31, 1999, other obligations consisted of the following:

Gary Evens settlement.......................................   $ 104
Note payable to a finance company secured by Company assets.
  Interest accrues at 12.10% and is payable monthly. The
  note is due September 2002................................      17
                                                               -----
Total other obligations.....................................     121
Current portion.............................................    (110)
                                                               -----
Long-term obligations.......................................   $  11
                                                               =====

    On January 19, 1998, the Company's stockholders obtained a $200,000 loan from a bank. The Company assumed the obligation, and the stockholders remitted the $200,000 to the Company. The note accrues interest at 10.5%, payable annually, and is due on demand. The note matures January 1999 and is guaranteed by both the stockholders and the Company.

                                     F-6-10

                           TELPRO TECHNOLOGIES, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

9. LONG-TERM OBLIGATIONS (CONTINUED)
    On June 5, 1998, the Company entered into an agreement with the then-current president/chief executive officer and stockholder of the Company under which the executive's employment with the Company would be terminated and the executive would receive severance of $589. The severance obligation was expensed in 1998 and is payable in nine monthly installments of $25 and 14 monthly installments of $26 thereafter. The Company also agreed to acquire the outstanding shares held by the president for $114 as determined under a formula defined in the agreement. The Company recorded the $114 obligation and a corresponding reduction to equity. The $114 is outstanding at December 31, 1998, and is payable in three equal monthly installments ending April 15, 1999. At
December 31, 1999, $104 of severance obligation was outstanding.

    Future annual maturities of long-term obligations, subsequent to December 31, 1999, are as follows:

2000........................................................    $110
2001........................................................       6
2002........................................................       5
                                                                ----
                                                                $121
                                                                ====

10. COMMON STOCK

    During November 1998, the Company redeemed and retired 1,260,918 shares of common stock from a former employee and minority stockholders for $144 in the aggregate, of which $30 was paid in cash and $114 in a note (see Note 9).

    During 1990, the Board of Directors and stockholders approved an increase in the authorized number of shares of common stock to 10,000,000 shares of common stock and 2,000,000 of preferred stock by resolutions adopted on November 26, 1990. Through an oversight, the amended articles were not filed and as a result, between the time of such resolutions and December 1998 more shares of common stock were issued than were authorized. As a result, in December 1998, the Board of Directors caused the reissuance of the Company's common stock to all of its then stockholders in such a way that the total number of common shares outstanding did not exceed 500,000, which was the amount of common stock authorized by the Company's articles of incorporation. No preferred stock was issued or outstanding. The relative percentage of ownership of the then stockholder did not change as a result of this action.

    At the December 1998 Board of Directors Meeting, the Board authorized the cancellation of the existing authorized common stock and the issuance of new voting common stock Class A (10,000,000 shares authorized) and nonvoting common stock Class B (2,000,000 shares authorized).

    On December 28, 1998, the remaining stockholders surrendered, and the Company retired, all shares of the existing common stock (500,000) in exchange for 1,789,300 shares of the new common stock Class A and 550,117 shares of the new common stock Class B.

    In December 1998, the Company adopted a stock compensation plan for selected officers, directors, and key employees. The plan is designed to enable the Company to grant participants options to purchase shares of common stock, to issue participants restricted shares of common stock, and/or to issue participants stock appreciation rights. The aggregate number of shares which may be issued under the plan may not exceed 2,000,000. Each award shall include a vesting schedule applicable to the shares to which

                                     F-6-11

                           TELPRO TECHNOLOGIES, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

10. COMMON STOCK (CONTINUED)
the option pertains, providing that vesting will occur at a rate of at least 20% per year. In 1998, no awards were made under the plan.

11. DEFINED-CONTRIBUTION PLAN

    The Company maintains a defined-contribution 401(k) plan covering substantially all employees. The plan provides for a discretionary employer profit-sharing contribution. The Company did not make any contributions during 1997, 1998 or 1999.

                                     F-6-12

                           TELPRO TECHNOLOGIES, INC.

                            CONDENSED BALANCE SHEETS

                                  (UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

                                                                    JUNE 30
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ASSETS
Current assets:
  Cash......................................................  $    --    $    32
  Accounts receivable, less allowance of $46 in 1999 and
    $259 in 2000                                               13,693     31,405
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      686      2,975
  Inventory.................................................      847      1,829
  Prepaid expenses..........................................      381        401
  Note receivable from stockholder..........................      100         --
                                                              -------    -------
Total current assets........................................   15,707     36,642
Fixed assets, net...........................................      366      1,062
Goodwill, net...............................................      106        429
Income tax receivable.......................................       --      1,251
Other assets................................................       58         75
                                                              -------    -------
Total assets................................................  $16,237    $39,459
                                                              =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................   12,615     29,036
  Bank overdraft............................................      400         --
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................      156        294
  Deferred income taxes.....................................      143         --
  Due to affiliate..........................................       --     16,641
                                                              -------    -------
Total current liabilities...................................   13,314     45,971

Long-term obligations, less current maturities..............       23          8
Other liabilities...........................................      104         --

Stockholders' equity:
  Common stock..............................................       49         --
  Retained earnings (deficit)...............................    2,747     (6,520)
                                                              -------    -------
Total stockholders' equity (deficit)........................    2,796     (6,520)
                                                              -------    -------
Total liabilities and stockholders' equity..................  $16,237    $39,459
                                                              =======    =======

           SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS.

                                     F-6-13

                           TELPRO TECHNOLOGIES, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

                                                                  SIX MONTHS
                                                                 ENDED JUNE 30
                                                                1999       2000
                                                              --------   --------
Net revenue.................................................  $39,633    $103,713
Costs of sales..............................................   35,261      94,820
                                                              -------    --------
Gross profit................................................    4,372       8,893
Cost and expenses:

General and administrative expenses.........................    1,424       2,116
Noncash stock compensation..................................      560          --
                                                              -------    --------
Income from operations......................................    2,388       6,777

Other expenses:
  Interest expense, net.....................................       57          90
  Other expense, net........................................       --          78
                                                              -------    --------
Income before income taxes..................................    2,331       6,609
                                                              -------    --------
Income taxes................................................    1,012         296
                                                              -------    --------
Net income..................................................  $ 1,319    $  6,313
                                                              =======    ========

           SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS.

                                     F-6-14

                           TELPRO TECHNOLOGIES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $ 1,319    $ 6,313
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................       47        193
  Issuance of common stock as compensation..................      560         --
  Reversal of provision for doubtful accounts...............      (28)        --
  Deferred income taxes.....................................      (34)        --
  Provision (reversal of provision) for losses on
    contracts...............................................     (145)        --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................  (11,441)   (19,979)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................      176     (1,793)
    Inventory...............................................     (392)       923
    Prepaid expenses........................................     (197)        51
    Note receivable.........................................     (100)        (4)
    Other assets............................................     (112)    (1,030)
    Accounts payable........................................    9,701     17,805
    Accrued expenses........................................    1,259       (246)
    Due to affiliate........................................       --     16,641
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................       79       (283)
                                                              -------    -------
Net cash provided by operating activities...................      692     18,591

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets....................................     (209)      (587)
                                                              -------    -------
Cash used in investing activities...........................     (209)      (587)

CASH FLOWS FROM FINANCING ACTIVITIES
(Payments on) proceeds from term loan.......................     (627)      (106)
Proceeds from (payment on) stockholder notes................     (220)        --
Net proceeds from (payments on) line of credit..............     (415)    (1,680)
Redemption of common stock..................................       --    (16,204)
                                                              -------    -------
Net cash provided by (used in) financing activities.........   (1,262)   (17,990)
                                                              -------    -------
(Decrease) increase in cash.................................     (779)        14
Cash at beginning of year...................................      379         18
                                                              -------    -------
Cash at end of year.........................................  $  (400)   $    32
                                                              =======    =======

           SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS.

                                     F-6-15

                           TELPRO TECHNOLOGIES, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                 JUNE 30, 2000

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

1.  DESCRIPTION OF BUSINESS

    Telpro Technologies, Inc. (the Company) is a California corporation formed in 1990. The Company conducts several business enterprises within the telecommunications industry. The Company provides telecommunication equipment, engineering, design and installation services to the central offices of major network providers.

2.  INTERIM FINANCIAL INFORMATION

    The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instruction to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000. These financial statements should be read in conjunction with the financial statements, including the notes thereto, for the year ended December 31, 1999.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.  INVENTORY

    Inventory consists solely of finished goods and is stated at the lower of cost or market, using the first in, first out method.

4.  SALE OF COMPANY

    On March 13, 2000 the Company and its stockholders entered into an agreement with Linc.net, Inc. (Linc.net), which acquired 1,143,630 shares of Telpro stock on that date, whereby Linc.net will acquire all of the outstanding stock of Telpro in a series of transactions. Concurrent with the execution of the agreement, Linc.net loaned the Company approximately $18.5 million, the proceeds of which were used to redeem 1,134,884 shares of stock and to retire approximately $2.3 million of existing indebtedness of the Company. The loans from Linc.net bears interest at 10 3/8%. The interest rate is based on a floating rate linked to Linc.net's senior credit facilities which maintain base rate or Euro-rate loans, at Linc.net's option. Base rate loans bear interest at the base rate plus an applicable margin for the revolving credit facility and the Term Loan A facility and 250 basis points for the Term Loan B facility. Base rate is defined in the senior credit facility as the higher of the interest rate per annum announced from time to time by PNC Bank and the federal funds effective rate, plus one half percent ( 1/2%) per annum. Euro-rate loans bear interest at the Euro-rate as described in the amended senior credit facility, plus an applicable margin for the bank credit facility and the Term Loan A facility, and 400 basis points for the Term Loan B facility. Loans in the amount of $16.2 million mature with principal and accrued interest; if any, on October 1, 2006. The remaining loan amount is under an indefinite revolver facility with no maturity date.

                                     F-6-16

                          INDEPENDENT AUDITORS' REPORT

Utility Consultants, Inc.
Atlanta, Georgia

    We have audited the accompanying balance sheets of Utility
Consultants, Inc. (an S-Corporation) as of September 30, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Utility Consultants, Inc. at September 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States.

                                                                BDO SEIDMAN, LLP

Atlanta, Georgia
February 2, 2000, except for Note 6,
as to which the date is May 8, 2000

                                     F-7-1

                           UTILITY CONSULTANTS, INC.

                               (AN S-CORPORATION)

                                 BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ASSETS (Notes 2 and 3)
Current
  Cash and cash equivalents.................................   $  245    $   612
  Accounts receivable, net of allowance of $161 and $374,
    respectively............................................    4,944      7,120
  Costs and estimated earnings in excess of billings on
    uncompleted contracts (Note 1)..........................    3,223      1,469
  Prepaid expenses..........................................       55         68
                                                               ------    -------
Total current assets........................................    8,467      9,269
Property and equipment
  Equipment.................................................      930      1,321
  Vehicles..................................................      147        168
  Furniture and fixtures....................................      195        233
  Leasehold improvements....................................       96         98
                                                               ------    -------
                                                                1,368      1,820
Less accumulated depreciation...............................      723      1,005
                                                               ------    -------
Net property and equipment..................................      645        815
Other
  Advances to vendor........................................      151         --
  Customer lists, net of amortization of $12 and $18,
    respectively............................................       88         82
  Notes receivable from stockholders (Note 5)...............       92        105
  Due from affiliate (Note 5)...............................       54         77
  Miscellaneous.............................................      138        100
                                                               ------    -------
Total other assets..........................................      523        364
                                                               ------    -------
                                                               $9,635    $10,448
                                                               ======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Revolving credit agreement (Note 2).......................   $1,667    $ 3,000
  Accounts payable..........................................      754        836
  Accrued payroll and payroll taxes.........................      474        571
  Other accrued expenses....................................      185        236
  Billings in excess of costs and estimated earnings on
    uncompleted contracts (Note 1)..........................    1,014        309
  Current maturities of long-term debt (Note 3).............       77        102
                                                               ------    -------
Total current liabilities...................................    4,171      5,054
Long-term debt, less current maturities (Note 3)............      274        295
Notes payable to stockholders (Note 5)......................      439        385
                                                               ------    -------
Total liabilities...........................................    4,884      5,734
                                                               ------    -------
Commitments (Note 4)
Stockholders' equity
  Common stock, $.20 par--shares authorized 50,000, issued
    and outstanding 32,500..................................        6          6
  Additional paid-in capital................................      229        229
  Retained earnings.........................................    4,516      4,479
                                                               ------    -------
Total stockholders' equity..................................    4,751      4,714
                                                               ------    -------
                                                               $9,635    $10,448
                                                               ======    =======

    SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO
                             FINANCIAL STATEMENTS.

                                     F-7-2

                            UTILITY CONSULTANTS INC.

                               (AN S-CORPORATION)

                            STATEMENTS OF OPERATIONS

                             (AMOUNTS IN THOUSANDS)

                                                                YEARS ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Revenue.....................................................  $21,527    $24,382    $27,955
Costs of goods sold.........................................   16,696     18,446     22,701
                                                              -------    -------    -------
  Gross margin..............................................    4,831      5,936      5,254
Selling, general and administrative.........................    3,583      4,263      5,067
                                                              -------    -------    -------
  Operating income..........................................    1,248      1,673        187
Interest expense............................................      154        163        224
                                                              -------    -------    -------
Net (loss) income...........................................  $ 1,094    $ 1,510    $   (37)
                                                              =======    =======    =======

    SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO
                             FINANCIAL STATEMENTS.

                                     F-7-3

                            UTILITY CONSULTANTS INC.

                               (AN S-CORPORATION)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                             (AMOUNTS IN THOUSANDS)

                                                                      ADDITIONAL
                                                            COMMON     PAID-IN     RETAINED
                                                            STOCK      CAPITAL     EARNINGS    TOTAL
                                                           --------   ----------   --------   --------
Balance, September 30, 1996..............................     $6         $229       $1,931     $2,166
Net income...............................................     --           --        1,094      1,094
                                                              --         ----       ------     ------
Balance, September 30, 1997..............................     $6         $229       $3,025     $3,260
Cash dividends paid......................................     --           --          (19)       (19)
Net income...............................................     --           --        1,510      1,510
                                                              --         ----       ------     ------
Balance, September 30, 1998..............................      6          229        4,516      4,751
Net loss.................................................                              (37)       (37)
                                                              --         ----       ------     ------
Balance, September 30, 1999..............................     $6         $229       $4,479     $4,714
                                                              ==         ====       ======     ======

    SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO
                             FINANCIAL STATEMENTS.

                                     F-7-4

                           UTILITY CONSULTANTS, INC.

                               (AN S-CORPORATION)

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                YEARS ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
OPERATING ACTIVITIES
  Net (loss) income.........................................  $ 1,094    $ 1,510    $   (37)
  Adjustments to reconcile net (loss) income to cash
    provided by (used for) operating activities:
    Depreciation and amortization...........................      123        232        289
    Bad debt reserve........................................        2         --        213
    Working capital changes:
      Contracts in progress.................................     (486)      (526)     1,049
      Accounts receivable...................................   (1,658)    (1,065)    (2,389)
      Accounts payable and accrued expenses.................      257        282        230
      Other.................................................     (181)      (209)       154
                                                              -------    -------    -------
Cash provided by (used for) operating activities............     (849)       224       (491)
                                                              -------    -------    -------
INVESTING ACTIVITIES
  Additions to property and equipment.......................     (431)      (218)      (453)
  Increases in notes receivable from stockholders...........       --         (1)       (13)
                                                              -------    -------    -------
Cash used for investing activities..........................     (431)      (219)      (466)
                                                              -------    -------    -------
FINANCING ACTIVITIES
  Net increase in borrowings under revolving credit
    agreement...............................................    1,236         89      1,333
  Proceeds from issuance of long-term debt..................      250        303        135
  Principal payments on long-term debt......................     (116)      (151)       (90)
  Principal payments on notes payable to stockholders.......      (39)       (50)       (54)
  Dividends paid............................................       --        (19)        --
                                                              -------    -------    -------
Cash provided by financing activities.......................    1,331        172      1,324
                                                              -------    -------    -------
NET INCREASE IN CASH........................................       51        177        367

CASH AND CASH EQUIVALENTS, beginning of year................       17         68        245
                                                              -------    -------    -------
CASH AND CASH EQUIVALENTS, end of year......................       68    $   245    $   612
                                                              =======    =======    =======
CASH PAID FOR INTEREST DURING THE YEAR......................  $   141    $   189    $   205
                                                              =======    =======    =======

    SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO
                             FINANCIAL STATEMENTS.

                                     F-7-5

                           UTILLITY CONSULTANTS, INC.

                               (AN S-CORPORATION)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             (AMOUNTS IN THOUSANDS)

NATURE OF BUSINESS

    Utility Consultants, Inc. (the "Company") is predominantly engaged in providing engineering services to the tele-communications and power industries throughout the United States with a concentration in the southeastern United States.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates have been made by management in determining the amount of its allowance for doubtful accounts receivable, the carrying value of its uncompleted contracts and the amount of revenue to be recognized on contracts in progress during the reporting period. Actual results could vary from these estimates.

SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

    The Company contracts or subcontracts with various autonomously managed business units of large utility companies. The Company maintains separate relationships with each business unit. Three large telecommunications companies constituted approximately 56%, 46% and 67% of the Company's total revenue for the years ended September 30, 1997, 1998 and 1999, respectively. At
September 30, 1999, accounts receivable from one customer amounted to $2,044 (net of reserves) or 20% of total assets. The foregoing concentrations expose the Company to a relatively greater degree of risk than otherwise would be the case with greater diversification.

    During the fiscal year ended September 30, 1999, the Company made the decision to close its office in Las Vegas. The revenues and operating (loss) income generated from this office (predominately from one customer) during the years ended September 30, 1997, 1998 and 1999 were $45, $(7), $3,463, $417,
$2,223 and $(1,035), respectively, and are included in the Company's results of operation for the fiscal years then ended.

    The Company is in negotiations with the aforementioned customer to resolve certain disputed items. Subsequent to September 30, 1999, the outstanding balance has been reduced by $432 to $1,812. Effective on February 1, 2000, the Company and the customer entered into a written settlement agreement, whereby the customer has agreed to pay certain invoices (Phase I) aggregating $704 within 30 days of the date of the settlement agreement. Further, the Company expects to resolve the remaining disputed items with this customer during the month of February 2000. Based on cash collected to date, the results of the settlement agreement pertaining to the Phase I invoices, and the anticipated results with respect to the remaining items, management believes that the results of these matters will have no material unfavorable effect on the financial statements.

REVENUE RECOGNITION

    Income from contract revenue is reported on the percentage-of-completion method. Under this method, the percentage of contract revenue to be recognized currently is based on the ratio of costs incurred to date to total estimated contract costs, after giving effect to the most recent estimates of costs to

                                     F-7-6

                           UTILLITY CONSULTANTS, INC.

                               (AN S-CORPORATION)

             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

complete. Provision is made for losses on an individual contract basis in the period in which losses are first determinable.

FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses and long and short-term bank borrowings. The fair value of the Company's financial instruments approximates their recorded value. The Company does not have financial instruments with off-balance sheet risk. The fair value estimates were based on market information available to management as of September 30, 1999.

    The Company provides services to a limited number of very large public utility companies, tele-communication and cable organizations. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral from its customers. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets utilizing the straight-line method. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

CUSTOMER LISTS

    Customer lists are stated at historical cost and are amortized over the estimated useful life, 15 years, which is management's estimate of the number of years the Company will realize revenues from the list. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

INCOME TAXES

    The Company elected S Corporation status for income tax purposes and the stockholders include the taxable income of the Company on their individual income tax returns. Accordingly, no provision for income taxes is included in the accompanying financial statements.

    At September 30, 1999, there are no previously taxed retained earnings included in the Company's stockholders' equity.

401(k) PLAN

    The Company maintains a 401(k) plan covering substantially all of its employees. The Company did not contribute in 1997. For the years ended September 30, 1998 and 1999, the Company contributed approximately $58 and $55, respectively.

RECLASSIFICATION

    Certain 1997 and 1998 amounts have been reclassified to conform to the 1999 presentation.

                                     F-7-7

                           UTILITY CONSULTANTS, INC.

                               (AN S-CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                             (AMOUNTS IN THOUSANDS)

1.  CONTRACTS IN PROGRESS

    Information relative to contracts in progress was as follows:

                                                              1998       1999
                                                            --------   --------
Costs incurred to date on contracts in progress...........  $ 4,834    $ 7,089
Estimated earnings recognized to date on on these
  contracts...............................................    2,297      1,992
Less: applicable billings.................................   (4,922)    (7,921)
                                                            -------    -------
Net amounts...............................................    2,209      1,160
                                                            =======    =======
Included in accompanying balance sheets under the
  following captions:
  Costs and estimated earnings in excess of billings on
    uncompleted contracts.................................    3,223      1,469
  Billings in excess of costs and estimated earnings on
    uncompleted contracts.................................   (1,014)      (309)
                                                            -------    -------
                                                            $ 2,209    $ 1,160
                                                            =======    =======

2.  REVOLVING CREDIT AGREEMENT

    The Company maintains a revolving credit agreement with a financial institution which provides for borrowings up to $4,000 and which matures
January 31, 2000. Interest under the agreement is computed monthly at a variable rate of .25% under the bank's prime rate (7.75% at September 30, 1999). Substantially all of the Company's assets are collateralized under the agreement. Additionally, borrowings under the revolving credit agreement are guaranteed by the Company's stockholders. The agreement contains compliance covenants and requires the maintenance of certain financial ratios. Subsequent to year end, the Company amended the agreement to mature on April 30, 2000.

    The Company also maintains a revolving credit agreement enabling them to borrow up to $250 to purchase equipment with the same financial institution. The Company pays interest and principal in monthly installments with interest computed monthly at a rate of .25% under the bank's prime rate (7.75% at September 30, 1999).

                                     F-7-8

                           UTILITY CONSULTANTS, INC.

                               (AN S-CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

3.  LONG-TERM DEBT

    Long-term debt consisted of:

                                                                1998       1999
                                                              --------   --------
$2 monthly installment note payable to a bank; interest
  payable at 8.7%; secured by substantially all of the
  Company's assets; guaranteed by majority stockholder;
  scheduled to mature May 1, 2002...........................    $273      $ 219

$6 monthly installment note payable at 7.94%; secured by
  substantially all of the Company's assets; guaranteed by
  majority stockholder; scheduled to mature February 15,
  2003......................................................      73         56

$3 monthly installment note payable at 7.25%; secured by
  substantially all of the Company's assets; guaranteed by
  majority stockholder; scheduled to mature February 1,
  2004......................................................      --        122

Other equipment notes, principal and interest payments due
  monthly with interest computed at rates between 7.2% and
  8.45%. Varying maturity dates through August 10, 1999.....       5         --
                                                                ----      -----
                                                                 351        397
Less current maturities.....................................     (77)      (102)
                                                                ----      -----
                                                                $274      $ 295
                                                                ====      =====

    Future maturities of long term debt are as follows:

YEAR ENDED SEPTEMBER 30,                                       AMOUNT
------------------------                                      --------
2000........................................................    $102
2001........................................................     110
2002........................................................     110
2003........................................................      60
2004........................................................      15
                                                                ----
                                                                $397
                                                                ====

                                     F-7-9

                           UTILITY CONSULTANTS, INC.

                               (AN S-CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

4.  COMMITMENTS

    The Company leases its corporate office space under operating leases. The aggregate minimum amounts due in subsequent years under these agreements are as follows:

YEAR ENDED SEPTEMBER 30,                                       AMOUNT
------------------------                                      --------
2000........................................................    $241
2001........................................................     239
2002........................................................      57
2003........................................................      --
2004........................................................      --
                                                                ----
                                                                $537
                                                                ====

    Rent expense for the years ended September 30, 1997, 1998 and 1999 totalled approximately $384, $404 and $457, respectively.

5.  RELATED PARTY TRANSACTIONS

    The Company subcontracts certain work to an affiliate. As a result of these transactions, the Company maintained a balance due from the affiliate of $54 and $77, at September 30, 1998 and 1999, respectively.

    Notes payable to stockholders consisted of unsecured notes to two stockholders with varying interest rates between 9.25% and 11% per annum. The balances outstanding at September 30, 1998 and 1999 are $439 and $385, respectively. Interest of $5 and $11 was accrued in connection with the note payable to stockholders at September 30, 1998 and 1999, respectively.

    Notes receivable from stockholders are unsecured, non-interest bearing and are payable upon demand.

6.  SUBSEQUENT EVENT

    On May 8, 2000, the Company and its principal stockholders entered into a stock purchase agreement with Linc.net, Inc., whereby Linc.net, Inc. acquired all of the outstanding common stock of the Company.

                                     F-7-10

                          UTILITIES CONSULTANTS, INC.

                               (AN S-CORPORATION)
                        CONDENSED INTERIM BALANCE SHEETS

                            MARCH 31, 1999 AND 2000

                                  (UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

                                                                   MARCH 31
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ASSETS
  Current:
    Cash....................................................  $     6    $    --
    Accounts receivable, net................................    6,511      6,913
    Costs and estimated earnings in excess of billings......    2,355      2,501
    Prepaid expenses........................................       62         27
                                                              -------    -------
    Total current assets....................................    8,934      9,441
  Fixed assets (net)........................................      633        754
Other assets................................................      266        218
Goodwill....................................................       85         78
Due from affiliate, (net)...................................       55         77
                                                              -------    -------
Total assets................................................  $ 9,973    $10,568
                                                              =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current:
    Revolving credit agreement..............................    2,048      2,044
    Accounts payable........................................  $ 1,045    $   349
    Accrued payroll and payroll taxes.......................      798        802
    Other liabilities.......................................       83        100
    Billings in excess of costs and estimated earnings......      396        690
    Current portion of long-term debt.......................       77        102
                                                              -------    -------
    Total current liabilities...............................    4,447      4,087

Note payable to stockholders................................      412        367
Long-term debt, less current portion........................      370        245
                                                              -------    -------
Total liabilities...........................................    5,229      4,699

Stockholders' equity
    Common stock............................................        6          6
    Additional paid in capital..............................      229        229
    Retained earnings.......................................    4,509      5,634
                                                              -------    -------
Total stockholders' equity..................................    4,744      5,869
                                                              -------    -------
Total liabilities & stockholders' equity....................  $ 9,973    $10,568
                                                              =======    =======

              SEE NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS.

                                     F-7-11

                          UTILITIES CONSULTANTS, INC.

                               (AN S-CORPORATION)

                   CONDENSED INTERIM STATEMENTS OF OPERATIONS

                    SIX MONTHS ENDED MARCH 31, 1999 AND 2000

                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                               SIX MONTHS ENDING
                                                                   MARCH 31
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Revenues....................................................  $16,169    $14,686
Cost of sales...............................................   14,077     12,199
                                                              -------    -------
Gross margin................................................    2,092      2,487
  General & administrative expenses.........................    1,982      1,195
                                                              -------    -------
Operating income............................................      110      1,292
Other expense...............................................
  Interest expense..........................................      119        139
                                                              -------    -------
(Loss) earnings before taxes................................       (9)     1,153
Provision for taxes.........................................       --         --
                                                              -------    -------
Net (loss) income...........................................  $    (9)   $ 1,153
                                                              =======    =======

              SEE NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS.

                                     F-7-12

                          UTILITIES CONSULTANTS, INC.

                               (AN S-CORPORATION)

                   CONDENSED INTERIM STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED MARCH 31, 1999 AND 2000

                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                               SIX MONTHS ENDING
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
OPERATING ACTIVITIES
  Net income (loss).........................................  $    (9)   $ 1,153
  Adjustments to reconcile net (loss) income to
    cash provided by (used for) operating activities:
      Depreciation and amortization.........................      194        187
      Bad debt reserve......................................       --        (10)
      Working capital changes:
        Contracts in progress...............................      249       (651)
        Accounts receivable.................................   (1,567)       217
        Accounts payable and accrued expenses...............      513       (393)
        Other...............................................      112         32
                                                              -------    -------
Cash provided by (used for) operating activities............     (508)       535

INVESTING ACTIVITIES
  Additions to property and equipment.......................     (180)      (122)
  Increases in notes receivable from stockholders...........       (1)        --
                                                              -------    -------

Cash used in investing activities...........................     (181)      (122)

FINANCING ACTIVITIES
  Net (decrease) increase in borrowings under
  revolving credit agreement................................      381       (956)
    Proceeds from issuance of long-term debt................      136         --
    Principal payments on long-term debt....................      (41)       (50)
    Principal payments on notes payable to
      stockholders..........................................      (26)       (19)
                                                              -------    -------

Cash (used in) provided by financing activities.............      450     (1,025)
                                                              -------    -------

NET DECREASE IN CASH........................................     (239)      (612)
CASH AND CASH EQUIVALENTS, beginning of year................      245        612
                                                              -------    -------
CASH AND CASH EQUIVALENTS, end of year......................  $     6    $    --
                                                              =======    =======

              SEE NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS.

                                     F-7-13

                           UTILITY CONSULTANTS, INC.

                               (AN S-CORPORATION)

                NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATIONS

    NATURE OF BUSINESS

    Utility Consultants, Inc. (the Company) is a Georgia corporation that predominately provides engineering and program management services to the telecommunications and electric utility industries.

2. INTERIM FINANCIAL INFORMATION

    The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim information and with instruction to Article 10 of Regulations S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered necessary for fair presentation have been included. Operating results for the six month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30, 2000. These financial statements should be read in conjunction with the financial statements, including the notes thereto, for the year ended September 30, 1999.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions they affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. RELATED PARTY

    The Company subcontracts work to an affiliate. The Company invoices the customer and assists in the cash collection for such work. The Company records revenue and subcontract expense when it invoices the customer. As a result of the above transactions, the maintained a balance due from the affiliate of $55 and $77 at March 31, 1999 and 2000.

    Notes payable to stockholders consisted of unsecured notes to two stockholders with varying interest rates between 7% and 11% per annum. The balances outstanding under these notes at March 31, 1999 and 2000 were $412 and $367, respectively. Interest of $26 and $20 was accrued in connection with the notes payable to stockholders at March 31, 1999 and 2000, respectively.

    Notes receivable from stockholders are non-interest bearing and are payable upon demand.

4. SUBSEQUENT EVENT

    On May 8, 2000, the Company's stockholders and Linc.net Inc. entered into a Stock Purchase Agreement whereby Linc.net Inc. acquired all of the outstanding stock of the Company. The Company expensed approximately $183 in costs directly associated with the transaction for the period from October 1, 1999 to March 31, 2000.

                                     F-7-14

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Craig Enterprises, Inc.

    We have audited the accompanying balance sheets of Craig Enterprises, Inc. as of June 30, 1999 and June 16, 2000, and the related statements of income, stockholders' equity, and cash flows for the years ended June 30, 1998 and 1999, and for the period from July 1, 1999 to June 16, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Craig Enterprises, Inc. at June 30, 1999 and June 16, 2000, and the results of its operations and its cash flows for the years ended June 30, 1998 and 1999, and the period from July 1, 1999 to June 16, 2000, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Chicago, Illinois
August 11, 2000

                                     F-8-1

                            CRAIG ENTERPRISES, INC.

                                 BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JUNE 30    JUNE 16
                                                                1999       2000
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  381    $ 1,496
  Accounts receivable.......................................    1,179      3,525
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      218         --
  Prepaid expenses..........................................       89         --
  Notes receivable from stockholders........................       67        928
                                                               ------    -------
Total current assets........................................    1,934      5,949
Fixed assets, net...........................................    4,892      4,954
                                                               ------    -------
Total assets................................................   $6,826    $10,903
                                                               ======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes payable.......................   $  811    $   872
  Current maturities of notes payable to stockholders.......       --         40
  Accounts payable..........................................      172      1,337
  Accrued expenses..........................................      261      1,620
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................      170        709
  Deferred income taxes.....................................      512        116
                                                               ------    -------
Total current liabilities...................................    1,926      4,694

Notes payable, less current maturities......................    1,824      1,135
Note payable to stockholders................................       30         --
Deferred income taxes.......................................      265        372

Stockholders' equity:
  Common stock, $1 par value; 50,000 shares authorized;
    1,000 shares issued and outstanding.....................        1          1
  Additional paid in capital................................      220        220
  Retained earnings.........................................    2,560      4,481
                                                               ------    -------
Total stockholders' equity..................................    2,781      4,702
                                                               ------    -------
Total liabilities and stockholders' equity..................   $6,826    $10,903
                                                               ======    =======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                     F-8-2

                            CRAIG ENTERPRISES, INC.

                              STATEMENTS OF INCOME

                             (AMOUNTS IN THOUSANDS)

                                                                 YEARS ENDED JUNE 30          PERIOD FROM
                                                                ----------------------      JULY 1, 1999 TO
                                                                  1998          1999         JUNE 16, 2000
                                                                --------      --------      ----------------
Net revenue...............................................       $5,879       $11,883           $16,806
Costs of sales............................................        4,065         9,239            12,559
                                                                 ------       -------           -------
Gross profit..............................................        1,814         2,644             4,247

General and administrative expenses.......................          423           605               362
                                                                 ------       -------           -------
Income from operations....................................        1,391         2,039             3,885

Other income (expense):
  Interest expense........................................          (84)         (146)             (235)
  Interest income.........................................           14            25                65

  Other income (expense)..................................           46            10              (147)
                                                                 ------       -------           -------
Total other expense, net..................................          (24)         (111)             (317)
                                                                 ------       -------           -------
Income before income taxes................................        1,367         1,928             3,568
Income taxes..............................................          556           748             1,647
                                                                 ------       -------           -------
Net income................................................       $  811       $ 1,180           $ 1,921
                                                                 ======       =======           =======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                     F-8-3

                            CRAIG ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                       COMMON STOCK       ADDITIONAL
                                                    -------------------    PAID-IN     RETAINED
                                                     SHARES     AMOUNT     CAPITAL     EARNINGS    TOTAL
                                                    --------   --------   ----------   --------   --------
Balance at July 1, 1997...........................   1,000        $1         $220       $  569     $  790
Net income........................................      --        --           --          811        811
                                                     -----        --         ----       ------     ------
Balance at June 30, 1998..........................   1,000         1          220        1,380      1,601
Net income........................................      --        --           --        1,180      1,180
                                                     -----        --         ----       ------     ------
Balance at June 30, 1999..........................   1,000         1          220        2,560      2,781
Net income........................................      --        --           --        1,921      1,921
                                                     -----        --         ----       ------     ------
Balance at June 16, 2000..........................   1,000        $1         $220       $4,481     $4,702
                                                     =====        ==         ====       ======     ======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                     F-8-4

                            CRAIG ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                                    PERIOD FROM
                                                                                      JULY 1,
                                                              YEAR ENDED JUNE 30      1999 TO
                                                              -------------------    JUNE 16,
                                                                1998       1999        2000
                                                              --------   --------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $   817    $ 1,180      $ 1,921
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      354        671          952
  (Gain) loss on disposal of fixed assets...................      (46)       (10)          46
  Deferred income taxes.....................................      343        361         (289)
  Provision for doubtful accounts...........................       18          4           --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................      159       (691)      (2,346)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................       66       (116)         218
    Prepaid expenses and other assets.......................       43        (92)          89
    Accounts payable........................................      112       (354)       1,165
    Accrued expenses........................................       85         99        1,359
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................       63        108          539
                                                              -------    -------      -------
Net cash provided by operating activities...................    2,014      1,160        3,654

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets....................................   (2,130)    (2,819)      (1,301)
Proceeds from sale of fixed assets..........................      150        115          241
                                                              -------    -------      -------
Net cash used by investing activities.......................   (1,980)    (2,704)      (1,060)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable.....................    1,339      1,812          130
Issuance of notes to shareholders...........................      (15)        --         (861)
Proceeds from issuance of notes payable to stockholders.....       --         --           10
Payments on notes payable...................................     (608)      (678)        (758)
                                                              -------    -------      -------
Net cash provided by financing activities...................      716      1,134       (1,479)
                                                              -------    -------      -------
Net decrease in cash and cash equivalents...................      750       (410)       1,115
Cash and cash equivalents at beginning of year..............       41        791          381
                                                              -------    -------      -------
Cash and cash equivalents at end of year....................  $   791    $   381      $ 1,496
                                                              =======    =======      =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest..................................................  $    84    $   146      $   235
  Income taxes..............................................      226        336          571

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                     F-8-5

                            CRAIG ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999
             AND FOR THE PERIOD FROM JULY 1, 1999 TO JUNE 16, 2000
                             (AMOUNTS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    Craig Enterprises, Inc. (the Company) was incorporated on May 11, 1990 in the state of New Mexico; and it provides network infrastructure installation services primarily to the telecommunications industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenues from fixed-price and cost-plus-fee construction contracts are recognized using the percentage-of-completion method of accounting with percentage of completion measured by the percentage of costs incurred to date to estimated total costs, applied to estimated total revenue.

    Contract costs include all direct material and labor costs and the indirect costs related to contract performance, such as indirect labor, supplies, tools, repair, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for total estimated losses on uncompleted contracts are made in the period in which it becomes probable a loss will be incurred on the contract. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

INCOME TAXES

    Deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

FIXED ASSETS

    Fixed assets are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method of depreciation over the estimated useful life of the assets as follows:

Land, building and improvements.............................  7 - 39 years
Machinery and equipment.....................................  5 - 10 years
Furniture and fixtures......................................  5 - 7 years
Vehicles....................................................  5 - 7 years

                                     F-8-6

                            CRAIG ENTERPRISES, INC.

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999
             AND FOR THE PERIOD FROM JULY 1, 1999 TO JUNE 16, 2000
                             (AMOUNTS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING

    The Company expenses advertising cost as incurred. The Company incurred advertising costs of approximately $3, $11, and $8 for the years ended June 30, 1998 and 1999, and the period ended June 16, 2000, respectively.

CONCENTRATION OF CREDIT RISK

    The Company performs ongoing credit evaluations of its customers' financial condition. The Company believes its credit granting and collection procedures are sufficient to eliminate the risk of potential credit losses which, historically, have not been significant.

    The Company maintains cash with a financial institution which, at times, exceeds the FDIC insured limits. The Company limits the amount of credit exposure with financial institutions and believes that no significant concentration of credit risk exists with respect to cash.

    Two customers individually accounted for greater than 10% of the Company's accounts receivable at June 30, 1999 and June 16, 2000, representing 76% and 11%, and 54% and 22% of accounts receivable at such dates, respectively.

    Three customers individually accounted for 30%, 28%, and 10%; 42%, 21%, and 21%; and 43%, 41%, and 10% of revenues for the years ended June 30, 1998 and 1999, and the period ended June 16, 2000, respectively.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                                     F-8-7

                            CRAIG ENTERPRISES, INC.

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999
             AND FOR THE PERIOD FROM JULY 1, 1999 TO JUNE 16, 2000
                             (AMOUNTS IN THOUSANDS)

3. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                              JUNE 30    JUNE 16
                                                                1999       2000
                                                              --------   --------
Costs incurred on uncompleted contracts.....................  $ 4,127    $ 1,456
Estimated earnings..........................................    2,403        276
                                                              -------    -------
                                                                6,530      1,732
Less: Billings to date......................................   (6,482)    (2,441)
                                                              -------    -------
                                                              $    48    $  (709)
                                                              =======    =======
The foregoing balance is included in the accompanying
  balance sheet under the following captions:
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................  $   218    $    --
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................     (170)      (709)
                                                              -------    -------
                                                              $    48    $  (709)
                                                              =======    =======

4. FIXED ASSETS

    Fixed assets consist of the following:

                                                            JUNE 30    JUNE 16
                                                              1999       2000
                                                            --------   --------
Land, building, and improvements..........................  $   150    $   174
Machinery and equipment...................................    5,190      5,532
Furniture and fixtures....................................       39         55
Vehicles..................................................    1,170      1,350
                                                            -------    -------
                                                              6,549      7,111
Less: Accumulated depreciation............................   (1,657)    (2,157)
                                                            -------    -------
                                                            $ 4,892    $ 4,954
                                                            =======    =======

5. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                              JUNE 30    JUNE 16
                                                                1999       2000
                                                              --------   --------
Salaries, wages, and employee benefits......................    $ 48      $   97
Federal and state income taxes..............................     169       1,493
Other.......................................................      44          30
                                                                ----      ------
                                                                $261      $1,620
                                                                ====      ======

                                     F-8-8

                            CRAIG ENTERPRISES, INC.

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999
             AND FOR THE PERIOD FROM JULY 1, 1999 TO JUNE 16, 2000
                             (AMOUNTS IN THOUSANDS)

6. INCOME TAXES

    Significant components of income tax expense (benefit), consist of the following:

                                                              JUNE 30    JUNE 16
                                                                1999       2000
                                                              --------   --------
Current:
  Federal...................................................    $324      $1,542
  State.....................................................      62         394
                                                                ----      ------
                                                                 386       1,936
Deferred:
  Federal...................................................     342        (252)
  State.....................................................      20         (37)
                                                                ----      ------
                                                                 362        (289)
                                                                ----      ------
                                                                $748      $1,647
                                                                ====      ======

    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income, primarily as a result of state income taxes.

    Deferred income taxes are provided for temporary differences between income tax and financial statement recognition of revenue and expenses. Deferred tax liabilities of $777 and $488 at June 30, 1999 and June 16, 2000, respectively, relate primarily to property, plant, and equipment, revenue recognition on contracts in progress and other accruals.

7. RELATED PARTY TRANSACTIONS

    At June 30, 1999 and June 16, 2000 respectively, a $30 and $40 unsecured note payable to stockholder was outstanding. The note is non-interest bearing and is due on demand, after June 30, 2000.

    The Company leased equipment owned by a related party during 1999. The Company expensed $25 in equipment rentals associated with this lease.

    The Company operates as a subcontractor for Craig Electric, Inc., an affiliated company. During 1998, 1999, and 2000, sales to and purchases from Craig Electric, Inc. were approximately $1,427, $248, $92, and $14, $27, and $164, respectively. The Company also wrote off $4 in receivable balances from Craig Electric, Inc. as bad debts during 1999.

                                     F-8-9

                            CRAIG ENTERPRISES, INC.

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999
             AND FOR THE PERIOD FROM JULY 1, 1999 TO JUNE 16, 2000
                             (AMOUNTS IN THOUSANDS)

8. NOTES PAYABLE

    Notes payable consisted of the following and are secured by substantially all of the Company's fixed assets:

                                                              JUNE 30    JUNE 16
                                                                1999       2000
                                                              --------   --------
Note payable due in monthly installments of $2 maturing July
  2, 2001...................................................   $   --     $   26
Note payable due in monthly installments of $2 maturing July
  2, 2001...................................................       --         27
Note payable due in monthly installments of $1 including
  interest at .2%, maturing March 10, 2002..................       --         29
Note payable due in monthly installments of $9 including
  interest at 8.45%, maturing August 31, 2000...............      307        232
Note payable due in monthly installments of $1 including
  interest at 7.9%, maturing June 16, 2000..................        8         --
Note payable due in monthly installments of $1 including
  interest at 7.9%, maturing June 2, 2000...................        9         --
Note payable due in monthly installments of $4 including
  interest at 8.9%, maturing April 2000.....................       41         --
Note payable due in monthly installments of $5 including
  interest at 8.4%, maturing November 2, 2002...............      169        131
Note payable due in monthly installments of $13 including
  interest at 8.25%, maturing April 3, 2002.................      489        393
Note payable due in monthly installments of $18 including
  interest at 6.75%, maturing October 2, 2002...............      630        481
Note payable due in monthly installments of $32 including
  interest at 7.96%, maturing April 2, 2002.................      982        688
                                                               ------     ------
                                                                2,635      2,007
Less: Current maturities....................................     (811)      (872)
                                                               ------     ------
                                                               $1,824     $1,135
                                                               ======     ======

8. NOTES PAYABLE (CONTINUED)

    Aggregate maturities of notes payable, are as follows:

2001........................................................   $  872
2002........................................................      856
2003........................................................      279
2004........................................................       --
                                                               ------
                                                               $2,007
                                                               ======

                                     F-8-10

                            CRAIG ENTERPRISES, INC.

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999
             AND FOR THE PERIOD FROM JULY 1, 1999 TO JUNE 16, 2000
                             (AMOUNTS IN THOUSANDS)

9. BENEFIT PLAN

    During 1999, the Company adopted a Simple IRA plan which allows employees to contribute up to $6 of their salary to an individual retirement account. The Company matches the employee contributions dollar for dollar up to 3% of each participating employee's salary. The amount of contributions recognized as expense to the plan for 1999 was $124, a portion of which was in excess of IRS limits, and accordingly, was considered additional taxable compensation to the employee.

10. SUBSEQUENT EVENT

    On June 16, 2000, the Company was acquired by Linc.net Inc. The Company expensed approximately $128 in costs directly associated with the transaction.

                                     F-8-11

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Felix Equities, Inc. and affiliates
Route 202 & Lovell Street
Lincolndale, New York 10540

    We have audited the accompanying combined balance sheets of Felix Equities, Inc and affiliates as of September 30, 1998 and 1999, and the related combined statements of income and retained earnings, and cash flows for the years ended September 30, 1997, 1998 and 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Felix Equities, Inc. and affiliates as of September 30, 1998 and 1999, and the results of its operations and its cash flows for the years ended September 30, 1997, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

                                          MARDEN, HARRISON & KREUTER
                                          Certified Public Accountants, P.C.

White Plains, New York
January 14, 2000

                                     F-9-1

                      FELIX EQUITIES, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                          SEPTEMBER 30, 1998 AND 1999

                             (AMOUNTS IN THOUSANDS)

                                                                1998       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,396    $ 1,165
  Accounts receivable.......................................   18,340     27,279
  Retainage receivable......................................    3,831      6,174
  Bonds substituted for retainage...........................    3,230      4,166
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................    3,579      8,920
  Deferred construction costs...............................      377        534
  Deposits..................................................      334         --
  Prepaid expenses and other current assets.................      375        541
                                                              -------    -------
    Total current assets....................................   32,462     48,779
                                                              -------    -------

Property, plant and equipment:
  Land......................................................       88         88
  Plant.....................................................       35      1,111
  Building and improvements.................................      999        941
  Vehicles, machinery and equipment.........................   13,453     18,607
  Equipment and real property under capital lease...........      900        900
  Furniture and fixtures....................................      308        376
                                                              -------    -------
                                                               15,783     22,023

  Less accumulated depreciation and amortization............    9,735     11,171
                                                              -------    -------
    Net property, plant and equipment.......................    6,048     10,852
                                                              -------    -------

Other assets:
  Due from affiliates.......................................       --        391
  Deferred financing costs..................................        5          3
  Deposits..................................................      199        131
                                                              -------    -------
    Total other assets......................................      204        525
                                                              -------    -------
    Total assets............................................  $38,714    $60,156
                                                              =======    =======

                  See notes to combined financial statements.

                                     F-9-2

                      FELIX EQUITIES, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                          SEPTEMBER 30, 1998 AND 1999

                             (AMOUNTS IN THOUSANDS)

                                                                1998       1999
                                                              --------   --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable--bank........................................  $    --    $ 5,468
  Current portion of long-term debt.........................    1,461      2,171
  Current portion of obligations under capital lease........      104        112
  Accounts payable and accrued expenses.....................   11,732     23,695
  Retainage payable.........................................    1,628      2,157
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    2,264      4,588
  Loans payable--affiliate..................................      111         --
  Deferred contract revenue.................................    1,442         55
  Fringe benefits and payroll taxes payable.................    3,835      3,140
  Income taxes payable......................................    4,624      4,413
                                                              -------    -------
    Total current liabilities...............................   27,201     45,799

Long-term debt, net of current portion......................    2,055      2,962
Obligations under capital lease, net of current portion.....      749        590
Loans payable--stockholders.................................      119         69
                                                              -------    -------
    Total liabilities.......................................   30,124     49,420
                                                              -------    -------

Commitments and contingencies

Stockholders' equity:
  Common stock..............................................      251        251
  Retained earnings.........................................    9,839     11,985
                                                              -------    -------
                                                               10,090     12,236
  Less treasury stock.......................................    1,500      1,500
                                                              -------    -------
    Total stockholders' equity..............................    8,590     10,736
                                                              -------    -------
    Total liabilities and stockholders' equity..............  $38,714    $60,156
                                                              =======    =======

                  See notes to combined financial statements.

                                     F-9-3

                      FELIX EQUITIES, INC. AND AFFILIATES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                             (AMOUNTS IN THOUSANDS)

                                                                1997       1998       1999
                                                              --------   --------   --------
Net revenue.................................................  $ 97,297   $120,136   $142,973
Costs of sales..............................................    89,157    109,835    133,222
                                                              --------   --------   --------
Gross profit................................................     8,140     10,301      9,751
General and administrative expenses.........................     6,163      6,988      7,429
                                                              --------   --------   --------
Income from operations......................................     1,977      3,313      2,322
                                                              --------   --------   --------
Other income (expense):
  Interest income...........................................       213        267        244
  Interest expense..........................................      (288)      (646)      (485)
  Gain on sale of property and equipment....................         4          4         65
  Other--net................................................        79         74        (98)
                                                              --------   --------   --------
                                                                     8       (301)      (274)
                                                              --------   --------   --------
Income before income taxes (benefit)........................     1,985      3,012      2,048
                                                              --------   --------   --------
Income taxes (benefit):
  Current...................................................       423        958        (98)
  Deferred..................................................       189         --         --
                                                              --------   --------   --------
                                                                   612        958        (98)
                                                              --------   --------   --------
Net income..................................................     1,373      2,054      2,146
Retained earnings--beginning of year........................     6,787      7,785      9,839
Distributions...............................................      (375)        --         --
                                                              --------   --------   --------
Retained earnings--end of year..............................  $  7,785   $  9,839   $ 11,985
                                                              ========   ========   ========

                  See notes to combined financial statements.

                                     F-9-4

                      FELIX EQUITIES, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                             (AMOUNTS IN THOUSANDS)

                                                                1997        1998        1999
                                                              ---------   ---------   --------
CASH PROVIDED BY (USED IN):
  Operating activities:
    Contract revenue........................................  $  88,911   $ 119,051   $128,663
    Contract costs..........................................    (85,063)   (105,993)  (121,528)
                                                              ---------   ---------   --------
        Net cash provided by contracts......................      3,848      13,058      7,135
    General and administrative costs........................     (5,990)     (7,285)    (6,614)
    Interest received.......................................        133         203        244
    Interest paid...........................................       (289)       (646)      (484)
    Income taxes paid.......................................       (251)       (109)      (102)
    Other--net..............................................         28         103        (99)
                                                              ---------   ---------   --------
        Net cash provided by (used in) operating
          activities........................................     (2,521)      5,324         80
                                                              ---------   ---------   --------
  INVESTING ACTIVITIES:
    Capital expenditures....................................     (2,986)       (913)    (7,064)
    Proceeds from sale of property and equipment............         60          56        271
    Purchase of bonds substituted for retainage.............     (1,116)     (1,077)    (2,375)
    Proceeds from sale/maturity of bonds substituted for
      retainage.............................................        395       1,065      1,475
    Purchase of marketable securities.......................       (201)         --         --
    Proceeds from sale of marketable securities.............        351          --         --
    Net distributions from unconsolidated joint venture.....        210          --         --
    Repayments from (advances to) affiliates................       (324)      1,161       (502)
                                                              ---------   ---------   --------
        Net cash provided by (used in) investing
          activities........................................     (3,611)        292     (8,195)
                                                              ---------   ---------   --------
  FINANCING ACTIVITIES:
    Proceeds from (repayments on) note payable to bank......      2,600      (2,600)     5,468
    Proceeds from issuance of long-term debt................      2,500          --      3,969
    Principal payments on long-term debt....................     (1,241)     (1,402)    (2,352)
    Net payments to stockholders............................        280        (154)       (50)
    Principal payments on obligations under capital lease...        (40)       (110)      (151)
    Distributions to stockholders...........................       (375)         --         --
                                                              ---------   ---------   --------
        Net cash provided by (used in) financing
          activities........................................      3,724      (4,266)     6,884
                                                              ---------   ---------   --------
Net increase (decrease) in cash and cash equivalents........     (2,408)      1,350     (1,231)
Cash and cash equivalents, beginning of year................      3,454       1,046      2,396
                                                              ---------   ---------   --------
Cash and cash equivalents, end of year......................  $   1,046   $   2,396   $  1,165
                                                              =========   =========   ========

                  See notes to combined financial statements.

                                     F-9-5

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                             (AMOUNTS IN THOUSANDS)

                                                                1997        1998        1999
                                                              ---------   ---------   --------
Reconciliation of net income to net cash provided by (used
  in) operating activities:
    Net income..............................................  $   1,373   $   2,054   $  2,146
                                                              ---------   ---------   --------
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:

    Depreciation and amortization...........................      1,681       1,872      2,056
    Amortization of bonds...................................        (81)        (64)       (36)
    Gain on sale of property and equipment..................         (4)         (4)       (65)
    Loss on sale of marketable securities...................         21          --         --
    Provisions for loss on accounts receivable..............          5          --         10
    Equity in joint venture.................................        (72)         --         --

    Changes in assets (increase) decrease:
      Accounts receivable...................................     (4,551)      3,031     (8,948)
      Retainage receivable..................................     (2,745)      1,573     (2,343)
      Costs and estimated earnings in excess of billings on
        uncompleted contracts...............................       (135)     (1,811)    (5,341)
      Deferred construction costs...........................         49        (377)      (157)
      Prepaid expenses and other current assets.............        (64)         (7)      (166)
      Deposits..............................................        (11)       (439)       401

    Changes in liabilities increase (decrease):
      Accounts payable and accrued expenses.................      2,206       1,213     11,963
      Retainage payable.....................................        529         212        529
      Billings in excess of costs and estimated earnings on
        uncompleted contracts...............................       (955)     (3,860)     2,324
      Deferred contract revenue.............................         --       1,442     (1,387)
      Fringes benefits and payroll taxes payable............       (158)       (384)      (695)
      Income taxes payable..................................        202       1,260       (211)
      Deferred income taxes.................................        189        (387)        --
                                                              ---------   ---------   --------
        Total adjustments...................................     (3,894)      3,270     (2,066)
                                                              ---------   ---------   --------
        Net cash provided by (used in) operating
          activities........................................  $  (2,521)  $   5,324   $     80
                                                              =========   =========   ========

                  See notes to combined financial statements.

                                     F-9-6

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                             (AMOUNTS IN THOUSANDS)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

    During the year ended September 30, 1997, the Company incurred a capital lease obligation for $85. This obligation was satisfied during the year ended September 30, 1998.

    During the year ended September 30, 1998, the Company incurred a capital lease obligation relating to equipment and real property for $900.

    Effective September 30, 1998, the Company purchased common stock from a former stockholder for $1,500, which was financed through notes requiring payment over five years.

                  See notes to combined financial statements.

                                     F-9-7

                      FELIX EQUITIES, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(1) PRINCIPLES OF COMBINATION AND NATURE OF OPERATIONS:

    The combined financial statements include the accounts of Felix
Equities, Inc., and companies affiliated by common stockholder interest or control: Felix Industries, Inc. and its wholly-owned subsidiary, FMP Holding Corp., Felix General Contracting Inc., Felix Communications Corp., Felix Asphalt of Florida, Inc. and Felix Equities of FLA., Inc., (collectively the "Company"). Felix Asphalt of Florida, Inc. and Felix Equities of FLA., Inc. were incorporated during the year ended September 30, 1998. All intercompany accounts and transactions have been eliminated in combination.

    The Company is a network infrastructure installation service provider that operates primarily in the New York metropolitan area and Florida.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    (A) REVENUE AND COST RECOGNITION:

    Revenue is recognized on the "percentage of completion" method for reporting revenue on contracts not yet completed, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This method is utilized because management considers the cost-to-cost method the best available method to measure progress on these contracts. Because of the inherent uncertainties in estimating revenue and costs, it is at least reasonably possible that the estimates used will change within the near term.

    Contract costs include all direct material and labor costs and those other direct and indirect costs related to contract performance including, but not limited to, indirect labor, subcontract costs and supplies. General and administrative costs are charged to expense as incurred.

    The Company has contracts that may extend over more than one year, therefore, revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts, which required the revisions, become known.

    Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims on contracts are not recorded until it is probable that the claim will result in additional contract revenue and the amounts can be reliably estimated.

    Revenues recognized in excess of amounts billed are recorded as a current asset under the caption "Costs and estimated earnings in excess of billings on uncompleted contracts." Billings in excess of revenues recognized are recorded as a current liability under the caption "Billings in excess of costs and estimated earnings on uncompleted contracts."

    In accordance with construction industry practice, the Company reports in current assets and liabilities those amounts relating to construction contracts realizable and payable over a period in excess of one year.

    (B) PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance and repairs are charged to operations in the period incurred.

                                     F-9-8

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    (C) DEFERRED FINANCING COSTS:

    Costs relating to the refinancing of debt have been capitalized and are being amortized over the loan period (ten years).

    (D) CASH EQUIVALENTS:

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At September 30, 1998 and 1999, cash equivalents consist of money market funds.

    (E) DEFERRED CONTRACT REVENUE AND COSTS:

    The Company has billed owners and incurred mobilization costs on contracts which have not yet commenced. These billings and costs have been deferred by the Company and are included in the combined balance sheets under the following captions: "Deferred contract revenue" and "Deferred construction costs."

    (F) BONDS SUBSTITUTED FOR RETAINAGE:

    Bonds substituted for retainage are classified as "available-for-sale" debt securities. Securities classified as "available-for-sale" are carried in the financial statements at fair value. Realized gains and losses, determined using the "first-in, first-out" method, are included in earnings; unrealized holding gains and losses are reported as a separate component of stockholders' equity.

    (G) INVESTMENT IN UNCOMBINED JOINT VENTURE:

    The investment in the uncombined joint venture is accounted for using the equity method.

    (H) USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (I) INCOME TAXES:

    Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The temporary differences relate to the bases of depreciation for financial reporting and income tax reporting. Deferred taxes are also recognized for certain unbilled amounts that will be taxable when billed. The deferred taxes represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

                                     F-9-9

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(3) ACCOUNTS RECEIVABLE AND RETAINAGE:

    (A) UNBILLED RECEIVABLES:

    Unbilled receivables arise when amounts cannot be billed under the terms of the contracts but are recoverable from customers upon various measures of performance such as quantities, costs incurred and time schedules or from routine lags in billing (for example, work completed in one month but not billed until the next month pursuant to the contract terms.) Unbilled receivables also include amounts expected to be collected on final requisitions on completed contracts. Accounts receivable at September 30, 1998 and 1999 includes unbilled receivables of $5,570 and $4,600, respectively. Unbilled receivables at September 30, 1999 are expected to be collected within one year.

    (B) RETAINAGE RECEIVABLE/PAYABLE:

    The retained contract receivables include approximately $1,679 and $1,634, at September 30, 1998 and 1999, respectively, that are not collectible within one year.

    The retained contract payables include approximately $353 and $646, at September 30, 1998 and 1999, respectively, that are not payable within one year.

(4) BONDS SUBSTITUTED FOR RETAINAGE:

    Municipal bonds, with an aggregate fair value of $3,230 and $4,166, have been substituted in lieu of $3,215 and $3,770 of retainage at September 30, 1998 and 1999, respectively. The fair value of the bonds approximates cost basis at both September 30, 1998 and 1999. These securities are held in trust at various banks, pending final approval on the specific contracts, and release of the retainage. The Company receives all investment income pertaining to these securities.

    For the year ended September 30, 1998 and 1999, there were no gross realized gains or losses pertaining to marketable securities.

    At September 30, 1998, the municipal bonds (at fair value) mature as follows:

    WITHIN 1 YEAR       1-5 YEARS   AFTER 5 YEARS    TOTAL
---------------------   ---------   -------------   --------
       $1,409            $1,821       $      --      $3,230
       ======            ======       =========      ======

    At September 30, 1999, the municipal bonds (at fair value) mature as follows:

    WITHIN 1 YEAR       1-5 YEARS   AFTER 5 YEARS    TOTAL
---------------------   ---------   -------------   --------
       $1,229            $2,348         $589         $4,166
       ======            ======         ====         ======

                                     F-9-10

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(5) CONTRACTS IN PROGRESS:

    Information with respect to contracts in progress as of September 30, 1998 and 1999 is as follows:

                                                                1998       1999
                                                              --------   --------
Expenditures on uncompleted contracts.......................  $104,882   $184,080
Estimated earnings thereon..................................    11,148     17,768
                                                              --------   --------
                                                               116,030    201,848
Less billings applicable thereto............................   114,715    197,516
                                                              --------   --------
                                                              $  1,315   $  4,332
                                                              ========   ========
Included in the accompanying combined balance sheets under
  the following captions:
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................  $  3,579   $  8,920
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    (2,264)    (4,588)
                                                              --------   --------
                                                              $  1,315   $  4,332
                                                              ========   ========

(6) EQUITY IN UNCOMBINED JOINT VENTURE:

    The Company has a 50% interest in an uncombined joint venture. The other partner in the joint venture is Prima Paving Corp. Both the Company and the co-venturer participate in the project, which is under joint general management. As of September 30, 1999, the project was substantially complete. The investment in uncombined joint venture is included in the combined balance sheets under the caption "Prepaid expenses and other assets". At September 30, 1998 and 1999, this investment totals $90 and $24, respectively.

(7) RELATED PARTY TRANSACTIONS:

    (A) DUE FROM AFFILIATES:

    At September 30, 1998 and 1999, the Company had loans receivable from entities affiliated by common ownership interest in the amount of $0 and $391, respectively. The loans are noninterest bearing.

    (B) LOANS PAYABLE--AFFILIATE:

    At September 30, 1998 and 1999, the Company had loans payable to an entity affiliated by common ownership interest in the amount of $111 and $0, respectively. The loans are noninterest bearing.

    (C) LOANS PAYABLE--STOCKHOLDERS:

    The Company had loans payable to stockholders at September 30, 1998 and 1999 of $119 and $69, respectively. The loans are noninterest bearing.

                                     F-9-11

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(8) CREDIT FACILITY:

    The Company has a line of credit agreement with a bank which provides for borrowings of up to $7,000. Interest on borrowings is payable at the bank's prime rate. The line expires on March 31, 2000 at which time all the remaining principal and interest shall be due. Borrowings are personally guaranteed by certain stockholders and collateralized by equipment. The agreement contains certain financial covenants. As of September 30, 1998 and 1999, there were outstanding borrowings of $0 and $5,468, respectively.

(9) OBLIGATIONS UNDER CAPITAL LEASE:

    During the year ended September 30, 1998, certain equipment was being leased under arrangements which qualified as capital leases which expired June 1998. The Company exercised the purchase option and these assets were reclassified as owned equipment during the year ended September 30, 1999.

    At September 30, 1999, equipment and real property is being leased under arrangements which qualify as capital leases expiring through June 2005.

    At September 30, 1998 and 1999, assets recorded under capital leases are as follows:

                                                                1998       1999
                                                              --------   --------
Real property...............................................    $150       $150
Equipment...................................................     750        750
                                                                ----       ----
  Total equipment and real property.........................     900        900
Less accumulated amortization...............................      16         48
                                                                ----       ----
Net assets under capital leases.............................    $884       $852
                                                                ====       ====

    Amortization expense on leased equipment for the years ended September 30, 1997, 1998 and 1999 was $22, $40 and $32, respectively.

                                     F-9-12

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(9) OBLIGATIONS UNDER CAPITAL LEASE: (CONTINUED)
    Future minimum lease payments under capital lease obligations together with the present value of the net minimum lease payments at September 30, 1999 are as follows:

YEAR ENDING
SEPTEMBER 30,                                                  AMOUNT
-------------                                                 --------
2000........................................................    $165
2001........................................................     168
2002........................................................     168
2003........................................................     168
2004........................................................     168
Thereafter..................................................      56
                                                                ----
  Total future minimum lease payments.......................     893
  Less amount representing interest.........................     191
                                                                ----
  Present value of net minimum lease payments...............     702
  Less current portion......................................     112
                                                                ----
                                                                $590
                                                                ====

(10) LONG-TERM DEBT:

                                                                1998       1999
                                                              --------   --------
Note payable, to a bank, due in monthly installments of $30, including interest at 7.05%, through July 1999,
  collateralized by equipment...............................   $  330     $    0
Mortgage payable due in monthly installments of $4, plus
  interest at prime plus 1 1/2%, through July 2001,
  collateralized by real property...........................      128         83
Notes payable, to a finance company, due in aggregate
  monthly installments of $83, including interest ranging
  from 4.13% to 8.27%, through July 2002, collateralized by
  equipment.................................................       --      1,343
Notes payable, to a former stockholder, due in monthly
  installments of $30, including interest at 7.5%, through
  October 2003, collateralized by a surety guaranty bond....    1,500      1,265
Notes payable, to a finance company, due in monthly
  installments of $41, including interest at 5.55%, through
  August 2003, collateralized by equipment..................       --      1,735
Notes payable, to a bank, due in aggregate monthly
  installments of $64, including interest ranging from 7.0%
  to 7.4%, respectively, through September 2000,
  collateralized by equipment...............................    1,558        707
                                                               ------     ------
                                                                3,516      5,133
Less current portion........................................    1,461      2,171
                                                               ------     ------
                                                               $2,055     $2,962
                                                               ======     ======

                                     F-9-13

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(10) LONG-TERM DEBT: (CONTINUED)
    At September 30, 1999, aggregate maturities of long-term debt are as follows:

YEAR ENDING
SEPTEMBER 30,                                                  AMOUNT
-------------                                                 --------
2000........................................................   $2,171
2001........................................................    1,195
2002........................................................      952
2003........................................................      785
2004........................................................       30
                                                               ------
                                                               $5,133
                                                               ======

(11) INCOME TAXES:

    Felix Equities, Inc., Felix General Contracting Inc., Felix Communications Corp., Felix Asphalt of Florida, Inc. and Felix Equities of FLA, Inc. have elected and the stockholders have consented, under the applicable provisions of the Internal Revenue and New York State Franchise Tax Codes, to have the Corporations report their income for Federal Corporation and New York State Franchise Tax purposes as "S" corporations. The stockholders report their respective shares of the net taxable income or loss in their personal tax returns. Therefore, no provisions are made for Federal Corporation or New York State Franchise taxes pertaining to the results of operations attributable to these companies, except for the New York State tax on S corporations, when applicable.

(12) STOCKHOLDERS' EQUITY:

    The combined financial statements reflect the following capital structures at September 30, 1998 and 1999:

                                                                1998       1999
                                                              --------   --------
FELIX EQUITIES, INC.

Common stock, no par value; 200 shares authorized; 100
  shares issued; 85 shares outstanding......................   $   --    $    --
Retained earnings...........................................    1,807      4,650
                                                               ------    -------
                                                                1,807      4,650
Less treasury stock, at cost, 15 shares.....................      420        420
                                                               ------    -------
  Total stockholders' equity................................    1,387      4,230
                                                               ------    -------

FELIX INDUSTRIES, INC. AND SUBSIDIARY

Common stock, no par value; 100 shares authorized; 100
  shares issued; 85 shares outstanding......................      251        251
Retained earnings...........................................    8,042      7,877
                                                               ------    -------
                                                                8,293      8,128
Less treasury stock, at cost, 15 shares.....................    1,050      1,050
                                                               ------    -------
  Total stockholders' equity................................    7,243      7,078
                                                               ------    -------

                                     F-9-14

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(12) STOCKHOLDERS' EQUITY: (CONTINUED)

                                                                1998       1999
                                                              --------   --------
FELIX GENERAL CONTRACTING INC.

Common stock, no par value; 200 shares authorized; 10 shares
  issued and outstanding....................................       --         --
Deficit.....................................................     (146)      (147)
                                                               ------    -------
  Total stockholders' deficiency............................     (146)      (147)
                                                               ------    -------

FELIX COMMUNICATIONS CORP.

Common stock, no par value; 200 shares authorized 100 shares
  issued; 85 shares outstanding.............................       --         --
Retained earnings...........................................      190        182
                                                               ------    -------
                                                                  190        182
Less treasury stock, at cost, 15 shares.....................       30         30
                                                               ------    -------
  Total stockholders' equity................................      160        152
                                                               ------    -------

FELIX ASPHALT OF FLORIDA, INC.

Common stock, no par value; 1000 shares authorized; 85
  shares issued and outstanding.............................       --         --
Deficit.....................................................      (54)      (577)
                                                               ------    -------
  Total stockholders' equity (deficiency)...................      (54)      (577)
                                                               ------    -------

FELIX EQUITIES OF FLA., INC.

Common stock, no par value; 1,000 shares authorized; 85
  shares issued and outstanding.............................       --         --
                                                               ------    -------
  Total stockholders' equity................................       --         --
                                                               ------    -------
  Total combined stockholders' equity.......................   $8,590    $10,736
                                                               ======    =======

    During the year ended September 30, 1998, the Company purchased shares of common stock from a former stockholder for $1,500.

(13) COMMITMENTS AND CONTINGENCIES:

    (A) LITIGATION:

    The Company is a defendant in several litigation proceedings for work performed on various contracts. The Company believes the claims against them are without merit and intends to defend them vigorously. Outside counsel has advised the Company that, at the present state of the proceedings, they cannot offer an opinion as to the probable outcomes of the claims. The amount of loss, if any, related to these claims cannot be reliably estimated.

    The Company is also a defendant in several personal injury claims. The actions are being defended by the Company's insurance carriers and the ultimate outcome is uncertain at this time. Management believes that the Company's insurance coverage is adequate to cover any potential loss as a result of these claims.

                                     F-9-15

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(13) COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    (B) PERFORMANCE BONDS:

    The Company is contingently liable to a surety under a general indemnity agreement. The Company agrees to indemnify the surety for any payments made on contracts of suretyship, guaranty or indemnity. Management believes that all contingent liabilities will be satisfied by the Company's performance on the specific bonded contracts involved.

    (C) OPERATING LEASES:

    The Company leases equipment under noncancelable operating leases expiring through July 2002. Future minimum lease payments required under the lease obligations at September 30, 1999 are as follows:

YEAR ENDING
SEPTEMBER 30,                                                  AMOUNT
-------------                                                 --------
2000........................................................   $1,864
2001........................................................    1,709
2002........................................................    1,332
2003........................................................      542
                                                               ------
                                                               $5,447
                                                               ======

    Lease expense charged to operations for the years ended September 30, 1998 and 1999 was approximately $93 and $989, respectively.

(14) CONCENTRATION RISKS:

    (A) CONCENTRATION OF CREDIT RISK:

    Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts and retainage receivables.

    The Company maintains its cash and cash equivalents in accounts which exceed Federally insured limits. The Company limits its credit risk by selecting financial institutions considered to be highly creditworthy.

    Trade accounts and retainage receivables are due from customers located in the New York metropolitan area and Florida. The Company does not require collateral in most cases, but may file claims against the construction project if a default in payment occurs.

    (B) LABOR CONCENTRATIONS:

    The Company's direct labor is supplied primarily by unions which have collective bargaining agreements expiring at various times through May 2003. Although the Company's past experience was favorable with respect to resolving conflicting demands with these unions, it is always possible that a protracted conflict may occur which could impact the renewal of the collective bargaining agreements.

                                     F-9-16

                      FELIX EQUITIES, INC. AND AFFILIATES

                 YEARS ENDED SEPTEMBER 30, 1997, 1998 AND 1999

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(14) CONCENTRATION RISKS: (CONTINUED)
    (C) CUSTOMERS:

    The Company obtains its work primarily through a competitive bid process. This may result in the Company earning a substantial portion of its revenue from relatively few customers in any given year. During the years ended
September 30, 1998 and 1999, the Company earned approximately 30% and 25% of its revenues from a utility company, respectively.

(15) 401(K) PROFIT-SHARING PLAN:

    The Company sponsors a 401(k) Profit-Sharing Plan which covers substantially all eligible non-union employees. The Company matches employee contributions up to 4% of the participants annual compensation. For the years ended
September 30, 1997, 1998 and 1999, employer contributions charged to operations were $100, $116 and $80, respectively.

(16) MULTIEMPLOYER PENSION PLANS:

    The Company made contributions during the years ended September 30, 1997, 1998 and 1999 and to multiemployer pension plans that cover its various union employees. These plans provide benefits based on union members' earnings and periods of coverage under the respective plans. Contributions were approximately $1,900, $2,000 and $2,330 for the years ended September 30, 1997, 1998 and 1999, respectively. However, in the event of plan terminations or company withdrawal from the plans, the Company may be liable for a portion of the plans' unfunded vested benefits, the amounts of which, if any, have not been determined.

(17) BACKLOG:

    Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at the year end and from contractual agreements on work which has not commenced. Backlog consists of the following:

Estimated revenue to be recognized from:
  Uncompleted contracts in progress.........................  $    114,210
  Contracts on which work has not commenced.................        50,444
                                                              ------------
    Total...................................................  $    164,654
                                                              ============

(18) RECLASSIFICATIONS:

    Certain items in the 1997 and 1998 financial statements were reclassified to conform to the 1999 presentation. The reclassifications had no material effect on working capital or net income as previously reported.

                                     F-9-17

                       FELIX EQUITY INC., AND AFFILIATES

                       CONDENSED COMBINED BALANCE SHEETS

                             JUNE 30, 1999 AND 2000

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                    JUNE 30
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ASSETS:
Current assets:
  Cash and cash equivalents.................................  $ 2,156    $ 1,973
  Marketable securities.....................................       --         --
  Accounts receivable, net of allowance for.................       --         --
    doubtful accounts.......................................   19,708     25,202
  Retainage receivable......................................    6,494     10,781
  Bonds substituted for retainage...........................    2,413      3,642
  Cost and estimated earnings in excess of..................       --         --
    billings on uncompleted contracts.......................    7,805     14,285
  Inventory.................................................       --        173
  Prepaid expenses and other current assets.................      250        874
                                                              -------    -------
      Total current assets..................................   38,826     56,930
                                                              -------    -------
Property and equipment, net.................................    8,699     11,199
                                                              -------    -------
Other assets:
  Loans receivable--officers................................      460         21
  Due from affiliates.......................................      183         --
  Deferred financing costs..................................        4          2
  Deposits..................................................      174        185
                                                              -------    -------
  Total other assets........................................      821        208
                                                              -------    -------
  Total assets..............................................  $48,346    $68,337
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities
  Note payable--bank........................................  $ 4,000    $ 5,615
  Current portion of long-term debt.........................    2,092      1,610
  Obligation under capital lease, current...................      108        117
  Accounts payable and accrued expenses.....................   17,616     20,660
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    7,140      4,430
  Due to affiliates.........................................       --         10
  Retainage payable.........................................    1,833      3,611
  Fringe benefits and payroll taxes payable.................    3,320      1,967
  Income taxes payable......................................    3,789      4,321
  Accrued loss on uncompleted contracts.....................      259        584
                                                              -------    -------
        Total current liabilities...........................   40,157     42,925
Long-term debt, net of current portion......................    1,859      2,744
Obligation under capital lease, net of current..............      692        575
                                                              -------    -------
        Total liabilities...................................   42,708     46,244
                                                              -------    -------
STOCKHOLDERS' EQUITY:
  Common stock..............................................      251        251
  Additional paid in capital................................       --        625
  Retained earnings.........................................    6,887     22,717
                                                              -------    -------
                                                                7,138     23,593
  Less: Treasury stock......................................   (1,500)    (1,500)
                                                              -------    -------
  Total stockholders equity.................................    5,638     22,093
                                                              -------    -------
  Total liabilities and stockholders' equity................  $48,346    $68,337
                                                              =======    =======

              See notes to condensed combined financial statements

                                     F-9-18

                       FELIX EQUITY INC., AND AFFILIATES

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

                    NINE MONTHS ENDED JUNE 30, 1999 AND 2000

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                    JUNE 30
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Contract revenue............................................  $96,590    $159,979

Cost of revenue.............................................   93,051     139,526
                                                              -------    --------
Gross profit................................................    3,539      20,453
General and administrative expenses.........................    7,108       4,925
                                                              -------    --------
Income (loss) from operations...............................   (3,569)     15,528
                                                              -------    --------
Other income (expense):
  Interest income...........................................      119         188
  Interest expense..........................................     (358)       (824)
  Other--net................................................       69          82
                                                              -------    --------
                                                                 (170)       (554)
                                                              -------    --------
Income (loss) before income taxes (benefit).................   (3,739)     14,974
                                                              -------    --------
Provision (benefit) for income taxes........................     (786)        105
                                                              -------    --------
  Net income (loss).........................................  $(2,953)   $ 14,869
                                                              =======    ========

              See notes to condensed combined financial statements

                                     F-9-19

                       FELIX EQUITY INC., AND AFFILIATES

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                    NINE MONTHS ENDED JUNE 30, 1999 AND 2000

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                    JUNE 30
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
Cash provided by (used to):
Operating activities:
  Contract revenue..........................................  $ 93,208   $ 151,928
  Contract costs............................................   (87,582)   (139,933)
                                                              --------   ---------
    Net cash provided by contracts..........................     5,626      11,995

  General and administrative................................    (5,766)     (4,962)
  Interest received.........................................       119         188
  Other, net................................................        94           8
  Interest paid.............................................      (358)       (824)
  Income taxes paid.........................................      (154)       (196)
                                                              --------   ---------
    Net cash provided by (used in) operating activities.....      (439)      6,209
                                                              --------   ---------
Investing activities:
  Capital expenditures......................................    (4,217)     (2,312)
  Proceeds from sale of fixed assets........................        88         227
  Purchase of marketable securities--retainage bonds........      (388)        (57)
  Proceeds from sale/maturity of marketable
    securities--retainage bonds.............................     1,205         587
  Advances (to) repayments from affiliates..................      (294)        401
                                                              --------   ---------
    Net cash used in investing activities...................    (3,606)     (1,154)
                                                              --------   ---------
Financing activities:
  Net advances from note payable--bank......................     4,000         147
  Proceeds from issuance of long-term debt..................     2,197       1,154
  Principal payments on long-term debt......................    (1,761)     (1,932)
  Principal payments on obligations under capital leases....       (53)        (11)
  Shareholders contributions................................        --         625
  Distributions to shareholders.............................        --      (4,138)
  Net loan repayments to stockholders.......................      (577)        (92)
                                                              --------   ---------
    Net cash provided by (used in) financing activities.....     3,806      (4,247)
                                                              --------   ---------
Net increase (decrease) in cash and cash equivalents........      (239)        808
Cash and cash equivalents, beginning of period..............     2,395       1,165
                                                              --------   ---------
Cash and cash equivalents, end of period....................  $  2,156   $   1,973
                                                              ========   =========

              See notes to condensed combined financial statements

                                     F-9-20

                       FELIX EQUITY INC., AND AFFILIATES

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                    NINE MONTHS ENDED JUNE 30, 1999 AND 2000

                                  (CONCLUDED)

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    JUNE 30
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Reconciliation of net income (loss) to net cash provided by
  (used in) operating activities:
        Net income (loss)...................................  $(2,953)   $14,869
                                                              -------    -------
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
Depreciation and amortization...............................    1,543      1,812
Gain on sale of fixed assets................................      (65)       (74)
Changes in assets (increase) decrease:
  Accounts receivable.......................................   (1,369)     2,079
  Retainage receivable......................................   (2,663)    (4,609)
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................   (4,226)    (5,365)
  Deferred construction costs...............................      376        533
  Prepaid expenses..........................................      128       (506)
  Deposits..................................................      359        (54)
Changes in liabilities increase (decrease):
  Accounts payable and accrued expenses.....................    5,884     (3,036)
  Retainage payable.........................................      204      1,454
  Deferred revenue..........................................   (1,442)       (55)
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    4,876       (158)
  Fringe benefits and payroll taxes payable.................     (515)    (1,173)
  Accrued loss on uncompleted contracts.....................      259        584
  Income taxes payable......................................     (835)       (92)
                                                              -------    -------
      Total adjustments.....................................    2,514     (8,660)
                                                              -------    -------
      Net cash provided by (used in) operating activities...  $  (439)   $ 6,209
                                                              =======    =======

              See notes to condensed combined financial statements

                                     F-9-21

                       FELIX EQUITY INC., AND AFFILIATES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED JUNE 30, 1999 AND 2000

                                  (UNAUDITED)

(1) INTERIM FINANCIAL STATEMENTS:

    In the opinion of the Company's management, the accompanying condensed combined financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of June 30, 1999 and 2000 and the results of operations and cash flows for the nine month periods ended June 30, 1999 and 2000. Because of the possible fluctuations in the marketplace in the construction industry, operating results of the company on a nine month basis may not be indicative of operating results for the full year.

(2) CONTINGENCIES:

    The Company is not aware of any pending or threatened legal proceedings which could have a material adverse effect on its financial position or results of operations.

(3) SUBSEQUENT EVENT:

    On August 3, 2000, the Company's Stockholders sold their entire ownership interests to Linc.Net, Inc.

                                     F-9-22

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
InterCon Construction, Inc.
Madison, Wisconsin

We have audited the accompanying balance sheets of InterCon Construction, Inc. as of January 2, 1999 and January 1, 2000, and the related statements of income, changes in components of stockholders' equity, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterCon Construction, Inc. as of January 2, 1999 and January 1, 2000, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States.

                                          VIRCHOW, KRAUSE & COMPANY, LLP

Madison, Wisconsin
February 23, 2000

                                     F-10-1

                          INTERCON CONSTRUCTION, INC.

                                 BALANCE SHEETS

                      JANUARY 2, 1999 AND JANUARY 1, 2000

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JANUARY 2, 1999   JANUARY 1, 2000
                                                              ---------------   ---------------
                                            ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................      $   571           $    66
  Contracts receivable......................................        3,460             6,887
  Contracts retainage receivable............................          116                49
  Contracts receivable--unbilled............................          132                70
  Other receivable..........................................           --                37
  Inventory.................................................           17                24
  Prepaid expenses..........................................          123               122
                                                                  -------           -------
    Total Current Assets....................................        4,419             7,255
                                                                  -------           -------
NET PROPERTY AND EQUIPMENT..................................        6,244             8,004
                                                                  -------           -------
OTHER ASSETS................................................          135               140
                                                                  -------           -------
      TOTAL ASSETS..........................................      $10,798           $15,399
                                                                  =======           =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.........................      $   235           $ 1,161
  Trade payables............................................          819             2,001
  Retainage payable.........................................           --               215
  Accrued wages.............................................          117               115
  Accrued benefits..........................................          355               486
  Accrued taxes.............................................           78                72
  Other accrued expenses....................................           28                40
                                                                  -------           -------
    Total Current Liabilities...............................        1,632             4,090
                                                                  -------           -------
LONG-TERM DEBT..............................................        3,668             3,442
                                                                  -------           -------
    Total Liabilities.......................................        5,300             7,532
                                                                  -------           -------
STOCKHOLDERS' EQUITY
  Common stock (no par value; 10,000 shares authorized, 410
    shares issued and outstanding)..........................          412               412
  Other comprehensive income................................           18                16
  Retained earnings.........................................        5,068             7,439
                                                                  -------           -------
    Total Stockholders' Equity..............................        5,498             7,867
                                                                  -------           -------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............      $10,798           $15,399
                                                                  =======           =======

                See accompanying notes to financial statements.

                                     F-10-2

                          INTERCON CONSTRUCTION, INC.

                              STATEMENTS OF INCOME

         FOR THE FISCAL YEARS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

                                                              JANUARY 2, 1999   JANUARY 1, 2000
                                                              ---------------   ---------------
CONTRACT REVENUE EARNED.....................................      $24,001           $39,157

COST OF CONTRACT REVENUE EARNED.............................       20,724            32,453
                                                                  -------           -------

    Gross Profit............................................        3,277             6,704

GENERAL AND ADMINISTRATIVE EXPENSES.........................        2,127             2,849
                                                                  -------           -------

Operating Income............................................        1,150             3,855

OTHER INCOME (EXPENSE)
    Interest and dividend income............................            4                 4
    Interest expense........................................         (329)             (373)
    Gain (Loss) on sale of equipment........................           --                80
                                                                  -------           -------
    Other Income (Expense)..................................         (325)             (289)
                                                                  -------           -------

      NET INCOME............................................      $   825           $ 3,566
                                                                  =======           =======

                See accompanying notes to financial statements.

                                     F-10-3

                          INTERCON CONSTRUCTION, INC.

          STATEMENTS OF CHANGES IN COMPONENTS OF STOCKHOLDERS' EQUITY

         FOR THE FISCAL YEARS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

                                                                        ACCUMULATED
                                                                           OTHER
                                               COMMON     RETAINED     COMPREHENSIVE
                                               STOCK      EARNINGS     INCOME (LOSS)      TOTAL
                                              --------   -----------   -------------   -----------
BALANCES, JANUARY 3, 1998...................  $    412   $     4,807      $    --      $     5,219

  Comprehensive Income
    Net income--fiscal year ended January 2,
      1999..................................        --           825           --              825
    Change in net unrealized gain (loss) on
      available for sale securities, net of
      reclassification adjustment...........        --            --           18               18
                                                                                       -----------
      Total Comprehensive Income............                                                   843
                                                                                       -----------

Distributions paid--fiscal year ended
  January 2, 1999...........................        --          (564)          --             (564)
                                              --------   -----------      -------      -----------

BALANCES, JANUARY 2, 1999...................       412         5,068           18            5,498

  Comprehensive Income
    Net income--fiscal year ended January 1,
      2000..................................        --         3,566           --            3,566
    Change in net unrealized gain (loss) on
      available for sale securities, net of
      reclassification adjustment...........        --            --           (2)              (2)
                                                                                       -----------
      Total Comprehensive Income............                                                 3,564
                                                                                       -----------

Distributions paid--fiscal year ended
  January 1, 2000...........................        --        (1,195)          --           (1,195)
                                              --------   -----------      -------      -----------

BALANCES, JANUARY 1, 2000...................  $    412   $     7,439      $    16      $     7,867
                                              ========   ===========      =======      ===========

                See accompanying notes to financial statements.

                                     F-10-4

                          INTERCON CONSTRUCTION, INC.

                            STATEMENTS OF CASH FLOWS

         FOR THE FISCAL YEARS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

                                                              JANUARY 2, 1999   JANUARY 1, 2000
                                                              ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers..............................   $     23,307      $     35,816
  Cash paid to suppliers and employees......................        (21,155)          (32,047)
  Interest paid.............................................           (329)             (369)
  Interest and dividends received...........................              4                 4
                                                               ------------      ------------
    Net Cash From Operating Activities......................          1,827             3,404
                                                               ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment...........................             28                99
  Capital expenditures......................................         (1,596)           (2,558)
                                                               ------------      ------------
    Net Cash From Investing Activities......................         (1,568)           (2,459)
                                                               ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash used to retire debt..................................        (21,095)          (32,130)
  Proceeds from issuance of debt............................         21,923            31,875
  Distributions paid........................................           (564)           (1,195)
                                                               ------------      ------------
    Net Cash From Financing Activities......................            264            (1,450)
                                                               ------------      ------------
      NET CHANGE IN CASH AND CASH EQUIVALENTS...............            523              (505)

  CASH AND CASH EQUIVALENTS--Beginning of Fiscal Year.......             48               571
                                                               ------------      ------------

    CASH AND CASH EQUIVALENTS--END OF FISCAL YEAR...........   $        571      $         66
                                                               ============      ============

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING
  ACTIVITIES
  Net income................................................   $        825      $      3,566
  Adjustments to reconcile net income to net cash from
    operating activities
    Noncash items included in income
      Depreciation and amortization.........................          1,494             1,733
      Increase in cash surrender value of life insurance....             (7)               (6)
      (Gain) loss on sale of equipment......................             --               (80)

    Changes in noncash components of working capital
      Change in contracts receivable........................           (783)           (3,360)
      Change in contracts receivable--unbilled..............             61                62
      Change in other receivables...........................             --               (37)
      Change in inventory...................................            (17)               (7)
      Change in prepaid expenses............................            (95)                1
      Change in trade payables..............................            281             1,182
      Change in retainage payable...........................             --               215
      Change in other accrued expenses......................             --                 6
      Change in accrued wages and benefits..................             68               129
                                                               ------------      ------------

        NET CASH FROM OPERATING ACTIVITIES..................   $      1,827      $      3,404
                                                               ============      ============

                See accompanying notes to financial statements.

                                     F-10-5

                          INTERCON CONSTRUCTION, INC.

         FOR THE FISCAL YEARS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

NONCASH TRANSACTIONS

    During the years ended January 2, 1999 and January 1, 2000, the company purchased equipment that was financed directly with the equipment dealer totaling $475 and $954, respectively.

    During the year ended January 1, 2000, the company traded equipment and fleet with an original cost of $146 and accumulated depreciation of $134.

                                     F-10-6

                          INTERCON CONSTRUCTION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF THE BUSINESS

    InterCon Construction, Inc. provides network installation services to telecommunications and public utility industries in the Midwestern United States, primarily in Wisconsin. The majority of the Company's services includes projects performed under blanket unit-price contracts in excess of one year.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

    INVESTMENTS

    Marketable equity securities are reported under Statements of Financing Accounting Standards No. 115 which requires recognition of gains/losses on securities held for trading purposes as current period earnings and recognition of gains/losses on securities classified as available for sale as a separate component to the equity section. The company considers all of their securities to be available for sale. Marketable equity securities are included in other assets.

    INVENTORY

    Inventory consists of materials and supplies. It is valued at the lower of cost or market using the first-in, first-out method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Major expenditures for property and those which substantially increase their useful lives are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired resulting gains or losses are included in income.

    DEPRECIATION AND AMORTIZATION

    The Company provides for depreciation of property and equipment using annual rates which are sufficient to amortize the cost of depreciable assets over their estimated useful lives. The Company uses the straight-line method.

                                     F-10-7

                          INTERCON CONSTRUCTION, INC.

                      JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Estimated useful lives are detailed as follows:

                                                               YEARS
                                                              --------
Fleet.......................................................     5-7
Minor equipment.............................................    5-10
Equipment...................................................    5-10
Office furniture and fixtures...............................    3-10
Leasehold improvements......................................      20

    FISCAL YEAR

    The Company's fiscal year end is on the Saturday closest to December 31. The fiscal years ended January 2, 1999 and January 1, 2000 are comprised of 52 weeks.

    METHOD OF ACCOUNTING FOR LONG-TERM CONSTRUCTION CONTRACTS

    The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the cost, estimated gross profit and revenue to date on contracts not yet completed.

    The amount of revenue recognized at the statement date is the portion of the total units of lines installed to date to the anticipated final total units to be installed on a project. In all circumstances, the revenue recognized is not related to the progress billings to customers.

    Contract costs includes all direct labor and benefits, materials, subcontract costs, and allocations of indirect construction costs. General and administrative costs are charged to expense as incurred.

    If long-term contracts extend over one or more years, revisions in estimates of total cost and gross profit during the course of the work are reflected in the current accounting period.

    At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

    Contracts which are substantially complete are considered closed for financial statement purposes. Costs and estimated gross profit on contracts in progress in excess of billings (underbillings) are classified as current assets. Amounts billed in excess of costs and estimated gross profit on contracts in progress (overbillings) are classified as current liabilities.

    Assets and liabilities related to the long-term contracts are included in current assets and current liabilities in the accompanying balance sheet, as they will be liquidated in the normal course of the contract completion, although this may require more than one year.

    ALLOWANCE FOR BAD DEBTS

    Contracts receivable have been adjusted for all known uncollectible accounts. The Company uses the direct write-off method of accounting for doubtful accounts.

                                     F-10-8

                          INTERCON CONSTRUCTION, INC.

                      JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Company with the consent of its stockholders, has elected to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for income taxes has been included.

    ADVERTISING

    The Company expenses costs of advertising at the time incurred. Advertising expenses were $41 and $37 for the periods ended January 2, 1999 and January 1, 2000, respectively.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior year amounts to conform with current year presentations. The reclassifications had no effect on net income.

NOTE 2--NET PROPERTY AND EQUIPMENT

    Net property and equipment at the fiscal years ended consists of the following:

                                                     JANUARY 2,    JANUARY 1,
                                                        1999          2000
                                                     -----------   -----------
Fleet..............................................  $     6,979   $     8,613
Minor equipment....................................          336           385
Equipment..........................................        7,183         8,455
Office furniture and equipment.....................          164           169
Leasehold improvements.............................           55            55
                                                     -----------   -----------
  Total Property and Equipment.....................       14,717        17,677
Less: Accumulated depreciation.....................        8,473         9,673
                                                     -----------   -----------
  Net Property and Equipment.......................  $     6,244   $     8,004
                                                     ===========   ===========

                                     F-10-9

                          INTERCON CONSTRUCTION, INC.

                      JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

NOTE 3--MARKETABLE EQUITY SECURITIES

    Securities held by the company include only marketable equity securities. Following is a summary of equity securities classified as available for sale as of the fiscal years ended January 2, 1999 and January 1, 2000:

                                                              1999       2000
                                                            --------   --------
Fair value................................................  $    46    $    44
Cost......................................................       28         28
                                                            -------    -------
  Total Gain..............................................  $    18    $    16
                                                            =======    =======
Gross unrealized holding gains--beginning of year.........  $    --    $    18
Gross unrealized holding gains (losses)--current year.....       18         (2)
                                                            -------    -------
  Net unrealized holding gain--end of year................  $    18    $    16
                                                            =======    =======

    Realized gains and losses are determined on the basis of the average cost of all shares of such security held at the date of sale. During the fiscal years ended January 2, 1999 and January 1, 2000, there were no sales of securities classified as available for sale.

    During fiscal years ended January 2, 1999 and January 1, 2000, there were no gross gains or losses included in operations resulting from transfers of securities from the available for sale category into the trading category.

    Stockholders' equity for January 2, 1999 and January 1, 2000 includes unrealized holding gain on securities available for sale of $18 and $16, respectively.

NOTE 4--REVOLVING BUSINESS LOAN

    The Company has a $8,500 loan agreement with a bank that expires on April 30, 2001. The credit limit is the combination of a revolving loans and term loan options. The loan agreement allows the company to borrow funds as term loans up to a total of $3,000. The revolving loans have interest payable monthly and accrues at the bank's prime rate (8.5% at January 1, 2000) and at the LIBOR rate plus 1.95 percent per annum (8.12% at January 1, 2000). The Company has a term loan under this agreement as detailed in Note 5.

    The Company has outstanding balances on the revolving loans at January 2, 1999 and January 1, 2000 of $3,600 and $1,941, respectively. The note is secured by equipment (excluding fleet vehicles). The Company is in compliance with all loan covenants as of January 2, 1999 and January 1, 2000, respectively.

                                    F-10-10

                          INTERCON CONSTRUCTION, INC.

                      JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

NOTE 5--LONG-TERM DEBT

    The company has the following long-term debt at the fiscal years ended:

                                                              JANUARY 2,   JANUARY 1,
                                                                 1999         2000
                                                              ----------   ----------
Note payable to bank with monthly installments of $62,
  including interest at 7.15%. The note is written as part
  of the Revolving Business Loan (see Note 4). The note is
  secured by equipment (excluding fleet). Final payment is
  due in June 2002..........................................         --    $    1,694
Notes payable to vendor with monthly installments of $50,
  including interest at various rates from 0% to 5.90%. The
  notes are secured by construction equipment. Final
  payments are due at various dates from April 2000 to July
  2002......................................................        282           801
Note payable to vendor with monthly installments of $4,
  including interest at .88%. The note is secured by
  construction equipment. The note was paid in full during
  the year ended January 1, 2000............................         21            --
Note payable to vendor with monthly installments of $7,
  including interest at 3.01%. The note is secured by
  construction equipment. Final payment is due October 25,
  2001......................................................         --           166
                                                               --------    ----------
  Totals....................................................        303         2,661
Less: Current portion.......................................        235         1,161
                                                               --------    ----------
    Long-Term Portion.......................................   $     68    $    1,500
                                                               ========    ==========

    Principal requirements on long-term debt and revolving business loans for the fiscal year ending January 1, 2000 is as follows:

December 30, 2000...........................................  $    1,161
December 29, 2001...........................................       3,024
December 28, 2002...........................................         418
                                                              ----------
  Total.....................................................  $    4,603
                                                              ==========

NOTE 6--LEASES

    The Company leases an office building, shop and equipment yard from a related party. The related party has the same ownership as the company. The lease term is for one year beginning on January 1, 2000 and continues in full force and effect until six (6) months after either party gives notice of termination. The required monthly payment is $30. The Company is obligated to pay all taxes, repairs, utilities, insurance and related expenses on the property.

    The Company entered into a lease agreement in October, 1998 for construction equipment. The lease term is three years with annual installments of $116.

                                    F-10-11

                          INTERCON CONSTRUCTION, INC.

                      JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

NOTE 6--LEASES (CONTINUED)
    The Company entered into a lease agreement in October, 1998 for construction equipment. The lease term is five years with semi-annual installments of $64.

    The Company entered into a lease agreement in May, 1999 for construction equipment. The lease term is three years with annual installments of $107.

    Total lease expense for the fiscal years ended January 2, 1999 and January 1, 2000 was $536 and $839, respectively. Lease payments include $141 and $360 paid to the related party for the fiscal years ended January 2, 1999 and January 1, 2000, respectively.

    Future minimum lease payments are as follows:

                                                              JANUARY 1,
                                                                 2000
                                                              ----------
December 30, 2000...........................................  $      711
December 29, 2001...........................................         351
December 28, 2002...........................................         235
January 3, 2004.............................................          68
                                                              ----------
  Total.....................................................  $    1,365
                                                              ==========

NOTE 7--RETIREMENT PLAN

    The Company has a contributory profit sharing plan covering all employees who have completed at least two years of service and are not members of a collective bargaining unit or other labor organization representing a group of employees of the Company. The Company's contribution to the plan is discretionary and determined by the board of directors. The Company's contribution to the plan was $135 and $214 for the fiscal years ended
January 2, 1999 and January 1, 2000, respectively.

NOTE 8--CONCENTRATION OF RISK

    The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes they are not exposed to any significant credit risks.

NOTE 9--PENSION PLANS

    The Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. The Company contributed and charged to expense approximately $981 and $1,230 for the fiscal years ended January 2, 1999 and January 1, 2000, respectively. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked. Information from the plans' administrators is not available to permit the company to determine its share of unfunded vested benefits, if any. The Company has no intention of withdrawing from any of these plans nor is there any intention to terminate such plans.

                                    F-10-12

                          INTERCON CONSTRUCTION, INC.

                      JANUARY 2, 1999 AND JANUARY 1, 2000

                             (AMOUNTS IN THOUSANDS)

NOTE 10--MAJOR CUSTOMERS

    For the fiscal years ended January 2, 1999 and January 1, 2000, the company had several customers that accounted for more than 10% of the Company's revenue. Management believes no significant risk is present under these arrangements due to the strength and longevity of the customers. Revenue percentages from these customers consisted of the following:

                                                          JANUARY 2,   JANUARY 1,
                                                             1999         2000
                                                          ----------   ----------
Customer A..............................................     22.0%        18.8%
Customer B..............................................     16.7%        21.2%
Customer C..............................................     15.5%        12.1%
Customer D..............................................     13.7%         6.6%
Customer E..............................................      7.7%        11.9%

                                    F-10-13

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
InterCon Construction, Inc.
Madison, Wisconsin

    We have audited the accompanying balance sheet of InterCon
Construction, Inc. as of January 3, 1998 and the related statement of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterCon Construction, Inc. as of January 3, 1998 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ McGladrey & Pullen, LLP

Madison, Wisconsin
February 13, 1998

                                    F-10-14

                          INTERCON CONSTRUCTION, INC.

                                 BALANCE SHEET

                                JANUARY 3, 1998

                        (IN THOUSANDS EXCEPT SHARE DATA)

ASSETS

Current Assets
  Cash......................................................  $    48
  Contracts receivable......................................    2,793
  Costs in excess of billings on uncompleted contracts......      193
                                                              -------
        TOTAL CURRENT ASSETS................................    3,034
                                                              -------

Equipment and Leasehold Improvements........................   13,200
  Less accumulated depreciation and amortization............    7,505
                                                              -------
                                                                5,695
                                                              -------

Other Assets................................................      110
                                                              -------

                                                              $ 8,839
                                                              =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable..........................................  $   617
  Accrued wages.............................................       83
  Accrued benefits..........................................      321
                                                              -------
        TOTAL CURRENT LIABILITIES...........................    1,021
                                                              -------

Note Payable................................................    2,600
                                                              -------

Stockholders' Equity........................................
  Common stock, no par value; authorized--10,000 shares;
    issued and outstanding 410 shares; at amount paid-in....      412
Retained earnings...........................................    4,806
                                                              -------
                                                                5,218
                                                              -------

                                                              $ 8,839
                                                              =======

                       See Notes to Financial Statements.

                                    F-10-15

                          INTERCON CONSTRUCTION, INC.

                              STATEMENT OF INCOME

                       FISCAL YEAR ENDED JANUARY 3, 1998

                                 (IN THOUSANDS)

Contract revenues earned....................................  $19,112

Cost of contract revenues earned............................   15,844
                                                              -------

        GROSS PROFIT........................................    3,268

Selling, general and administrative expenses................    2,164
                                                              -------

        OPERATING INCOME....................................    1,104
                                                              -------

Other income (expense):.....................................
  Interest and dividend income..............................        3
  Interest expense..........................................     (266)
  Gain on disposal of equipment.............................       33
                                                              -------
                                                                 (230)
                                                              -------

        NET INCOME..........................................  $   874
                                                              =======

                       See Notes to Financial Statements.

                                    F-10-16

                          INTERCON CONSTRUCTION, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                       FISCAL YEAR ENDED JANUARY 3, 1998

                                 (IN THOUSANDS)

                                                                 COMMON STOCK
                                                              -------------------   RETAINED
                                                               SHARES     AMOUNT    EARNINGS
                                                              --------   --------   --------
Balance, December 28, 1996..................................    410        $412      $4,697

  Net income................................................     --          --         874
  Distribution to shareholders..............................     --          --        (765)
                                                                ---        ----      ------

Balance, January 3, 1998....................................    410        $412      $4,806
                                                                ===        ====      ======

                       See Notes to Financial Statements.

                                    F-10-17

                          INTERCON CONSTRUCTION, INC.

                            STATEMENT OF CASH FLOWS

                       FISCAL YEAR ENDED JANUARY 3, 1998

                                 (IN THOUSANDS)

Cash Flows From Operating Activities
  Net income................................................  $    874
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     1,387
    Gain on disposal of equipment...........................       (33)
    Increase in other assets................................       (15)
    Increase (decrease) from changes in:
      Contracts receivable..................................      (240)
      Costs in excess of billings on uncompleted
       contracts............................................       (71)
      Prepaid expenses......................................       127
      Accounts payable......................................       126
      Accrued wages.........................................        25
      Accrued benefits......................................       114
                                                              --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES...........     2,294
                                                              --------

Cash Flows From Investing Activities
  Purchase of equipment.....................................    (2,300)
  Proceeds from disposal of equipment.......................        49
                                                              --------
        NET CASH USED IN INVESTING ACTIVITIES...............    (2,251)
                                                              --------

Cash Flows From Financing Activities
  Distribution to shareholders..............................      (765)
  Proceeds from note payable................................    12,154
  Payments on note payable..................................   (11,628)
                                                              --------
        NET CASH USED IN FINANCING ACTIVITIES...............      (239)
                                                              --------

        NET DECREASE IN CASH................................      (196)

Cash:
  Beginning.................................................       244
                                                              --------

  Ending....................................................  $     48
                                                              ========

Supplemental Disclosure of Cash Flow Information
  Cash payments for interest................................  $    280
                                                              ========

                       See Notes to Financial Statements.

                                    F-10-18

                          INTERCON CONSTRUCTION, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           YEAR ENDED JANUARY 3, 1998

                                 (IN THOUSANDS)

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS: InterCon Construction, Inc. (Company) is engaged predominantly in serving public utilities in the midwestern United States, primarily in Wisconsin. The Company provides network installation services to the telecommunications and public utility industries. The majority of the Company's services includes projects performed under blanket unit-price contracts in excess of one year. The remainder is work performed under individual fixed-fee contracts. Contract revenues earned from four customers comprised approximately 73 percent of the total revenues earned for the year ended January 3, 1998.

    A summary of the Company's significant accounting policies follows:

    FISCAL YEAR: The Company's fiscal year ends on the Saturday nearest December 31. The fiscal year ended January 3, 1998 is comprised of 53 weeks.

    REVENUE AND COST RECOGNITION: Revenues from projects under unit-price contracts and fixed-fee contracts are recognized on the percentage of completion method, measured by the total units (feet) of transmission and distribution lines installed to date to total units to be installed on the project. This method is used because management considers units installed to be the best available measure of progress on projects.

    Contract costs include all direct material (almost all material is supplied by the customers) and labor costs and those indirect costs related to project performance, such as indirect labor, supplies, tools, repairs, and depreciation and amortization. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined, and claims are recorded when received. Changes in project performance, project conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

    The asset, "costs and estimated earnings on uncompleted contracts," represents revenues on projects in process less estimated costs for ground restoration work to be performed in the spring. Generally, projects are billed only upon completion of the project, in accordance with contract terms. There were no billings on uncompleted contracts at January 3, 1998.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The financial statements include the following financial instruments and the methods and assumptions used in estimating their fair value: for cash, the carrying amount is fair value; for accounts receivable and accounts payable, the carrying amounts approximate their fair values due to the short-term nature of these instruments; and for the note payable, the carrying amount approximates fair value because the interest rate fluctuates with the lending banks' prime rate. No separate comparison of fair values versus carrying value is presented for the aforementioned financial instruments since their fair values are not significantly different from their balance sheet carrying amounts. In addition, the aggregate fair values of the financial instruments would not represent the underlying value of the Company.

    EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Equipment and leasehold improvements are stated at cost. Depreciation of equipment is provided over the estimated useful lives (5-10 years) of the respective assets,

                                    F-10-19

                          INTERCON CONSTRUCTION, INC.

                           YEAR ENDED JANUARY 3, 1998

                                 (IN THOUSANDS)

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) principally on the straight-line method. Leasehold improvements are amortized over the shorter of the term of the lease or their estimated useful lives.

    USE OF ESTIMATES: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2--EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements consist of the following at January 3, 1998:

Vehicles....................................................  $     6,333
Equipment...................................................        6,513
Minor equipment.............................................          314
Office equipment............................................           35
Leasehold improvements......................................            5
                                                              -----------
                                                                   13,200
Less accumulated depreciation and amortization..............        7,505
                                                              -----------
                                                              $     5,695
                                                              ===========

NOTE 3--NOTE PAYABLE

    The Company has a $6,000 master business note agreement with M&I Madison Bank that expires April 30, 1999. The note is secured by equipment (excluding fleet). Interest on amounts borrowed against this note is at the bank's prime rate (8.5 percent at January 3, 1998) or the LIBOR rate plus 2.1 percent fixed for the period of the specific advance (30-180 days). There are no compensating balance requirements. The Company had outstanding borrowings against the note of $2,600 at January 3, 1998. The outstanding borrowings consist of $1,600 at the bank's prime rate and $1,000 at the LIBOR rate plus 2.1 percent. The entire unpaid balance at January 3, 1998 is due April 30, 1999.

    The note agreement contains various restrictive covenants with respect to the Company, including maintaining a certain net worth ratio, a certain debt to equity ratio, and a balance of no more than $3,000 under the maximum credit limit ($6,000 at January 3, 1998) for a period of 15 consecutive days. The Company was in compliance with these covenants at January 3, 1998.

    At the Company's option, up to $3,000 of the note may be converted to term loan(s) of three years or less. Interest on term loan(s) is at the bank's prime rate floating or the average three-year treasury plus 2.35 percent fixed for the term of the loan (Company's option). Collateral on the term loan(s) is the same as the line of credit. There were no outstanding term loans at January 3, 1998.

NOTE 4--PROFIT SHARING PLAN

    The Company has a contributory profit sharing plan covering all employees who have completed at least two years of service and are not members of a collective bargaining unit or other labor organization

                                    F-10-20

                          INTERCON CONSTRUCTION, INC.

                           YEAR ENDED JANUARY 3, 1998

                                 (IN THOUSANDS)

NOTE 4--PROFIT SHARING PLAN (CONTINUED)
representing a group of employees of the Company. The Company's contribution to the plan is discretionary and determined by the Board of Directors. The Company's contribution to the plan was approximately $176 for the fiscal year ended January 3, 1998.

NOTE 5--PENSION PLANS

    The Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. The Company contributed and charged to expense approximately $794 for the fiscal year ended January 3, 1998. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded vested benefits, if any. The Company has no intention of withdrawing from any of these plans nor is there any intention to terminate such plans.

NOTE 6--OPERATING LEASES AND RELATED PARTY TRANSACTIONS

    The Company entered into a four-year lease in January 1996 for a directional boring machine. The lease payments are $215 annually through January 2000.

    The Company leased its building through October 2, 1997 from Capital City Leasing (a Wisconsin general partnership), whose partners are also the Company's stockholders. The Company was responsible for property taxes, insurance and repairs. On October 2, 1997, Capital City Leasing sold the building and the Company entered into a lease agreement with the new owners of the building. The new lease requires rental payments of $6 per month plus real estate taxes. The lease expires April 30, 1998 with a Company option to extend the lease through May 31, 1998. Capital City Leasing is constructing a new building into which the Company intends move to when the current building lease expires. Beginning in October 1997, the Company entered into a lease with Capital City Leasing to rent land to store equipment. This lease required rental payments of $7 per month until the new building is completed in April 1998. The rent of the new building is estimated to be $13 per month when completed.

    Total rent expense on the above agreements for the years ended January 3, 1998 was approximately $454 including amounts to Capital City Leasing of approximately $80 and real estate taxes of approximately $12 for the year ended January 3, 1998. Future minimum lease payments are $267 for 1998 and $215 for 1999.

NOTE 7--INCOME TAX STATUS

    The Company, with the consent of its stockholders, has elected to be taxed under sections of federal and Wisconsin income tax law which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements. As of January 3, 1998, the Company's reported net fixed assets exceed their tax bases by approximately $2,400. Accordingly, if the election was terminated on that date, a deferred tax liability of approximately $936 would be recognized by a charge to income tax expense.

                                    F-10-21

                          INTERCON CONSTRUCTION, INC.

                           YEAR ENDED JANUARY 3, 1998

                                 (IN THOUSANDS)

NOTE 8--SUBSEQUENT CASH DISTRIBUTIONS

    The Company made cash distributions to shareholders totaling $200 subsequent to the balance sheet date to assist the shareholders in paying their personal income taxes on the income of the Company.

                                    F-10-22

                   INTERCON CONSTRUCTION, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             JUNE 30, 1999 AND 2000

                                   UNAUDITED

                                 (IN THOUSANDS)

                                                                    JUNE 30
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $   217    $    27
  Contracts receivable......................................    5,305      8,721
  Contracts retainage receivable............................        8        264
  Contracts receivable--unbilled............................      665        592
  Inventory.................................................       17        582
  Prepaid expenses..........................................      119         71
                                                              -------    -------
    Total Current Assets....................................    6,331     10,257
                                                              -------    -------

NET PROPERTY AND EQUIPMENT..................................    7,241     10,902
                                                              -------    -------

OTHER ASSETS................................................      135         95
                                                              -------    -------

      TOTAL ASSETS..........................................  $13,707    $21,254
                                                              =======    =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.........................  $   805    $   554
  Excess of outstanding checks over bank balance............      150        481
  Trade payables............................................      742        841
  Retainage payable.........................................        6        312
  Accrued payroll...........................................      666        622
  Accrued benefits..........................................      442        536
  Other accrued expenses....................................      134        149
                                                              -------    -------
    Total Current Liabilities...............................    2,945      3,495
                                                              -------    -------

LONG-TERM DEBT..............................................    5,497      9,880
                                                              -------    -------

      Total Liabilities.....................................    8,442     13,375
                                                              -------    -------
STOCKHOLDERS' EQUITY
  Common stock (no par value; 10,000 shares authorized,
    410 shares issued and outstanding.......................      412        412
  Other comprehensive income................................       18         --
  Retained earnings.........................................    4,835      7,467
                                                              -------    -------
    Total Stockholders' Equity..............................    5,265      7,879
                                                              -------    -------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............  $13,707    $21,254
                                                              =======    =======

     See accompanying notes to condensed consolidated financial statements.

                                    F-10-23

                   INTERCON CONSTRUCTION, INC. AND SUBSIDIARY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
CONTRACT REVENUE EARNED.....................................  $13,411    $20,690
COST OF CONTRACT REVENUE EARNED.............................   11,521     17,074
                                                              -------    -------
    Gross Profit............................................    1,890      3,616

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    1,499      1,696
                                                              -------    -------
    Operating Income........................................      391      1,920

OTHER INCOME (EXPENSE)
  Interest and dividend income..............................        1          2
  Interest expense..........................................     (175)      (226)
  Gain on sale of equipment.................................       70         88
  Gain on sale of marketable equity securities..............       --         18
                                                              -------    -------
    Other Income (Expense)..................................     (104)      (118)
                                                              -------    -------

      NET INCOME............................................  $   287    $ 1,802
                                                              =======    =======

     See accompanying notes to condensed consolidated financial statements.

                                    F-10-24

                   INTERCON CONSTRUCTION, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                                                 ENDED JUNE 30
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers..............................   11,142     18,156
  Cash paid to suppliers and employees......................  (11,661)   (18,848)
  Interest paid.............................................     (199)      (255)
  Interest and dividends received...........................       --          1
                                                              -------    -------
    Net Cash From Operating Activities......................     (718)      (946)
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment...........................       90         96
  Capital expenditures......................................   (1,600)    (3,120)
  Proceeds from sale of marketable equity securities........       --         46
                                                              -------    -------
    Net Cash From Investing Activities......................   (1,510)    (2,978)
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds (payments) from debt...........................    2,244      5,178
Increase in checks issued over bank balance.................      150        481
Distributions paid..........................................     (520)    (1,774)
                                                              -------    -------
Net Cash From Financing Activities..........................    1,874      3,885
                                                              -------    -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     (354)       (39)
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD..............      571         66
                                                              -------    -------
CASH AND CASH EQUIVALENTS--END OF PERIOD....................      217         27
                                                              =======    =======
RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING
  ACTIVITIES
  Net Income................................................  $   287    $ 1,802
  Adjustments to reconcile net income to net cash from
    operating activities
    Noncash items included in income
      Depreciation..........................................      739        869
      (Gain) on sale of equipment...........................      (70)       (89)
      (Gain) on sale of marketable equity securities........       --        (18)
    Changes in noncash components of working capital
      Contracts receivable..................................   (1,844)    (1,834)
      Contracts retainage receivable........................      108       (215)
      Contracts receivable-unbilled.........................     (533)      (522)
      Other receivables.....................................       --         37
      Inventory.............................................       --       (558)
      Prepaid expenses......................................        2         52
      Trade payables........................................      (77)    (1,160)
      Retainage payable.....................................        6         97
      Other accrued expenses................................       28        562
      Accrued payroll and benefits..........................      636         31
                                                              -------    -------
        NET CASH FROM OPERATING ACTIVITIES..................  $  (718)   $  (946)
                                                              =======    =======

NONCASH TRANSACTIONS

    During the six months ended June 30, 1999 and June 30, 2000, the company purchased equipment that was financed directly with an equipment dealer totaling $154 and $654, respectively.

    During the six months ended June 30, 2000, the company traded equipment and fleet with cost and accumulated depreciation of $175 and $39, respectively.

     See accompanying notes to Condensed Consolidated Financial Statements.

                                    F-10-25

                   INTERCON CONSTRUCTION, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1999 AND 2000

                                  (UNAUDITED)

NOTE 1--ORGANIZATION

    InterCon Construction, Inc. was incorporated under Wisconsin law and is primarily involved as a network infrastructure installation services provider.

NOTE 2--ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments necessary to present fairly the financial position as of June 30, 1999 and 2000 and the results of operations and cash flows for the six months ended June 30, 1999 and 2000 have been made. Such adjustments consisted only of normal recurring items. Operating results for the period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 30, 2000. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accounting policies followed by the Company are set forth in Note 1 to the Company's financial statements contained in the Company's January 2, 1999 and January 1, 2000 annual audit report. For further information, refer to the financial statements and footnotes thereto included in the Company's annual audit report for the years ended January 2, 1999 and January 1, 2000.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements as of and for the periods presented include the accounts of the Company and InterCon Trucking, Inc., its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

                                    F-10-26

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a statement of estimated expenses, to be paid solely by Linc.net, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee.........  $19,800
  NASD filing fee...........................................     8,000
  New York Stock Exchange listing fee.......................     *
  Blue Sky fees and expenses (including attorneys' fees and
    expenses)...............................................     *
  Printing expenses.........................................     *
  Accounting fees and expenses..............................     *
  Transfer agent's fees and expenses........................     *
  Legal fees and expenses...................................     *
  Miscellaneous expenses....................................     *
                                                              --------
    Total...................................................  $  *
                                                              ========

------------------------

*   To be provided by Amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    GENERAL CORPORATION LAW

    We are incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), INTER ALIA, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    CERTIFICATE OF INCORPORATION AND BY-LAWS

    Our Certificate of Incorporation and By-laws provides for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the last three years, Linc.net has issued the following securities without registration under the Securities Act of 1933 as amended (the "Securities Act"):

    On October 19, 1999, Linc.net, LLC, which is owned by Banc One Equity Capital (formerly known as First Chicago Equity Capital), certain of its affiliates and Carlisle Enterprises, LLC and its affiliates ("BOEC LLC"), and certain members of management purchased a total of 8,710.964 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 96,788.500 shares of Common Stock for $10.00 per share for an aggregate purchase price of $9,678,850.

    On December 21, 1999, Linc.net, LLC, SKM Linc.net, LLC, which is owned by certain affiliates of SKM and Carlisle Enterprises, LLC and its affiliates ("SKM LLC"), PNC Equities Corp., Heller Financial, Inc., Randolph Street Partners, Randolph Street Partners 1998 DIF, LLC, affiliates of Gateway Partners and certain members of management purchased a total of 28,554.171 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 342,268.570 shares of Common Stock for $10.00 per share for an aggregate purchase price of $31,976,857.00.

    On January 21, 2000, BOEC LLC, SKM LLC and certain members of management purchased a total of 2,193.316 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 24,370.182 shares of Common Stock for $10.00 per share for an aggregate purchase price of $2,437,018.26.

    On February 11, 2000, a certain member of management purchased a total of
112.500 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share 2,500.000 shares of Common Stock for $10.00 per share for an aggregate purchase price of $137,500.00.

    On March 6, 2000, an affiliate of Gateway Partners purchased a total of
22.500 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 250.000 shares of Common Stock for $10.00 per share for an aggregate purchase price of $25,000.00.

    On March 13, 2000, BOEC LLC, SKM LLC, certain members of management and an affiliate of Gateway Partners purchased a total of 17,985.080 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 224,834.214 shares of Common Stock for $10.00 per share for an aggregate purchase price of $20,233,421.46.

    On May 2, 2000, BOEC LLC, SKM LLC and certain members of management purchased a total of 6,414.416 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 71,271.280 shares of Common Stock for $10.00 per share for an aggregate purchase price of $7,127,127.94.

    On May 8, 2000, BOEC LLC, SKM LLC, PNC Equities Corp., and certain members of management purchased a total of 9,053.286 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 100,592.066 shares of Common Stock for $10.00 per share for an aggregate purchase price of $10,059,206.70.

    On May 10, 2000, BOEC LLC, SKM LLC and certain members of management purchased a total of 1,302.750 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 14,475.000 shares of Common Stock for $10.00 per share for an aggregate purchase price of $1,447,500.00.

    On May 22, 2000, certain members of management purchased a total of 135.000 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 4,000.000 shares of Common Stock for $10.00 per share for an aggregate purchase price of $175,000.00.

    On June 16, 2000, BOEC LLC, SKM LLC, Randolph Street Partners, Randolph Street Partners 1998 DIF, LLC, and certain members of management purchased a total of 7,214.206 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 80,157.844 shares of Common Stock for $10.00 per share for an aggregate purchase price of $8,015,784.40.

    On August 3, 2000, BOEC LLC, SKM LLC, the Semir D. Sirazi Revocable Trust dated July 14, 1999, William Antle and certain members of management purchased a total of 30,119.192 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 334,657.696 shares of Common Stock for $10.00 per share for an aggregate purchase price of $33,465,769.60.

    On August 18, 2000, a certain member of management purchased a total of
270.000 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 10,500.000 shares of Common Stock for $10.00 per share for an aggregate purchase price of $375,000.00.

    On August 24, 2000, a certain member of management purchased a total of
72.000 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 2,675.000 shares of Common Stock for $10.00 per share for an aggregate purchase price of $98,750.00.

    On August 28, 2000, a certain member of management purchased a total of
90.000 shares of Series A Mandatorily Redeemable Preferred Stock for $1,000.00 per share and 2,250.000 shares of Common Stock for $10.00 per share for an aggregate purchase price of $112,500.00.

    The sales and issuances listed above were deemed exempt from registration under the Securities Act by virtue of Section 4(2), as transactions not involving a public offering, and Rule 701 thereunder. Certain defined terms used herein not otherwise defined have the meanings ascribed to them in the prospectus, which forms a part of this registration statement.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A)  EXHIBITS.

    Reference is made to the attached Exhibit Index.

    (B)  FINANCIAL STATEMENT SCHEDULES.

    The following financial statement schedules are included in this registration statement:

    SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

    All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Linc.net, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 11, 2000.

                                              LINC.NET, INC.

                                              By: /s/ ISMAEL PERERA
                                                 --------------------------------------------
                                                 Ismael Perera
                                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ismael Perera, Daniel Harrington and Emilio Alfonso and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                            ------------------------

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

            SIGNATURES                            CAPACITY                      DATES
            ----------                            --------                      -----
         /s/ ISMAEL PERERA           President and Chief Executive        September 11, 2000
----------------------------------   Officer,
           Ismael Perera             Director (Principal Executive
                                     Officer)

     /s/ DANIEL F. HARRINGTON        Chief Financial Officer (Principal   September 11, 2000
----------------------------------   Financial and Accounting Officer)
       Daniel F. Harrington

     /s/ BURTON E. MCGILLIVRAY
----------------------------------   Chairman of the Board                September 11, 2000
       Burton E. McGillivray

       /s/ WILLIAM S. ANTLE
----------------------------------   Director                             September 11, 2000
         William S. Antle

            SIGNATURES                            CAPACITY                      DATES
            ----------                            --------                      -----
     /s/ TIMOTHY B. ARMSTRONG
----------------------------------   Director                             September 11, 2000
       Timothy B. Armstrong

         /s/ DEBORAH CLARK
----------------------------------   Director                             September 11, 2000
           Deborah Clark

   /s/ RICHARD W. DETWEILER, JR.
----------------------------------   Director                             September 11, 2000
     Richard W. Detweiler, Jr.

      /s/ JOHN F. MEGRUE, JR.
----------------------------------   Director                             September 11, 2000
        John F. Megrue, Jr.

     /s/ PAUL L. WHITING, JR.
----------------------------------   Director                             September 11, 2000
       Paul L. Whiting, Jr.

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                    DESCRIPTION
       -------          ------------------------------------------------------------
        **1.1           Form of Underwriting Agreement.

        **2.1           Stock Purchase Agreement dated October 19, 1999 by and among
                        Linc.net and Capital Land Services, Inc., Patrick L. Adams
                        1997 Revocable Trust, Patrick L. Adams and CLS Acquisition
                        Corp.+

        **2.2           Stock Purchase Agreement dated December 21, 1999 by and
                        among Linc.net and C&B Associates, Ltd., C&B Associates II,
                        Ltd., the sellers named therein, Linc.net Acquisition Corp., and Linc.net Acquisition Corp. II, as amended.+

        **2.3 Stock Purchase Agreement dated December 21, 1999 by and among Linc.net, Muller & Pribyl Utilities, Inc., M&P
                        Utilities, Inc., the sellers named therein, Linc.net and Linc.net Acquisition Corp.+

        **2.4           Stock Purchase Agreement dated January 21, 2000 by and among
                        Linc.net, North Shore Cable Contractors, Inc. and the
                        sellers named therein.+

        **2.5           Stock Purchase Agreement dated March 13, 2000 by and among
                        Linc.net, Telpro Technologies, Inc. and the sellers named therein.+

        **2.6           Stock Purchase Agreement dated May 2, 2000 by and among
                        Linc.net, George M. Construction, Inc. and Thomas E.
                        Murrell.+

        **2.7           Stock Purchase Agreement dated May 8, 2000 by and among
                        Linc.net Acquisition Corp, Utility Consultants, Inc., Irvin
                        Gunter, and Ronald Lipham.+

        **2.8           Asset Purchase Agreement dated May 10, 2000 by and among
                        Linc.net, Communicor Corporation--USA, Communicor
                        Telecommunications, Inc. and the sellers named therein.+

        **2.9           Merger Agreement dated May 10, 2000 by and among Linc.net,
                        Communications Construction Corporation, the seller named therein and Linc.net Acquisition Corp. III.+

        **2.10          Merger Agreement dated May 10, 2000 by and among Linc.net,
                        Char Stan, Inc., the seller named therein and Linc.net
                        Acquisition Corp. IV.+

        **2.11          Stock Purchase Agreement dated August 3, 2000 by and among
                        Felix Industries, Inc., Felix Equities, Inc., Felix Equities
                        of Fla. Inc., the sellers named therein and Linc.net
                        Acquisition Corp. III.+

        **2.12 Stock Purchase Agreement dated August 31, 2000, as amended on September 11, 2000, by and among InterCon Construction,
                        Inc., the sellers named therein and Linc.net Acquisition
                        Corp. III.+

        **3.1           Amended and Restated Certificate of Incorporation of
                        Linc.net.

        **3.2           Amended and Restated By-Laws of Linc.net.

        **4.1           Amended and Restated Credit Agreement, as amended on
                        June 16, 2000, by and among Linc.net, the banks named therein, the guarantors, PNC Bank, National Association,
                        General Electric Capital Corporation and PNC Capital
                        Markets, Inc.

        **4.2           Form of certificate representing shares of Common Stock.

        **5.1           Opinion of Kirkland & Ellis.

       **10.1           Amended and Restated Stockholders Agreement by and between
                        Linc.net and certain stockholders named therein.

       **10.2           Form of Linc.net, Inc. 2000 Long-Term Equity Incentive Plan.

       **10.3           Employment Agreement dated October 19, 1999 by and between
                        Linc.net and Ismael Perera.

       EXHIBIT
         NO.                                    DESCRIPTION
       -------          ------------------------------------------------------------
       **10.4           Employment Agreement dated May 22, 2000 by and between
                        Linc.net and Emilio Alfonso.

       **10.5           Employment Agreement dated May 8, 2000 by and between
                        Linc.net and Daniel F. Harrington.

       **10.6           Form of Executive Stock Purchase Agreement.

       **10.7           Form of Executive Stock Purchase Agreement
                        (Incentive--TARSAP Vesting).

       **10.8           Form of Executive Stock Purchase Agreement (Incentive--Time
                        Vesting).

       **10.9           Form of Executive Stock Purchase Agreement (Investor).

       **10.10          Amended and Restated Registration Agreement dated June 12,
                        2000 by and between Linc.net and certain stockholders named therein.

       **10.11          Stockholders Agreement dated September   , 2000 by and
                        between Linc.net, LLC and SKM Linc.net, LLC.

       **11.1           Statement Regarding Computation of Earnings Per Share.

       **21.1           Subsidiaries of Linc.net.

         23.1           Consent of Ernst & Young LLP relating to the consolidated
                        financial statements of Linc.net, Inc., Combined M&P
                        Utilities and Muller & Pribyl Utilities, Inc., Capital Land
                        Services, Inc., Combined C&B Associates, Ltd. and C&B
                        Associates II, Inc., North Shore Cable Contractors, Inc.,
                        Telpro Technologies, Inc., and Craig Enterprises, Inc.

         23.2           Consent of Crawford, Carter, Thompson & Barron, L.L.P.
                        relating to the financial statements of C&B Associates, Ltd.
                        (formerly C&B Associates, Inc.) and C&B Associates II, Ltd.

         23.3 Consent of BDO Seidman, LLP relating to the financial statements of Utility Consultants, Inc.

         23.4 Consent of Marden, Harrison & Kreuter relating to the combined financial statements of Felix Equities, Inc. and Affiliates.

         23.5 Consent of Virchow, Krause & Company, LLP relating to the financial statements of InterCon Construction, Inc.

         23.6           Consent of McGladery & Pullen, LLP relating to the financial statements of InterCon Construction, Inc.

       **23.13          Consent of Kirkland & Ellis (included in Exhibit 5.1).

         24.1           Powers of Attorney (included in Part II to the Registration
                        Statement).

         27.1           Financial Data Schedule.

------------------------

**  To be filed by Amendment.

+ Linc.net agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Linc.net, Inc.

We have audited the consolidated financial statements of Linc.net, Inc. as of December 31, 1999, and for the period from October 19, 1999 (date operations commenced) to December 31, 1999, and have issued our report thereon dated April 27, 2000 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility to express an opinion based on our audit.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                          /S/  ERNST & YOUNG LLP

Chicago, Illinois
April 27, 2000

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
LINC.NET, INC.
DECEMBER 31, 1999

                                                        ADDITIONS
                                               ---------------------------
                               BALANCE AT      CHARGE TO COSTS                                   BALANCE AT
                            OCTOBER 19, 1999    AND EXPENSES     OTHER (1)   DEDUCTIONS (2)   DECEMBER 31, 1999
                            ----------------   ---------------   ---------   --------------   -----------------
Allowance for doubtful
  accounts................        $241               $95            $20           $241              $115

Notes to table:

(1) Allowance for doubtful accounts recorded by Muller & Pribyl Utilities, Inc. and M&P Utilities, Inc. and included in Linc.net's consolidated financial statements in connection with the purchase accounting.

(2) Uncollectible accounts written off, net of recoveries.